As filed with the Securities and Exchange Commission on July 9, 2008

Registration No. 333-146803

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

AMENDMENT NO. 6
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WHX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	3470	13-3768097
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1133 Westchester Avenue White Plains, NY 10604 (914) 461-1350
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Glen Kassan Chief Executive Officer 1133 Westchester Avenue White Plains, NY 10604 (914) 461-1350
(Name, Address, and Telephone Number of Agent for Service)

Copy to:
Steve Wolosky, Esq.
Adam W.  Finerman, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, New York 10022-1106
(212) 451-2300
and
Michael Reiner, Esq.
Breslow & Walker, LLP
100 Jericho Quadrangle, Suite 230
Jericho, New York 11753

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $.01 per share	142,857,114	(2)	$1.40	$200,000,000	(3)	$6,140	(5)
Rights to Purchase Common Stock, par value $.01 per share	10,000,498	(4)	N/A	N/A		$0.00	(6)
__________

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)
In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act.

(3)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued, subject to stockholder approval to increase the Company’s authorized capital stock.

(4)	Evidencing the rights to subscribe for 142,857,114 shares of common stock, par value $0.01 per share.

(5)	Previously paid.

(6)	The rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 9, 2008

PROSPECTUS

WHX CORPORATION

Up to 142,857,114 Shares of Common Stock

WHX Corporation, or WHX, is distributing at no charge to the holders of our common stock, par value $0.01 per share, non-transferable subscription rights to purchase up to an aggregate of approximately 142,857,114 shares of our common stock at a subscription price of $1.40 per share, for up to an aggregate purchase price of approximately $200 million.  Each stockholder will receive one subscription right for each share of our common stock owned on [             ], 2008 and each subscription right will entitle its holder to purchase 14.2850 shares of our common stock at the subscription price.  We will not issue fractional shares, but rather will round up or down the aggregate number of shares you are entitled to receive to the nearest whole number.

The purpose of this rights offering is to raise equity capital in a cost-effective manner that gives all of our stockholders the opportunity to participate.  The net proceeds will be used (i) to make partial payments to certain senior lenders to certain wholly-owned subsidiaries of WHX in the aggregate principal amount of $15 million; (ii) to redeem preferred stock issued by a wholly-owned subsidiary of WHX, which is held by Steel Partners II, L.P., or Steel Partners, our largest stockholder, (iii) to purchase shares of common stock of CoSine Communications, Inc. from Steel Partners or to reserve such approximate amount to be used for working capital, (iv) to repay WHX indebtedness to Steel Partners, and (v) to repay indebtedness of such wholly-owned subsidiaries of WHX to Steel Partners.  See “Use of Proceeds.”  We expect the total purchase price of the shares offered in this rights offering to be $200 million, assuming full participation and subject to stockholder approval to increase the Company’s authorized capital stock.  Our largest stockholder, Steel Partners, has indicated to us that it intends to exercise all of its rights, including oversubscription rights for the maximum number of shares for which it can oversubscribe for without (i) endangering the availability of the Company’s net operating loss carryforwards under Section 382 of the Internal Revenue Code or (ii) increasing its ownership to in excess of 75% of the outstanding shares of our common stock.  We reserve the right to limit the exercise of rights by certain stockholders, including our principal stockholder, in order to protect against an unexpected “ownership change” for federal income tax purposes, as described herein.  This may affect our ability to receive gross proceeds of up to $200 million in the rights offering.

The subscription rights will be distributed and exercisable beginning on [             ], 2008 the record date of this rights offering.  The subscription rights will expire and will have no value if they are not exercised prior to 5:00 p.m., New York City time, on [______] [_], 2008, the expected expiration date of this rights offering.  We, in our sole discretion, may extend the period for exercising the subscription rights.  We will extend the duration of the rights offering as required by applicable law, and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire.  You should carefully consider whether or not to exercise your subscription rights before the expiration date.  We reserve the right to cancel the rights offering at any time before the expiration of the rights offering, for any reason.

There is no minimum number of shares that we must sell in order to complete the rights offering.  If you exercise your rights in full, you may also exercise an oversubscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and allocation of shares among persons exercising this oversubscription right.  Stockholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other stockholders participate in the rights offering.  Rights that are not exercised by the expiration date will expire and have no value.

We are distributing the rights and offering the underlying shares of common stock directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. Computershare Inc. is acting as the subscription agent and MacKenzie Partners, Inc. is acting as information agent for the rights offering. Therefore, while certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.

The subscription rights may not be sold or transferred except to affiliates of the recipient and by operation of law.

Since July 30, 2005, our common stock has traded on the over-the-counter “Pink Sheets” under the symbol “WXCP.PK.”  On July 8, 2008, the closing bid price of our common stock as reported on the over-the-counter “Pink Sheets” was $1.40 per share.

	Per Share	Aggregate
Subscription Price	$1.40	$200,000,000
Estimated Expenses	$0.01	$1,200,000
Net Proceeds to WHX	$1.39	$198,800,000

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 19.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is _____, 2008.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us.  This prospectus is an offer to sell only the shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only as of its date.

i

PROSPECTUS SUMMARY

This summary highlights and is qualified in its entirety by information contained elsewhere in this document.  You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes included elsewhere in this document or incorporated by reference herein.  Unless the context otherwise requires, “WHX” refers to WHX Corporation, the “Company,” “we,” “our,” “us” and similar expressions refer to WHX and its subsidiaries, references to “H&H” are to Handy & Harman and its subsidiaries, and references to “Bairnco” are to Bairnco Corporation and its subsidiaries.  As used in this prospectus, the term “common stock” means WHX Corporation’s common stock, par value $0.01 per share.

Our Company

WHX, the parent company, is a holding company that invests in and manages a group of businesses on a decentralized basis.  WHX owns H&H, which is a diversified manufacturing company whose strategic business units encompass three reportable segments: Precious Metal, Tubing, and Engineered Materials.  In April 2007, WHX acquired Bairnco.  Bairnco operates business units in three reportable segments: Arlon Electronic Materials, Arlon Coated Materials, and Kasco Replacement Products and Services.  H&H and Bairnco principally operate in North America.

H&H’s Precious Metal segment fabricates precious metal and their alloys into brazing alloys, and utilizes precious metal in precision electroplating often using silver, gold, and palladium in combination with base metals for use in a wide variety of industrial applications.  The Tubing segment manufactures and sells a variety of steel tubing products and fabrications primarily from stainless steel and carbon steel, for use in a wide variety of industrial applications.  The Engineered Materials segment supplies products to the construction and building industries, including fasteners and fastening systems for the commercial flat roofing industry, plastic and steel fittings and connections for natural gas and water distribution and electro-galvanized steel products primarily for use in the construction industry.

Bairnco’s Arlon Electronic Materials segment designs, manufactures, markets and sells high performance laminate materials and bonding films utilized in the military/aerospace, wireless communications, automotive, oil drilling, and semiconductor markets.  Among the products included in the Arlon Electronic Materials segment are high technology materials for the printed circuit board industry and silicone rubber products for insulating tapes and flexible heaters.  Bairnco’s Arlon Coated Materials segment designs, manufactures, markets and sells laminated and coated products to the electronic, industrial and commercial markets under the Arlon and Calon brand names.  Among the products included in the Arlon Coated Materials segment are vinyl films for graphics art applications, foam tapes used in window glazing, and electrical and thermal insulation products.  Bairnco’s Kasco Replacement Products and Services segment is a leading provider of meat-room products (principally replacement band saw blades) and on site maintenance services principally to retail food stores, meat and deli operations, and meat, poultry and fish processing plants throughout the United States, Canada and Europe.  In Canada and France, in addition to providing its replacement products, Kasco also sells equipment to the supermarket and food processing industries.  The results of operations of Bairnco are included in the financial results of WHX beginning April 13, 2007.

WHX was incorporated in 1994.  Through August 1, 2003, WHX’s business also included Wheeling-Pittsburgh Corporation (“WPC”) and six of its subsidiaries including Wheeling-Pittsburgh Steel Corporation (“WPSC”), which at that time was a vertically integrated manufacturer of value-added and flat rolled steel products.  WPSC, together with WPC and its other subsidiaries are referred to herein as the “WPC Group.”  Upon WPC Group’s emergence from bankruptcy, WPC Group ceased to be a subsidiary of WHX effective August 1, 2003, and has been an independent company from such date forward.  Our common stock is traded on the over-the-counter “Pink Sheets” under the symbol “WXCP.PK.”

Acquisition of Bairnco

On April 12, 2007, WHX and Steel Partners II, L.P. (“Steel Partners”), which beneficially owns approximately 50.3% of WHX’s outstanding common stock, entered into a Stock Purchase Agreement whereby WHX acquired Steel Partners’ entire interest in BZ Acquisition Corp. (“BZA”), a wholly owned subsidiary of Steel Partners for $10.00.  BZA was the acquisition subsidiary in a tender offer to acquire up to all of the outstanding stock of Bairnco for $13.50 per share in cash.  WHX also agreed to reimburse all reasonable fees and expenses incurred by Steel Partners in connection with the Offer and the Merger (each as defined below).

On February 23, 2007, Steel Partners, BZA and Bairnco entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which BZA amended its tender offer to acquire all of the outstanding common shares of Bairnco at a price of $13.50 per share in cash (the “Offer”).  On April 13, 2007, upon the expiration of the Offer pursuant to the Merger Agreement, BZA acquired the outstanding common stock of Bairnco.

Pursuant to the Merger Agreement, on April 24, 2007, BZA merged with and into Bairnco with Bairnco continuing as the surviving corporation as a wholly owned subsidiary of WHX (the “Merger”).  At the effective time of the Merger, each Bairnco common share then outstanding (other than shares owned by BZA or its direct parent entity, shares owned by Bairnco as treasury stock and shares held by stockholders who properly exercised their appraisal rights) was automatically converted into the right to receive $13.50 per share in cash without interest and subject to applicable withholding taxes.  The proceeds required to fund the closing of the Offer and the resulting Merger and to pay related fees and expenses were approximately $101.5 million.  In connection with the closing of the Offer, initial financing was provided by Steel Partners through two credit facilities.  One of the initial financing facilities was refinanced on July 17, 2007.

We refer to the Offer and the Merger as the “Bairnco Acquisition”.   WHX believes that the Bairnco Acquisition will be beneficial because of Bairnco’s strong positions in its three business segments, and that Bairnco’s plant level operations, profit margins and working capital can be improved.

Voluntary Petition under Chapter 11 of U.S. Bankruptcy Code and Subsequent Events

On March 7, 2005, WHX filed a voluntary petition (the “Bankruptcy Filing”) to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  WHX continued to operate its businesses and own and manage its properties as a debtor-in-possession (the “Debtor”) under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code until it emerged from protection under Chapter 11 of the Bankruptcy Code on July 29, 2005.

On March 7, 2005, WHX also filed a proposed Plan of Reorganization of WHX (as amended, the “Plan”) and a related proposed disclosure statement (as amended, the “Disclosure Statement”) with the Bankruptcy Court.

The Plan was confirmed on July 21, 2005 (the “Confirmation Order”) and became effective on July 29, 2005 (the “Effective Date”).

The Bankruptcy Filing created an event of default under the Indenture governing WHX’s 10 1/2% Senior Notes due April 15, 2005 (the “10 1/2% Senior Notes”).  Under the terms of the 10 1/2% Senior Notes, as a result of the Bankruptcy Filing, the entire unpaid principal and accrued interest (and any other additional amounts) became immediately due and payable without any action on the part of the trustee or the note holders.  The principal amount outstanding under the 10 1/2% Senior Notes at March 7, 2005 was approximately $92.8 million.  Accrued interest to March 7, 2005 was approximately $3.8 million.

Neither H&H, nor any of WHX’s other subsidiaries or affiliates were included in the Bankruptcy Filing.  All of H&H’s operating units conducted business in the ordinary course during the bankruptcy.  WHX’s Bankruptcy Filing was primarily intended to reduce WHX’s debt, simplify its capital structure, reduce its overall cost of capital and provide it with better access to capital markets.

The following is a summary of certain material features of the Plan and the Confirmation Order.  On the Effective Date:

•
All of WHX’s outstanding securities, including WHX’s pre-bankruptcy filing common stock, Series A preferred stock, Series B preferred stock and 10 1/2% Senior Notes were deemed cancelled and annulled without further act or action.

•
In full and complete satisfaction of all such claims, holders of the 10 1/2% Senior Notes received 9,200,000 shares of common stock representing their prorated share of the reorganized company.  These shares represent 92% of the equity in the reorganized company.

•
In full and complete satisfaction of all such interests, Series A preferred stockholders received 366,322 shares of common stock representing their prorated share of the reorganized company and 344,658 warrants to purchase common stock of the reorganized company, exercisable at $11.20 per share.  The warrants expired on February 28, 2008.

•
In full and complete satisfaction of all such interests, Series B preferred stockholders received 433,678 shares of common stock representing their prorated share of the reorganized company and 408,030 warrants to purchase common stock of the reorganized company, exercisable at $11.20 per share.  The warrants expired on February 28, 2008.

•	Holders of WHX’s pre-bankruptcy filing common stock received no distribution under the Plan.

The common stock received by the Series A and Series B preferred stockholders, collectively, represented 8% of the equity in the reorganized company.

On the Effective Date, all of the assets of WHX were vested in the reorganized company free and clear of all liens, causes of actions, claims, encumbrances, equity interests, and interests against, in, or on such assets, except as explicitly provided in the Plan.

We are headquartered in White Plains, New York.  The mailing address of our headquarters is 1133 Westchester Avenue, White Plains, NY 10604 and our telephone number is (914) 461-1350.  Our website is located at http://www.whxcorp.com.  The information on our website is not part of this prospectus.

Recent Developments

WHX is considering the acquisition of 2,631,384 shares of common stock of CoSine Communications, Inc. from Steel Partners for an aggregate purchase price of approximately $5.9 million.  The transaction, if it proceeds, would likely close immediately following the closing of this rights offering.

On January 31, 2008, a special meeting of stockholders was held, at which time our stockholders approved a proposal to authorize the Board of Directors of the Company to amend the Company’s amended and restated certificate of incorporation to increase the Company’s authorized capital stock from 55,000,000 shares, consisting of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, to a total of 100,000,000 shares, consisting of 95,000,000 shares of common stock and 5,000,000 shares of preferred stock.

On or prior to the closing of this rights offering, the Company intends to hold another special meeting of stockholders, to consider and vote upon a proposal to amend the Company’s amended and restated certificate of incorporation to further increase the Company’s authorized capital stock to such amount to ensure a sufficient number of shares are available for issuance under this rights offering and to amend the Company’s amended and restated certificate of incorporation for certain clarifying changes.  The Company believes this proposal will be approved, as Steel Partners, who currently holds 50.3% of the outstanding shares of the Company’s common stock, has indicated it will support such proposal.  Assuming the proposal is approved and there is full participation, the maximum amount of gross proceeds from this rights offering would be $200 million.

The Rights Offering

Rights
We will distribute to each stockholder of record on [          ], 2008 at no charge, one non-transferable subscription right for each share of our common stock then owned.  The rights will be evidenced by non-transferable subscription rights certificates.  If and to the extent that our stockholders exercise their right to purchase our common stock we will issue up to 142,857,114 shares and receive gross proceeds of up to $200 million in the rights offering.

Subscription Rights
Each subscription right will entitle the holder to purchase 14.2850 shares of our common stock for $1.40 per share, the subscription price.  We will not issue fractional shares, but rather will round up or down the aggregate number of shares you are entitled to receive to the nearest whole number.

Subscription Price	$1.40 per share.

Record Date	[ ], 2008.

Expiration Date	5:00 p.m., New York City time, on [__________], 2008, subject to extension or earlier termination.

Amendment, Extension and Termination
We may extend the expiration date at any time after the record date.  We may amend or modify the terms of the rights offering.  We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights.

Non-Transferability of Rights	The subscription rights are not transferable except to affiliates of the recipient and by operation of law.

Procedure for Exercising Subscription Rights
You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each share of common stock for which you subscribe, to the subscription agent on or prior to the expiration date.  If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 34.  If you hold shares of our common stock through a broker, custodian bank or other nominee, see “— How Rights Holders Can Exercise Rights Through Others” on page 7.

No Revocation or Change
Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid.  All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.

Payment Adjustments
If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment.  If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any oversubscription rights exercised and permitted, the excess will be returned to you as soon as practicable.  You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Oversubscription Rights
We do not expect all of our stockholders to exercise all of their basic subscription rights.  If you fully exercise your basic subscription right, the oversubscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share.  If an insufficient number of shares is available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right, to the maximum number of shares for which stockholders can oversubscribe without endangering the availability of the Company’s net operating loss carry forwards (“NOLs”) under Section 382 of the Internal Revenue Code.  In the event stockholders seeking to oversubscribe would endanger the availability of our NOLs under Section 382 of the Internal Revenue Code, those stockholders, including Steel Partners, seeking to oversubscribe will generally be proportionately reduced.  However, to maximize the proceeds of the offering or to avoid endangering the availability of our NOLs under Section 382 of the Internal Revenue Code, Steel Partners may voluntarily agree to reduce its participation, which reduction may not be made proportionately.  In addition, we may refuse any subscriptions, in our sole and absolute discretion, which would result in the subscriber owning 5% or more of our common stock, to avoid endangering the availability of our NOLs under Section 382 of the Internal Revenue Code.  The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

How Rights Holders can Exercise Rights Through Others
If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering.  If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you.  To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.”  You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.  You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

How Foreign Stockholders and Stockholders with Army Post Office or Fleet Post Office Addresses Can Exercise Rights
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address.  Instead, we will have the subscription agent hold the subscription rights certificates for your account.  To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law.  If you do not follow these procedures by such time, your rights will expire and will have no value.

Material United States Federal Income Tax Consequences
A holder will not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.  For a detailed discussion, see “Material United States Federal Income Tax Consequences” beginning on page 117.  You should consult your tax advisor as to the particular consequences to you of the rights offering.

Issuance of Our Common Stock	We will issue certificates representing shares purchased in the rights offering as soon as practicable after the expiration date.

No Recommendation to Rights Holders
We are not making any recommendations as to whether or not you should subscribe for shares of our common stock.  You should decide whether to subscribe for shares based upon your own assessment of your best interests.

Use of Proceeds
The net proceeds of the rights offering will be used (i) to make partial payments to certain senior lenders to certain wholly-owned subsidiaries of WHX in the aggregate principal amount of $15 million; (ii) to redeem preferred stock issued by a wholly-owned subsidiary of WHX, which is held by Steel Partners, our largest stockholder, (iii) to purchase shares of common stock of CoSine Communications, Inc. from Steel Partners or to reserve such approximate amount to be used for working capital, (iv) to repay WHX indebtedness to Steel Partners, and (v) to repay indebtedness of such wholly-owned subsidiaries of WHX to Steel Partners.

Subscription Agent	Computershare Inc.

For additional information concerning the rights offering, see “The Rights Offering,” beginning on page 30.

Risk Factors

Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 19.

Summary Consolidated Financial and Operating Data

The following summary consolidated statement of operations data for the two fiscal years ended December 31, 2007 and December 31, 2006 included herein are derived from our audited consolidated financial statements that are included elsewhere in this prospectus.  The following summary consolidated data for the three months ended March 31, 2008 and March 31, 2007 and as of March 31, 2008 included herein are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus.  The unaudited pro forma combined financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments necessary for the fair statement of the financial information contained in those statements.

The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated Financial Statements and related notes thereto included elsewhere in this prospectus.  The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

WHX CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	HISTORICAL

	Three Months Ended March 31,		Year ended December 31,
	2008	2007	2007	2006
	Unaudited
	(in thousands except per share data)
Net sales	$177,277	$117,837	$637,866	$460,963
Cost of goods sold	136,473	98,355	505,341	376,389
Gross profit	40,804	19,482	132,525	84,574
Selling, general and administrative expenses	34,280	18,775	111,387	64,361
Proceeds from insurance claims	-	-	(6,538)	(810)
Asset impairment	-	-	-	5,195
Environmental remediation expense	-	-	4,678	2,909
Restructuring charges	-	-	-	2,420
Loss (gain) on disposal of assets	(22)	130	283	(31)
Income from operations	6,546	577	22,715	10,530
Other:
Interest expense	10,371	7,570	39,488	22,535
Realized and unrealized loss on derivatives	1,627	691	1,888	7,993
Other expense (income)	(51)	140	272	834
Loss from continuing operations before taxes	(5,401)	(7,824)	(18,933)	(20,832)
Tax provision	811	709	1,838	31
Loss from continuing operations, net	(6,212)	(8,533)	(20,771)	(20,863)
Discontinued operations:
Loss from discontinued operations, net of tax	-	-	-	(167)
Gain on disposal, net of tax	-	-	-	2,880
Net income from discontinued operations, net of tax	-	-	-	2,713
Net loss	$(6,212)	$(8,533)	$(20,771)	$(18,150)

Basic and diluted per share of common stock

Income (loss) from continuing operations	$(0.62)	$(0.85)	$(2.08)	$(2.09)
Discontinued operations	-	-	-	0.27

Net income (loss) per share	$(0.62)	$(0.85)	$(2.08)	$(1.82)

In April 2007, the Company acquired Bairnco.  The results of operations of Bairnco are included in the above historical consolidated financial results of WHX for the 37-week period April 13, 2007 through December 31, 2007.  The following table has been prepared to illustrate the effects of the Bairnco Acquisition, including the financing of the Bairnco Acquisition, on the historical results of operations of WHX as if the Bairnco Acquisition had occurred on January 1, 2007.  The unaudited pro forma combined financial information is presented for informational purposes only.  In addition, this financial information does not purport to project the Company’s future operating results for any future period.

WHX CORPORATION AND SUBSIDIARIES
Unaudited Pro Forma Combined Statements of Operations

	Three Months Ended March 31,		Year Ended December 31,
(in thousands except per share data)	2008	2007(a)	2007 (a)
	ACTUAL	PRO FORMA	PRO FORMA
	(unaudited)
Net sales	$177,277	$166,564	$692,635
Cost of goods sold	136,473	131,911	538,296

Gross profit	40,804	34,653	154,339

Selling, general and administrative expenses (b,c)	34,280	33,155	131,808
Proceeds from insurance claim	-	-	(6,538)
Environmental remediation expense	-	-	4,678
Loss (gain) on disposal of assets	(22)	130	283

Income from operations	6,546	1,368	24,108

Other:
Interest expense	10,371	11,727	43,618
Realized and unrealized loss on derivatives	1,627	691	1,888
Other (income) expense	(51)	140	362

Loss before taxes	(5,401)	(11,190)	(21,760)
Tax provision	811	481	1,188

Net loss	$(6,212)	$(11,671)	$(22,948)

Basic and diluted per share of common stock
Net loss per share	$(0.62)	$(1.17)	$(2.29)

(a)
Pro forma results exclude non-recurring charges of $7.4 million relating to the purchase accounting for the Bairnco Acquisition. Such charges consisted of $5.5 million charged to cost of goods sold and $1.8 million charged to selling, general and administrative expenses.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

(b)	Selling, general and administrative expenses for the three months ended March 31, 2007 include non-recurring charges of $1.2 million relating to the tender offer for Bairnco shares.
(c)
Selling, general and administrative expenses for the year ended December 31, 2007 include non-recurring charges of $5.7 million incurred because of the change of control of Bairnco, and costs of $1.4 million relating to the tender offer for Bairnco shares.

The unaudited pro forma combined financial information has been derived by the application of pro forma adjustments to the Company’s audited and unaudited historical consolidated financial statements.  The pro forma adjustments and certain assumptions underlying these adjustments, using the purchase method of accounting, are described in the pro forma combined financial statements and related notes thereto included elsewhere in this prospectus, and should be read in conjunction with such statements.

Questions and Answers About the Rights Offering

Q:	What is a rights offering?

A:
A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest in WHX, enabling you to maintain or possibly increase your current percentage ownership of WHX.

Q:	Why are we engaging in a rights offering and how will we use the proceeds from the rights offering?

A:
The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate.  The net proceeds of the rights offering will be used to make partial payments to certain senior lenders to certain wholly-owned subsidiaries of WHX in the aggregate principal amount of $15 million, to redeem preferred stock issued by a wholly-owned subsidiary of WHX, which is held by Steel Partners II, L.P., or Steel Partners, our largest stockholder, to purchase shares of common stock of CoSine Communications, Inc. from Steel Partners or to reserve such approximate amount to be used for working capital, to repay WHX indebtedness to Steel Partners, and to repay indebtedness of such wholly-owned subsidiaries of WHX to Steel Partners.  See “Use of Proceeds.”

Q:	Am I required to subscribe in the rights offering?

A:	No.

Q:	What is the basic subscription right?

A:	Each subscription right evidences a right to purchase 14.2850 shares of WHX’s common stock at a subscription price of $1.40 per share.

Q:	What is the oversubscription right?

A:
We do not expect all of our stockholders to exercise all of their basic subscription rights.  The oversubscription right provides stockholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other stockholders.  If you fully exercise your basic subscription right, the oversubscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share.  If an insufficient number of shares is available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right, to the maximum number of shares for which stockholders can oversubscribe without endangering the availability of the Company’s NOLs under Section 382 of the Internal Revenue Code.  In the event stockholders seeking to oversubscribe would endanger the availability of our NOLs under Section 382 of the Internal Revenue Code, those stockholders, including Steel Partners, seeking to oversubscribe will generally be proportionately reduced.  However, to maximize the proceeds of the offering or to avoid endangering the availability of our NOLs under Section 382 of the Internal Revenue Code, Steel Partners may voluntarily agree to reduce its participation, which reduction may not be made proportionately.  In addition, we may refuse any subscriptions, in our sole and absolute discretion, which would result in the subscriber owning 5% or more of our common stock, to avoid endangering the availability of our NOLs under Section 382 of the Internal Revenue Code.  The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Q:	Have any stockholders indicated they will exercise their rights?

A:
Yes.  Steel Partners has indicated to WHX that it intends to exercise all of its rights, but has not made any formal commitment to do so.  Steel Partners has also indicated its intention to oversubscribe for the maximum number of shares it can oversubscribe for without (i) endangering the availability of WHX’s NOLs under Section 382 of the Internal Revenue Code or (ii) increasing its ownership to in excess of 75% of the outstanding shares of the Company’s common stock (it currently holds 50.3% of the outstanding shares of the Company’s common stock).

Q:
If no other stockholders subscribe to the rights offering and Steel Partners oversubscribes for the maximum number of shares it can oversubscribe for without (i) endangering the availability of WHX’s NOLs under Section 382 of the Internal Revenue Code or (ii) increasing its ownership to in excess of 75% of the outstanding shares of the Company’s common stock, how many shares could Steel Partners receive?

A:
Under such circumstances, the maximum number of shares of the Company’s common stock that Steel Partners could purchase by exercising its right to oversubscribe in the rights offering would be 9,882,322 shares, and Steel Partners would own 75% of the Company’s common stock at the close of the rights offering.  This would result in gross proceeds of the rights offering being only $13,835,250.

Q:	How was the $1.40 per share subscription price established?

A:
A special committee of our board of directors was advised by independent legal counsel, Breslow & Walker, LLP, as to the special committee’s fiduciary obligations under Delaware law, and by a financial advisor, Imperial Capital, LLC (“Imperial Capital”).  The special committee determined that the subscription price should be designed to, among other things, provide an incentive to our current stockholders to exercise their rights.  In setting the subscription price, the special committee reviewed information prepared by Imperial Capital and considered other factors, including the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market.  The information provided by Imperial Capital is not and was not intended as an opinion, but was only a description and analysis of a potential rights offering.  Our special committee also sought and obtained a written opinion from Houlihan Smith & Company, Inc. (“Houlihan”) as to the fairness, from a financial point of view, of the rights offering, including the subscription price and the use of proceeds arising therefrom as described in the Use of Proceeds section of this prospectus, to the stockholders of the Company, other than Steel Partners or its affiliates.  Please see “The Rights Offering — Fairness Opinion of Houlihan Smith & Company, Inc.”  The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing WHX.  As of June 26, 2008, the day prior to the filing of Amendment No. 5 to the registration statement to which this offering relates and which included the subscription price, the per share subscription price was approximately 93% of the fair value of our common stock.  You should not consider the subscription price as an indication of the value of WHX or our common stock.

Q:	Who will receive subscription rights?

A:	Holders of our common stock will receive one non-transferable subscription right for each share of common stock owned as of [ ], 2008, the record date.

Q:	How many shares may I purchase if I exercise my subscription rights?

A:
You will receive one non-transferable subscription right for each share of our common stock that you owned on [                    ], 2008, the record date.  Each subscription right evidences a right to purchase 14.2850 shares of our common stock at a subscription price of $1.40 per share.  You may exercise any number of your subscription rights.

Q:	What happens if I choose not to exercise my subscription rights?

A:
If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of WHX.  However, the percentage of the common stock of WHX that you own will decrease and your voting rights and other rights will be diluted if and to the extent that other stockholders exercise their subscription rights.  Your subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m., New York City time, on [__________], 2008, the expiration date, subject to extension or earlier termination.

Q:	Does WHX need to achieve a certain participation level in order to complete the rights offering?

A:	No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of shares actually purchased.

Q:	Can WHX terminate the rights offering?

A:
Yes.  Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason.  If we cancel the rights offering, any money received from subscribing stockholders will be refunded as soon as practicable, but no later than 10 business days from the announcement that the rights offering is terminated, without interest or a deduction on any payments refunded to you under the rights offering.  See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Q:	May I transfer my subscription rights if I do not want to purchase any shares?

A:
No.  Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights.  However, rights will be transferable to affiliates of the recipient and by operation of law, for example, upon the death of the recipient.

Q:	When will the rights offering expire?

A:
The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on [__________], 2008, unless we decide to extend the rights offering expiration date until some later time or terminate it earlier.  However, we will not extend the expiration date beyond 90 days from the date we distribute the rights.  See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination.”  The subscription agent must actually receive all required documents and payments before the expiration date.  There is no maximum duration for the rights offering.

Q:	How do I exercise my subscription rights?

A:
You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the expiration date.  If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 34.  If you hold shares of our common stock through a broker, custodian bank or other nominee, see “The Rights Offering — Beneficial Owners” beginning on page 35.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A:
If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering.  If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you.  To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.”  You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.  You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:	What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address or a stockholder with an Army Post Office or Fleet Post Office address?

A:
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address.  To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law.  If you do not follow these procedures by such time, your rights will expire and will have no value.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:
We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights.  However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Q:	Are there any conditions to my right to exercise my subscription rights?

A:	Yes. The rights offering is subject to certain limited conditions. Please see “The Rights Offering — Conditions to the Rights Offering.”

Q:	Has the board of directors made a recommendation regarding the rights offering?

A:
Neither the Company, nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights.  You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” section of this prospectus, and of your best interests.

Q:	May stockholders in all states participate in the rights offering?

A:
Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired.  Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Q:	Is the exercise of my subscription rights risky?

A:
The exercise of your subscription rights involves significant risks.  Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment.  Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 19.

Q:	How many shares of our common stock will be outstanding after the rights offering?

A:
The number of shares of our common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering.  If we sell all of the shares being offered, then we will issue approximately 142,857,114 shares of common stock.  In that case, we will have approximately 152,857,612 shares of common stock outstanding after the rights offering.

Q:	What will be the proceeds of the rights offering?

A:
If we sell all the shares being offered, we will receive gross proceeds of approximately $200 million.  We are offering shares in the rights offering with no minimum purchase requirement.  As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our stockholders will participate in the rights offering.  We reserve the right to limit the exercise of rights by certain stockholders in order to protect against an unexpected “ownership change” for federal income tax purposes.  This may affect our ability to receive gross proceeds of up to $200 million in the rights offering, although Steel Partners has indicated to WHX that it intends to exercise all of its rights, subject to certain limitations, but has not made any formal commitment to do so.

Q:	After I exercise my rights, can I change my mind and cancel my purchase?

A:
No.  Once you exercise and send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about WHX that you consider to be unfavorable and even if the market price of our common stock falls below the $1.40 per share subscription price.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $1.40 per share.  See “The Rights Offering — No Revocation or Change.”

Q:	What are the material United States Federal income tax consequences of exercising my subscription rights?

A:
A holder will not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.  For a detailed discussion, see “Material United States Federal Income Tax Consequences.”  You should consult your tax advisor as to the particular consequences to you of the rights offering.

Q:	If the rights offering is not completed, for any reason, will my subscription payment be refunded to me?

A:	Yes. If the rights offering is not completed, for any reason, any money received from subscribing stockholders will be refunded as soon as practicable, without interest or deduction.

Q:	If I exercise my subscription rights, when will I receive shares of common stock I purchased in the rights offering?

A:
We will deliver certificates representing the shares of our common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering and after all pro rata allocations and adjustments have been completed.  We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the [____] business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Q:	To whom should I send my forms and payment?

A:
If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder.  If you are the record holder, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail or courier service to Computershare Inc., the subscription agent.  The address for delivery to the subscription agent is as follows:

By mail:	By overnight courier:
Computershare Inc. c/o WHX Rights Offering P.O. Box 859208 Braintree, MA 02185-9208	Computershare Inc. c/o WHX Rights Offering 161 Bay State Drive Braintree, MA 02184

Your delivery to a different address or other than by the methods set forth above will not constitute valid delivery.

Q:	What if I have other questions?

A:
If you have other questions about the rights offering, please contact our information agent, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, or by telephone at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

For a more complete description of the rights offering, see “The Rights Offering” beginning on page 30.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks and uncertainties described below before making an investment decision.  If any of the following risks or uncertainties occur, our business, prospects, financial condition or operating results could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment.  In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes and schedules, before deciding to purchase any shares of our common stock.

Risks Relating to Our Financial Condition and Recently Completed Reorganization

We Have a History of Losses and Substantial Indebtedness and Cash Flow Obligations.  We Cannot Assure You that We Will Achieve Profitability in 2008.

We have incurred significant losses and negative cash flows from operations in recent years, and our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered in operating a company that has recently emerged from protection under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”).  The Company incurred net losses of $20.8 million and $18.2 million for the years ended December 31, 2007 and 2006, respectively, and had net cash used in operating activities of $2.4 million and $17.7 million for the years ended December 31, 2007 and 2006, respectively.  As of March 31, 2008 and December 31, 2007, the Company had an accumulated deficit of $440.3 million and $434.1 million, respectively.

As of March 31, 2008, WHX and its subsidiaries that are not restricted by loan agreements or otherwise from transferring funds to WHX (collectively, its “Unrestricted Subsidiaries”) had cash of approximately $0.3 million and current liabilities of approximately $6.9 million, including $5.8 million of mandatorily redeemable preferred shares plus accrued dividends payable to a related party.  WHX is a holding company and we have as our sole source of cash flow, distributions from our operating subsidiaries, H&H and Bairnco, or other discrete transactions.  H&H’s credit facilities effectively do not permit it to transfer any cash or other assets to WHX (with the exception of (i) an unsecured loan for required payments to the defined-benefit pension plan sponsored by WHX (the “WHX Pension Plan”), (ii) an unsecured loan for other uses in the aggregate principal amount not to exceed $7.0 million, of which $3.4 million has already been distributed, (iii) the loan, distribution or other advance of up to approximately $7.4 million, subject to certain limitations, to the extent loaned by Steel Partners to H&H, of which approximately $3.2 million has already been distributed, and (iv) up to $13.1 million to be used by WHX solely to make a contribution to the WHX Pension Plan, which contribution of $13.0 million was made on September 12, 2007).  H&H’s credit facilities are collateralized by substantially all of H&H’s assets and contain affirmative, negative, and financial covenants (including, EBITDA shall not be less than $30.0 million, the Senior Leverage Ratio shall not be greater than 4.125:1.0, and Capital Expenditures shall not be made in excess of $12.0 million in any 12 month period, as such terms are defined therein).  Similarly, Bairnco’s credit facilities and term loan do not permit it to make any distribution, pay any dividend or transfer any cash or other assets to WHX other than common stock of Bairnco.  WHX’s ongoing operating cash flow requirements consist of funding the minimum requirements of the WHX Pension Plan and paying administrative costs.

H&H’s availability under its credit facilities as of December 31, 2007 was approximately $12.3 million, and as of December 31, 2006, was approximately $19.1 million.  As of March 31, 2008, H&H’s availability under its credit facilities was approximately $17.3 million.  In prior periods, H&H and Bairnco have not been in compliance with certain of their bank covenants and have been required to obtain waivers from their lenders related to such covenants, after which and as of March 31, 2008, the Company was in compliance.

On January 22, 2008, H&H and certain of H&H's subsidiaries amended the Loan and Security Agreement (the "Wachovia Facilities") with Wachovia Bank, National Association (“Wachovia”), effective as of January 11, 2008 to, among other things, (i) provide for a temporary reduction in the reserves required under Wachovia Facilities from $2.5 million to $1.0 million until April 15, 2008, and (ii) revise the criteria of Foreign Accounts to be included in the calculation of Eligible Accounts, as defined thereunder. On February 14, 2008, H&H and certain of its subsidiaries amended the Wachovia Facilities and its Loan and Security Agreement with Steel Partners (the "Term B Loan").  Each of these agreements was amended to, among other things, (i) reset the levels of certain financial covenants, (ii) allow for the prepayment of the Term B Loan in the amount of and upon receipt by H&H of a capital or debt infusion from the Company from proceeds of a WHX rights offering, less $5 million which shall be used to pay down the revolving credit facility under the Wachovia Facilities, (iii) extend the maturity date to June 30, 2009, (iv) consent to the terms and conditions of that certain Security Agreement (the "H&H Security Agreement") by H&H in favor of Ableco Finance LLC ("Ableco") and that certain Limited Continuing Guaranty by H&H in favor of Ableco (the "H&H Guaranty"), and (v) amend applicable interest rates. In addition, the Wachovia Facilities were also amended to provide for an additional term loan of $4.0 million to H&H and its subsidiaries.  We intend to refinance our debt, but there can be no assurance that such financing will be available or available on terms acceptable to us. If we cannot refinance H&H’s debt that is due on June 30, 2009, there can be no assurance that H&H will be able to continue to operate its business or to provide us with additional capital to fund our operations.

In connection with the closing of the Agreement and Plan of Merger, dated as of February 23, 2007 (the “Merger Agreement”), pursuant to which BZ Acquisition Corp. (“BZA”) amended its tender offer to acquire all of the outstanding common shares of Bairnco at a price of $13.50 per share in cash (the “Offer”) and BZA merged with and into Bairnco with Bairnco continuing as the surviving corporation as a wholly owned subsidiary of WHX (the “Merger” and, together with the Offer, the “Bairnco Acquisition”), initial financing was provided by Steel Partners through two credit facilities.  Steel Partners extended to BZA bridge loans in the aggregate principal amount of approximately $86.5 million pursuant to a Loan and Security Agreement (the “Bridge Loan Agreement”), between BZA and Bairnco, as borrowers, and Steel Partners, as lender.  In addition, Steel Partners extended to WHX a $15.0 million subordinated loan, which is unsecured at the WHX level, pursuant to a Subordinated Loan and Security Agreement, dated as of April 17, 2007 (the “Subordinated Loan Agreement”) between WHX, as borrower, and Steel Partners, as lender.  WHX contributed the $15.0 million proceeds of the subordinated loan to BZA as a capital contribution.

On July 17, 2007, Bairnco and certain of its subsidiaries entered into (i) a Credit Agreement (the “First Lien Credit Agreement”) with Wells Fargo Foothill, Inc. (“Wells Fargo”), as arranger and administrative agent thereunder which provides for a revolving credit facility to the borrowers thereunder in an aggregate principal amount not to exceed $30.0 million and a term loan facility of $28.0 million, (ii) a Credit Agreement (the “Second Lien Credit Agreement”) with Ableco, as administrative agent thereunder which provides for a term loan facility to the borrowers thereunder of $48.0 million, and (iii) an Amended and Restated Credit Agreement (the “Subordinated Debt Credit Agreement”) with Steel Partners as lender providing for a term loan of approximately $31.8 million, and completed the refinancing of: (A) all existing indebtedness of Bairnco and its subsidiaries under its senior secured credit facility dated as of November 9, 2006 with Bank of America, N.A. (the “Bairnco Senior Secured Credit Facility”), and (B) approximately $56.7 million of the indebtedness under the Bridge Loan Agreement.  The Subordinated Debt Credit Agreement amended and restated the Bridge Loan Agreement.  The scheduled maturity date of the indebtedness under each of the First Lien Credit Agreement and the Second Lien Credit Agreement is July 17, 2012, and the scheduled maturity date under the Subordinated Debt Credit Agreement is January 17, 2013.  The First Lien Credit Agreement and Second Lien Credit Agreement contain affirmative, negative, and financial covenants (including, for the applicable periods set forth therein, permitting trailing twelve months (“TTM”) EBITDA to be less than $14.0 million to $18.0 million, having a Leverage Ratio of more than 6.74:1.0 to 5.0:1.0, having a Fixed Charge Coverage Ratio of less than 0.75:1.0 to 1.0:1.0 and making Capital Expenditures in excess of $9.0 million in any fiscal year, as such terms are defined therein).  The Subordinated Debt Credit Agreement contains customary representations, warranties, affirmative and negative covenants, events of default and indemnification provisions.

Bairnco’s availability under its credit facilities as of December 31, 2007 was approximately $5.3 million, and as of March 31, 2008, was approximately $6.0 million.  On February 14, 2008, Bairnco and certain of its subsidiaries amended the First Lien Credit Agreement and the Second Lien Credit Agreement to, among other things, reset the levels of certain financial covenants.  The Second Lien Credit Agreement was also amended to provide for, among other things, a limited guaranty by H&H of up to $10 million, secured by a second lien on all of the assets of H&H pursuant to the terms and conditions of the H&H Security Agreement and the H&H Guaranty.  In addition, each of the First Lien Credit Agreement and the Second Lien Credit Agreement was also amended to, among other things, provide for either (i) the Company to invest $10 million from the proceeds of the WHX rights offering by March 31, 2008 in Bairnco and for such proceeds to be used to prepay at least $10 million under the Wells Fargo term loan, (ii) Steel Partners to issue a limited $10 million guaranty, or (iii) a capital or debt infusion of $10 million by either Steel Partners or WHX into Bairnco, or any combination of the foregoing.  Steel Partners issued a limited guaranty in compliance with this amendment.  In February 2008, Bairnco prepaid the First Lien Credit Agreement Term Loan by approximately $1.8 million with tax refund proceeds, as permitted by the credit agreement, which reduced such $10.0 million obligation by the amount of such payment.

In recent years, WHX experienced liquidity issues.  On March 7, 2005, WHX filed a voluntary petition (the “Bankruptcy Filing”) to reorganize under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  WHX continued to operate its business and own and manage its properties as a debtor-in-possession (the “Debtor”) under the jurisdiction of the bankruptcy court until it emerged from protection under Chapter 11 of the Bankruptcy Code on July 29, 2005.

Since WHX emerged from bankruptcy, due to covenant restrictions in H&H and Bairnco’s respective credit facilities, there have been no dividends from H&H or Bairnco to WHX and WHX’s sources of cash flow have consisted of:

•	The issuance of $5.1 million in preferred stock by a newly created subsidiary in October 2005, which was invested in the equity of a public company (CoSine Communications Inc.);

•
Partial payment by H&H of a subordinated debt to WHX of $9.0 million, which required the approval of the banks participating in the H&H credit facilities.  Subsequent to this transaction in 2006, the remaining intercompany loan balance of the subordinated debt of $44.2 million was converted to equity;

•
As permitted by a March 29, 2007 amendment and waiver to the H&H credit facilities, an unsecured loan from H&H for required payments to the WHX Pension Plan, and an unsecured loan for other uses in the aggregate principal amount not to exceed $3.5 million (subsequently amended of February 14, 2008 to $7.0 million), of which approximately $3.4 million has already been distributed;

•	A $15.0 million subordinated loan from Steel Partners pursuant to the Subordinated Loan Agreement which WHX used to fund a capital contribution to BZA to finance in part the Bairnco Acquisition;

•
As permitted by a July 27, 2007 amendment to the H&H credit facilities, an unsecured loan, distribution or other advance from H&H to WHX of up to approximately $7.4 million, subject to certain limitations, to the extent loaned by Steel Partners to H&H, of which approximately $3.2 million has already been distributed; and

•
As permitted by a September 10, 2007 amendment to the H&H credit facilities, an unsecured loan from H&H of $13.0 million which was used by WHX to make a payment to the WHX Pension Plan on September 12, 2007.

We do not anticipate that we will have any additional sources of cash flow other than (i) as described above, (ii) from operations, (iii) from the sale of non-core assets, (iv) from the proceeds of this offering and (v) from other discrete transactions.  In addition, the proceeds of this offering are expected to be used to redeem preferred stock and to reduce indebtedness, and accordingly will not be available for general corporate purposes, except that $5.0 million of which shall be used to pay down the revolving credit facility under the Wachovia Facilities pursuant to the February 14, 2008 amendment to H&H’s credit facilities.

We Sponsor a Defined Benefit Pension Plan Which Could Subject Us to Substantial Cash Funding Requirements in the Future.

On September 15, 2006, WHX was required to make a minimum contribution to the WHX Pension Plan for the 2005 plan year in the amount of $15.5 million.  However, we did not make that contribution due to liquidity issues.  We applied to the Internal Revenue Service (“IRS”) for a funding waiver for the 2005 plan year, and on December 20, 2006, the IRS granted a conditional waiver of the minimum funding requirements for the 2005 plan year (the “IRS Waiver”) in accordance with section 412 (d) of the Internal Revenue Code and section 303 of the Employee Retirement Income and Security Act of 1974, as amended (“ERISA”).  On December 28, 2006, WHX, H&H, and the Pension Benefit Guaranty Corporation (the “PBGC”) entered into a settlement agreement (the “PBGC Settlement Agreement”) in connection with the IRS Waiver and certain other matters.  The IRS Waiver is subject to certain conditions, including a requirement that we meet the minimum funding requirements for the WHX Pension Plan for the plan years ending December 31, 2006 through 2010, without applying for a waiver of such requirements.  The PBGC Settlement Agreement and related agreements included the following: (i) the amortization of the waived amount of $15.5 million (the “Waiver Amount”) over a period of five years, (ii) the PBGC’s consent to increase borrowings under H&H’s senior credit facility to $125 million in connection with the closing of an acquisition (iii) the resolution of any potential issues under Section 4062(e) of ERISA, in connection with the cessation of operations at certain facilities owned by WHX, H&H or their subsidiaries, and (iv) the granting to the PBGC of subordinate liens on the assets of H&H and its subsidiaries, and specified assets of WHX, to collateralize WHX’s obligation to pay the Waiver Amount to the WHX Pension Plan and to make certain payments to the WHX Pension Plan in the event of its termination.  Payments made during 2006 and 2007 totaled $13.1 million and $21.6 million, respectively.  On September 12, 2007, WHX made a payment to the WHX Pension Plan of $13.0 million, which exceeded the minimum required contribution under ERISA.  As a result of such accelerated contribution, our required contributions to the WHX Pension Plan over the next five years are expected to significantly decline, and the Company believes that the full amount of the IRS Waiver has been repaid, and all liens granted to the PBGC pursuant to the PBGC Settlement Agreement have been released.  Our expected minimum funding requirements for the WHX Pension Plan are $0.0, $2.5 million, $2.7 million, $0.8 million and $0.0 million for 2008, 2009, 2010, 2011 and 2012, respectively.  All minimum funding requirement calculations reflect the Pension Protection Act of 2006 as well as all other relevant rules.  In addition, the Company entered into an agreement with the PBGC on July 24, 2003 in which, among other things, WHX agreed that it will not contest a future action by the PBGC to terminate the WHX Pension Plan in connection with a future shutdown of a facility of Wheeling-Pittsburgh Corporation (“WPC”) and six of its subsidiaries including Wheeling-Pittsburgh Steel Corporation (“WPSC”) (collectively, the “WPC Group”).  In the event that such a plan termination occurs, the PBGC has agreed to release WHX from any claims relating to the shutdown.  However, there may be PBGC claims related to unfunded liabilities that may exist as a result of a termination of the WHX Pension Plan.  On April 10, 2008, WPSC and WPC notified the PBGC of the shutdown of WPSC’s Allenport, Pennsylvania facility, advising that it expected that the resulting plant shutdown will be a permanent shutdown as defined in the 2003 Agreement.  On April 10, 2008, WPSC also gave notice of its intention to discontinue operations at its 36” and 48” galvanizing lines at its Martins Ferry plant in Ohio, which is expected to constitute an “idling” under the 2003 Agreement.  Based on publicly available information, the proposed shutdown of WPSC’s Allenport, Pennsylvania facility and the idling at the Martins Ferry plant are not expected to affect more than 360 employees.  Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Discussion of Consolidated Statement of Cash Flows — Other Obligations — Pension Plan Contingency Arising from the WPC Group Bankruptcy.”

Our pension benefit costs are valued annually.  Inherent in these valuations are assumptions including discount rates and expected long-term rates of return on plan assets.  Material changes in our pension costs may occur in the future due to changes in market conditions not consistent with the assumptions, changes in assumptions, or other changes such as a plan termination, in which case there may be additional claims related to payment for unfunded liabilities.

If We Are Unable to Access Funds Generated by Our Subsidiaries We May Not Be Able to Meet Our Financial Obligations.

Because we are a holding company that conducts our operations through our subsidiaries, we depend on those entities for dividends, distributions and other payments to generate the funds necessary to meet our financial obligations.  Failure by one of our subsidiaries to generate cash flow and obtain refinancing of its debt, on terms which would permit dividends, distributions or other payments to WHX, will likely have a material adverse effect on our business, financial condition and results of operations.  As previously described, due to covenant restrictions in H&H and Bairnco’s respective credit facilities, there have been no dividends from H&H or Bairnco to WHX, and WHX’s sources of cash have been extremely limited.

Risks Relating to Our Business

In Many Cases, Our Competitors Are Larger Than Us and Have Manufacturing and Financial Resources Greater Than We Do, Which May Have a Negative Impact on Our Business, Operating Results or Financial Condition.

There are many companies, both domestic and foreign, which manufacture products of the type we manufacture.  Some of these competitors are larger than we are and have financial resources greater than we do.  Some of these competitors enjoy certain other competitive advantages, including greater name recognition, greater financial, technical, marketing and other resources, a larger installed base of customers, and well-established relationships with current and potential customers.  Competition is based on quality, technology, service, and price and in some industries, new product introduction, each of which is of equal importance.  We may not be able to compete successfully and competition may have a negative impact on our business, operating results or financial condition by reducing volume of products sold and/or selling prices, and accordingly reducing our revenues and profits.

In our served markets, we compete against large private and public companies.  This results in intense competition in a number of markets in which we operate.  In addition, the ongoing move of our customer base in the Arlon Electronic Materials segment to low cost China manufacturing reduces pricing and increases competition.  Significant competition could in turn lead to lower prices, lower levels of shipments and/or higher costs in some markets that could have a negative effect on our results of operations.

Our Profitability May Be Adversely Affected by Fluctuations in the Cost of Raw Materials.

We are exposed to market risk and price fluctuation related to the purchase of natural gas, electricity, precious metal, steel products and certain non-ferrous metals used as raw materials.  Our results of operations may be adversely affected during periods in which either the prices of such commodities are unusually high or their availability is restricted.  In addition, we hold precious metal positions that are subject to market fluctuations.  Precious metal inventory is included in inventory using the last-in, first-out method of inventory accounting.  We enter into forward or future contracts with major financial institutions to reduce the economic risk of price fluctuations.

Some of Our Raw Materials Are Available From a Limited Number of Suppliers.  There Can Be No Assurance that the Production of These Raw Materials Will Be Readily Available.

Several raw materials used in Bairnco’s products are purchased from chemical companies that are proprietary in nature.  Other raw materials are purchased from a single approved vendor on a “sole source” basis.  Although alternative sources could be developed in the future if necessary, the qualification procedure can take several months or longer and could therefore interrupt the production of our products and services if the primary raw material source became unexpectedly unavailable.

Our Business Is Subject to General Economic Conditions.

We operate in a wide range of manufacturing businesses that serve customers in the construction, electric, electronic, home appliance OEM, automotive, refrigeration, utility, telecommunications, medical and energy related industries.  As a result, our results of operations tend not to be disproportionately affected by any one industry or segment, but tend to be affected by general economic conditions and other factors worldwide, including fluctuations in interest rates, customer demand, labor costs and other factors beyond its control.  The demand for our customers’ products and, therefore, our products, is directly affected by such fluctuations.

The Loss of Any of Our Major Customers Could Adversely Affect Our Revenues and Financial Health.

While no single customer accounted for more than 5% of net sales in 2007, H&H’s 15 largest customers accounted for approximately 35% of H&H’s consolidated net sales.  In 2007, Bairnco’s 15 largest customers accounted for approximately 17% of Bairnco’s consolidated net sales.  Together, the 15 largest customers accounted for approximately 25% of consolidated WHX net sales.  If we were to lose any of our relationships with these customers, revenues and profitability could fall significantly.

Our Business Strategy Includes Selective Acquisitions and Acquisitions Entail Numerous Risks.

Our business strategy includes, among other things, strategic and selective acquisitions.  This element of our strategy entails several risks, including the diversion of management’s attention from other business concerns, whether or not we are successful in finding acquisitions, and the need to finance such acquisitions with additional equity and/or debt.

In addition, once found, acquisitions entail further risks, including: unanticipated costs and liabilities of the acquired businesses, including environmental liabilities that could materially adversely affect our results of operations; difficulties in assimilating acquired businesses; negative effects on existing business relationships with suppliers and customers and losing key employees of the acquired businesses.

Our Competitive Advantage Could Be Reduced if Our Intellectual Property or Related Proprietary Manufacturing Processes Become Known by Our Competitors or if Technological Changes Reduce Our Customers’ Need for Our Products.

We own a number of trademarks and patents (in the United States and other jurisdictions) on our products and related proprietary manufacturing processes.  In addition to trademark and patent protection, we rely on trade secrets, proprietary know-how and technological advances that we seek to protect.  If our intellectual property is not properly protected by us or is independently discovered by others or otherwise becomes known, our protection against competitive products could be diminished.

We Could Incur Significant Costs, Including Remediation Costs, as a Result of Complying With Environmental Laws.

Our facilities and operations are subject to extensive environmental laws and regulations imposed by federal, state, foreign and local authorities relating to the protection of the environment.  We could incur substantial costs, including cleanup costs, fines or sanctions, and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws.  We have incurred, and in the future may continue to incur, liability under environmental statutes and regulations with respect to the contamination detected at sites owned or operated by the Company (including contamination caused by prior owners and operators of such sites, abutters or other persons) and the sites at which we have disposed of hazardous substances.  As of March 31, 2008, we have established a reserve totaling $7.6 million with respect to certain presently estimated environmental remediation costs.  This reserve may not be adequate to cover the ultimate costs of remediation, including discovery of additional contaminants or the imposition of additional cleanup obligations, which could result in significant additional costs.  In addition, we expect that future regulations, and changes in the text or interpretation of existing regulations, may subject us to increasingly stringent standards.  Compliance with such requirements may make it necessary for us to retrofit existing facilities with additional pollution-control equipment, undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes or take other steps, which may be at a substantial cost to us.

Our Results of Operations May Be Negatively Affected by Variations in Interest Rates.

Our credit facilities are collateralized by accounts receivable, inventory, and property, plant and equipment.  These credit facilities are variable rate obligations, which expose us to interest rate risks.  A one percent (1%) change in interest rates on our variable outstanding debt obligations as of March 31, 2008 would increase or decrease interest expense by approximately $3.7 million on an annual basis.

Our Earnings Could Decrease if There Is A Decline in Governmental Funding for Military Operations.

If, as a result of a loss of funding or a significant cut in federal budgets, spending on military projects were to be reduced significantly, our earnings and cash flows related to the Arlon Electronic Materials segment could be negatively affected.

Potential Supply Constraints and Significant Price Fluctuations of Electricity, Natural Gas and Other Petroleum Based Products Could Adversely Affect Our Business.

In our production and distribution processes, we consume significant amounts of electricity, natural gas, fuel and other petroleum-based commodities, including adhesives and other products.  The availability and pricing of these commodities are subject to market forces that are beyond our control.  Our suppliers contract separately for the purchase of such commodities and our sources of supply could be interrupted should our suppliers not be able to obtain these materials due to higher demand or other factors interrupting their availability.  Variability in the supply and prices of these commodities could materially affect our operating results from period to period and rising costs could erode our profitability.

Adverse Weather Could Materially Affect Our Results.

A significant portion of our business in the Kasco Replacement Products and Services segment involves on-site delivery, service and repair.  In addition, a significant amount of our business in the Arlon Coated Materials segment is to the outdoor sign industry.  Inclement weather affects both our ability to produce and distribute our products and affects our customers’ short-term demand since their work also can be hampered by weather.  Therefore, our results can be negatively affected by inclement weather.  Severe weather such as hurricanes, tropical storms and earthquakes can damage our facilities, resulting in increased repair costs and business disruption.

A Failure to Manage Industry Consolidation Could Negatively Impact Our Profitability.

The industries within which we operate have experienced recent consolidations.  This trend tends to put more purchasing power in the hands of a few large customers who can dictate lower prices of our products.  Failure to effectively negotiate pricing agreements and implement on-going cost reduction projects can have a material negative impact on our profitability.

Our Future Success Depends Greatly Upon Attracting and Retaining Qualified Personnel.

A significant factor in our future profitability is our ability to attract, develop and retain qualified personnel.  Our success in attracting qualified personnel is affected by changing demographics of the available pool of workers with the training and skills necessary to fill the available positions, the impact on the labor supply due to general economic conditions, and our ability to offer competitive compensation and benefit packages.

Litigation Could Affect Our Profitability.

The nature of our businesses expose us to various litigation matters including product liability claims, employment, health and safety matters, environmental matters, regulatory and administrative proceedings.  We contest these matters vigorously and make insurance claims where appropriate.  However, litigation is inherently costly and unpredictable, making it difficult to accurately estimate the outcome of any litigation.  Although we make accruals as we believe warranted, the amounts that we accrue could vary significantly from any amounts we actually pay due to the inherent uncertainties in the estimation process.  As of March 31, 2008, we have accrued approximately $7.6 million for environmental remediation costs but have not made any accruals for other litigation matters.

Our Internal Controls Over Financial Reporting May Not Be Effective and Our Independent Auditors May Not Be Able to Certify as to Their Effectiveness, Which Could Have a Significant and Adverse Effect on Our Business and Reputation.

We are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder (which we refer to as Section 404).  As of December 31, 2007,  Section 404 requires us to report on the design and effectiveness of our internal controls over financial reporting.  In the past our management has identified ‘‘material weaknesses’’ in our internal controls over financial reporting, which we believe have been remediated.  However, any failure to maintain or implement new or improved controls, or any difficulties we encounter in their implementation, could result in significant deficiencies or material weaknesses, and cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements.

Effective in 2009, Section 404 also requires an independent registered public accounting firm to test our internal controls over financial reporting and report on the effectiveness of such controls.  For the fiscal years ended December 31, 2008, 2007 and 2006, our independent auditor, Grant Thornton LLP (“GT”), an independent registered public accounting firm, was not required to express an opinion on our internal controls over financial reporting.  Prior to the Bairnco Acquisition, Bairnco’s independent auditor, also GT, issued a disclaimer of opinion on both management’s assessment and the effectiveness of Bairnco’s internal controls over financial reporting in their annual report on Form 10-K for the fiscal year ended December 31, 2006.  GT had determined that Bairnco’s management did not support its evaluation with sufficient evidence, including documentation, as a result of not extending its testing into the three months ended December 31, 2006.  Because management’s process did not include sufficient evidence, including documentation, GT was unable to apply the procedures required to express an opinion on management’s assessment and on the effectiveness of internal control over financial reporting.  In this same report, Bairnco did not have any material weaknesses identified in their internal controls over financial reporting.

As noted above, GT is not required to issue a report attesting to our internal controls over financial reporting until the year ended December 31, 2009.  There can be no assurance that GT will issue an unqualified report attesting to our internal controls over financial reporting at such time.

As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements or our financials statements could change.  We may also be required to incur costs to improve our internal control system and hire additional personnel.  This could negatively impact our results of operations.

Risk Relating to Our Ownership Structure

Warren G. Lichtenstein, Our Chairman, and Certain Other Officers and Directors, Through Their Affiliation with Steel Partners, Have the Ability to Exert Significant Influence Over Our Operations.

Warren G. Lichtenstein, our Chairman, as the sole managing member of the general partner of Steel Partners, is deemed to own beneficially the shares of our common stock owned by Steel Partners.  Steel Partners beneficially owns 5,029,793 shares of our common stock, representing approximately 50.3% of our outstanding common stock.  Mr. Lichtenstein, as sole managing member and the general partner of Steel Partners, has sole investment and voting control over the shares beneficially owned by Steel Partners and thus has the ability to exert significant influence over our policies and affairs, including the election of our Board of Directors and the approval of any action requiring a stockholder vote, such as amendments to our amended and restated certificate of incorporation and approving mergers or sales of substantially all of our assets, as well as matters where the interests of Mr.  Lichtenstein and Steel Partners may differ from the interests of our other stockholders in some respects.  In addition, employees of an affiliate of Steel Partners hold positions with WHX, including Glen M. Kassan as Chief Executive Officer and John J. Quicke as Vice President, and as directors, and Jack L. Howard and John H. McNamara, Jr. as directors.  Mr. Quicke also serves as the President and Chief Executive Officer of Bairnco.

Factors Affecting the Value of Securities Issued Under the Plan of Reorganization

There Is No Established Market for Our Common Stock.

No established market exists for our common stock.  Our common stock is presently quoted on the over-the-counter “Pink Sheets”.  No assurance can be made that an active trading market will develop.  There can be no assurance as to the degree of price volatility in any market for our common stock that does develop.  Transfer restrictions contained in our charter to help preserve our net operating loss carry forwards (“NOLs”) will generally prevent any person from rapidly acquiring amounts of our common stock such that such person would hold 5% or more of our common stock, in each case for up to ten years after July 29, 2005, as specifically provided in our charter.  These transfer restrictions could hinder development of an active market for our common stock.

We Do Not Anticipate Paying Dividends on Our Common Stock in the Foreseeable Future Which May Limit Investor Demand.

We do not anticipate paying any dividends on our common stock in the foreseeable future.  Such lack of dividend prospects may have an adverse impact on the market demand for our common stock as certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in our common stock.

Risks Related to the Rights Offering

The Subscription Price Determined for this Offering Is Not an Indication of Our Value.

A special committee of our board of directors was advised by independent legal counsel, Breslow & Walker, LLP, as to the special committee’s fiduciary obligations under Delaware law, and by a financial advisor, Imperial Capital, LLC (“Imperial Capital”).  The special committee determined that the subscription price should be designed to, among other things, provide an incentive to our current stockholders to exercise their rights.  In setting the subscription price, the special committee reviewed information prepared by Imperial Capital and considered other factors, including the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market.  The information provided by Imperial Capital is not and was not intended as an opinion, but was only a description and analysis of a potential rights offering.  Our special committee also sought and obtained a written opinion from Houlihan as to the fairness, from a financial point of view, of the rights offering, including the subscription price and the use of proceeds arising therefrom as described in the Use of Proceeds section of this prospectus, to the stockholders of the Company, other than Steel Partners or its affiliates.  The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing WHX.  As of June 26, 2008, the day prior to the filing of Amendment No. 5 to the registration statement to which this offering relates and which included the subscription price, the per share subscription price was approximately 93% of the fair value of our common stock.  You should not consider the subscription price as an indication of the value of WHX or our common stock.

The Market Price of Our Common Stock May Decline.

We cannot assure you that the market price of our common stock will not either increase or decline before the subscription rights expire.  If you exercise your subscription rights and the market price of the common stock falls below the subscription price, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the market price.  Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price.  Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering.  Certificates representing shares of our common stock that you purchased will be delivered as soon as practicable after expiration of the rights offering.  We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

If You Do Not Exercise Your Subscription Rights in Full, Your Percentage Ownership and Voting Rights in WHX Will Likely Experience Dilution.

If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of WHX.  However, if you choose not to exercise your subscription rights, your percentage ownership and voting rights in WHX will experience dilution if and to the extent that other stockholders exercise their subscription rights.  In that event, the percentage ownership, voting rights and other rights of all stockholders who do not fully exercise their subscription rights will be diluted.

You May Not Revoke Your Subscription Exercise and Could Be Committed to Buying Shares Above the Prevailing Market Price.

Once you exercise your subscription rights, you may not revoke the exercise.  The public trading market price of our common stock may decline before the subscription rights expire.  If you exercise your subscription rights and, afterwards, the public trading market price of our common stock falls below the subscription price, you will have committed to buying shares of common stock at a price above the market price.  Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the price you paid for such shares.

Because We May Terminate the Offering at Any Time Prior to the Expiration Date, Your Participation in the Rights Offering Is Not Assured.

We may terminate the offering at any time prior to the expiration date.  If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing stockholders as soon as practicable, but no later than 10 business days from the announcement that the rights offering is terminated, without interest or deduction.

You Will Need to Act Promptly and to Carefully Follow the Subscription Instructions, or Your Exercise of Rights May Be Rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 pm on [__________], 2008, the expiration date.  If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date.  We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date.  If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received.  Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including the factors set forth under “Risk Factors,” that could cause our actual results, performance, prospects or opportunities in 2008 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, our need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of our new and existing products, the risk that we will not be able to compete successfully, and the possible volatility of our stock price and the potential fluctuation in our operating results.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  You should read carefully the factors described in the “Risk Factors” section of this prospectus for information regarding risk factors that could affect our results.  Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

THE RIGHTS OFFERING

Subscription Rights

Basic Subscription Rights

We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is [              ], 2008, at no charge, one non-transferable subscription right for each share of common stock owned.  The subscription rights will be evidenced by non-transferable subscription rights certificates.  Each subscription right will entitle the rights holder to purchase 14.2850 shares of our common stock at a price of $1.40 per share, the subscription price, upon timely delivery of the required documents and payment of the subscription price.  We will not issue fractional shares, but rather will round up or down the aggregate number of shares you are entitled to receive to the nearest whole number.  If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., New York City time, on [______] [_], 2008, the expiration date for the rights offering, subject to extension.  After the expiration date, the subscription rights will expire and will have no value.  See below “— Expiration of the Rights Offering and Extensions, Amendments and Termination.”  You are not required to exercise all of your subscription rights.  We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares purchased as soon as practicable after the rights offering has expired.

Oversubscription Rights

Subject to the allocation described below, each subscription right also grants the holder an oversubscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights.  You are entitled to exercise your oversubscription right only if you exercise your basic subscription right in full.

If you wish to exercise your oversubscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate, as well as the number of shares that you beneficially own without giving effect to any shares to be purchased in this offering.  When you send in your rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription right).  If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to oversubscription rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all oversubscribing stockholders purchased through the basic subscription right.  Your oversubscription rights shall be further subject to the limitation that no oversubscription shares shall be issued which would endanger the availability of the Company’s NOLs under Section 382 of the Internal Revenue Code.  In the event stockholders seeking to oversubscribe would endanger the availability of our NOLs under Section 382 of the Internal Revenue Code, those stockholders, including Steel Partners, seeking to oversubscribe will generally be proportionately reduced.  However, to maximize the proceeds of the offering or to avoid endangering the availability of our NOLs under Section 382 of the Internal Revenue Code, Steel Partners may voluntarily agree to reduce its participation, which reduction may not be made proportionately.  In addition, we may refuse any subscriptions, in our sole and absolute discretion, which would result in the subscriber owning 5% or more of our common stock, to avoid endangering the availability of our NOLs under Section 382 of the Internal Revenue Code.  However, if your pro-rata allocation exceeds the number of shares you requested on your rights certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their oversubscription rights.

As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the oversubscription right.  You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected.  If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction.  In connection with the exercise of the oversubscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the oversubscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on [__________], 2008, the expiration date for the rights offering.  If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value.  We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment after the expiration date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

We may, in our sole discretion, extend the time for exercising the subscription rights.  We may extend the expiration date at any time after the record date.  If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering may be similarly extended.  We will extend the duration of the rights offering as required by applicable law, and may choose to extend the duration of the rights offering for any reason.  We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date.  If we elect to extend the expiration date of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.  In no event will we extend the expiration date beyond 90 days from the date we distribute the rights.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.  We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights as soon as practicable, but no later than 10 business days from the announcement that the rights offering is terminated.

Conditions to the Rights Offering

We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering.  We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur.  If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable, but no later than 10 business days from the announcement that the rights offering is terminated.  See also “— Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified.  Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment prior to 5:00 p.m., New York City time, on [__________], 2008, the expiration date of the rights offering.  Rights holders may exercise their rights as follows:

Subscription by Registered Holders

Rights holders who are registered holders of our common stock may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “— Delivery of Subscription Materials and Payment,” on or prior to the expiration date.

Subscription by DTC Participants

Banks, trust companies, securities dealers and brokers that hold shares of our common stock on the rights offering record date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the rights offering record date through the Depository Trust Company, or DTC.  Such holders may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instructing DTC to charge their applicable DTC account for the subscription payment for the new shares and deliver such amount to the subscription agent.  DTC must receive the subscription instructions and payment for the new shares by the rights expiration date.  Except as described under the subsection titled “— Guaranteed Delivery Procedures,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

Subscription by Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf prior to the expiration date.  A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment prior to the expiration date.

Method of Payment

Payments must be made in full in U.S. currency by:

•	bank draft (cashier’s check) payable to Computershare Inc., the subscription agent, drawn against a U.S. bank; or

•	postal, telegraphic or express money order payable to the subscription agent.

Rights certificates received after that time will not be honored, and we will return your payment to you as soon as practicable, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

•	receipt by the subscription agent of any certified bank check draft drawn upon a U.S. bank; or

•	receipt by the subscription agent of any postal, telegraphic or express money order.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it.  DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US.  Except as described below under “— Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount.  The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent.  See “— Medallion Guarantee May be Required.”

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Subscription Agent

The subscription agent for this rights offering is Computershare Inc.  We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.

Information Agent

The information agent for this rights offering is MacKenzie Partners, Inc.  We will pay all fees and expenses of the information agent related to the rights offering and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering.  The information agent can be contacted at the following address and telephone number:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
E-mail: proxy@mackenziepartners.com

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notice of guaranteed delivery, to the subscription agent by one of the methods described below:

By mail:	By overnight courier:
Computershare Inc. c/o WHX Rights Offering P.O. Box 859208 Braintree, MA 02185-9208	Computershare Inc. c/o WHX Rights Offering 161 Bay State Drive Braintree, MA 02184

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Guaranteed Delivery Procedures

The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery.  On or prior to the expiration date, the subscription agent must receive payment in full for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by hand, mail, telegram or facsimile transmission, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for.  If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date.  The subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder’s DTC account to the subscription agent’s DTC account, together with payment of the full subscription price.  The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP.

Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “— Delivery of Subscription Materials and Payment.”

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent.  If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

Escrow Arrangements

The subscription agent will hold funds received in payment of the subscription price in a segregated account until the rights offering is completed or withdrawn and terminated.

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights.  You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment.  If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials.  If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering.  If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you.  If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.  To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.”  You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.  If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you.  You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering.  We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Subscription Price

The subscription price is $1.40 per share.

Our board of directors formed a special committee to assist with the rights offering.  The special committee retained independent legal counsel, Breslow & Walker, LLP, to advise them on their fiduciary obligations under Delaware law.  The special committee also retained Imperial Capital as its financial advisor.  Over several weeks, the special committee met with Imperial Capital to review the information it prepared, which included a review of all public rights offerings announced from January 1, 2003 to October 1, 2007, excluding financial services firms, bankruptcy related transactions, real estate firms and trusts, companies not headquartered in the United States and poison pills, all of which the special committee believed were materially different from the Company and its proposed transaction.  The information provided by Imperial Capital is not and was not intended as an opinion, but was only a description and analysis of a potential rights offering.  The special committee reviewed the terms of the various rights offerings and the subscription price discounts provided in each rights offering.  Our special committee also sought and obtained a written opinion from Houlihan as to the fairness, from a financial point of view, of the rights offering, including the subscription price and the use of proceeds arising therefrom as described in the Use of Proceeds section of this prospectus, to the stockholders of the Company, other than Steel Partners or its affiliates.  Based on the review of the information prepared by Imperial Capital, Houlihan’s fairness opinion and other factors including, the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market, the special committee established the subscription price.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing us.  As of June 26, 2008, the day prior to the filing of Amendment No. 5 to the registration statement to which this offering relates and which included the subscription price, the per share subscription price was approximately 93% of the fair value of our common stock.  You should not consider the subscription price as an indication of our value or that of our common stock.

Fairness Opinion of Houlihan Smith & Company, Inc.

Pursuant to an engagement letter dated May 21, 2008, we retained Houlihan to render an opinion (whether or not favorable) to the special committee of the Board as to whether, on the date of such opinion, the rights offering, including the subscription price and the use of proceeds arising therefrom as described in the Use of Proceeds section of this prospectus, is fair, from a financial point of view, to the stockholders of the Company, other than Steel Partners or its affiliates.  The opinion assumes the rights offering will be conducted as described herein, the Company will receive gross proceeds of approximately $200 million, less expenses, the rights offering will not have an adverse effect on the availability of the Company’s NOLs under Section 382 of the Internal Revenue Code and that the net proceeds of the rights offering will be used to redeem preferred stock issued by WHX CS Corp. and held by Steel Partners, to repay WHX indebtedness to Steel Partners, and to repay a portion of the indebtedness of certain wholly-owned subsidiaries of WHX to Steel Partners and to our other lenders, with all such payments at par.  In addition, to the extent proceeds are available, the Company may purchase 2,631,384 shares of common stock of CoSine Communications, Inc. from Steel Partners for an aggregate purchase price of approximately $5.9 million or reserve such approximate amount to be used for working capital.

Houlihan was not requested to, and did not, participate in the structuring of the rights offering.  Houlihan was not asked to consider, and its opinion does not address, the relative merits of the rights offering as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which WHX might engage.  Houlihan was not required to, and did not, solicit interest from other parties with respect to any alternative transaction.

You are urged to read the Houlihan opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Houlihan in rendering its opinion.  The summary of the Houlihan opinion set forth in this prospectus is qualified by reference to the full text of the opinion as it is issued.

In performing its analyses and for purposes of its opinion, Houlihan has, among other things:

•	Reviewed a draft of the financial terms and conditions of the rights offering;

•	Reviewed and analyzed the most recent ownership structure diagrams and capitalization schedules of WHX;

•	Reviewed the proposed terms of the rights offering as provided in the amended registration statement filed with the SEC on May 28, 2008;

•
Reviewed financial and other information with regards to the Company, including the Company’s audited consolidated financial statements for the fiscal years ended December 31, 2003 through December 31, 2007, and other financial information and projections prepared by the Company and made available to Houlihan;

•
Reviewed publicly available financial information and other data with respect to WHX, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Quarterly Report on Form 10-Q for the three months ended March 31, 2008, other such publicly available financial information and all of the Company’s Current Reports on Form 8-K filed during the past 36 months;

•
Reviewed a Lender Presentation dated February 12, 2008 (“Lender Summary”), which discussed the Company’s 2007 financial results and the 2008 Budget.  The Lender Summary highlighted major assumptions with respect to loan covenants, asset sales, environmental updates, pension plan, litigation issues, and the rights offering;

•	Reviewed and analyzed financial projections prepared by the management of WHX and its subsidiaries, including income statements and balance sheets ending December 31, 2010;

•	Reviewed and analyzed the Sources and Uses of Funds Analysis, which detailed the estimated incoming and outgoing flows of cash relating to the rights offering;

•
Reviewed financial and operating information with respect to certain publicly-traded companies in the miscellaneous primary metal products industry, which Houlihan believed to be generally comparable to the business of the Company;

•	Reviewed the financial terms of certain recent business combinations in the miscellaneous primary metal products industry specifically and in other industries generally; and

•	Performed other financial studies, analyses and investigations, and considered such other information, as it deemed necessary or appropriate.

In arriving at its opinion, Houlihan relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, accounting and other information made available to Houlihan and assumed such accuracy and completeness for purposes of rendering its opinion.  In that regard, its opinion does not address any legal, tax or accounting matters.  Houlihan has assumed that any financial forecasts supplied to it were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of WHX, that they would be realized in the amounts and the periods estimated and that they provided a reasonable basis upon which Houlihan could form its opinion.  Houlihan assumes no responsibility for, and expresses no view as to such financial forecasts or the assumptions on which they are based.  Houlihan also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of WHX since the date of the last financial statements made available to it.  In addition, Houlihan has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company.   Houlihan further relied upon the assurances from senior management that they are unaware of any facts that would make the information provided to Houlihan incomplete or misleading for the purposes of its opinion.  Houlihan has not assumed responsibility for any independent verification of this information nor has it assumed any obligation to verify this information.

Further, Houlihan’s opinion is necessarily based upon information made available to it, as well as the economic, monetary, market, financial, and other conditions as they exist as of the date of its opinion.  Houlihan disclaims any obligation to advise the special committee to the Board or any person of any change in any fact or matter affecting its opinion, which may come or be brought to its attention after the date of its opinion.  However, if requested by the special committee following the completion and delivery of Houlihan’s opinion and any presentation(s) by Houlihan to the special committee, Houlihan has agreed to  provide a bring-down letter to the special committee.  The bring-down letter if requested and provided by Houlihan will confirm whether or not there have been any changes in the financial condition of the Company that would require Houlihan to change its opinion that Houlihan previously provided to the special committee.

Historical Price and Volume Statistics

Houlihan obtained from Bloomberg the historical price and trading volume within the Company’s common stock over the 3-year history, which is provided below, and noted the Company’s stock price has been volatile with relatively thin trading volume. Houlihan noted this activity has occurred over a time period of economic expansion.

Methodology

Houlihan’s analyses included an analysis of WHX’s common equity value, on a status quo basis and post-transaction basis, based upon various alternative valuation methodologies.  Each valuation methodology provided an estimate of WHX’s common equity value that was considered by Houlihan in its assessment of the fairness, from a financial point of view, of the rights offering.

Houlihan considered the following information in its assessment of fairness, from a financial point of view, of the rights offering:

•	A rights offering is “democratic” from the perspective that all stockholders can participate based on their proportional ownership;

•
Stockholders who do not have the financial means to subscribe fully may sell their shares prior to the record date and that the value of the rights will be part of the value of the shares of common stock through the record date; and

•	Stockholders who have the financial means to subscribe fully may buy shares pursuant to the rights and capture any value in the difference between the subscription price and the market price.

Sensitivity Analysis

Houlihan performed a sensitivity analysis pertaining to the gross proceeds from the rights offering and its corresponding impact on the common equity value of the Company ranging from a 60% subscription rate to an 80% subscription rate.

WHX Corporation – Rights Offering Subscription Range

	Low	High
Maximum Rights Offering Size	$200,000,000	$200,000,000
Subscription Price	$1.40	$1.40
Maximum Common Shares to be Issued	142,857,143	142,857,143
Percent of Rights Offering Subscribed	60.0%	80.0%
Common Shares Issued (Based on Percent of Offering Subscribed)	85,714,286	114,285,714
Existing Common Shares (Pre-Rights Offering)	10,000,000	10,000,000
Post Rights Offering – Shares Outstanding	95,714,286	124,285,714

Gross Stock Right Proceeds	$120,000,000	$160,000,000

As used herein, references to EBITDA used by Houlihan are based on net income before the effects of realized and unrealized losses on derivatives, interest expenses, taxes, other income / expense, depreciation and amortization and pension credit, and certain other specified adjustments described below. The Company believes that EBITDA, as used by Houlihan, provides useful information to investors about WHX, its business and its financial condition. The Company believes EBITDA is useful to investors because it is one of the measures used by the board of directors and management to evaluate the businesses, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation. Further, the Company believes that EBITDA is a measure of leverage capacity and the Company’s ability to service its debt.

 However, EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from EBITDA are significant components in understanding and assessing financial performance. Therefore, EBITDA should not be considered a substitute for Net income (loss) or cash flows from operating, investing, or financing activities. Because EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, as well as certain other specified adjustments, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.  The EBITDA analysis below is for the trailing twelve months ended March 31, 2008, and was utilized by Houlihan in their analyses.

EBITDA Description
For the Twelve Months Ended March 31, 2008
Net Loss	$(18,450)
Add (Deduct):
Tax provision	1,940
Interest expense	42,289
Realized and unrealized loss on derivatives	2,824
Depreciation and amortization	20,465
Pension credit	(6,563)
Other (income) expense	81
Subtotal	42,586

Adjustments
Proceeds from insurance claims	(6,538)
Related settlement	275
LIFO liquidation gain	(4,714)
Non-cash OPEB curtailment	727
Environmental remediation expense	4,678
Closed operations	917
Non-cash stock-based compensation expense	1,513
Omni pre-acquisition pro-forma EBITDA	359
Write-off of deferred financing fees	1,059
Non-recurring plant consolidation costs	1,088
Bairnco purchase accounting adjustments	7,378
Total Adjustments	6,742

EBITDA	$49,328

WHX Status Quo Analysis

Discounted Cash Flow Method

Houlihan performed a discounted cash flow analysis incorporating the weighted average cost of capital to conclude a per share common equity value of $1.44 per share.

Houlihan reviewed audited financial information for the years ending December 31, 2004 through December 31, 2007, as well as unaudited financial information for fiscal year 2008, on which it based its assumptions used in its discounted cash flow analysis.  In addition, management of the Company provided Houlihan with projected financial information for the year ending 2008, and for certain operations, for the years ending 2009 and 2010. Additionally, Houlihan held discussions with management to discuss management’s estimates of revenue, expenses, net income, working capital and capital expenditures on a five year basis.

Projections were stress-tested by examining historical growth rates of WHX and industry growth trends.  Below are the financial projections:

	Projected Years
Revenue	Year1	Year2	Year3	Year4	Year5	Year6
Handy & Harman	$562,272	$627,795	$684,297	$737,330	$784,887	$825,309
Bairnco	206,055	221,531	241,469	257,190	271,363	283,604
Total Revenue	$768,327	$849,326	$925,766	$994,520	$1,056,251	$1,108,913
Growth Rate %	10.9%	10.5%	9.0%	7.4%	6.2%	5.0%

WHX - EBITDA	$(3,106)	$(2,082)	$(2,256)	$(2,420)	$(2,567)	$(2,693)
Handy & Harman - EBITDA	43,851	50,046	55,341	60,181	64,522	68,195
Bairnco - EBITDA	18,483	17,866	19,106	19,937	20,725	21,409
Operating Profit Margin %	7.7%	7.8%	7.8%	7.8%	7.8%	7.8%
EBITDA	$59,228	$65,830	$72,191	$77,698	$82,680	$86,911
EBITDA Margin %	7.7%	7.8%	7.8%	7.8%	7.8%	7.8%
* Year 1 represents a 2008 forecast
** The discount rate applied is based upon a weighted average cost of capital and is 14%.

WHX Post-Transaction Analysis

Guideline Public Company Method

The Guideline Public Company Method applies the trading multiples of publicly traded companies to the subject company to derive an indication of value.  The analyst searches for guideline public companies in industries similar to the subject company with operating structures and customers as similar to the subject company as possible.

Houlihan searched the universe of publicly traded companies on public exchanges and found several companies that met its criteria for guideline public companies.  Houlihan determined that the valuations derived from EBITDA multiples of the guideline public companies would provide the most meaningful indication of value.  Houlihan then determined a range of fair values by assuming levels of shareholder subscription ranging from 60 to 80 percent.  Houlihan’s results are shown below:

($ in Millions)
Ticker	Company Name	Market Cap	Enterprise Value	EV / EBITDA

Handy & Harman
NasdaqNM:NOBL	Noble International, Ltd.	$116.8	$407.9	8.2	x
NasdaqNM:KLIC	Kulicke & Soffa Industries Inc.	$365.0	$504.8	8.1	x
NYSE:MOD	Modine Manufacturing Co.	$508.5	$687.3	5.7	x
AMEX:MRY	Memry Corp.	$44.2	$38.0	7.7	x
AMEX:CCF	Chase Corp.	$160.5	$164.5	7.2	x

	Mean	$239.0	$360.5	7.4	x
	Median	$160.5	$407.9	7.7	x

Bairnco
AMEX:ACU	Acme United Corp.	$49.7	$58.9	7.8	x
NASDAQNM:IDGR	Industrial Distribution Group Inc.	$116.0	$125.9	14.0	x
AMEX:SVT	Servotronics Inc.	$33.4	$39.7	8.1	x
NASDAQNM:MIDD	Middleby Corp.	$821.6	$1,031.2	9.4	x
OTCBB:SWTX	Southwall Technologies Inc.	$41.7	$50.5	12.8	x

	Mean	$212.5	$261.3	10.4	x
	Median	$49.7	$58.9	9.4	x
Blended Statistics
	Mean	$225.7	$310.9	8.3	x
	Median	$105.1	$233.4	8.2	x

Source : Capital IQ—Blended statisics are weighted based on Handy & Harman’s and Bairnco’s percent of total revenue

Houlihan concluded a per share common equity value range of $1.64 to $1.74 using this method.

Comparable Transactions Method

The Comparable Transactions Method is a market approach, which analyzes transactions involving companies operating in similar industries.  While it is known that no two companies are exactly alike, nor are any two transactions structured exactly the same, consideration is given to the similarity in capital structure, operations, size and profitability, as well as other operating characteristics.

Houlihan found several comparable transactions within the specialty metals industry specifically and in other industries generally.  Houlihan applied the median enterprise value to EBITDA multiples of the comparable transactions to the Company’s trailing twelve month EBITDA to conclude a common equity value based upon the Comparable Transactions Method.  Houlihan then determined a range of fair values by assuming levels of shareholder subscription ranging from 60 to 80 percent.  Houlihan’s results are shown below:

Handy & Harman
Announced/ Initial Filing Date	Target/Issuer	Buyers/ Investors	Implied Enterprise Value/ EBITDA
05/30/2002	Birmingham Steel Corp.	Nucor Corp. (NYSE:NUE)	21.4x
07/08/2007	Sequa Corp.	The Carlyle Group	11.4x
06/27/2000	National Standard Company	Heico Holding, Inc.	3.9x
08/16/2003	SPS Technologies, LLC	Precision Castparts Corp. (NYSE:PCP)	9.6x
11/10/1998	Steel of West Virginia, Inc.	Roanoke Electric Steel Corp.	7.8x

	Mean		10.8x
	Median		9.6x

Bairnco
Announced/ Initial Filing Date	Target/Issuer	Buyers/ Investors	Implied Enterprise Value/EBITDA
05/30/2002	Birmingham Steel Corp.	Nucor Corp. (NYSE:NUE)	21.4x
07/07/2000	APW Ltd.	Spin-Off Transaction	11.5x
03/19/2003	E.I. DuPont Canada Company	EI DuPont de Nemours & Co. (NYSE:DD)	13.2x
12/21/1998	LeaRonal, Inc.	Rohm & Haas Co. (NYSE:ROH)	12.7x
04/11/2001	Foilmark, Inc.	Illinois Tool Works Inc. (NYSE:ITW)	8.2x

Mean	13.4x
Median	12.7x

Blended Statistics
Mean	11.6x
Median	10.5x

Source : Capital IQ—Blended statisics are weighted based on Handy & Harman's and Bairnco’s percent of total revenue

Houlihan concluded a per share common equity value range of $2.85 to $3.03 using this method.

Discounted Cash Flow Method

Houlihan performed a discounted cash flow analysis incorporating the weighted average cost of capital, and determined a range of fair values by assuming levels of shareholder subscription ranging from 60 to 80 percent.  Houlihan concluded a per share common equity value range of $1.41 to $1.79 using this method.

Houlihan analyzed the effect the rights offering would have on WHX interest expense, application of NOL’s, and the weighted average cost of capital, in applying the Discounted Cash Flow Method.

Houlihan reviewed audited financial information for the years ending December 31, 2004 through December 31, 2007, as well as unaudited financial information for fiscal year 2008, on which it based its assumptions used in its discounted cash flow analysis.  In addition, management provided Houlihan with projected financial information for the year ending 2008, and for certain operations, for the years ending 2009 and 2010.  Houlihan discussed with management the assumptions used in the projected financial information for Bairnco.  Additionally, Houlihan held discussions with management to discuss management’s estimates of revenue, expenses, net income, working capital and capital expenditures on a five year basis.

Projections were stress-tested by examining historical growth rates of WHX and industry growth trends.  Below are the financial projections:

	Projected Years
Revenue	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
Handy & Harman	$562,272	$627,795	$684,297	$737,330	$784,887	$825,309
Bairnco	206,055	221,531	241,469	257,190	271,363	283,604
Total Revenue	$768,327	$849,326	$925,766	$994,520	$1,056,251	$1,108,913
Growth Rate %	10.9%	10.5%	9.0%	7.4%	6.2%	5.0%

WHX - EBITDA	$(3,006)	$(1,982.0)	$(2,156.0)	$(2,320.0)	$(2,467.0)	$(2,593.0)
Handy & Harman - EBITDA	43,851	50,046	55,341	60,181	64,522	68,195
Bairnco - EBITDA	18,483	17,866	19,106	19,937	20,725	21,409
Operating Profit Margin %	7.7%	7.8%	7.8%	7.8%	7.8%	7.8%
EBITDA	$59,328	$65,930	$72,291	$77,798	$82,780	$87,011
EBITDA Margin %	7.7%	7.8%	7.8%	7.8%	7.8%	7.8%
* Year 1 represents a 2008 forecast
** The discount rate applied is based upon a weighed average cost of capital and is 12.4%.

Key Assumptions

In completing its analysis, Houlihan made the following key assumptions:

Status Quo vs. Post-Transaction Scenarios

•	Revenue and cost of sales remain the same in both the Status Quo and Post-Transaction scenarios;

•	WHX interest bearing debt is reduced in the Post-Transaction scenario;

•
Houlihan’s weighted average cost of capital analysis takes into account the added risk in the Status Quo scenario, as the higher cost of debt reflects the Company’s current degree of financial leverage;

•	Increased application of NOL’s in the Post-Transaction scenario is due to the assumed lower level of interest-bearing debt and interest expense;

Post-Transaction Low vs. High Subscription Scenarios

•	WHX interest-bearing debt is reduced by between $120 million under the low scenario and $160 million in the high scenario; and

•	Sensitivity Analysis was performed by increasing the weighted average cost of capital by 0.5% and decreasing long-term growth rate by 1%.

Each of the analyses conducted by Houlihan was carried out to provide a particular perspective of the rights offering.  Houlihan did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support its opinion as to the fairness of the rights offering to the common stockholders of the Company.  Houlihan does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses taken as a whole, supports its conclusion and opinion.  Accordingly, Houlihan believes that its analyses must be considered in its entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Houlihan in connection with the preparation of its opinion.

Houlihan’s opinion is directed to the special committee for its information and assistance in connection with its consideration of the rights offering and does not in any manner address the Company’s underlying business decision to proceed with or consummate the rights offering or use the net proceeds as set forth herein.  In that regard, Houlihan’s opinion does not address the merits of the decision by WHX to redeem the preferred stock, repay the indebtedness or purchase shares of common stock of CoSine Communications, Inc. as set forth herein.  Furthermore, Houlihan’s opinion does not constitute a recommendation to any common stockholder as to whether they should or should not exercise their rights in the rights offering, nor does Houlihan express any opinion as to the prices at which any securities of WHX might trade in the future.    Its opinion relates solely to the question of the fairness of the rights offering, including the subscription price and the use of proceeds arising therefrom as described herein, to the common stockholders of the Company, other than Steel Partners or its affiliates, from a financial point of view.

Houlihan, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes.  Houlihan has no prior investment banking relationships with WHX nor any financial interests in WHX.  Houlihan has received a non-contingent fee of $150,000 from WHX relating to its services in providing this opinion.  Houlihan’s opinion was approved by its fairness committee.  WHX has also agreed to indemnify Houlihan with respect to Houlihan’s services relating to this opinion.

Based on and subject to the foregoing, it was Houlihan’s opinion that, as of the date of such opinion, the rights offering, including the subscription price and the use of proceeds arising therefrom as described in the Use of Proceeds section of this prospectus, is fair, from a financial point of view, to the holders of common stock of the Company, other than Steel Partners or its affiliates, taken as a whole.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding.  We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine.  We will not be required to make uniform determinations in all cases.  We may reject the exercise of any of your subscription rights because of any defect or irregularity.  We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.  Our interpretations of the terms and conditions of the rights offering will be final and binding.

Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity.  We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form.  We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid.  All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.  You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Non-Transferability of the Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else.  Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours and your rights also may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted.  If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

Rights of Subscribers

You will have no rights as a stockholder with respect to shares you subscribe for in the rights offering until certificates representing shares of common stock are issued to you.  You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment and any other required documents to the subscription agent.

Intended Purchases

Steel Partners has indicated to us that it intends to exercise all of its rights, but has not made any formal commitment to do so.  Steel Partners has also indicated its intention to oversubscribe for the maximum number of shares for which it can oversubscribe for without (i) endangering the availability of our NOLs under Section 382 of the Internal Revenue Code or (ii) increasing its ownership to in excess of 75% of the outstanding shares of the Company’s common stock (it currently owns 50.3% of the outstanding shares of the Company’s common stock).

Foreign Stockholders and Stockholders with Army Post Office or Fleet Post Office Addresses

The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address.  Instead, we will have the subscription agent hold the subscription rights certificates for your account.  To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law.  If you do not follow these procedures by such time, your rights will expire and will have no value.

No Board Recommendation

An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus.  Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.

Protection Mechanics

Upon its emergence from bankruptcy on July 29, 2005, WHX experienced an ownership change as defined by Section 382 of the Internal Revenue Code, which imposes annual limitations on the utilization of NOLs post ownership change.  WHX believes it qualifies for the bankruptcy exception to the general Section 382 limitations.  Under this exception, the annual limitation imposed by Section 382 resulting from an ownership change will not apply.  Instead, the NOLs must be reduced by certain interest expense paid to creditors who became stockholders as a result of the bankruptcy reorganization.  Thus, WHX’s net operating losses of $205.8 million as of December 31, 2007, reflects a reduction of $31.0 million.  Accordingly, in order to avoid subsequent ownership changes, WHX’s amended and restated certificate of incorporation contains a 5% ownership limit pursuant to which certain transfers of WHX’s shares will be limited.

In determining ownership, certain attribution provisions and constructive ownership provisions apply, including the following:

•
Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person.  Note that an individual can be treated as a member of several different family groups.  For example, your family group would include your spouse, children, father and mother, but your mother’s family group would include her spouse, all her children and her grandchildren.

•	Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Attribution will also occur through tiered entity structures.

•	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one stockholder.

•	Ownership may not be structured with an abusive principal purpose of avoiding these rules.

WHX has the right under certain circumstances, in its sole and absolute discretion, to limit the exercise of rights, including instructing the subscription agent to refuse to honor any exercise of rights, by 5% stockholders or a subscriber to the extent its exercise of rights might, in WHX’s sole and absolute discretion, result in a subscriber owning 5% or more of our common stock.  However, WHX believes, based upon its analysis of WHX’s stockholders, subject to certain limitations, 5% stockholders and stockholders who would become 5% stockholders may increase their ownership without causing an ownership change.  In the event stockholders seeking to oversubscribe would endanger the availability of our NOLs under Section 382 of the Internal Revenue Code, those stockholders, including Steel Partners, seeking to oversubscribe will generally be proportionately reduced.  However, to maximize the proceeds of the offering or to avoid endangering the availability of our NOLs under Section 382 of the Internal Revenue Code, Steel Partners may voluntarily agree to reduce its participation, which reduction may not be made proportionately.  In addition, we may refuse any subscriptions, in our sole and absolute discretion, which would result in the subscriber owning 5% or more of our common stock, to avoid endangering the availability of our NOLs under Section 382 of the Internal Revenue Code.

In order to protect against an unexpected “ownership change” for federal income tax purposes, WHX has implemented the protection mechanics as follows:

•
if an exercise would result in the subscriber owning either directly or indirectly, of record or beneficially, more than 1,100,000 shares of WHX common stock, the subscriber must indicate on the subscription form the number of shares of WHX common stock it will so own, and notify the information agent at (800)-322-2885 and ask for Glen Linde.

•	if requested, each subscriber will be required to provide WHX with additional information regarding the amount of common stock that the subscriber owns; and

•
WHX has the right to instruct the subscription agent to refuse to honor a subscriber’s exercise to the extent an exercise might, in WHX’s sole and absolute discretion, result in the subscriber owning 5% or more of our common stock or otherwise causing an “ownership change.”

By exercising rights in the offering, you agree that:

•	the protection mechanics are valid, binding and enforceable against you;

•	any purported exercise of rights in violation of the protection mechanics section will be void and of no force and effect; and

•
WHX will void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false and the subscriber is treated as a 5% stockholder.

Shares of Common Stock Outstanding After the Rights Offering

Based on the 10,000,498 shares of our common stock currently outstanding, and the potential that WHX may issue as many as 142,857,114 shares pursuant to this rights offering, 152,857,612 shares of our common stock may be issued and outstanding following the rights offering.

Fees and Expenses

Neither we, nor the subscription agent, will charge a brokerage commission or a fee to subscription rights holders for exercising their rights.  However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “— Delivery of Subscription Materials and Payment.”

Other Matters

WHX is not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor is WHX distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights.  WHX may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions.  Subject to state securities laws and regulations, WHX also has the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws.  WHX may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

USE OF PROCEEDS

Assuming adequate net proceeds and, to the extent required, receipt of consents, we plan to immediately use those net proceeds as follows:

First, to the extent proceeds are available, to repay indebtedness owed by H&H and Bairnco to their senior lenders in the aggregate principal amount of $15 million.  Borrowings under the Wachovia Facilities currently bear interest at rates ranging from 4.7% to 5.5% and borrowings under the Wells Fargo term loans currently bear interest at rates ranging from 5.3% to 5.4%.

Second, to the extent proceeds are available, to redeem 1,000 shares of Series A preferred stock, par value $0.01 per share, issued by WHX CS Corp. (“CS”), a wholly-owned subsidiary of WHX (the “WHX CS Preferred”), for an aggregate redemption amount of $5,100,000, plus accrued and unpaid dividends.  Such shares of WHX CS Preferred are held by Steel Partners.  The WHX CS Preferred accrue a dividend at 6.0% per annum.  See “Management’s Discussion And Analysis of Financial Condition and Results of Operations — Discussion of Consolidated Statement of Cash Flows — Other Obligations.”

Next, to the extent proceeds are available, to purchase 2,631,384 shares of common stock of CoSine Communications, Inc. from Steel Partners for an aggregate purchase price of approximately $5.9 million, or to reserve such approximate amount to be used for working capital.

Next, to the extent proceeds are available, to repay indebtedness owed by WHX to Steel Partners under the Subordinated Loan Agreement of $15 million, plus accrued and unpaid interest.  Borrowings under the Subordinated Loan Agreement bear pay-in-kind interest at a rate per annum equal to the prime rate of JPMorgan Chase Bank plus 7.75%, adjusted from time to time, with a minimum interest rate of 16% per annum and a maximum interest rate of 19% per annum.  The Subordinated Loan Agreement has a scheduled maturity date of April 17, 2009.  Borrowings under the Subordinated Loan Agreement were used to partly finance the Bairnco Acquisition in April 2007.

Next, to the extent proceeds are available, to repay indebtedness owed by H&H to Steel Partners under the Term B Loan with Steel Partners in the principal amount of approximately $104 million, plus accrued and unpaid interest.  The Term B Loan bears interest at the prime rate plus 6.00% and has a scheduled maturity date of June 30, 2009.

Next, to the extent proceeds are available, to repay indebtedness in the principal amount of approximately $31.8 million, plus accrued and unpaid interest, owed by Bairnco and its subsidiaries under the Subordinated Debt Credit Agreement.  Borrowings under the Subordinated Debt Credit Agreement bear interest at 6.75% above the rate of interest publicly announced by JPMorgan Chase Bank as its reference rate, base rate or prime rate.  The Subordinated Debt Credit Agreement has a scheduled maturity date of January 17, 2013.

It is not anticipated that following the application of the net proceeds of the rights offering as described above, there will be any excess net proceeds under the rights offering.  However, in the event that it is not possible to make any of the applications of proceeds as described above, there may be excess net proceeds arising from the rights offering available for use by WHX for general working capital purposes.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

Market Price of Our Common Stock

WHX emerged from bankruptcy on July 29, 2005.  Our common stock issued upon our emergence from bankruptcy trades on the over-the-counter “Pink Sheets” under the symbol WXCP.PK.  The number of shares of common stock issued and outstanding as of July 8, 2008 was 10,000,498.  As of July 8, 2008, there were approximately 39 holders of record of common stock.  As of July 8, 2008, the price per share of our common stock was $1.40.

The prices set forth in the following table represent the high and low sales prices of our common stock on the over-the-counter “Pink Sheets”:

January 1, 2006 through Present

2008	HIGH	LOW

First Quarter	$4.70	$1.95
Second Quarter	$2.80	$1.00
Third Quarter (through July 8)	$1.60	$1.40

2007	HIGH	LOW

First Quarter	$10.30	$7.60
Second Quarter	$10.00	$8.00
Third Quarter	$9.00	$7.05
Fourth Quarter	$7.50	$3.80

2006	HIGH	LOW

First Quarter	$10.95	$10.05
Second Quarter	$10.55	$8.75
Third Quarter	$9.20	$7.40
Fourth Quarter	$10.30	$7.80

Source:  http://finance.yahoo.com

As part of the Plan of Reorganization of WHX (as amended, the “Plan”), on July 29, 2005 all of WHX’s outstanding securities, including WHX’s pre-bankruptcy filing common stock, Series A preferred stock, Series B preferred stock and 10 1/2% Senior Notes due April 15, 2005 (the “10 ½% Senior Notes”), were cancelled and annulled.  In full and complete satisfaction of all such claims, holders of the 10 1/2% Senior Notes received 9,200,000 shares of the new common stock representing their pro rata share of the reorganized company.  These shares represented 92% of the equity in the reorganized Company.  In full and complete satisfaction of all such interests, preferred stockholders received 800,000 shares of the new common stock representing their pro rata share of the reorganized company and 753,155 warrants to purchase common stock of the reorganized company, exercisable at $11.20 per share.  The warrants expired on February 28, 2008.  The common stock received by the preferred stockholders, collectively, represented 8% of the equity in the reorganized company.  Holders of our common stock received no distributions under the Plan.

Dividend Policy

We have never declared or paid any cash dividend on our common stock.  We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.  H&H and Bairnco are restricted by the terms of their respective financing agreements from making dividends to WHX.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table details information regarding our existing equity compensation plans as of December 31, 2007.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	591,000	$9.00	209,000

Equity compensation plans not approved by security holders	--	--	--
Total:	591,000	$9.00	209,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our consolidated financial statements and related notes and schedules included elsewhere in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those discussed below.  Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

WHX, the parent company, is a holding company that invests in and manages a group of businesses on a decentralized basis.  WHX owns H&H, which is a diversified manufacturing company whose strategic business units encompass three reportable segments: Precious Metal, Tubing, and Engineered Materials.  In April 2007, WHX acquired Bairnco.  Bairnco operates business units in three reportable segments: Arlon Electronic Materials, Arlon Coated Materials, and Kasco Replacement Products and Services.

H&H’s Precious Metal activities include the fabrication of precious metal and their alloys into brazing alloys and the utilization of precious metal in precision electroplating.  Brazing alloys are used to join most common metals as well as specialty metals with strong, hermetic joints.  The Precious Metal segment offers a wide variety of these metal joining products, including gold, silver, palladium, copper, nickel, and aluminum based materials.  These brazing alloys are fabricated into a variety of engineered forms and are used in many industries including automotive, air conditioning, general industrial and other metal-joining industries.  This segment is also engaged in precision electroplating (often using gold, silver, palladium and various base metals) of electronic and electrical components primarily for use in the automotive industry.

The Tubing segment manufactures a wide variety of steel tubing products.  The Stainless Steel Tubing Group manufactures small-diameter precision-drawn seamless tubing both in straight lengths and coils.  The Stainless Steel Tubing Group’s capabilities in long continuous drawing of seamless stainless steel coils allow the Group to serve the petrochemical infrastructure and shipbuilding markets.  The Stainless Steel Tubing Group also produces products for use in the medical, semiconductor fabrication, aerospace and instrumentation industries.  The Specialty Tubing Group manufactures welded carbon steel tubing in straight lengths and coils with a primary focus on products for the refrigeration and automotive industries.  In addition to producing bulk tubing, the Specialty Tubing Group also produces value added products for the appliance market by fabricating tubing into condensers for refrigerators and freezers.

The Engineered Materials segment supplies products to the construction and building industries.  This segment manufactures fasteners and fastening systems for the commercial flat roofing industry.  Products are sold to building and roofing distributors and as private labels to roofing systems manufacturers.  A line of specialty fasteners is produced for the building products industry for fastening applications in log homes, landscaping, masonry, and wood decks.  This segment also manufactures plastic and steel fittings and connectors for natural gas and water distribution service lines along with exothermic welding products for electrical grounding, cathodic protection, and lightning protection.  In addition, the segment manufactures electro-galvanized steel products primarily for the construction industry.

The Arlon Electronic Materials segment designs, manufactures, markets and sells high performance laminate materials and bonding films utilized in the military/aerospace, wireless communications, automotive, oil drilling, and semiconductor markets.  Among the products included in the Arlon Electronic Materials segment are high technology materials for the printed circuit board industry and silicone rubber products for insulating tapes and flexible heaters.

The Arlon Coated Materials segment designs, manufactures, markets and sells laminated and coated products to the electronic, industrial and commercial markets under the Arlon and Calon brand names.  Among the products included in the Arlon Coated Materials segment are vinyl films for graphics art applications, foam tapes used in window glazing, and electrical and thermal insulation products.

The Kasco Replacement Products and Services segment is a leading provider of meat-room products (principally replacement band saw blades) and on site maintenance services principally to retail food stores, meat and deli operations, and meat, poultry and fish processing plants throughout the United States, Canada and Europe.  In Canada and France, in addition to providing its replacement products, Kasco also sells equipment to the supermarket and food processing industries.

In addition to the table below, please refer to the consolidated financial statements and financial statement schedules of WHX Corporation as of and for the year ended December 31, 2007 and 2006, and for the three-month periods ended March 31, 2008 and 2007 to which the following discussion and analysis also applies.  The following table presents information about our reportable segments for the years ended December 31, 2007 and 2006, and for the three-month periods ended March 31, 2008 and 2007:

	Three Months Ended March 31,		Year ended December 31,
	2008	2007	2007	2006
	Unaudited
	(in thousands)
Net Sales
Precious Metal	$45,688	$37,762	$150,484	$146,014
Tubing	29,626	29,337	117,627	120,873
Engineered Materials	51,009	50,738	228,248	194,076
Arlon Electronic Materials (a)	16,404	-	45,576	-
Arlon Coated Materials (a)	17,675	-	47,647	-
Kasco (a)	16,875	-	48,284	-

Net sales	$177,277	$117,837	$637,866	$460,963

Segment operating income (loss)
Precious Metal (b)	$2,397	$(271)	$8,203	$5,122
Tubing (c)	1,273	(900)	138	(8,916)
Engineered Materials	1,264	2,073	17,216	15,855
Arlon Electronic Materials (a)(e)	1,156	-	(118)	-
Arlon Coated Materials (a)(e)(g)	(1,108)	-	(3,522)	-
Kasco (a)(e)	833	-	1,007	-
	5,815	902	22,924	12,061
Unallocated pension credit	(1,800)	(1,250)	(4,963)	(4,785)
Unallocated corporate expenses	1,091	1,445	6,749	4,068
Insurance proceeds (d)	-	-	(6,538)	(810)
Environmental remediation expense (f)	-	-	4,678	2,909
Fairfield penalty (f)	-	-	-	180
Loss (gain) on disposal of assets	(22)	130	283	(31)
Income from operations	6,546	577	22,715	10,530

Interest expense	10,371	7,570	39,488	22,535
Realized and unrealized loss on derivatives	1,627	691	1,888	7,993
Other expense (income)	(51)	140	272	834

Loss from continuing operations before taxes	$(5,401)	$(7,824)	$(18,933)	$(20,832)

(a)
Bairnco was acquired on April 13, 2007 and thus, these segments do not appear in the period ended March 31, 2007. The 2007 results include the Bairnco segments for the period April 14, 2007 through December 31, 2007.

(b)	Includes an asset impairment charge of $3.4 million in 2006.
(c)	Includes an asset impairment charge of $1.8 million and restructuring charges of $2.4 million in 2006.
(d)	Gain on insurance proceeds relating to the settlement of 1992 fire loss claims.
(e)
The following non-recurring charges relating to the purchase accounting for the Bairnco Acquisition are included in the 2007 results above: Arlon Electronic Materials $3,509, Arlon Coated Materials $2,409, and Kasco $1,460.

(f)
Environmental remediation expense and Fairfield penalty have not been allocated to the reporting segments since the related facilities have been closed for several years and are not indicative of current operating results.

(g)
The operating loss of the Arlon Coated Materials segment for the three months ended March 31, 2008 includes $0.6 million of move costs to consolidate two plants in San Antonio, Texas into one.  In addition to the direct move costs, the results of the quarter were negatively impacted by a plant shutdown and related operating inefficiencies during the move.

Comparison of the First Quarter of 2008 with the First Quarter of 2007

Net sales for the first quarter of 2008 increased by $59.4 million, or 50.4%, to $177.3 million, as compared to $117.8 million in the first quarter of 2007. Bairnco, which was acquired in April 2007, contributed $51.0 million in net sales for the first quarter of 2008.  The Precious Metal segment net sales increased by $7.9 million, or 21.0%, to $45.7 million. The increased sales were primarily driven by higher precious metal prices, increased market share and new product sales.  The Tubing segment sales increased by $0.3 million as strong growth in petrochemical and shipbuilding markets serviced by the Stainless Steel Tubing Group were offset by weakness in the domestic and foreign refrigeration and transportation markets serviced by the Specialty Tubing Group. The Engineered Materials segment sales increased by $0.3 million.

Gross profit of $40.8 million, an increase of $21.3 million from the first quarter of 2007, was positively impacted by the acquisition of Bairnco, which contributed $16.1 million.  Gross profit margin as a percentage of sales increased to 23.0% from 16.5% in the first quarter of 2007. The acquisition of Bairnco increased consolidated gross profit margin by 3.4%. The remaining 3.1% increase is primarily due to higher margin product mix within the Precious Metal segment and improved operational efficiencies within the Tubing segment, specifically the Specialty Tubing Group.

Selling, general and administrative (“SG&A”) expenses increased $15.5 million to $34.3 million in the first quarter of 2008 from $18.8 million in the 2007 quarter. The increase in SG&A expenses relates principally to Bairnco, which was acquired in April 2007.  Additionally, an increase in employee costs was mostly offset by lower audit and legal fees and a higher pension credit.

Income from operations increased $5.9 million to $6.5 million in the first quarter of 2008 as compared to $0.6 million in the same period of 2007. Bairnco provided $0.9 million of the increase with the remainder of $5.0 million being generated from increased sales and gross margin improvements in 2008.

Interest expense for the first quarter of 2008 increased $2.8 million to $10.4 million from $7.6 million in the first quarter of 2007.  Interest on Bairnco related debt accounted for $3.6 million of the increase.  The remaining reduction was due to lower interest rates in the first quarter of 2008.

Realized and unrealized losses on derivatives were $1.6 million in the first quarter of 2008, compared to $0.7 million in the first quarter of 2007. The derivative financial instruments utilized by H&H are precious metal forward and future contracts, which are used to economically hedge H&H’s precious metal inventory against price fluctuations.  Losses are incurred as precious metal market prices increase over the contract term, and gains are recognized as precious metal prices decrease over the contract term.  Increases in market price occurred in both quarters, resulting in losses on derivatives. The reason for the higher loss in the 2008 period is a higher rate of increase in precious metal prices during the first quarter of 2008 as compared to the 2007 period, offset by a reduced quantity of precious metal under forward and future contracts.

In the first quarter of 2008, a tax provision of $0.8 million was recorded, and in the first quarter of 2007, a tax provision of $0.7 million was recorded. The Company’s tax provision is principally for state and foreign taxes. The Company has not recorded a federal income tax benefit in either quarter due to the uncertainty of realizing the benefit of the Company’s “NOLs” in the future.  The Company records a valuation allowance against deferred tax assets resulting from NOLs.

Net loss for the first quarter of 2008 was $6.2 million, or ($0.62) per share, compared to a net loss of $8.5 million or ($0.85) per share for the first quarter of 2007.

The comments that follow compare revenues and operating income by segment for the first quarter of 2008 and 2007.

Precious Metal

Net sales for the Precious Metal segment for the first quarter of 2008 increased $7.9 million or 21.0% to $45.7 million from $37.8 million in the first quarter of 2007. The segment experienced higher sales, from both higher precious metal prices and increased market share.  The segment increased its market share of distributors to the plumbing and welding markets.  The segment also experienced strong sales to the energy exploration and electrical infrastructure markets.  An additional increase of $1.3 million from new product sales of aluminum brazing alloys resulted from an acquisition completed in late 2007.

Operating income for the Precious Metal segment was $2.4 million in the first quarter of 2008, compared to a loss of $0.3 million in the first quarter of 2007.  Approximately half of this improvement was due to the elimination of losses from the Company’s HHEM business, which was sold in March 2007.  The balance of the improvement in operating income resulted from higher sales and gross profit at the ongoing businesses.  In addition to the incremental gross profit from higher sales, there were favorable product mix shifts to higher margin products.

Tubing

In the first quarter of 2008, net sales for the Tubing segment slightly increased to $29.6 million from $29.3 million in 2007.  Strong demand for small diameter precision-drawn seamless tubing that services the petrochemical and shipbuilding industries was the principal cause of a $2.0 million increase in net sales of the Stainless Steel Tubing Group.  The Specialty Tubing Group experienced reduced sales volume of $1.7 million resulting from the weak housing market and its negative effect on the home appliance industry.

Operating income increased by $2.2 million to income of $1.3 million in the first quarter of 2008 as compared to an operating loss of $0.9 million in the same period of 2007.  The improvement in operating income was principally the result of improved operating efficiencies within the North American specialty tubing business, which experienced losses in the same period of the prior year.

Engineered Materials

Net sales for the Engineered Materials segment increased slightly to $51.0 million from $50.7 million in the first quarter of 2007.  Increases in sales of $0.6 million for exothermic welding products used in electrical grounding industries was partially offset by weaker sales of products used in the domestic housing market, which is continuing to experience an economic slowdown.

Operating income decreased by $0.8 million from $2.1 million in the first quarter of 2007 to $1.3 million in the same period of 2008.  Factors resulting in lower operating income included softness in the domestic housing market and an increase in volume of lower margin private label products.

Bairnco Segments

The Arlon Electronic Materials, Arlon Coated Materials and Kasco segments (collectively, the "Bairnco Segments") were established during Apri1 2007 with the acquisition of Bairnco. Any references to the Bairnco Segments' financial information prior to the Company's acquisition of Bairnco in 2007 have been included for comparative purposes only to assist in better understanding the results of the Bairnco Segments, and such amounts have not been included in the Company's consolidated results. The Bairnco Segments' pre-acquisition financial information is not intended to represent, or be indicative of, the consolidated results of operations or financial condition that would have been reported had the acquisition of Bairnco been completed as of the beginning of the period referenced, nor of the Company's future consolidated results of operations or financial condition.

Net sales for the Bairnco segments on a combined basis for the quarter ended March 31, 2008 were $51.0 million, as compared to $48.7 million for the same period of the prior year.  Arlon Electronic Materials’s sales of $16.4 million were down 4.7% from the prior year primarily due to a very strong sales month in January 2007 where customers purchased in advance of price increases and there was strong activity in certain key military programs. Arlon Coated Materials’s sales of $17.7 million improved 12.7% over 2007 primarily driven by increased sales in the digital print domestic graphics market. Kasco's sales of $16.9 million were up 6.6% over prior year from the impact of exchange rates of a weakened U.S. dollar on European sales.

Gross profit of the Bairnco segments on a combined basis for the quarter ended March 31, 2008 was $16.1 million, or 31.6% of net sales. Arlon Electronic Materials’s gross profit was down 9.8% to $5.2 million on reduced sales and related lower production volumes, increased raw material costs and ongoing competitive pricing pressures. Gross profit margins at the Arlon Coated Materials segment were up 5.1% in dollars to $3.4 million, but down as a percentage of sales with the changing mix in the graphics business to lower margin digital print sales. Kasco’s gross profit increased 20.1% to $7.4 million from the prior year primarily due to higher sales and improved efficiencies as the consolidation of manufacturing plants was completed in 2007.

SG&A expenses for the Bairnco segments for the quarter ended March 31, 2008 of $15.2 million increased approximately $1.0 million from 2007. Included therein is $0.4 million of amortization expense related to intangibles recorded as part of the purchase price of the WHX acquisition of Bairnco. Also included in these expenses is $0.6 million of move related costs to consolidate the two Arlon Coated Materials plants in San Antonio, Texas into one plant.  In addition to the direct move costs, the results of the quarter were negatively impacted by a plant shutdown and related operating inefficiencies during the move.  Management expects that the consolidation of the plants will result in cost savings and operating efficiencies in the future.

Unallocated Corporate Expenses

Unallocated corporate expenses decreased from $1.4 million in the first quarter of 2007 to $1.1 million in the first quarter of 2008.  There were decreases in the costs for audit and legal fees, and non-cash expenses associated with stock-based compensation for certain executives.

2007 Compared to 2006

Net sales for 2007 increased by $176.9 million, or 38.3%, to $637.9 million, as compared to $461.0 million in 2006.  The Bairnco Acquisition generated $141.5 million of this increase.  The results of operations of Bairnco are included in the financial results of WHX beginning April 13, 2007, and comprise approximately 37 weeks of operations.  Net sales increased by $4.5 million at the Precious Metal segment, decreased by $3.2 million at the Tubing segment, and increased $34.2 million at the Engineered Materials segment, principally due to sales from a roofing fastener business acquired by the Company in December 2006.  Additionally, net sales increased at the current businesses included in the Precious Metal and Tubing segments, but they were offset by a decrease of approximately $30 million in net sales from businesses that were sold or exited in 2007.  Certain assets of our Handy & Harman Electronic Materials Corporation subsidiary located in East Providence, Rhode Island, as well as certain assets and inventory located in Malaysia (collectively referred to as “HHEM”) were sold on March 4, 2007 and the operations of H&H Tube Co. (“H&H Tube”) were closed in 2006.

Gross profit percentage increased to 20.8% in 2007 from 18.3% in 2006.  The 2007 period was positively affected by the acquisition of Bairnco, which contributed $36.7 million to gross profit and increased the Company’s consolidated gross profit percentage by 1.5%.  This was despite the fact that Bairnco’s gross profit had been negatively impacted by a $5.5 million non-recurring charge to cost of sales that related to the acquisition value of Bairnco’s inventory.  In both 2007 and 2006, the Company liquidated precious metal inventories valued at last-in, first-out (“LIFO”) cost, resulting in a favorable effect on gross margin in each year ($4.7 million in 2007 and $5.2 million in 2006).  The Tubing segment increased gross profit as compared to the 2006 period primarily from higher margin in the stainless steel tubing group.

Selling, general and administrative (“SG&A”) expenses increased $47.0 million to $111.4 million, or 17.5% of net sales, in 2007 from $64.4 million, or 14.0% of net sales, in 2006.  SG&A expenses of Bairnco, which was acquired in April 2007, accounted for approximately $39.0 million of the increase (6.1% of net sales in 2007), and such SG&A expenses reflect $1.6 million of non-recurring charges for acquired research and development and $0.2 million for acquired backlog.  They also include amortization of $1.3 million due to the intangibles acquired in the Bairnco Acquisition.  In addition, there was also an increase in 2007 from the acquisition of a roofing fastener business in December 2006.  Its costs include operating costs as well as amortization of certain acquired intangible assets.  Furthermore, under Revised Statement of Financial Accounting Standards No. 123(R), the Company is required to record its obligation for stock options at the fair value on the date of grant.  The Company recorded $1.6 million of stock-based compensation expense in 2007 related to stock options and other incentive arrangements.  In addition, costs also rose in the 2007 period due to additional audit and other professional fees, costs of complying with the Sarbanes-Oxley Act of 2002, certain start up costs of a China operation within the Precious Metal segment, partially offset by reduced costs resulting from the closure of HHEM and the Norristown, Pennsylvania location (the “Norristown facility”) of H&H Tube.

The Company recorded gains from insurance claims of $6.5 million and $0.8 million in 2007 and 2006, respectively.  The insurance proceeds that the Company collected related to claims from a fire at an H&H subsidiary’s plant in 2002.

Environmental remediation expenses of $4.7 million were recorded in 2007 as compared to $2.9 million in 2006.  During 2007, the Company revised its estimates of future remediation costs for various locations and also increased its environmental reserves based on the latest estimate of cleanup costs, together with certain past oversight costs, and an expected increase in the Company’s allocation percentage among the potentially responsible parties (“PRPs”) under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state statutes at several sites.

Asset impairment charges in 2006 totaling $5.2 million include $1.8 million relating to the assets of H&H Tube and $3.4 million relating to the assets of HHEM.  In 2006, the Company announced the closing of the Norristown facility.  The decision to close the Norristown facility was principally based on the economics of operating H&H Tube’s business at the facility.  H&H Tube manufactured stainless steel tubing that was supplied in various lengths and forms in both coil and straight lengths.  H&H Tube's small coil business was relocated to H&H’s Camdel Metals Corporation (“Camdel”) facility located in Camden, Delaware.  In conjunction with the decision to close the Norristown facility, the Company reviewed the recoverability of the Norristown facility’s long-lived assets in accordance with Statements of Financial Accounting Standards No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”).  A review of future cash flows, based on the expected closing date, indicated that cash flows would be insufficient to support the carrying value of certain machinery and equipment at the Norristown facility.  As a result, the Company recorded an asset impairment charge of $1.8 million in its statement of operations for 2006.  No impairment loss was incurred on the real estate assets based on the Company’s analysis.

In accordance with SFAS No. 144, in 2004, the Company evaluated fixed assets associated with its HHEM facilities in light of ongoing operating losses.  This evaluation resulted in the recording of accelerated depreciation of $0.2 million in 2004, $0.8 million in 2005 and $0.8 million in 2006.  This accelerated depreciation is a charge to cost of goods sold in the applicable period.  In the fourth quarter of 2006, the Company again measured the recoverability of the long-lived assets of the HHEM business for impairment when it was determined that the assets should be classified as held for sale in accordance with SFAS No. 144, and recorded an asset impairment charge of $3.4 million.  The amount of the impairment loss was based upon the actual selling price of the long-lived assets in March 2007.

Restructuring charges of $2.4 million in 2006 relate to the Norristown facility closing.  The restructuring charges included termination benefits of $2.0 million and $0.1 million resulting from a pension plan curtailment and $0.3 million for other charges.

Income from operations for 2007 was $22.7 million, which was $12.2 million higher than 2006.  A principal cause of the increase in operating income was the gain on insurance proceeds of $6.5 million in 2007.  In addition, income from operations for 2006 included $7.6 million for asset impairment and restructuring charges related to the closing of HHEM and the Norristown facility.  Decreases to operating income in 2007 resulted from Bairnco’s operating loss of $2.6 million, which was negatively impacted by non-recurring charges of $7.4 million for acquired manufacturing profit in inventory, acquired research and development costs, and acquired backlog.  In addition, there were also higher SG&A expenses in 2007, related to additional audit and other professional fees, the costs of complying with the Sarbanes-Oxley Act of 2002, and expenses associated with share-based compensation for certain executives, partially offset by reduced SG&A costs resulting from the closure of HHEM and the Norristown facility.  Environmental remediation charges were $1.8 million higher in 2007 than in 2006.

Interest expense for 2007 rose by $17.0 million to $39.5 million from $22.5 million in 2006 as borrowings and the related interest rates both increased.  Debt as of December 31, 2007 exceeded the December 31, 2006 balance by $153.8 million, of which approximately $132.5 million related to Bairnco, plus additional borrowings.  The additional borrowings were used to fund required and accelerated pension plan contributions, environmental remediation costs, capital expenditures, and for general business purposes.  Pursuant to the terms of a subordination agreement between Steel Partners and Wachovia, interest payable to Steel Partners is accrued but not paid.  Interest payable to Steel Partners as of December 31, 2007 was $19.6 million.

Realized and unrealized losses on derivatives totaled $1.9 million in 2007, compared to $8.0 million in 2006.  H&H enters into commodity futures and forwards contracts on precious metals in order to economically hedge its precious metals inventory against price fluctuations.  The loss declined in 2007 principally because the volume of the Company’s precious metal inventories declined, and thus its hedged quantities of precious metals declined substantially in 2007.  In addition, the market price of silver increased at a lower rate in 2007 than in 2006.

In 2007, a tax provision of $1.8 million was recorded for state and foreign taxes.  The 2006 net tax provision for continuing operations of $31,000 includes a tax benefit of $1.6 million related to discontinued operations.  The Company’s net tax provision from both continuing and discontinued operations was $1.7 million in 2006, and was also principally for state and foreign taxes.  The Company recorded a valuation allowance related to the tax benefits associated with its operating losses in each period due to the uncertainty of realizing these benefits in the future.

Net income from discontinued operations in 2006 relates to the Company’s wire and cable business, which had been part of the former Wire and Tubing segment.  All operations of the wire and cable business were concluded during 2005, and accordingly, these businesses are reported as discontinued operations in 2006.  A gain on the disposal of assets, net of tax, of $2.9 million in 2006 reflects a gain on the sale of the land and building formerly used in the wire and cable business.

Net loss for 2007 was $20.8 million, or ($2.08) per share, compared to a net loss from continuing operations of $20.9 million or ($2.09) per share for 2006.  Including discontinued operations, net loss was $18.2 million, or $(1.82) per share for 2006.

The comments that follow compare revenues and operating income by segment for 2007 and 2006:

Precious Metal

Net sales for the Precious Metal segment increased $4.5 million, or 3.1%, from $146.0 million in 2006 to $150.5 million in 2007.  The sale of the HHEM business resulted in a $15.6 million reduction in net sales for 2007 compared to 2006, partially offset by a transfer of certain business to another entity within the Precious Metal segment.  Aside from the reduction caused by the sale of the HHEM business, the segment, particularly the precious metal fabrication group, experienced higher net sales totaling $20.0 million, or 15%, including the transferred business.  The sales increase resulted from both increased volume and market share with increased sales to existing customers as well as to new customers because of new distribution and sales force initiatives.  In addition, an increase in precious metal prices during 2007 also contributed to higher sales compared to 2006.  The average market price of silver rose by 16% year over year, and the average market price of gold rose by 15%.  H&H’s profits from precious metal products are principally derived from the “value added” of processing and fabricating and not from the purchase and resale of precious metal.  In accordance with general practice in the industry, prices to customers are principally a composite of two factors: (1) the value of the precious metal content of the product and (2) the “fabrication value”, which includes the cost of base metals, labor, overhead, financing and profit.

Operating income for the Precious Metal segment increased $3.1 million to $8.2 million in 2007 from $5.1 million in 2006, principally because 2006 included an asset impairment charge of $3.4 million related to the Company’s HHEM subsidiary.  The effect of higher sales in 2007 was offset by a less profitable mix of industrial products sold and higher base metal and precious metal costs.  In addition, operating income was reduced by a $0.4 million loss upon sale of certain inventory when the HHEM business was sold in March 2007, and by $0.5 million of employee-related termination costs.  Furthermore, both 2007 and 2006 results were positively impacted by gains of $4.7 million and $5.2 million, respectively, resulting from the liquidation of precious metal inventories valued at LIFO cost.  There were also increases in salaries due to new hires, and approximately $0.4 million of start up costs for a new China operation.

Tubing

In 2007, net sales for the Tubing segment decreased $3.2 million, or 2.7%, from $120.9 million in 2006 to $117.6 million in 2007, principally due to the closure of the Norristown facility in 2007.  The Norristown facility continued to operate during 2006 and recorded sales of $14.6 million, principally due to special non-recurring sales and accelerated shipment of product prior to shutdown.  The reduction in net sales from the closure of the Norristown facility was partially offset by a transfer of approximately $5.0 million of the Norristown facility’s small coil business to another stainless steel tubing facility.  Net sales at the other stainless steel tubing facilities increased by approximately $12.4 million, including the $5.0 million transferred business.  The net sales increase occurred principally because of strong demand from the petrochemical and ship-building markets.  The specialty tubing group experienced reduced sales volume resulting from weak demand from the North American refrigeration market, partially offset by an increase in sales in the European refrigeration market, for a net reduction in sales of approximately $1.0 million.

Operating loss decreased by $9.0 million to operating income of $0.1 million in 2007 from an operating loss of $8.9 million in 2006.  The 2006 loss included a total of $4.2 million for restructuring costs of $2.4 million and an asset impairment charge of $1.8 million; both of which related to the closing of the Norristown facility.  Improvement in operating income also occurred due to the strength of the sales at the other stainless steel tubing facilities.  However, cost inefficiencies at the specialty tubing group’s Mexican refrigeration facility continued to contribute to the operating loss in both periods.

Engineered Materials

Net sales for the Engineered Materials segment increased $34.2 million, or 17.6%, from $194.1 million in 2006 to $228.2 million in 2007 due to increased volume in the commercial roofing fastener business (principally due to an acquisition in December 2006).  This increase was partially offset by weaker sales of products used in the domestic housing market, which is experienced a slowdown.

Operating income increased in 2007 by $1.3 million from $15.9 million in 2006 to $17.2 million in 2007.  Factors resulting in marginal operating income improvement as compared to the sales growth of this segment, included soft demand from the housing construction market, reduced gross margin from a mix of lower margin products as well as higher SG&A expenses including $0.7 million of amortization of certain intangibles acquired in December 2006 and the postretirement welfare plan curtailment charge of $0.7 million at one of the H&H subsidiaries included in this segment.  This was partially offset by improved sales in the commercial roofing market and higher operating income at the segment’s facility that serves the electric, natural gas and water distribution industries.

Bairnco Segments

Net sales for the Bairnco Segments on a combined basis for the period April 13 through December 31, 2007 were $141.5 million.  Arlon’s Electronic Materials sales of $45.6 million improved over prior year on strong activity in both the electronics and industrial markets.  Arlon’s Coated Materials sales of $47.7 million increased only slightly from 2006 as sales to the domestic graphics and industrial markets were relatively flat.  Kasco's Replacement Products and Services sales of $48.3 million were up significantly over prior year from the impact of the Atlanta SharpTech acquisition made in late 2006 and the impact of exchange rates of a weakened US dollar on European sales.

Gross profit for the Bairnco Segments on a combined basis for the period April 13 through December 31, 2007 was $36.6 million or 25.9% of sales.  Gross profit was negatively impacted by a charge to cost of sales for $5.5 million of manufacturing profit that was included in the acquisition value of the inventory purchased by WHX and sold in the reporting period.  Arlon’s Electronic Materials gross profit margin was down slightly due to a less favorable sales mix, increased raw material costs, scrap and operating inefficiencies.  Gross profit margins at Arlon Coated Materials were negatively impacted by increased inefficiencies from lower production volumes as sales to the corporate re-imaging markets softened.  Kasco’s Replacement Products and Services gross profit margins improved from the prior year as certain sales and cost efficiencies from the acquisition of certain assets and certain liabilities of Atlanta SharpTech, a long established global provider of meat room products and maintenance repair services, were implemented.

SG&A expenses for the Bairnco Segments on a combined basis for the period April 13 through December 31, 2007 of $39.2 million included $1.6 million of non-recurring charges for acquired research and development and $0.2 million for acquired backlog.  They also include amortization of $1.3 million due to the valuation of intangibles acquired in the acquisition by WHX.

The valuation of the acquired assets of Bairnco included $1.6 million of acquired in-process research and development.  This asset related to eight specific research and development projects that were considered by management to be within 6 to 12 months of commercialization.  The valuation method used was an income approach that valued projected future operating profit from the projects less the costs to complete the projects, and less a charge for the use of existing technology assets such as the Company’s existing chemical formulations and processing know-how, as well as a charge for the use of other contributory assets.  The resulting projected cash flows were then discounted using an 18.5% discount rate.  The acquired in-process research and development asset of $1.6 million was charged to income in 2007 as part of selling, general and administrative expenses.

Unallocated Corporate Expenses

Unallocated corporate expenses increased from $4.1 million in 2006 to $6.7 million in 2007.  There were increases in the costs for audit and legal fees, the cost of complying with the Sarbanes-Oxley Act of 2002, and non-cash expenses associated with stock-based compensation for certain executives.

Liquidity, Cash Flow, and Commitments

Liquidity

The Company incurred net losses of $20.8 million and $18.2 million for the years ended December 31, 2007 and 2006, respectively, and had negative cash used in operating activities of $2.4 million and $17.7 million for the years ended December 31, 2007 and 2006, respectively.  As of December 31, 2007 and March 31, 2008, the Company had an accumulated deficit of $434.1 million and $440.3 million, respectively.  As of March 31, 2008, the Company’s current assets totaled $215.6 million and its current liabilities totaled $207.3 million; therefore, working capital was $8.3 million. Included in the current liabilities as of March 31, 2008 is a total of $28.9 million of accrued interest and mandatorily redeemable preferred stock payable to Steel Partners. Such amounts are expected to be either partially or totally repaid after the completion of this rights offering.  The Company’s working capital at December 31, 2007 was $15.0 million.  On February 14, 2008, H&H and certain of its subsidiaries amended the Wachovia Facilities and the Term B Loan to, among other things, extend the maturity date to June 30, 2009.  Bairnco’s bank debt was refinanced in July 2007 with a new scheduled maturity of 2012. In prior periods, H&H and Bairnco have not been in compliance with certain of their bank covenants and have been required to obtain waivers from their lenders related to such covenants, after which and as of March 31, 2008, the Company was in compliance.  We intend to refinance our debt, but there can be no assurance that such financing will be available or available on terms acceptable to us. If we cannot refinance H&H’s debt that is due on June 30, 2009, there can be no assurance that H&H will be able to continue to operate its business or to provide us with additional capital to fund our operations.

WHX is a holding company and has as its sole source of cash flow distributions from its operating subsidiaries, H&H and Bairnco, or other discrete transactions.  H&H’s credit facilities effectively do not permit it to transfer any cash or other assets to WHX (with the exception of (i) an unsecured loan for required payments to the WHX Pension Plan, (ii) an unsecured loan for other uses in the aggregate principal amount not to exceed $7.0 million, of which approximately $3.4 million has been distributed, (iii) the loan, distribution or other advance of up to approximately $7.4 million, subject to certain limitations, to the extent loaned by Steel Partners to H&H, of which approximately $3.2 million has already been distributed, and (iv) up to $13.1 million to be used by WHX solely to make a contribution to the WHX Pension Plan, which contribution of $13.0 million was made on September 12, 2007.  H&H’s credit facilities are collateralized by substantially all of H&H’s assets.  Similarly, Bairnco’s bank credit facilities and term loan do not permit it to make any distribution, pay any dividend or transfer any cash or other assets to WHX other than common stock of Bairnco.

WHX’s ongoing operating cash flow requirements consist of funding the minimum requirements of the WHX Pension Plan and paying administrative costs.  On September 12, 2007, WHX made a payment to the WHX Pension Plan of $13.0 million, which exceeded the minimum required contribution under ERISA.  As a result of such accelerated contribution, the required contributions to the WHX Pension Plan over the next five years are expected to significantly decline, with no contribution required in 2008, and the Company believes that the full amount of the IRS Waiver has been repaid, and all liens granted to the PBGC pursuant to the PBGC Settlement Agreement have been released.  As of March 31, 2008, WHX and its Unrestricted Subsidiaries had cash of approximately $0.3 million and current liabilities of approximately $6.9 million, including $5.8 million of mandatorily redeemable preferred shares plus accrued dividends payable to a related party.

H&H’s availability under its credit facilities as of December 31, 2007 was $12.3 million, and as of March 31, 2008 was $17.3 million.  See “––Discussion of Consolidated Statement of Cash Flows––Debt––Handy  & Harman” for a discussion of H&H’s credit facilities, including recent amendments.

On March 4, 2007, the Company sold certain assets, including the land and building, certain machinery and equipment, and inventory of HHEM, located in East Providence, Rhode Island, as well as certain assets and inventory located in Malaysia for net proceeds of approximately $3.8 million.  Of the total net proceeds, $2.5 million was used to make an incremental payment to the WHX Pension Plan, pursuant to the terms of a prior agreement with the PBGC.  Under the terms of the sale agreement, the Company has retained responsibility for any pre-existing environmental conditions requiring remediation at the Rhode Island site.

In connection with the closing of the Bairnco Acquisition in April 2007, initial financing was provided by Steel Partners through two credit facilities.  Steel Partners extended bridge loans in the aggregate principal amount of approximately $86.5 million pursuant to the Bridge Loan Agreement.  In addition, Steel Partners extended to WHX a $15.0 million subordinated loan pursuant to the Subordinated Loan Agreement.  WHX contributed the $15.0 million proceeds of the subordinated loan to BZA as a capital contribution.

On July 17, 2007, Bairnco and certain of its subsidiaries entered into (i) the First Lien Credit Agreement with Wells Fargo, which provides for a revolving credit facility to the borrowers in an aggregate principal amount not to exceed $30.0 million and a term loan facility of $28.0 million, (ii) the Second Lien Credit Agreement with Ableco, which provides for a term loan facility to the borrowers of $48.0 million, and (iii) the Subordinated Debt Credit Agreement with Steel Partners as lender providing for a term loan of approximately $31.8 million, and completed the refinancing of: (A) all existing indebtedness of Bairnco and its subsidiaries under the Bairnco Senior Secured Credit Facility and (B) approximately $56.7 million of the indebtedness under the Bridge Loan Agreement.  The Subordinated Debt Credit Agreement amended and restated the Bridge Loan Agreement.  The scheduled maturity date of the indebtedness under each of the First Lien Credit Agreement and Second Lien Credit Agreement is July 17, 2012, and the scheduled maturity date of the indebtedness under the Subordinated Debt Credit Agreement is January 17, 2013.

Bairnco’s availability under its credit facilities as of December 31, 2007 was approximately $5.3 million, and as of March 31, 2008 was $6.0 million.  See “––Discussion of Consolidated Statement of Cash Flows––Debt––Bairnco” for a discussion of Bairnco’s credit facilities, including amendments.

On June 30, 2008, Arlon Inc., a wholly owned subsidiary of Bairnco, (i) sold certain property in Rancho Cucamonga, California for $8.5 million and (ii) leased back certain portions of such property under a 15 year lease term with two 5 year renewal options.  Bairnco has agreed to guarantee the payment and performance under the lease. The proceeds from the sale were applied to repay a portion of the term loan under the First Lien Credit Agreement. Bairnco amended the First Lien Credit Agreement and the Second Lien Credit Agreement to permit these transactions, the sale of certain other real property and related amendments.

In addition to the obligations under the current credit facilities, the Company also has significant cash flow obligations, including without limitation the amounts due to the WHX Pension Plan (as amended by the IRS Waiver and PBGC Settlement Agreement entered into December 28, 2006).  As a result of the $13.0 million contribution to the WHX Pension Plan in September 2007, however, the Company's required contributions to the WHX Pension Plan over the next five years are expected to significantly decline, and the Company believes that the full amount of the IRS Waiver has been repaid, and all liens granted to the PBGC pursuant to the PBGC Settlement Agreement have been released.  The Company continues to examine all of its options and strategies, including acquisitions, divestitures, and other corporate transactions, to increase cash flow and stockholder value, as well as considering the reduction of certain discretionary expenses and sale of certain non-core assets.  There can be no assurance that the funds available from operations and under the Company’s credit facilities will be sufficient to fund its debt service costs, working capital demands, pension plan contributions, and environmental remediation costs.  We intend to refinance our debt, but there can be no assurance that such financing will be available or available on terms acceptable to us. If we cannot refinance H&H’s debt that is due on June 30, 2009, there can be no assurance that H&H will be able to continue to operate its business or to provide us with additional capital to fund our operations.  The Company’s inability to generate sufficient cash flows from its operations could impair its liquidity, and would likely have a material adverse effect on its business, financial condition and results of operations, and could raise substantial doubt that the Company would be able to continue to operate.

In recent years, the Company experienced liquidity issues.  On March 7, 2005, WHX filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code.  WHX continued to operate its business and own and manage its properties as a Debtor until it emerged from protection under Chapter 11 of the Bankruptcy Code on July 29, 2005.

Since emerging from bankruptcy, due to covenant restrictions in their respective credit facilities, there have been no dividends from H&H or Bairnco to WHX and WHX’s sources of cash flow have consisted of:

•	The issuance of $5.1 million in preferred stock by a newly created subsidiary in October 2005, which was invested in the equity of a public company (CoSine Communications Inc.);

•
Partial payment by H&H of a subordinated debt to WHX of $9.0 million, which required the approval of the banks participating in the H&H credit facilities.  Subsequent to this transaction in 2006, the remaining intercompany loan balance of the subordinated debt of $44.2 million was converted to equity;

•
As permitted by the March 29, 2007 amendment and waiver to the H&H credit facilities, an unsecured loan from H&H for required payments to the WHX Pension Plan, and an unsecured loan for other uses in the aggregate principal amount not to exceed $3.5 million (subsequently amended on February 14, 2008 to $7.0 million), of which approximately $3.4 million has been distributed;

•	A $15.0 million subordinated loan from Steel Partners pursuant to the Subordinated Loan Agreement which WHX used to fund a capital contribution to BZA to finance in part the Bairnco Acquisition;

•
As permitted by the July 27, 2007 amendment to the H&H credit facilities, an unsecured loan, distribution or other advance from H&H to WHX of up to approximately $7.4 million, subject to certain limitations, to the extent loaned by Steel Partners to H&H, of which approximately $3.2 million has already been distributed; and

•
As permitted by a September 10, 2007 amendment to the H&H credit facilities, an unsecured loan from H&H of $13.0 million which was used by WHX to make a payment to the WHX Pension Plan on September 12, 2007.

We do not anticipate that the Company will have any additional sources of cash flow other than (i) as described above, (ii) from operations, (iii) from the sale of non-core assets, (iv) from the proceeds of this rights offering and (v) from other discrete transactions.  In addition, the proceeds of this rights offering are expected to be used to redeem preferred stock and to reduce indebtedness, and accordingly will not be available for general corporate purposes, except that $5.0 million of which shall be used to pay down the revolver under the Wachovia Facilities pursuant to the February 14, 2008 amendment to H&H’s credit facilities.

Discussion of Consolidated Statement of Cash Flows

Overview

As of March 31, 2008, the Company had consolidated cash of $5.0 million compared to $6.1 million and $4.8 million of consolidated cash at December 31, 2007 and 2006, respectively.  For the three months ended March 31, 2008, the Company used $8.1 million in operating activities, used $5.2 million in investing activities, and provided $12.1 million by financing activities.  For the year ended December 31, 2007, the Company used $2.4 million in operating activities, used $110.5 million in investing activities, and provided $114.0 million by financing activities.  It used $17.7 million in operating activities, used $34.1 million in investing activities, and provided $52.3 million by financing activities in 2006.

As of March 31, 2008, the Company’s current assets totaled $215.6 million and its current liabilities totaled $207.3 million; therefore, working capital was $8.3 million.  Included in the current liabilities as of March 31, 2008 is a total of $28.9 million of accrued interest and mandatorily redeemable preferred stock payable to Steel Partners.  Such amounts are expected to be either partially or totally repaid after the completion of this rights offering.  As of December 31, 2007, the Company’s current assets totaled $194.7 million and its current liabilities totaled $179.7 million; therefore, working capital was $15.0 million.  Included in the current liabilities as of December 31, 2007 is a total of $24.7 million of loan interest and mandatorily redeemable preferred stock payable to Steel Partners, a related party.  The Company had a working capital deficit of $1.6 million at December 31, 2006.

Operating Activities

Net cash used by operating activities for the three months ended March 31, 2008 totaled $8.1 million. Net loss adjusted for non-cash income and expense items provided approximately $3.1 million. Working capital accounts used $11.1 million of cash, as follows: accounts receivable used $19.9 million, inventories used $1.6 million, interest accrued but not paid to a related party provided $4.2 million, and net other current assets and liabilities provided $6.1 million.

Net cash used by operating activities for the three months ended March 31, 2007 totaled $10.2 million, and principally was caused by the net loss of the period, as well as a seasonal increase in accounts receivable and $3.3 million of payments for environmental remediation costs, partially offset by the inventory transaction discussed below.

Net cash used by operating activities in 2007 totaled $2.4 million.  Net loss adjusted for non-cash income and expense items provided approximately $10.6 million of cash.  Working capital accounts used $12.9 million of cash, as follows: accounts receivable provided $2.1 million, inventories provided $13.8 million, interest accrued but not paid to a related party provided $9.4 million, and net other current assets and liabilities used $38.3 million.

Net cash used by operating activities for 2006 totaled $17.7 million.  Net loss adjusted for non-cash income and expense items provided $6.0 million of cash.  Working capital accounts used $22.6 million of cash, as follows: accounts receivable provided $2.0 million, inventories provided $4.6 million, interest accrued but not paid to a related party provided $8.3 million and net other current assets and liabilities used $37.5 million (see below).  Other non-working capital items included in operations used $1.1 million.

The use of funds due to accounts receivable for the three month periods ended March 31, 2008 and 2007 was $19.9 million and $12.6 million, respectively, and was principally caused by a seasonal increase in accounts receivable which resulted from higher sales levels for the first quarter of each period (and particularly the last month of the quarter) compared to the fourth quarter of the prior year.  Net sales in the first quarter of 2008 were $177.3 million, as compared to $160.8 million in the fourth quarter of 2007, an increase of $16.5 million.  Net sales in the first quarter of 2007 were $117.8 million, as compared to $101.4 million in the fourth quarter of 2006; an increase of $16.4 million.

Accounts receivable provided cash of $2.1 million in 2007.  Accounts receivable totaled $89.5 million as of December 31, 2007, an increase of $30.8 million as compared to December 31, 2006, principally due to the Bairnco Acquisition, as well as to higher fourth quarter 2007 sales for the H&H businesses.  For 2006, account receivable provided $2.0 million of operating cash flow.  Accounts receivable totaled $58.7 million as of December 31, 2006, an increase of $1.5 million, or 2.5%, as compared to December 31, 2005, principally because of the December 31, 2006 acquisition of a roofing fastener business.  Partially offsetting this increase, accounts receivable declined due to the shutdown of a portion of the H&H Tube and HHEM businesses.

Inventory increased by $1.8 million, or 2.2%, in the three months ended March 31, 2008, principally due to the timing of a major purchase of raw materials within the Engineered Materials segment, resulting in net cash of $1.6 million being used in the first quarter of 2008. Conversely, in the 2007 period, inventory provided $2.3 million, principally as a result of a subsidiary of H&H receiving 400,000 ounces of silver from a customer under an unallocated pool agreement.  In the normal course of business, such subsidiaries of H&H accept precious metal from suppliers and customers, which quantities are returnable in fabricated or commercial bar form under agreed-upon terms. To the extent such metals are used by its subsidiaries to meet their operating requirements, the amount of inventory which H&H must own is reduced.  As a result of this agreement, along with a reduction in operating needs, H&H was able to reduce its owned quantity of silver by over 400,000 troy ounces, providing over $5.0 million in cash.

Cash flow provided by inventory in 2007 totaled $13.8 million, principally due to a decrease in the quantities of precious metal inventory, as discussed in the paragraph above.  For the entire year, the Company reduced the quantity of its owned precious metal inventory by 1,184 troy ounces of gold and 690,200 troy ounces of silver, which approximates $10 million at average market value.  In addition, as the Company sold the inventory that it had acquired in the Bairnco Acquisition in April 2007, it recovered the manufacturing profit of $5.5 million that was paid for the inventory at that date.

For 2006, inventory provided $4.6 million of cash flow, also primarily due to a decrease in its quantities of precious metal inventory.  Inventories totaled $57.2 million at December 31, 2006, a decrease of $3.8 million, or 6.2%, as compared to December 31, 2005.  During 2006, the Company reduced its quantities of precious metal in inventory principally because of the wind-down of the HHEM business and because of the sale of its interest in a Singapore operation.  Non-precious metal inventory at the Tubing segment also declined, principally because of the closure of the Norristown facility.  These decreases were partially offset by inventory purchased as part of the December 2006 acquisition of a roofing fastener business that H&H made.

Net other current assets and liabilities provided $6.1 million of cash flow in the three months ended March 31, 2008 and used $0.5 million in the same period of 2007. Cash provided in the 2008 period was primarily due to the increase in accounts payable to reflect higher volume of purchases of raw materials near the end of the first quarter as compared to the fourth quarter of 2007 and the deferral of $0.8 million of gain related to the temporary liquidation of precious metal inventory valued under LIFO. The deferred LIFO gain reflects the excess of the current market value of the precious metal over the LIFO value of the inventory decrement.  The 2007 first quarter use of cash was driven by approximately $3.3 million of payments for environmental remediation costs and $3.0 million paid to the WHX Pension Plan, but was partially offset by the deferral of a temporary LIFO liquidation gain of $3.0 million and a seasonal increase in accounts payable.

Net other current assets and liabilities used $28.8 million of cash flow in 2007 and $29.2 million in 2006.  The 2007 use of cash was driven by $21.6 million of payments made to the WHX Pension Plan, and approximately $6.3 million of payments for environmental remediation costs, but was partially offset by the accrual of $9.4 million of interest payable to a related party (net of payments), and additional environmental remediation accruals totaling $4.7 million.  The use of cash of $29.2 million in 2006 was driven by cash used for the payment of $18.7 million of environmental remediation costs and payments to the WHX Pension Plan totaling $13.1 million, partially offset by the accrual of $8.7 million of interest payable to a related party (net of payments), the recording of a $2.9 million environmental remediation accrual and a restructuring reserve of $2.4 million.  Other non-working capital items included in operating activities used $1.1 million in 2006.

Investing Activities

Investing activities used $5.2 million in the three months ended March 31, 2008, and provided $1.9 million in the three months ended March 31, 2007.  Capital spending was $3.5 million in the three months ended March 31, 2008, as compared to $1.0 million spent in the same period of 2007. Cash paid out for precious metal derivative contracts in the first quarter of 2008 was $1.8 million as compared to $0.7 million in the same period of 2007.  In the first quarter of 2007, $3.6 million was received from the sale of assets of two closed facilities.

Investing activities in 2007 used $110.5 million, driven by the Bairnco Acquisition, which used $99.5 million, net of cash acquired, and the acquisition by H&H of Omni Technologies Corporation in November 2007 for $3.1 million, net of cash acquired.  WHX believes that the Bairnco Acquisition will be beneficial because of Bairnco’s strong positions in its three business segments, and that Bairnco’s plant level operations, profit margins and working capital can be improved.  The Company believes that certain intangible assets owned by Omni Technologies Corporation of Dansville, a manufacturer of flux cored brazing wire and metal powders used for brazing and soldering pastes, will be beneficial to the Precious Metal segment’s business.  The cash expended for acquisitions was partially offset by $4.3 million of proceeds from the sale of assets, principally related to the sale of the HHEM assets and certain of the Norristown facility assets.  Capital spending in 2007 was $10.2 million, and $2.0 million of net cash was paid out for precious metal derivative contracts.

Investing activities in 2006 used net cash of $34.1 million, principally due to the acquisition of a mechanical roofing fastener business in December, 2006.  The purchase price was approximately $26 million, including a working capital adjustment.  This acquired business manufactures fastening systems for the commercial roofing industry.  WHX believes this acquisition solidifies H&H’s position as a leading manufacturer and supplier of mechanical fasteners, accessories and components, and building products for the North American commercial and residential construction industry.  Also in 2006, $8.7 million of net cash was paid out for precious metal derivative contracts due to steep increases in precious metal market prices during the year.  In 2006, $7.7 million was spent on capital improvements.  The Company sold the remaining land and building from its discontinued wire and cable business for net proceeds of $7.3 million, as well as its interest in a Singapore operation for $0.6 million, and cash proceeds from other asset sales of $0.3 million during 2006.

Financing Activities

Financing activities provided $12.1 million in the three months ended March 31, 2008 principally from additional net drawdown on revolving credit facilities of $11.3 million to support working capital requirements, as well as an increase of $4.0 million in term loans, offset by $3.6 million of principal paid on term loans.  Financing activities provided $7.1 million of net cash in the three months ended March 31, 2007, principally from additional net drawdowns of $11.6 million on H&H’s revolving credit facility, partially offset by $3.4 million of principal repaid on term loans.

Financing activities provided $114.0 million in 2007, $101.4 million of which was due to the financing of the Bairnco Acquisition in April 2007.  In July 2007, Bairnco completed a refinancing of its debt, which resulted in new term loan borrowings of $76.0 million and payments of approximately $55.5 million to Steel Partners and $14.8 million of term loan payments to its former credit bank.  In 2007, H&H borrowed a total of $14.5 million from Steel Partners; $5.7 million in July, $8.0 million in September 2007, and $0.8 million in December.  There were additional net drawdowns of $3.4 million on the revolving credit facilities of both H&H and Bairnco (post–acquisition), partially offset by $8.3 million of additional principal repaid on term loans and $3.7 million related to financing fees principally in connection with the extension of the maturity of the H&H credit facilities and the refinancing of Bairnco’s debt.

Financing activities provided $52.2 million of net cash in 2006, principally from new borrowings, which totaled $75.0 million during the period.  The increase in debt during 2006 consisted of the following:  In January 2006, H&H increased its Term B Loan with Steel Partners by $10.0 million.  On January 24, 2006, H&H’s wholly-owned subsidiary, OMG, Inc. entered into a loan agreement with Sovereign Bank for $8.0 million, collateralized by a mortgage on OMG, Inc.’s real property.  On March 31, 2006, H&H and Steel Partners agreed to an increase in the Term B Loan in the amount of $9.0 million and the prepayment in the same amount of a portion of H&H’s subordinated intercompany promissory note issued to WHX.  On October 30, 2006, H&H and its bank group amended its facilities to provide, among other things, an additional $7.0 million term loan upon the filing of its 2005 Annual Report on Form 10-K, and an immediate $3.0 million of borrowing availability under its revolving credit facility.  On December 27, 2006, Wachovia provided H&H with such $7.0 million loan.  On December 28, 2006, H&H and certain of H&H’s subsidiaries amended the Wachovia Facilities and the Term B Loan with Steel Partners to provide, among other things, for a $42.0 million term loan funded by Ableco.  A portion of the funds from this loan ($26.0 million) was used to fund the acquisition discussed in the Investing Activities section above.  Also during 2006, the Company made principal repayments totaling $8.9 million on term loans, utilizing funds mainly obtained from the sale of the assets of the discontinued wire and cable business discussed above.

Debt

Handy & Harman

H&H’s financing agreements include the Wachovia Facilities, which provide for revolving credit and term loan facilities, and the Term B Loan with Steel Partners.

The Wachovia Facilities currently provide for maximum borrowings of $129 million, consisting of a revolving credit facility of up to $83 million of borrowings dependent on the levels of and collateralized by eligible accounts receivable and inventory, and reduced by the amount of certain term loans outstanding to Wachovia.  In addition, the Wachovia Facilities also include term loans funded by Ableco ($42 million as of December 31, 2007 and $46 million as of March 31, 2008).  The term loans are collateralized by eligible equipment and real estate.  The revolving credit facility and the term loans payable to Wachovia bear interest at LIBOR plus applicable margins of between 2.00% and 2.50%, or the U.S. Base rate (prime rate) plus .25% to ..75%.  The Wachovia Facilities also include a provision for Supplemental Term Loans, which currently total approximately $5 million, and bear interest at LIBOR plus applicable margins of between 4.00% and 4.50%, or the U.S. Base rate (prime rate) plus 2.25% to 2.75%.  The applicable margin for the revolving credit facility and the term loans payable to Wachovia is dependent on H&H’s Quarterly Average Excess Availability for the prior quarter, as that term is defined in the agreement.  The term loans payable to Ableco bear interest at LIBOR plus applicable margins of between 4.75% and 5.50%, or the U.S. Base rate (prime rate) plus 2.00% to 2.75%.  The applicable margin for the term loans payable to Ableco is dependent on H&H’s Senior Leverage Ratio for the prior quarter, as that term is defined in the agreement.  Borrowings under the Wachovia Facilities are collateralized by first priority security interests in and liens upon all present and future stock and assets of H&H and its subsidiaries, including all contract rights, deposit accounts, investment property, inventory, equipment, real property, and all products and proceeds thereof.  Principal payments for the term loans under the Wachovia Facilities are due in monthly installments of $0.3 million (rising to $0.7 million per month for one year beginning May 2008).  The Wachovia Facilities contain affirmative, negative, and financial covenants (including, EBITDA shall not be less than $30.0 million, the Senior Leverage Ratio shall not be greater than 4.125:1.0, Capital Expenditures shall not be made in excess of $12.0 million in any 12 month period, as such terms are defined therein), and cash distributions that can be made to WHX are restricted.  The Wachovia Facilities mature on June 30, 2009.  The revolving and term loans under the Wachovia Facilities bore interest at rates ranging from 5.1% to 7.5% as of March 31, 2008.

The Term B Loan with Steel Partners matures on June 30, 2009 and provides for annual payments based on 40% of excess cash flow as defined in the agreement (no principal payments are currently payable).  Interest accrues monthly at the Prime Rate plus 6%, and at no time shall the Prime Rate (as that term is defined in the agreement) be below 4.0%.  Pursuant to the terms of a subordination agreement between Steel Partners and Wachovia, H&H’s interest payable to Steel is accrued but not paid.  The Term B Loan has a second priority security interest in and lien on all assets of H&H, subject to the prior lien of the Wachovia Facilities and H&H’s $10 million guaranty and security interest for the benefit of Ableco as agent of the Bairnco indebtedness.  In addition, H&H has pledged a portion of all outstanding stock of Indiana Tube Danmark A/S, a Danish corporation, and Protechno, S.A., a French corporation, both of which are indirect wholly-owned subsidiaries of H&H.  The Term B Loan contains affirmative, negative, and financial covenants (including, EBITDA shall not be less than $30.0 million, the Senior Leverage Ratio shall not be greater than 4.125:1.0, Capital Expenditures shall not be made in excess of $12.0 million in any 12 month period, as such terms are defined therein), and cash distributions that can be made to WHX are restricted.  The Term B Loan also contains cross-default provisions with the Wachovia Facilities.  The Term B Loan bore interest at 12.0% as of March 31, 2008.

On March 29, 2007, all such credit facilities, including the term loans, were amended to (i) redefine EBITDA, (ii) reset the levels and amend certain of the financial covenants, (iii) extend the termination date of the credit facilities from March 31, 2007 to June 30, 2008, (iv) permit the extension by H&H to WHX of an unsecured loan for required payments to the WHX Pension Plan, under certain conditions, and (v) permit the extension by H&H to WHX of an unsecured loan for other uses in the aggregate principal amount not to exceed $3.5 million under certain conditions.  The amendments also provided for the pledge of 65% of all outstanding securities of Indiana Tube Danmark A/S, a Danish corporation and a wholly-owned indirect subsidiary of H&H, and Protechno, a French corporation and a wholly-owned indirect subsidiary of H&H.  Finally, the amendments also provided for waivers of certain events of default existing as of March 29, 2007.

On June 15, 2007, the lenders under H&H’s credit facilities granted a waiver to the events of default arising as a result of the Order of Prejudgment Attachment entered by the Superior Court of Stamford, Connecticut on December 18, 2006 in connection with the litigation known as HH East Parcel v. Handy & Harman currently pending in the Superior Court, Stamford, Connecticut in the amount of approximately $3.5 million and the Notice of Bank Attachment/Garnishment dated May 21, 2007 by the State Marshal of Fairfield County, Connecticut to JPMorgan Chase Bank in the amount of approximately $3.5 million, and related matters.

On July 27, 2007, H&H and certain of its subsidiaries amended its credit facilities, effective as of July 20, 2007 to, among other things, (i) change the definition of EBITDA, (ii) permit additional loans by Steel Partners to H&H in an aggregate amount not to exceed approximately $7.4 million, and (iii) permit the loan, distribution or other advances by H&H to WHX of up to approximately $7.4 million, subject to certain limitations, to the extent loaned by Steel Partners to H&H as permitted by these amendments.  On July 31, 2007, Steel Partners loaned H&H approximately $5.7 million.

On September 10, 2007, H&H and certain of its subsidiaries amended its credit facilities to, among other things, (i) provide for an additional term loan by Steel Partners of $8.0 million to H&H and its subsidiaries, and (ii) permit a loan by H&H to WHX of up to $13.1 million to be used by WHX solely to make a contribution to the WHX Pension Plan.  On September 12, 2007, the Company made a payment to the WHX Pension Plan of $13.0 million, which exceeded the minimum required contribution under ERISA.  As a result of such accelerated contribution, the Company’s required contributions to the WHX Pension Plan over the next five years are expected to decline and the Company believes that the full amount of the IRS Waiver has been repaid, and that all liens granted to the PBGC pursuant to the PBGC Settlement Agreement have been released.

On October 31, 2007, H&H and certain of its subsidiaries amended its credit facilities to, among other things, make Omni Technologies Corporation, a company acquired by H&H in 2007, a borrower under such facilities.

On January 22, 2008, H&H and certain of its subsidiaries amended its credit facilities to, effective January 11, 2008, among other things, (i) provide for a temporary reduction in the reserves required under the Wachovia Facilities from $2.5 million to $1.0 million until April 15, 2008, and (ii) revise the criteria of Foreign Accounts, as that term is defined in the agreement, to be included in the calculation of availability.

On February 14, 2008, H&H and certain of its subsidiaries amended its credit facilities to, among other things, (i) reset the levels of certain financial covenants, (ii) allow for the prepayment of the Term B Loan with Steel Partners in the amount of and upon receipt by H&H of a capital or debt infusion from the Company from proceeds of the rights offering, less $5.0 million which shall be used to pay down the revolving credit facility under the Wachovia Facilities, (iii) extend the maturity date to June 30, 2009, (iv) consent to the terms and conditions of the H&H Security Agreement and the H&H Guaranty, both terms as defined below in the description of the February 14, 2008 amendment by Bairnco to its credit agreements, and (v) amend applicable interest rates.  In addition, the Wachovia Facilities were also amended to provide for an additional term loan of $4.0 million to H&H and its subsidiaries.  We intend to refinance our debt, but there can be no assurance that such financing will be available or available on terms acceptable to us. If we cannot refinance H&H’s debt that is due on June 30, 2009, there can be no assurance that H&H will be able to continue to operate its business or to provide us with additional capital to fund our operations.

Bairnco

In connection with the Bairnco Acquisition, initial financing was provided by Steel Partners through two credit facilities.  Steel Partners extended to BZA bridge loans in the aggregate principal amount of approximately $86.5 million pursuant to the Bridge Loan Agreement between BZA and Bairnco, as borrowers, and Steel Partners, as lender.  In addition, Steel Partners extended to WHX a $15.0 million subordinated loan, which is unsecured at the WHX level, pursuant to the Subordinated Loan Agreement, between WHX, as borrower, and Steel Partners, as lender.  WHX contributed the $15.0 million proceeds of the Subordinated Loan Agreement to BZA as a capital contribution.

On July 17, 2007, Bairnco completed the refinancing of: (i) all of its existing indebtedness under its prior debt agreement, the Bairnco Senior Secured Credit Facility, and (ii) a portion (approximately $56.7 million) of its existing indebtedness under the Bridge Loan Agreement, as follows:

On July 17, 2007, Bairnco and certain of its subsidiaries entered into the First Lien Credit Agreement with Wells Fargo, which provides for a revolving credit facility to the borrowers in an aggregate principal amount not to exceed $30.0 million and a term loan facility of $28.0 million, (ii) the Second Lien Credit Agreement with Ableco, which provides for a term loan facility to the borrowers of $48.0 million, and (iii) the Subordinated Debt Credit Agreement with Steel Partners, providing for a term loan of approximately $31.8 million.  The Subordinated Debt Credit Agreement amended and restated the Bridge Loan Agreement.

The First Lien Credit Agreement provides for a revolving credit facility in an aggregate principal amount not to exceed $30.0 million and a term loan facility to the Borrowers of $28.0 million.  Borrowings under the First Lien Credit Agreement bear interest, (A) in the case of base rate loans, at 0.25% above the Wells Fargo prime rate, (B) in the case of LIBOR rate loans, at rates of 2.00% or 2.50%, as applicable, above the LIBOR rate, and (C) otherwise, at a rate equal to the Wells Fargo prime rate minus 0.25%.  The revolving and term loans under the First Lien Credit Agreement bore interest at rates ranging from 4.6% to 5.7% as of March 31, 2008.  Obligations under the First Lien Credit Agreement are guaranteed by certain of Bairnco’s subsidiaries, and secured by a first priority lien on all assets of Bairnco and such subsidiaries.  Principal payments for the term loans under the First Lien Credit Agreement are due in monthly installments of $0.2 million.  The scheduled maturity date of the indebtedness under the First Lien Credit Agreement is July 17, 2012.

The Second Lien Credit Agreement provides for a term loan facility of $48.0 million.  Borrowings under the Second Lien Credit Agreement bear interest, in the case of base rate loans, at 3.50% above the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate, and, in the case of LIBOR rate loans, at 6.00 % above the LIBOR rate.  The Second Lien Credit Agreement bore interest at 10.0% as of March 31, 2008.  Obligations under the Second Lien Credit Agreement are guaranteed by Bairnco and certain of its subsidiaries, and secured by a second priority lien on all of their assets.  Principal payments for the term loans under the Second Lien Credit Agreement are due on the maturity date, which is July 17, 2012.

The First Lien Credit Agreement and Second Lien Credit Agreement contain affirmative, negative, and financial covenants (including, for the applicable periods set forth therein, permitting TTM EBITDA to be less than $14.0 million to $18.0 million, having a Leverage Ratio of more than 6.74:1.0 to 5.0:1.0, having a Fixed Charge Coverage Ratio of less than 0.75:1.0 to 1.0:1.0 and making Capital Expenditures in excess of $9.0 million in any fiscal year, as such terms are defined therein).

The Subordinated Debt Credit Agreement with Steel Partners provides for a term loan facility in the amount of approximately $31.8 million.  All borrowings under the Subordinated Debt Credit Agreement bear interest at 6.75% above the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate.  The interest rate under the Subordinated Debt Credit Agreement as of March 31, 2008 was 12.7%.  Principal, interest and all fees payable under the Subordinated Debt Credit Agreement are due and payable on the scheduled maturity date, January 17, 2013.  Obligations under the Subordinated Debt Credit Agreement are guaranteed by Bairnco and certain of its subsidiaries, and secured by a subordinated priority lien on their assets.  The Subordinated Debt Credit Agreement contains customary representations, warranties, affirmative and negative covenants, events of default and indemnification provisions.

H&H and Bairnco have not been in compliance with certain of their bank covenants and have been required to obtain waivers from their lenders related to such covenants.  Upon receipt of such waivers, the Company has been in compliance.

On February 14, 2008, Bairnco and certain of its subsidiaries amended the First Lien Credit Agreement and the Second Lien Credit Agreement to, among other things, reset the levels of certain financial covenants.  The Second Lien Credit Agreement was also amended to provide for, among other things, a limited guaranty by H&H of up to $10 million, secured by a second lien on all of the assets of H&H pursuant to the terms and conditions of the H&H Security Agreement and the H&H Guaranty.  In addition, each of the First Lien Credit Agreement and the Second Lien Credit Agreement was also amended to, among other things, provide for either (i) the Company to invest $10 million from the proceeds of the rights offering by March 31, 2008 in Bairnco and for such proceeds to be used to prepay at least $10 million under the Wells Fargo term loan, (ii) Steel Partners to issue a limited $10 million guaranty, or (iii) a capital or debt infusion of $10 million by either Steel Partners or WHX into Bairnco, or any combination of the foregoing.  Steel Partners issued a limited guaranty in compliance with this amendment.  In February 2008, Bairnco prepaid the First Lien Credit Agreement Term Loan by approximately $1.8 million with tax refund proceeds, as permitted by the credit agreement, which reduced such $10.0 million obligation by the amount of such payment.

The Subordinated Loan Agreement provided for a subordinated term loan of $15 million from Steel Partners to WHX, which is unsecured at the WHX level.  Borrowings under the Subordinated Loan Agreement bear pay-in-kind interest at a rate per annum equal to the prime rate of JP Morgan Chase plus 7.75%, with a minimum interest rate of 16% per annum and a maximum interest rate of 19% per annum.  The interest rate under the Subordinated Loan Agreement as of March 31, 2008 was 16.0%.  Obligations under the Subordinated Loan Agreement are guaranteed by Bairnco and certain of its subsidiaries and secured by a junior lien on the assets of Bairnco and certain of its subsidiaries and capital stock of certain of Bairnco’s subsidiaries.  Principal and interest due under the Subordinated Loan Agreement matures April 2009.

Other Obligations

Pension Plan

On December 20, 2006, the IRS granted a conditional waiver of the minimum funding requirements for the WHX Pension Plan for the 2005 plan year in accordance with section 412 (d) of the Internal Revenue Code and section 303 of ERISA, which had not been paid by the Company due to liquidity issues.  On December 28, 2006, WHX, H&H, and the PBGC entered into the PBGC Settlement Agreement in connection with the IRS Waiver and certain other matters.  The IRS Waiver is subject to certain conditions, including a requirement that the Company meet the minimum funding requirements for the WHX Pension Plan for the plan years ending December 31, 2006 through 2010, without applying for a waiver of such requirements.  The PBGC Settlement Agreement and related agreements included the following: (i) the amortization of the waived amount of $15.5 million over a period of five years, (ii) the PBGC’s consent to increase borrowings under H&H’s senior credit facility to $125 million in connection with the closing of an acquisition, (iii) the resolution of any potential issues under Section 4062(e) of ERISA, in connection with the cessation of operations at certain facilities owned by WHX, H&H or their subsidiaries, and (iv) the granting to the PBGC of subordinate liens on the assets of H&H and its subsidiaries, and specified assets of WHX, to collateralize WHX’s obligation to pay the Waiver Amount to the WHX Pension Plan and to make certain payments to the WHX Pension Plan in the event of its termination.  Payments made during 2006 and 2007 were $13.1 million and $21.6 million, respectively.  On September 12, 2007, the Company made a payment to the WHX Pension Plan of $13.0 million, which exceeded the minimum required contributions under ERISA.  As a result of such accelerated contribution, our required contributions to the WHX Pension Plan over the next five years are expected to significantly decline, and the Company believes that the full amount of the IRS Waiver has been repaid, and all liens granted to the PBGC pursuant to the PBGC Settlement Agreement have been released.  Our expected minimum funding requirements for the WHX Pension Plan are $0.0, $2.5 million, $2.7 million, $0.8 million and $0.0 for 2008, 2009, 2010, 2011 and 2012, respectively.  All minimum funding requirement calculations reflect the Pension Protection Act of 2006 as well as all other relevant rules.  On February 28, 2008, the Company adopted an amendment to the WHX Pension Plan allowing certain Wheeling-Pittsburgh Steel Corporation participants to elect to receive, between March 1, 2008 and August 31, 2008, a single lump sum payment in lieu of all benefits otherwise payable under the WHX Pension Plan.  The election was made available to more than 2,100 participants of the WHX Pension Plan.  Without regard to the number of participants who elect to participate in this distribution, there will be no material effect upon the funded status of the WHX Pension Plan or on the estimated minimum funding requirements.

Environmental Issues

H&H’s facilities and operations are subject to extensive environmental laws and regulations imposed by federal, state, foreign and local authorities relating to the protection of the environment.  It could incur substantial costs, including cleanup costs, fines or sanctions, and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws.  H&H has incurred, and in the future may continue to incur, liability under environmental statutes and regulations with respect to the contamination detected at sites owned or operated by it (including contamination caused by prior owners and operators of such sites, abutters or other persons) and the sites at which H&H disposed of hazardous substances.  As of March 31, 2008, H&H has established a reserve totaling $7.6 million with respect to certain presently estimated environmental remediation costs at certain of its facilities.  This reserve may not be adequate to cover the ultimate costs of remediation, including discovery of additional contaminants or the imposition of additional cleanup obligations, which could result in significant additional costs.  In addition, H&H expects that future regulations, and changes in the text or interpretation of existing regulations, may subject it to increasingly stringent standards.  Compliance with such requirements may make it necessary for H&H to retrofit existing facilities with additional pollution-control equipment, undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes or take other steps, which may be at a substantial cost to H&H.

Mandatorily Redeemable Preferred Stock

On October 26, 2005, CS, a wholly-owned subsidiary of WHX, entered into a Stock Purchase Agreement by and between CS and Steel Partners.  Pursuant to this agreement, CS sold 1,000 shares of the WHX CS Preferred to Steel Partners.  Steel Partners paid a purchase price of $5,100 per share or an aggregate purchase price of $5.1 million.  The proceeds of the sale were used by CS to purchase 1,898,337 shares of CoSine Communications, Inc.  The WHX CS Preferred accrue dividends at 6.0% per annum.  The WHX CS Preferred were required to be redeemed by CS for $5.1 million plus all accrued and unpaid dividends on October 26, 2006 or, at the sole option of the Board of Directors of CS, on any earlier date.  However, there was no such redemption on that date.

Pension Plan Contingency Arising from the WPC Group Bankruptcy

The WPC Group was a wholly owned subsidiary of WHX.  On November 16, 2000, the WPC Group filed a petition seeking reorganization under Chapter 11 of the Bankruptcy Code.  The WPC Group Chapter 11 Plan of Reorganization (the “WPC POR”) was consummated on August 1, 2003, pursuant to which, among other things, the WPC Group ceased to be a subsidiary of WHX effective August 1, 2003, and from that date forward has been an independent company.

As part of the WPC POR, the Company agreed to make certain contributions (the “WHX Contributions”) to the reorganized company.  Under the WHX Contributions, the Company forgave the repayment of its claims against the WPC Group of approximately $39.0 million and, additionally, contributed to the reorganized company $20.0 million of cash, for which the Company received a note in the amount of $10.0 million.  The note was fully reserved upon receipt.

On March 6, 2003, the PBGC published its Notice of Determination (“Notice”) and on March 7, 2003 filed a Summons and Complaint (“Complaint”) in United States District Court for the Southern District of New York seeking the involuntary termination of the WHX Pension Plan, a defined-benefit pension plan sponsored by the Company that provides pension benefits to active and retired employees of WHX and H&H and certain benefits to active and retired employees or members of the WPC Group.  WHX filed an answer to this complaint on March 27, 2003, contesting the PBGC’s action.  On July 24, 2003, the Company entered into an agreement among the PBGC, WPC, WPSC, and the United Steelworkers of America, AFL-CIO-CLC (“USWA”) in settlement of matters relating to the PBGC V. WHX Corporation (“Termination Litigation”), in which the PBGC was seeking to terminate the WHX Pension Plan.  Under the settlement, among other things, WHX agreed (a) that the WHX Pension Plan, as it is currently constituted, is a single employer pension plan, (b) to contribute funds to the WHX Pension Plan equal to moneys spent (if any) by WHX or its affiliates to purchase the 10 1/2% Senior Notes in future open market transactions, and (c) to grant to the PBGC a pari passu security interest of up to $50.0 million in the event WHX obtained any future financing on a secured basis or provided any security or collateral for the 10 1/2% Senior Notes.

Also under the settlement, all parties agreed that as of the effective date of the WPC POR, (a) no shutdowns had occurred at any WPC Group facility, (b) no member of the WPC Group is a participating employer under the WHX Pension Plan, (c) continuous service for WPC Group employees was broken, (d) no WPC Group employees will become entitled to “Rule of 65” or “70/80” Retirement Benefits (collectively, “Shutdown Benefits”) by reason of events occurring after the effective date of the WPC POR, and (e) the WHX Pension Plan would provide for a limited early retirement option to allow up to 650 WPSC USWA-represented employees the right to receive retirement benefits based on the employee’s years of service as of July 31, 2003 with a monthly benefit equal to $40 multiplied by the employee’s years of service.

Finally, under the settlement, the PBGC agreed (a) that, after the effective date of the WPC POR, if it terminates the WHX Pension Plan at least one day prior to a WPC Group facility shutdown, WHX shall be released from any additional liability to the PBGC resulting from the shutdown, (b) to withdraw its claims in the WPC Bankruptcy Proceedings, and (c) to dismiss the Termination Litigation.

The agreement with the PBGC also contains the provision that WHX will not contest a future action by the PBGC to terminate the WHX Pension Plan in connection with a future WPC Group facility shutdown.  In the event that such a plan termination occurs, the PBGC has agreed to release WHX from any claims relating to the shutdown.  However, there may be PBGC claims related to unfunded liabilities that may exist as a result of a termination of the WHX Pension Plan.  On April 10, 2008, WPSC and WPC notified the PBGC of the shutdown of WPSC’s Allenport, Pennsylvania facility, advising that it expected that the resulting plant shutdown will be a permanent shutdown as defined in the 2003 Agreement.  On April 10, 2008, WPSC also gave notice of its intention to discontinue operations at its 36” and 48” galvanizing lines at its Martins Ferry plant in Ohio, which is expected to constitute an “idling” under the 2003 Agreement.  Based on publicly available information, the shutdown of WPSC’s Allenport, Pennsylvania facility and the idling at the Martins Ferry plant are not expected to affect more than 360 employees.

Off-balance Sheet Arrangements

It is not the Company’s usual business practice to enter into off-balance sheet arrangements such as guarantees on loans and financial commitments, indemnification arrangements, and retained interests in assets transferred to an unconsolidated entity for securitization purposes. Certain customers and suppliers of the Precious Metal segment choose to do business on a “pool” basis.  Such customers or suppliers furnish precious metal to subsidiaries of H&H for return in fabricated form (“customer metal”) or for purchase from or return to the supplier. When the customer’s precious metal is returned in fabricated form, the customer is charged a fabrication charge.  The value of consigned precious metal is not included in the Company’s balance sheet.  As of March 31, 2008, H&H subsidiaries held customer metal comprised of 811,650 ounces of silver, 1,162 ounces of gold, and 1,338 ounces of palladium.  The market value per ounce of silver, gold, and palladium as of March 31, 2008 was $17.91, $931.85, and $452.40, respectively.

Summary

The Company continues to examine all of its options and strategies, including acquisitions, divestitures, and other corporate transactions, to increase cash flow and stockholder value, as well as considering the reduction of certain discretionary expenses and sale of certain non-core assets.  There can be no assurance that the funds available from operations and under the Company’s credit facilities will be sufficient to fund its debt service costs, working capital demands, pension plan contributions, and environmental remediation costs.  We intend to refinance our debt, but there can be no assurance that such financing will be available or available on terms acceptable to us. If we cannot refinance H&H’s debt that is due on June 30, 2009, there can be no assurance that H&H will be able to continue to operate its business or to provide us with additional capital to fund our operations.  The Company’s inability to generate sufficient cash flows from its operations could impair its liquidity, and would likely have a material adverse effect on its business, financial condition and results of operations, and could raise substantial doubt that the Company will be able to continue to operate.

The Company believes that recent new and amended financing arrangements, significant payments made during 2007 to the WHX Pension Plan and complete satisfaction of the IRS Waiver, acquisitions, the sale of a non-essential operating unit, as well as continuing improvements in its core operations and the substantial completion of a major remediation of property relating to certain environmental liabilities have permitted the Company to generate sufficient working capital to meet its obligations as they mature.  The ability of the Company to meet its cash requirements for at least the next twelve months is dependent, in part, on the Company’s ability to meet its business plan.  Management believes that existing capital resources and sources of credit, including the H&H credit facilities and the Bairnco credit facilities, will be adequate to meet its cash requirements during the next twelve months.  However, if the Company’s cash needs are greater than anticipated or the Company does not materially satisfy its business plan, the Company may be required to seek additional or alternative financing sources.  There can be no assurance that such financing will be available or available on terms acceptable to the Company.

As noted above, the Company has taken the following actions, which it believes will improve liquidity and help provide for adequate liquidity to fund the Company’s capital needs:

•
The Company requested and obtained, on December 20, 2006, a conditional waiver from the IRS of the $15.5 million minimum funding requirement for the WHX Pension Plan for the 2005 plan year.  On December 28, 2006, WHX, H&H, and the PBGC entered into the PBGC Settlement Agreement in connection with the IRS Waiver and certain other matters.  The Company made substantial payments to its WHX Pension Plan during 2006 and 2007 of $13.1 million and $21.6 million, respectively, including a payment on September 12, 2007 of $13.0 million, which exceeded minimum required contributions under ERISA.  As a result of such accelerated contribution, our required contributions to the WHX Pension Plan over the next five years are expected to significantly decline, and the Company believes that the full amount of the IRS Waiver has been repaid, and all liens granted to the PBGC pursuant to the PBGC Settlement Agreement have been released.  Our expected minimum funding requirements for the WHX Pension Plan are $0.0, $2.5 million, $2.7 million, $0.8 million and $0.0 for 2008, 2009, 2010, 2011 and 2012, respectively.  All minimum funding requirement calculations reflect the Pension Protection Act of 2006 as well as all other relevant rules.

•
On various dates in 2007 and 2008, H&H and certain of its subsidiaries amended the Wachovia Facilities and the Term B Loan.  These agreements were each amended to, among other things, (i) extend the maturity date to June 30, 2009 (ii) reset the levels of certain financial covenants, (iii) grant a waiver to the events of default arising as a result of the attachment and garnishment of $3.5 million in connection with certain litigation, (iv) permit additional loans by Steel Partners to H&H, (v) permit loans or advances from H&H to WHX, subject to certain conditions, (vi) allow for the acquisition of Omni Technologies Corporation, (vii) allow for the prepayment of the Term B Loan in the amount of and upon receipt by H&H of a capital or debt infusion from the Company from proceeds of this rights offering, less $5 million to be used to pay down the revolving credit facility under the Wachovia Facilities, (viii) consent to the terms of the H&H Security Agreement and the H&H Guaranty which were granted in connection with amendments to Bairnco’s debt agreements, and (ix) amend applicable interest rates.  The Wachovia Facilities were also amended to permit an additional term loan to H&H of $4.0 million, funded by Ableco.  (Please see “––Debt ” for additional information about these amendments).

•
The Company intends to distribute through this rights offering, non-transferable subscription rights to purchase shares of Common Stock at a subscription price to be determined.  Assuming the proposed rights offering is fully subscribed, we expect to receive gross proceeds of approximately $200 million, less expenses of the rights offering.  The net proceeds will be used (i) to make partial payments to certain senior lenders to certain wholly-owned subsidiaries of WHX in the aggregate principal amount of $15 million; (ii) to redeem preferred stock issued by a wholly-owned subsidiary of WHX, which is held by Steel Partners, our largest stockholder, (iii) to purchase shares of common stock of CoSine Communications, Inc. from Steel Partners or to reserve such approximate amount to be used for working capital, (iv) to repay WHX indebtedness to Steel Partners, and (v) to repay indebtedness of such wholly-owned subsidiaries of WHX to Steel Partners.  (Please see “Use of Proceeds” for additional information).

•
The Bairnco Acquisition in April 2007 for approximately $101.5 million, which we believe will prove to be a valuable acquisition. On July 17, 2007, Bairnco completed the refinancing of: (i) all of its indebtedness under its existing credit facility and (ii) approximately $56.7 million of indebtedness under the Bridge Loan Agreement with Steel Partners.  Availability under Bairnco’s revolving credit facility as of December 31, 2007 was $5.3 million, and as of March 31, 2008, was $6.0 million.  On February 14, 2008, Bairnco and certain of its subsidiaries amended its First Lien Credit Agreement with Wells Fargo and its Second Lien Credit Agreement with Ableco to, among other things, reset the levels of certain financial covenants.  The Second Lien Credit Agreement was also amended to provide for, among other things, a limited guaranty by H&H of up to $10.0 million, secured by a second lien on all of the assets of H&H pursuant to the H&H Security Agreement and the H&H Guaranty. In addition, each of the First Lien Credit Agreement and the Second Lien Credit Agreement was also amended to, among other things, provide for either (i) the Company to invest $10.0 million from the proceeds of this rights offering by March 31, 2008 in Bairnco and for such proceeds to be used to prepay at least $10.0 million under the First Lien Credit Agreement Term Loan, (ii) Steel Partners to issue a limited $10.0 million guaranty, or (iii) a capital or debt infusion of $10.0 million by either Steel Partners or WHX into Bairnco, or any combination of the foregoing.  Steel Partners issued a limited guaranty in compliance with this amendment.  In February 2008, Bairnco prepaid the First Lien Credit Agreement Term Loan by approximately $1.8 million with tax refund proceeds, as permitted by the credit agreement, which reduced such $10.0 million obligation by the amount of such payment.

•
The acquisition by a subsidiary of H&H of a mechanical roofing fastener business for approximately $26 million, on December 28, 2006, which we believe will prove to be a valuable acquisition which will solidify H&H’s position as a leading manufacturer and supplier of mechanical fasteners, accessories and components, and building products for the North American commercial and residential construction industry.  Also, in November 2007, H&H purchased all of the outstanding common stock of Omni Technologies Corporation of Dansville, a manufacturer of flux cored brazing wire and metal powders used for brazing and soldering pastes.

•	The sale in March 2007 of a non-core business which had generated operating losses in 2006.

•	The substantial completion of remediation of property relating to certain environmental liabilities.

In view of the matters described in the preceding paragraphs, management believes that the Company has the ability to meet its financing requirements on a continuing basis for at least the next twelve months.  However, if the Company’s planned cash flow projections are not met, management could consider the reduction of certain discretionary expenses and sale of certain assets.  In the event that these plans are not sufficient and the Company’s credit facilities are not adequate, the Company’s ability to operate could be materially adversely affected.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, the Company evaluates its estimates, including those related to bad debts, inventories, long-lived assets, intangibles, accrued expenses, income taxes, pensions and other post-retirement benefits, and contingencies and litigation.  Estimates are based on historical experience, future cash flows and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements.  Note 2 to the consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of the Company’s financial statements.  The following is a brief discussion of the critical accounting policies and methods used by the Company.

Inventories

H&H holds precious metal positions that are subject to market fluctuations.  The precious metal inventory is included in inventory using the last-in, first-out (“LIFO”) method of inventory valuation, which is equal to the lower of cost or market, with any adjustments recorded through cost of goods sold. During interim periods, the effects of LIFO inventory liquidations are deferred when the Company expects to reinstate that inventory by year end.  When the Company believes that an interim LIFO inventory liquidation is permanent and such inventory is not expected to be reinstated by year-end, the effect of the liquidation is recognized in the interim period.  The effects of any LIFO inventory liquidations as of year-end are recognized in cost of goods sold.  For precious metals inventories, no segregation among raw materials, work in process and finished goods is practicable.

Non-precious metal inventories are stated at the lower of cost or market.  Non-precious metal inventory is evaluated for estimated excess and obsolescence based upon assumptions about future demand and market conditions and is adjusted accordingly.  If actual market conditions are less favorable than those projected by H&H, write-downs may be required.

Derivatives

H&H enters into commodity futures and forwards contracts on precious metals that are subject to market fluctuations in order to economically hedge its precious metals inventory against price fluctuations.  Future and forward contracts to sell or buy precious metal are the derivatives used for this objective.  The Company also economically hedges its exposure on variable interest rate debt at one of its foreign subsidiaries.  As these derivatives are not designated as accounting hedges under SFAS No. 133, they are accounted for as derivatives with no hedge designation.  These derivatives are marked to market and both realized and unrealized gains and losses on these derivatives are recorded in current period earnings as other income (loss) in the case of the precious metal contracts and in interest expense with respect to the interest rate derivative.  The unrealized gain or loss (open trade equity) on the derivatives is included in other current assets or other current liabilities, respectively.

As of March 31, 2008 and December 31, 2007, the Company had contracted for $10.2 million and $11.6 million, respectively, of forward contracts with a AA- rated counter party, and the future contracts are exchange traded contracts through a third party broker.  Accordingly, the Company has determined that there is minimal credit risk of default.  The Company estimates the fair value of its derivative contracts through use of market quotes or broker valuations when market information is not available.

Goodwill, Other Intangibles and Long-Lived Assets

Goodwill is reviewed annually for impairment in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”. The evaluation of the recoverability of the unamortized balance of goodwill is based on a comparison of the respective reporting unit’s fair value to its carrying value, including allocated goodwill. Fair values are determined by discounting estimated future cash flows. The recoverability of goodwill may be impacted if estimated future operating cash flows are not achieved.  Other intangible assets with indefinite lives are subjected to an annual lower of cost or fair value impairment test.  Intangible assets with finite lives are amortized over their estimated useful lives. We also estimate the depreciable lives of property, plant and equipment, and review the assets for impairment if events, or changes in circumstances, indicate that we may not recover the carrying amount of an asset. Long-lived assets consisting of land and buildings used in previously operating businesses are carried at the lower of cost or fair value, and are included in Other Non-Current Assets in the consolidated balance sheets.

Pension and Postretirement Benefit Costs

H&H, Bairnco and certain of their respective subsidiaries maintain qualified and several non-qualified pension plans and other postretirement benefit plans.  Pension benefits for the WHX and H&H participants included in the WHX Pension Plan are based on years of service and the amount of compensation at the time of retirement. However, the qualified pension benefits were frozen for most participants as of December 31, 2005 and April 30, 2006 for hourly and salaried non-bargaining participants, respectively, with the exception of a single subsidiary.

The Company’s pension and postretirement benefit costs are developed from actuarial valuations.  Inherent in these valuations are key assumptions including discount rates and expected long-term rates of return on plan assets.  Material changes in the Company’s pension and postretirement benefit costs may occur in the future due to changes in these assumptions, changes in the number of plan participants, changes in the level of benefits provided, changes to the level of contributions to these plans and other factors.

The Company determines its actuarial assumptions for its pension and postretirement plans on December 31 of each year to calculate liability information as of that date and pension and postretirement expense for the following year.  The discount rate assumption is derived from the rate of return on high quality bonds as of December 31 of each year.

The Plan’s assets are diversified as to type of assets, investment strategies employed, and number of investment managers used.  Investments may include equities, fixed income, cash equivalents, convertible securities, and hedge funds.  Derivatives may be used as part of the investment strategy.  The Company may direct the transfer of assets between investment managers in order to rebalance the portfolio in accordance with asset allocation guidelines established by the Company.

Management uses judgment to make assumptions on which our employee benefit liabilities and expenses are based. The effect of a 1% change in two key assumptions for the WHX Pension Plan is summarized as follows:

Assumptions	Statement of Operations (1)	Balance Sheet Impact (2)
	(in millions)
Discount rate
+1% increase	$(1.7)	$(37.2)
-1% decrease	1.6	40.8

Expected return on assets
+1% increase	(3.8)
-1% decrease	3.8
____________

(1)  Estimated impact on 2007 net periodic benefit costs.
(2)  Estimated impact on 2007 pension liability.

Environmental Remediation

The Company provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Remediation liabilities are accrued based on estimates of known environmental exposures.  The Company regularly monitors the progress of environmental remediation. Should studies indicate that the cost of remediation is to be more than previously estimated, an additional accrual would be recorded in the period in which such determination was made. As of March 31, 2008, total accruals for environmental remediation were $7.6 million.

Legal Contingencies

The Company provides for legal contingencies when the liability is probable and the amount of the associated costs is reasonably determinable. The Company regularly monitors the progress of legal contingencies and revises the amounts recorded in the period in which changes in estimate occur.

Going Concern

The Company forecasts cash availability under its revolving credit facility considering historical and forecast results in order to determine that it can reasonably meet its obligations as they come due over the next year.  Additionally, the Company forecasts its compliance with the financial covenants of its loan agreements to reasonably determine that it will meet them over the next year and will not need to restructure its debt.

Purchase Price Allocation

The Company records assets and liabilities of acquired companies at their fair value in accordance with SFAS No. 141 “Business Combinations.”  In April 2007, the Company acquired Bairnco.  The fair value of inventory was determined using the cost method for raw materials and the comparative sales method for work in process and finished goods.  Fixed assets were valued using the cost method.  The fair value of intangible assets was determined using discounted cash flow methodologies.

New Accounting Standards

In February 2008, the FASB issued FASB Staff Position 157-2 (“FSP 157-2”) which delayed the implementation of SFAS No. 157 until January 1, 2009 for non-financial assets and liabilities that are not required to be measured at fair value on a recurring basis.  Pursuant to FSP 157-2, the Company did not adopt SFAS No. 157 for such non-financial assets and liabilities that include goodwill and identifiable intangible assets.  The Company is currently evaluating the impact that adoption of SFAS No. 157 for such non-financial assets and liabilities will have on its consolidated financial position and results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements.  This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007 with respect to certain other assets and liabilities that do not fall within the scope of FSP 157-2 discussed above. On January 1, 2008, the Company adopted SFAS No. 157 for such assets and liabilities, and the adoption of SFAS No. 157 did not have a significant effect on its consolidated financial position and results of operations.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”).  This Statement changes the disclosure requirements for derivative instruments and hedging activities, but does not change the accounting for such instruments, and therefore, the Company believes that the adoption of SFAS No. 161 will not have an effect on its consolidated financial position and results of operations.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”).  SFAS No. 160 amends Accounting Research Bulletin No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact that the adoption of SFAS No. 160 will have on its consolidated financial position and results of operations.

In December 2007, the Financial Accounting Standards Board (“FASB”) also issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“SFAS No. 141R”). SFAS No. 141R requires an entity to recognize assets acquired, liabilities assumed, contractual contingencies and contingent consideration at their fair value on the acquisition date. SFAS No. 141R also requires that (1) acquisition-related costs be expensed as incurred; (2) restructuring costs generally be recognized as a post-acquisition expense; and (3) changes in deferred tax asset valuation allowances and income tax uncertainties after the measurement period impact income tax expense. The Company will adopt SFAS No.141R on January 1, 2009 and is currently evaluating this statement to determine its effect, if any, on its results of operations and financial position.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”).  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and the Company adopted SFAS No. 159 as of January 1, 2008.  Upon adoption, the Company did not elect the fair value option for any items within the scope of SFAS No. 159, and, therefore, the adoption of SFAS No. 159 did not have an effect on the Company’s consolidated financial position and results of operations.

BUSINESS

Overview

WHX, the parent company, is a holding company that invests in and manages a group of businesses on a decentralized basis.  WHX owns H&H, which is a diversified manufacturing company whose strategic business units encompass three reportable segments: Precious Metal, Tubing, and Engineered Materials.  In April 2007, WHX acquired Bairnco.  Bairnco operates business units in three reportable segments: Arlon Electronic Materials, Arlon Coated Materials, and Kasco Replacement Products and Services.  H&H and Barinco principally operate in North America.

Products and Product mix

H&H Precious Metal Segment

H&H’s Precious Metal activities include the fabrication of precious metal and their alloys into brazing alloys and the utilization of precious metal in precision electroplating.  The Company offers a wide variety of these metal joining products, including gold, silver, palladium, copper, nickel, and aluminum based materials.  These brazing alloys are fabricated into a variety of engineered forms and are used in many industries including automotive, air conditioning, general industrial and other metal-joining industries.  H&H is also engaged in precision electroplating (often using gold, silver, palladium and various base metals) of electronic and electrical components primarily for use in the automotive industry.  H&H’s profits from precious metal products are principally derived from the “value added” of processing and fabricating and not from the purchase and resale of precious metal.  In accordance with general practice in the industry, prices to customers are a principally composite of two factors: (1) the value of the precious metal content of the product and (2) the “fabrication value”, which includes the cost of base metals, labor, overhead, financing and profit.

H&H Tubing Segment

H&H manufactures a wide variety of steel tubing products.  The Stainless Steel Tubing Group manufactures small-diameter precision-drawn seamless tubing both in straight lengths and coils.  The Stainless Steel Tubing Group’s capabilities in long continuous drawing of seamless stainless steel coils allow the Stainless Steel Tubing Group to serve the petrochemical infrastructure and shipbuilding markets.   The Stainless Steel Tubing Group also produces products for use in the medical, semiconductor fabrication, aerospace and instrumentation industries.  The Specialty Tubing Group manufactures welded carbon steel tubing in straight lengths and coils with a primary focus on products for the refrigeration and automotive industries.  In addition to producing bulk tubing, the Specialty Tubing Group also produces value added products for the appliance market by fabricating tubing into condensers for refrigerators and freezers.

H&H Engineered Materials Segment

The H&H Engineered Materials Segment supplies products to the construction and building industries. H&H manufactures fasteners and fastening systems for the commercial flat roofing industry.  Products are sold to building and roofing distributors and as private labels to roofing systems manufacturers. A line of specialty fasteners is produced for the building products industry for fastening applications in log homes, landscaping, masonry, and wood decks.  H&H also manufactures plastic and steel fittings and connectors for natural gas and water distribution service lines along with exothermic welding products for electrical grounding, cathodic protection, and lightning protection.   In addition, H&H manufactures electro-galvanized steel products primarily for the construction industry.

Arlon Electronic Materials Segment

Arlon Electronic Materials’ principal products include high performance materials for the printed circuit board industry and silicone rubber-based insulation materials used in a broad range of industrial, military/aerospace, consumer and commercial markets.

Arlon supplies high technology materials to the printed circuit board (“PCB”) industry.  Arlon products are marketed principally to original equipment manufacturers (“OEMs”) and PCB manufacturers by a direct technical sales force, as well as, distributors in the United States, and through distributors and manufacturer’s representatives in Europe, the Middle East, and Asia-Pacific, supported by direct technical sales specialists.  Arlon’s conventional laminates product line includes a wide variety of specialty polyimide and epoxy laminates and bonding films, as well as, other high performance thermoset laminates.  These materials are used in demanding commercial and military market applications including high density interconnect, surface mount technology, heat sink bonding, semiconductor testing, wireless communications and microvia PCBs.  The microwave and radio frequency product area offers fluoropolymers (i.e. polytetrafluorethylene (“PTFE”), ceramic-filled fluoropolymers, and other non-PTFE laminates that deliver the electrical performance needed in frequency-dependent circuit applications such as analog, digital and personal communication systems, high frequency military electronics, microwave antennas and base stations.  These products are supplied as copper-clad laminates with bonding plies or prepregs for production of multi-layer printed circuits.

Arlon also manufactures a line of silicone rubber materials used in a broad range of military, consumer, industrial and commercial products.  Typical applications and products include: silicone bagging materials for producing composite parts; silicone insulating tapes for electric traction motor coil windings; insulation materials for industrial and commercial flexible heaters; silicone materials for high temperature hose and duct markets; insulating tape for medium and high voltage electrical splices and self-fusing tapes for a variety of industrial and commercial applications; as well as compliant, thermally or electrically conductive silicone film adhesives known as Thermabond™ for heat sink-bonding to printed circuit boards.

Arlon Coated Materials Segment

Arlon Coated Materials’ principal products include adhesive coated cast and calendared vinyl films, cast vinyl fabric, custom-engineered laminates, and coated and laminated films, foils, foams and papers used in a broad range of industrial, consumer and commercial products.

Arlon specialty graphic films are marketed under the Arlon, Calon® and MII™ brand names and include cast and calendared vinyl films that are manufactured in a wide variety of colors, face stocks and adhesive systems.  These vinyl films are used in commercial and electrical signage, point of purchase displays, highway signage, fleet markings, and other commercial advertising applications.  Arlon also manufactures laminated vinyl fabrics for corporate identity programs.  These products are marketed under the Signtech® brand name and complement the Calon® specialty graphic films.

Arlon manufactures and markets custom-engineered laminates and coated products.  Typical applications include insulating foam tapes for thermopane windows, specialty flexible circuit materials, electrical insulation materials for motors and transformers, thermal insulation panels for appliances and cars, durable printing stock, transfer adhesives used in industrial assembly, and single and double-coated foam and film tapes and other custom engineered laminates for specific industrial applications.

Kasco Replacement Products and Services Segment

Kasco is a provider of meat-room products and maintenance services for the meat and deli departments of supermarkets; for restaurants; for meat and fish processing plants; and for distributors of electrical saws and cutting equipment throughout North America, Europe, Asia and South America.  These products and services include band saw blades for cutting meat and fish, band saw blades for cutting wood and metal, grinder plates and knives for grinding meat, repair and maintenance services for food equipment in retail grocery and restaurant operations, electrical saws and cutting machines, seasoning products, and other related butcher supply products.

Kasco’s products and services are sold under a number of brand names including Kasco Corporation and Atlanta Sharptech in the United States and Canada, Atlantic Service Co. in the United Kingdom and Canada, Bertram & Graf in Germany, and Biro France and EuroKasco in France.

Recent Developments

Acquisition of Bairnco

On April 12, 2007, WHX and Steel Partners entered into a Stock Purchase Agreement whereby WHX acquired Steel Partners’ entire interest in BZA, a wholly-owned subsidiary of Steel Partners for $10.00.  BZA was the acquisition subsidiary in a tender offer to acquire up to all of the outstanding stock of Bairnco for $13.50 per share in cash.  WHX also agreed to reimburse all reasonable fees and expenses incurred by Steel Partners in connection with the Bairnco Acquisition.

On February 23, 2007, Steel Partners, BZA, and Bairnco entered into the Merger Agreement, pursuant to which BZA amended its tender offer to acquire all of the outstanding common shares of Bairnco at a price of $13.50 per share in cash.  On April 13, 2007, upon the expiration of the Offer pursuant to the Merger Agreement, BZA acquired the outstanding common stock of Bairnco.

Pursuant to the Merger Agreement, on April 24, 2007, BZA merged with and into Bairnco with Bairnco continuing as the surviving corporation as a wholly owned subsidiary of WHX.  At the effective time of the Merger, each Bairnco common share then outstanding (other than shares owned by BZA or its direct parent entity, shares owned by Bairnco as treasury stock and shares held by stockholders who properly exercised their appraisal rights) was automatically converted into the right to receive $13.50 per share in cash without interest and subject to applicable withholding taxes.  The proceeds required to fund the closing of the Offer and the resulting Merger and to pay related fees and expenses were approximately $101.5 million.  In connection with the closing of the Offer, initial financing was provided by Steel Partners through two credit facilities.  One of the initial financing facilities was refinanced on July 17, 2007.

WHX believes that the Bairnco Acquisition will be beneficial because of Bairnco’s strong positions in its three business segments, and that Bairnco’s plant level operations, profit margins and working capital can be improved.

Other Events

In November 2007, H&H purchased all of the outstanding common stock of Omni Technologies Corporation of Dansville, a manufacturer of flux cored brazing wire and metal powders used for brazing and soldering pastes, pursuant to a stock purchase agreement dated as of September 19, 2007.

WHX is considering the acquisition of 2,631,384 shares of common stock of CoSine Communications, Inc. from Steel Partners for an aggregate purchase price of approximately $5.9 million.  The transaction, if it proceeds, would likely close immediately following the closing of this rights offering.

On January 31, 2008, a special meeting of stockholders was held, at which time our stockholders approved a proposal to authorize the Board of Directors of the Company to amend the Company’s amended and restated certificate of incorporation to increase the Company’s authorized capital stock from 55,000,000 shares, consisting of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, to a total of 100,000,000 shares, consisting of 95,000,000 shares of common stock and 5,000,000 shares of preferred stock.

On or prior to the closing of this rights offering, the Company intends to hold another special meeting of stockholders, to consider and vote upon a proposal to amend the Company’s amended and restated certificate of incorporation to further increase the Company’s authorized capital stock to such amount to ensure a sufficient number of shares are available for issuance under this rights offering and to amend the Company’s amended and restated certificate of incorporation for certain clarifying changes.  The Company believes this proposal will be approved, as Steel Partners, who currently holds 50.3% of the outstanding shares of the Company’s common stock, has indicated it will support such proposal.  Assuming the proposal is approved and there is full participation, the maximum amount of gross proceeds from this rights offering would be $200 million.

Business Strategy

Our business strategy is to enhance the growth and profitability of H&H and Bairnco and to build upon the strengths of certain of H&H and Bairnco’s businesses through internal growth and strategic acquisitions.

We expect H&H to continue to focus on high margin products and innovative technology, while limiting its exposure to low margin, capital-intensive businesses.  As part of that strategy, in 2007 we sold  HHEM; in 2006 we closed the Norristown facility and in 2005, closed H&H’s wire and cable operations due to continuing operating losses, deteriorating margins and rising raw material costs experienced by these businesses.  H&H focuses on its materials engineering expertise to expand production of higher value-added products.  Bairnco is focusing each of its business units on lean manufacturing while at the same time continuing to invest in marketing and product development to grow new product and service revenues.  We continue to evaluate the sale of non-core assets and certain underperforming businesses, as well as strategic acquisitions.

WHX has provided, and may provide from time to time in the future, information to interested parties regarding portions of its non-core assets and businesses for such purposes.

Customers

H&H is diversified across industrial markets and customers.  H&H sells to customers in the construction, electronics, telecommunications, home appliance OEM, transportation, utility, medical, semiconductor, computer, aerospace and general manufacturing industries.  In 2007, 2006 and 2005, respectively, no customer accounted for more than 5% of H&H’s sales.  In 2007, H&H’s 15 largest customers accounted for approximately 35% of H&H’s net sales.

Bairnco’s Arlon Electronic Materials and Arlon Coated Materials reporting units sell to customers in a broad range of industries where material performance is critical to the success of the end application, including military electronics, medical and aerospace technologies, telecommunications, automotive and semiconductor markets, railroad and aviation markets, and the signage industry.  Bairnco’s Kasco Replacement Products and Services segment provide meat-room products and maintenance services for the food industry.  No customer of Bairnco accounted for more than 5% of its sales during 2007, 2006, or 2005 respectively.  In 2007, Bairnco’s 15 largest customers accounted for approximately 17% of Bairnco’s net sales.

Together, the 15 largest customers accounted for approximately 25% of consolidated WHX net sales.

Foreign Revenues

The following table presents revenue for the years ended December 31:

	Revenue
	2007	2006	2005
	(in thousands)

United States	$562,562	$417,866	$371,216
Foreign	75,304	43,097	32,599

	$637,866	$460,963	$403,815

Foreign revenue is based on the country in which the legal subsidiary is domiciled.

Raw Materials

H&H

The raw materials used by H&H in its Precious Metal operations consist principally of silver, gold, copper, zinc, nickel, tin, and the platinum group metals in various forms.  H&H purchases its precious metal at free market prices from primary producers, bullion dealers, or in the form of scrap.  The prices of silver, gold, and palladium are subject to fluctuations and are expected to continue to be affected by world market conditions.  Nonetheless, H&H has not experienced any significant problem in obtaining the necessary quantities of raw materials.  To the extent that supplier or customer metals are used by H&H, the amount of inventory which H&H owns is generally reduced.  Precious metal raw materials are readily available from several sources.  Precious metals are purchased in quantities commensurate with customer orders.

The raw materials used by H&H in its non-precious metal operations consist principally of stainless, galvanized, and carbon steel, nickel alloys, a variety of high-performance alloys, and various plastic compositions.  H&H purchases all such raw materials at open market prices from domestic and foreign suppliers.  H&H has not experienced any significant problem in obtaining the necessary quantities of raw materials.  Prices and availability, particularly of raw materials purchased from foreign suppliers, are affected by world market conditions and government policies.  The raw materials used by H&H in its non-precious metal operations are generally readily available from more than one source.

Bairnco

The essential raw materials used in Arlon Electronic Materials and Arlon Coated Material segments are silicone rubber, fiberglass cloth, pigments, copper foil, aluminum and Alloy 600 foil, polyethylene foam and various plastic films, special papers and release liners, vinyl resins, various adhesives and solvents, Teflon™ or PTFE resin, polyimide resin, epoxy resins, other thermoset resins, as well as, various chemicals.  Generally, these materials are each available from several qualified suppliers.  There are, however, several raw materials used in products that are purchased from chemical companies that are proprietary in nature.  Other raw materials are purchased from a single approved vendor on a “sole source” basis, although alternative sources could be developed in the future if necessary.  However, the qualification procedure can take several months or longer and could therefore interrupt production if the primary raw material source became unexpectedly unavailable.  Current suppliers are located in the United States, Asia, and Europe.

Regarding the Kasco Replacement Products and Services segment, high quality carbon steel and stainless steel are the principal raw materials used in the manufacture of band saw blades; they are purchased from multiple domestic and international suppliers.  Tool steel is utilized in manufacturing meat grinder plates and knives and is purchased from qualified suppliers located in the United States, Europe and Japan.  Equipment, replacement parts, and supplies are purchased from a number of manufacturers and distributors in Asia, the United States, and Europe.  In France and Canada, certain specialty equipment and other items used in the supermarket industry and in the food processing industry are purchased and resold under exclusive distributorship agreements with the equipment manufacturers.  All of the raw materials and purchased products utilized by this segment have been readily available throughout this last year.

Capital Investments

The Company believes that its business segments must continuously strive to improve productivity and product quality, and control and/or reduce manufacturing costs, in order to remain competitive.  Accordingly, H&H’s business segments expect to continue to incur capital investments that reduce overall manufacturing costs, improve the quality of products produced, and broaden the array of products offered to the several markets H&H serves, as well as replace equipment as necessary to maintain compliance with environmental, health and safety laws and regulations.  H&H’s capital expenditures for 2007, 2006 and 2005 for continuing operations were $7.1 million, $7.7 million and $20.4 million, respectively.  A major capital project in 2005 and 2006 consisted of establishing a carbon tubing facility for the refrigeration and automotive markets in Mexico.  Approximately $10.0 million of the 2005 expenditures related to a plant expansion at H&H’s fastener facility in Agawam, MA.  The level of capital expenditure in 2007 and prior were needed to expand and maintain productive capacity, improve productivity and upgrade selected facilities to meet competitive requirements and maintain compliance with environmental health and safety laws and regulations.  H&H anticipates funding its capital expenditures in 2008 from funds generated by operations and borrowed funds.  H&H anticipates its capital expenditures will approximate depreciation, on average, and may approximate between $10 to $12 million per year for the next few years.

Bairnco made capital expenditures of $3.1 million during the period from the acquisition date, April 13, 2007, through December 31, 2007 ($4.9 million for the full year 2007), $8.7 million in 2006 and $7.3 million in 2005.  The 2006 capital expenditures were focused on equipment replacements, expenditures associated with a new China manufacturing facility, and the implementation of Bairnco’s new information systems software.  Total capital expenditures are expected to be less than depreciation over the next three years, and may approximate between $4.0 and $7.0 million per year.  These capital expenditures are associated with ongoing cost reduction initiatives and necessary equipment replacements.

Energy Requirements

H&H and Bairnco both require significant amounts of electricity and natural gas to operate their facilities and are subject to price changes in these commodities.  A shortage of electricity or natural gas, or a government allocation of supplies resulting in a general reduction in supplies, could increase costs of production and could cause some curtailment of production.

Employment

As of March 31, 2008, the Company employed 2,540 employees worldwide.  Of these employees, 562 were office employees, 647 were covered by collective bargaining agreements and 1,331 were non-union operating employees.

Competition

There are many companies, both domestic and foreign, which manufacture steel wire and tubing products, and other specially engineered products of the type H&H manufactures.  There are also a number of competitors in each of the classes of precious metal products we sell.  Some of these competitors are larger than we are and have financial resources greater than we do.  Some of these competitors enjoy certain other competitive advantages, including greater name recognition; greater financial, technical, marketing and other resources; a larger installed base of customers; and well-established relationships with current and potential customers.  Competition is based on quality, technology, service, and price and in some industries, new product introduction, each of which is important.

There are numerous competitors ranging in size from small, sole proprietorships to units of very large, multinational corporations that in certain instances have far greater market positions and financial resources than the Bairnco’s Arlon Electronic Materials segment and Arlon Coated Material segment.

Competition for Arlon’s products varies by product line and type of customer.  Competition for established lines is usually based on one or more elements such as specification position, lead time, price, product performance, or technical support and customer service.  It may also be based on the ability to service emerging technologies through the custom design of new products, or redesign of existing products, as well as the development of materials for new applications.  As an example, for some high performance materials sold to the printed circuit board industry, the consistent technical performance of the materials supplied in excess of specified standards can be the critical competitive element.  In addition, Arlon sells a significant portion of its circuit board materials into the Far East and European markets where local producers of similar materials have a competitive advantage related to their geographic location.

Since 2000, the market environment for Kasco has been difficult due to market contraction through retail consolidation and the industry’s shift to “Case Ready” meat product offerings.  Kasco has responded by diversifying into repair and maintenance services for the food service and retail grocery industries, and by globally sourcing and effectively distributing high quality and competitively priced butcher supplies and equipment.  During 2007, Kasco completed the integration of Kasco and Atlanta SharpTech, which business it acquired in late 2006, and continued to diversify and expand its repair services business and butcher supplies distribution business.

Distribution

The businesses comprising the Company’s Precious Metal segment distribute their products directly to customers through Company sales personnel, although certain products are distributed through independent distributors throughout the United States and Canada.  The products manufactured by the Company’s Tubing segment are principally sold directly to customers through Company sales personnel and the remainder is sold through manufacturers’ representatives and distributors.  Most of the Company’s products comprising the Engineered Materials segment are sold directly to customers through Company sales personnel and the remaining sales are made by agents and manufacturers’ representatives.

Arlon Electronic Materials and Arlon Coated Materials products are marketed by Company sales personnel, outside sales representatives and distributors in North and South America, Europe, Australia, the Far East and several other international markets.  Kasco has a distribution network that reaches over 30,000 retail grocery stores, restaurants, delis, equipment distributors, and processing plants in the US, Canada, Europe, South America and Asia.  Kasco’s distribution network is made up of corporate-direct salesmen, route salesmen, repair service technicians, and distributors who have knowledge of the local markets and the customer’s needs.

Patents and Trademarks

The Company owns patents and several registered trademarks under which certain of its products are sold.  In addition, the Company owns a number of US and foreign mechanical patents related to several of its products, as well as a number of design patents and registered trademarks.  The Company does not believe that the loss of any or all of these trademarks would have a material adverse effect on its businesses.  The Company’s material patents have durations ranging from 16 to 22 years, with expiration dates occurring in 2009 through 2025.

Properties

As of March 31, 2008, H&H had 17 active operating plants in the United States, Canada, Denmark, France, and Mexico, with a total area of approximately 1,260,000 square feet, including warehouse, office and laboratory space.  H&H also owns or leases sales, service and warehouse facilities at 6 other locations in the United States (which, with H&H’s general offices, have a total area of approximately 67,000 square feet) and owns 4 non-operating locations with a total area of approximately 267,000 square feet.  Manufacturing facilities of H&H are located in: Toronto, Canada; Camden, Delaware; Kolding, Denmark; Evansville and Indianapolis, Indiana; Agawam, Massachusetts; Middlesex, New Jersey; Dansville, New Hampshire; Canastota, New York; Canfield, Ohio; Tulsa and Broken Arrow, Oklahoma; Cudahy, Wisconsin; Itasca, Illinois; Coahuila, Mexico and Riberac, France.  All H&H plants are owned except for the Canastota, Middlesex, Itasca, Dansville, and Coahuila plants, which are leased.

As of March 31, 2008, Bairnco had 16 active facilities in the United States, Mexico, Canada, the United Kingdom, Germany, France and the People’s Republic of China, as well as utilizing various field warehouses, with a total area of approximately 1,101,000 square feet, including warehouse and office space.  The operating facilities of Bairnco are located in: Bear, Delaware; Rancho Cucamonga and Santa Ana, California; Dallas and San Antonio, Texas; Atlanta, Georgia; St. Louis, Missouri; Matamoros, Mexico, Montreal, Canada; Gwent, Wales, United Kingdom; Pansdorf, Germany; Paris, France; and Suzhou New District, People’s Republic of China.  The facilities located in Bear, Rancho Cucamonga, Atlanta, St. Louis, Matamoras, Gwent, Pansdorf, and the Suzhou New District are owned.  The facilities located in Santa Ana, Dallas, San Antonio, Montreal, and Paris, as well as various field warehouses, are leased.

The Company considers its manufacturing plants and service facilities to be well maintained and efficiently equipped, and therefore suitable for the work being done.  The productive capacity and extent of utilization of its facilities is dependent in some cases on general business conditions and in other cases on the seasonality of the utilization of its products.  Capacity can be expanded at some locations.

Legal Proceedings

Bankruptcy Filing

On March 7, 2005, WHX filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court.  WHX continued to operate its businesses and own and manage its properties as a Debtor under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code until it emerged from protection on July 29, 2005.

On March 7, 2005, WHX also filed a proposed Plan of Reorganization (as amended, the “Plan”) and a related proposed disclosure statement (as amended, the “Disclosure Statement”) with the Bankruptcy Court. The Plan was confirmed on July 21, 2005 (the “Confirmation Order”) and became effective on July 29, 2005 (the “Effective Date”).

The Bankruptcy Filing created an event of default under the Indenture governing the 10 1/2% Senior Notes. Under the terms of the 10 1/2% Senior Notes, as a result of the Bankruptcy Filing, the entire unpaid principal and accrued interest (and any other additional amounts) became immediately due and payable without any action on the part of the trustee or the note holders.  The principal amount outstanding under the 10 1/2% Senior Notes at March 7, 2005 was approximately $92.8 million.  Accrued interest to March 7, 2005 was approximately $3.8 million.

Neither H&H, the Company’s primary business at that time, nor any of WHX’s other subsidiaries or affiliates, were included in its bankruptcy filing.  All of H&H’s operating units conducted business in the ordinary course during the bankruptcy.  WHX’s bankruptcy filing was primarily intended to reduce its debt, simplify its capital structure, reduce its overall cost of capital and provide it with better access to capital markets.

The following is a summary of certain material features of the Plan and the Confirmation Order.  On the Effective Date:

•
All of WHX’s outstanding securities, including WHX’s pre-bankruptcy filing common stock, Series A preferred stock, Series B preferred stock and 10 1/2% Senior Notes were deemed cancelled and annulled without further act or action.

•
In full and complete satisfaction of all such claims, holders of the 10 1/2% Senior Notes received 9,200,000 shares of common stock representing their prorated share of the reorganized company.  These shares represent 92% of the equity in the reorganized company.

•
In full and complete satisfaction of all such interests, Series A preferred stockholders received 366,322 shares of common stock representing their prorated share of the reorganized company and 344,658 warrants to purchase common stock of the reorganized company, exercisable at $11.20 per share.  The warrants expired on February 28, 2008.

•
In full and complete satisfaction of all such interests, Series B preferred stockholders received 433,678 shares of common stock representing their prorated share of the reorganized company and 408,030 warrants to purchase common stock of the reorganized company, exercisable at $11.20 per share.  The warrants expired on February 28, 2008.

•	Holders of WHX’s pre-bankruptcy filing common stock received no distribution under the Plan.

The common stock received by the Series A and Series B preferred stockholders, collectively, represented 8% of the equity in the reorganized company.

On the Effective Date, all of the assets of WHX were vested in the reorganized company free and clear of all liens, causes of actions, claims, encumbrances, equity interests, and interests against, in, or on such assets, except as explicitly provided in the Plan.

General

HH East Parcel, LLC.  V. Handy & Harman

This action arises out of a purchase and sale agreement entered into in 2003 whereby H&H agreed to sell a portion of a commercial site in Connecticut (“Sold Parcel”) to HH East Parcel, LLC (“HH East”).  On or about April 5, 2005, HH East filed a Demand for Arbitration with the American Arbitration Association seeking legal and equitable relief including completion of the remediation of environmental conditions at the site in accordance with the terms of the agreement.  An arbitration hearing was held in October 2005 in Connecticut, pursuant to which HH East was awarded, among other things, an amount equal to $5,000 per day from January 1, 2005 through the date on which remediation is completed.  This award amounts to approximately $4.0 million through the completion date of April 6, 2007.  H&H applied to the Connecticut Superior Court to have the arbitration award vacated.  On June 26, 2006, the court issued a decision denying H&H’s application and granting HH East’s motion to confirm the arbitration award.  H&H appealed that decision.  On May 23, 2008, H&H was notified that the Connecticut Supreme Court affirmed the lower court decision and denied H&H’s appeal.  The parties are currently engaged in settlement discussions.

On May 22, 2007, HH East served an Order for a Prejudgment Attachment in the amount of approximately $3.5 million, issued by the Superior Court, Stamford, Connecticut in December 2006, against certain Connecticut property of H&H and against certain bank accounts maintained by H&H at banks in New York.  H&H brought proceedings in the Superior Court, Stamford, Connecticut, and in the Supreme Court, State of New York, to oppose the attachment of such bank accounts and to have it lifted.  The New York proceeding has been discontinued.  The Connecticut proceeding is pending.  On June 14, 2007, HH East temporarily withdrew its attachment/garnishment against certain bank accounts of H&H after the posting of other satisfactory collateral by H&H and while settlement discussions were continuing.  On June 29, 2007, and again on several other dates, HH East re-served the Order against various bank accounts of H&H.

H&H has been working cooperatively with the Connecticut Department of Environmental Protection (“CTDEP”) with respect to its obligations under a consent order entered into in 1989 that applies to both parcels of the commercial site.  H&H has been conducting an investigation of the remaining parcel, and is continuing the process of evaluating various options for its remediation.  The sale of the Sold Parcel, which is the subject of the above-referenced litigation, triggered statutory obligations under Connecticut law to investigate and remediate pollution at or emanating from the Sold Parcel.  Remediation of all soil conditions on site was completed on April 6, 2007, although H&H has since performed limited additional work on site, solely in furtherance of ongoing settlement discussions between HH East and H&H.  Although no groundwater remediation is required, there will be monitoring of same for several years.  Approximately $28.9 million had been expended through March 31, 2008, and the remaining remediation and monitoring costs are expected to approximate $0.3 million.  H&H received reimbursement of $2.0 million from its carrier under a cost-cap insurance policy and is pursuing its potential entitlement to additional coverage.

Paul E. Dixon & Dennis C. Kelly V. Handy & Harman

Paul Dixon and Dennis Kelly, two former officers of H&H (the “Claimants”) filed a Statement of Claim with the American Arbitration Association (the “Arbitration”) on or about January 3, 2006.  The Claimants were employees of H&H until September 2005 when their employment was terminated by H&H.  Their claims included seeking payments allegedly due under employment contracts and allegedly arising from their terminations, and seeking recovery of benefits under what they allege was the Handy & Harman Supplemental Executive Retirement Plan.

In the Arbitration, Claimants sought an award in excess of $4.0 million each, plus interest, costs and attorneys’ fees.  The Claimants also sought indemnification for certain matters and an injunction against H&H with regard to life insurance policies.  H&H brought a special proceeding on February 15, 2006 in the Supreme Court of the State of New York, County of Westchester, for a judgment staying the arbitration of three of the four claims.  On March 10, 2006, all of the parties filed a stipulation with the court, discontinuing the court proceeding and agreeing therein, among other things, that all claims asserted by the Claimants in the Arbitration (which was also discontinued at that time) would be asserted in Supreme Court, Westchester County.

In April 2006, the Claimants served a request for benefits, severance and other amounts, similar to those described above, on H&H and various plan administrators and fiduciaries thereof.  The request was reviewed in accordance with the procedures of the plans at issue and by letter dated September 27, 2006, claimants were notified that their request was largely denied.

In January 2008, Mr. Kelly filed a lawsuit against WHX, H&H and various benefit plans in the United States District Court for the Southern District of New York.  Mr. Dixon did not join in this lawsuit, and his counsel has not indicated whether Mr. Dixon intends to file his own lawsuit.  Mr. Kelly’s claims in this lawsuit are essentially the same claims that he asserted in the above-described arbitration and request for benefits.  Mr. Kelly’s complaint seeks approximately $4.0 million in money damages plus unspecified punitive damages.  The defendants are vigorously defending this lawsuit, and believe that it is without merit.  Nevertheless, there can be no assurance that the defendants will be successful in defending against Mr. Kelly’s claims, or that the defendants will not have any liability on account of Mr. Kelly’s claims.  Such liability, if any, cannot be reasonably estimated at this time, and accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of the Company.

Arista Development LLC V. Handy & Harman Electronic Materials Corporation

In 2004, a subsidiary of H&H, HHEM, entered into an agreement to sell a commercial/industrial property in Massachusetts.  Disputes between the parties led to suit being brought in Bristol Superior Court in Massachusetts.  The plaintiff alleges that HHEM is liable for breach of contract relating to HHEM’s alleged breach of the agreement, unfair and deceptive acts and practices, and certain consequential and treble damages as a result of HHEM’s termination of the agreement in 2005, although HHEM subsequently revoked its notice of termination.  HHEM has denied liability and has been vigorously defending the case.  The court entered a preliminary injunction enjoining HHEM from conveying the property to anyone other than the plaintiff during the pendency of the case.  Discovery on liability and damages has been in abeyance while the parties are actively engaged in settlement discussions. Since discovery is not completed, it cannot be known at this time whether it is foreseeable or probable that plaintiff would prevail in the litigation or whether H&H would have any liability to the plaintiff.

Environmental Matters

In connection with the Sold Parcel, H&H was responsible for demolition and environmental remediation of the site, the estimated cost of which was included in the loss on sale recorded in 2003.  In 2004, H&H determined that an increase in the reserve for environmental remediation was needed in the amount of $28.3 million.  This change in reserve was caused by the discovery of underground debris and soil contaminants that had not been anticipated.  These additional costs were included in environmental remediation expense.  An additional $4.0 million was also recorded in selling, general and administrative expenses in 2004 as a penalty related to the Sold Parcel.  H&H retains title to a parcel of land adjacent to the Sold Parcel.  This parcel is classified as other non-current assets, in the amount of $2.0 million, on the consolidated balance sheets at March 31, 2008 and December 31, 2007.

H&H entered into an administrative consent order (the “ACO”) in 1986 with the New Jersey Department of Environmental Protection (“NJDEP”) with regard to certain property that it purchased in 1984 in New Jersey.  The ACO involves investigation and remediation activities to be performed with regard to soil and groundwater contamination.  H&H settled a case brought by the local municipality in regard to this site in 1998 and also settled with certain of its insurance carriers.  H&H is actively remediating the property and continuing to investigate the most effective methods for achieving compliance with the ACO.  The latest remedial investigation report was filed with the NJDEP in December of 2007.  H&H anticipates entering into discussions in the near future with NJDEP to address that agency’s natural resource damage claims, the ultimate scope and cost of which cannot be estimated at this time.  The ongoing cost of remediation is presently estimated at approximately $750,000.  Pursuant to a settlement agreement with the former owner/operator of the site, the responsibility for site investigation and remediation costs are allocated 75% to the former owner/operator and 25% to H&H after the first $1.0 million.  The $1.0 million was paid solely by the former owner/operator.  As of April 11, 2008, over and above the $1.0 million, total investigation and remediation costs of $731,000 and $244,000 have been expended by the former owner/operator and H&H, respectively, in accordance with the settlement agreement.  Additionally, H&H is currently being reimbursed through insurance coverage for a portion of the investigation and remediation costs for which the company is responsible.  H&H believes that there is additional excess insurance coverage, which it intends to pursue as necessary.

H&H and Bairnco (and/or one or more of their respective subsidiaries) have also been identified as potentially responsible parties (“PRPs”) under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state statutes at several sites and are parties to ACOs in connection with certain other properties.  H&H and Bairnco (and/or one or more of their respective subsidiaries) may be subject to joint and several liabilities imposed by CERCLA on PRPs.  Due to the technical and regulatory complexity of remedial activities and the difficulties attendant in identifying PRPs and allocating or determining liability among them, H&H and Bairnco are unable to reasonably estimate the ultimate cost of compliance with such laws.

In a case entitled Agere Systems, Inc., et al. v. Advanced Environmental Technology Corp., et al. (U.S. District Court, EDPA), five companies, all of which are PRPs for the Boarhead Farm site in Bucks County, Pennsylvania, brought CERCLA contribution and similar claims under Pennsylvania’s environmental laws against a number of companies in 2002.  A subsidiary of H&H, H&H Tube, is one of the defendants that the plaintiffs claim contributed to the contamination of the Boarhead Farm site.  A number of the plaintiffs have entered into consent decrees with the United States Environmental Protection Agency  (“EPA”) regarding the remediation of groundwater and soil contamination at the Boarhead Farm site.  In addition, plaintiffs have settled with a number of the defendants.  There are currently six non-settling defendants, including H&H Tube, against which the plaintiffs are pursuing their claims.  Fact and expert discovery has been concluded.  H&H Tube filed a motion for summary judgment in July 2007 seeking a dismissal of all claims against H&H Tube.  The court denied that motion. Plaintiffs were granted leave to file a fifth amended complaint which adds a claim against the non-settling defendants for joint and several liability  The plaintiffs have already made substantial payments to the EPA in past response costs and have themselves incurred costs for groundwater and soil remediation.  Remediation is continuing.  Plaintiffs are seeking reimbursement of a portion of amounts incurred and an allocation of future amounts from H&H Tube and the other non-settling defendants.  Based upon expert testimony in the litigation, H&H Tube’s responsibility for this site, if any, is estimated to be minimal.  The bench trial in this matter commenced on June 23, 2008 and concluded on July 2, 2008.  Following the submission of post-trial memoranda, the parties expect a decision during the third fiscal quarter of 2008.

In December 2007, H&H Tube and H&H filed a lawsuit against an insurer and several related entities seeking a declaration that the defendants are obligated to defend and indemnify H&H Tube with respect to the Boarhead Farm case.  On May 7, 2008, the parties executed a written settlement agreement resolving the lawsuit.

H&H received a notice letter from the EPA in August 2006 formally naming H&H as a PRP at a superfund site in Massachusetts (the “Superfund site”).  H&H then voluntarily joined a group of ten (10) other PRPs (which group has since increased to thirteen (13)) to work cooperatively regarding remediation of this site.  Investigative work is ongoing to determine whether there are other parties that sent hazardous substances to the Superfund site but that have not received notice letters or been named as PRPs to date.  The PRP group submitted its good faith offer to the EPA in late October 2006.  The offer is contingent on the group arriving at an acceptable allocation amongst the PRPs.  All of the PRPs have reached proposed allocations as to percentages of responsibility for investigation and remediation costs at the Superfund site.  It is anticipated that there will be a “shortfall” in the overall allocation that will then be shared, on a pro rata basis, among all of the participating PRPs.  The EPA has agreed to an orphan share for the past costs incurred through April 1, 2008 and has agreed to cap all future response and oversight costs at $2.9 million as further consideration for the orphan share.  H&H executed a participation agreement, consent decree and settlement trust on June 13, 2008 and expects the other PRP’s to do so as well.  The consent decree will then be subject to a public comment period of no less than 30 days.  After the expiration of the 30 days (or such other time period), the court, in its discretion, can enter the consent decree.  Under the participation agreement and consent decree, H&H is required to make two payments in 2008.  One payment relates to H&H’s share of the early action items for the remediation project and is approximately $472,244, and the second payment relates to the "true-up" of monies previously expended for remediation and is approximately $187,465.  There are some parties who have not participated to date in the consent decree negotiations and allocation process.  Any such non-participating party may be sued later under CERCLA.  That is a decision that will be made in the future by the participating PRPs.  It is anticipated that PRP remedial activities at the site will not begin until 2009.  The remediation of a significant amount of the contamination at the site is the responsibility of the Department of Energy (“DOE”).  That remediation is being accomplished by the U.S. Army Corps of Engineers (the “ACOE”).  The DOE portion of the work has begun but is not expected to be completed until 2009, at which time the remaining work will be more clearly defined.  H&H is a chemical PRP; not a radiological PRP.  The ACOE recently informed one of the radiological PRPs that it may seek contribution from that PRP for the portion of the remediation performed by the ACOE.  The radiological PRP in turn wishes to preserve its rights to sue the chemical PRPs in the event any portion of the ACOE's claim relates to chemical waste.  The PRPs are currently investigating the nature of the ACOE's potential claim to determine if there is any realistic potential that the ACOE's claim can legally or factually result in a contribution claim against the chemical PRPs.  H&H has recorded a significant reserve in connection with this matter.

H&H is continuing to comply with a 1987 consent order from the Massachusetts Department of Environmental Protection (“MADEP”) to investigate and remediate the soil and groundwater conditions at the property that is the subject of the Arista Development litigation discussed above.  H&H is in discussions with the EPA, the MADEP and the plaintiff in the Arista case in connection with the remedial activities.  In addition, H&H has engaged in discussions or received comments regarding its remedial plans from abutters.  Discussions with some abutters are ongoing and, although no formal claims have been asserted, it is possible that claims will be asserted.  Since discussions regarding these matters are not complete and since no claims have been asserted, it cannot be known what, if any, liability H&H will have with respect to the abutters.

As discussed above, H&H and Bairnco have existing and contingent liabilities relating to environmental matters, including capital expenditures, costs of remediation and potential fines and penalties relating to possible violations of national and state environmental laws.  H&H and Bairnco have substantial remediation expenses on an ongoing basis, although such costs are continually being readjusted based upon the emergence of new techniques and alternative methods.  In addition, the Company has insurance coverage available for several of these matters.  The Company has accrued $7.6 million related to estimated environmental remediation costs as of March 31, 2008.  Based upon information currently available, including H&H and Bairnco’s prior capital expenditures, anticipated capital expenditures, and information available to H&H and Bairnco on pending judicial and administrative proceedings, H&H and Bairnco do not expect their respective environmental compliance costs, including the incurrence of additional fines and penalties, if any, relating to the operation of their respective facilities to have a material adverse effect on their financial position, but there can be no such assurances.  Such costs could be material to H&H and Bairnco’s results of operations and cash flows.  We anticipate that H&H and Bairnco will pay such amounts out of their respective working capital, although there is no assurance that H&H and Bairnco will have sufficient funds to pay such amounts.  In the event that H&H and Bairnco are unable to fund these liabilities, claims could be made against WHX for payment of such liabilities.  As further information comes into the Company’s possession, it will continue to reassess such evaluations.

Other Litigation

Certain of the Company’s subsidiaries are a defendant (“Subsidiary Defendant”) in numerous cases pending in a variety of jurisdictions relating to welding emissions.  Generally, the factual underpinning of the plaintiffs’ claims is that the use of welding products for their ordinary and intended purposes in the welding process causes emissions of fumes that contain manganese, which is toxic to the human central nervous system.  The plaintiffs assert that they were over-exposed to welding fumes emitted by welding products manufactured and supplied by the Subsidiary Defendants and other co-defendants. The Subsidiary Defendants have various levels of exposure in these different cases, from being the primary or sole defendant to being one of many defendants.  The Subsidiary Defendants deny liability and are defending these actions.  It is not possible to reasonably estimate the Subsidiary Defendants’ exposure or share, if any, of the liability at this time.

In addition to the foregoing cases, there are a number of other product liability, exposure, accident, casualty and other claims against WHX or certain of its subsidiaries in connection with a variety of products sold by such subsidiaries over several years, as well as litigation related to employment matters, contract matters, sales and purchase transactions and general liability claims, many of which arise in the ordinary course of business.  There is also one recently filed and served case in state court arising out of H&H’s sale of a used piece of equipment which allegedly caused a fire resulting in property damage and interruption of a third party’s business operations.  It is not possible to reasonably estimate the Company’s exposure or share, if any, of the liability at this time in any of these matters.

There is insurance coverage available for many of the foregoing actions, which are being litigated in a variety of jurisdictions.  To date, WHX and its subsidiaries have not incurred and do not believe they will incur any significant liability with respect to these claims, which they are contesting vigorously in most cases.  However, it is possible that the ultimate resolution of such litigation and claims could have a material adverse effect on the Company’s results of operations, financial position and cash flows when they are resolved in future periods.

MANAGEMENT

The following is a summary of the business background and experience of each of the Company’s Directors and Executive Officers:

Directors

Name	Principal occupation for the past five years and current public directorships	Age	First year became a director
Warren G. Lichtenstein
Chairman of the Board of Directors.  Warren G. Lichtenstein has served as Chairman of the Board of WHX since July 2005.  He has been the Chairman of the Board, Secretary and the Managing Member of Steel Partners II GP LLC (“Steel GP LLC”), the general partner of Steel Partners, a private investment partnership, since January 1, 1996 and the President, Chief Executive Officer and a director of Steel Partners, Ltd. (“SPL”), a management and advisory company that provides management services to Steel Partners  and its affiliates, since June 1999.  Additionally, he serves as President and Chief Executive Officer of SP Acquisitions Holdings, Inc.,(“SP Acquisitions”), an affiliate of Steel Partners.  He is also a co-founder of Steel Partners Japan Strategic Fund (Offshore), L.P., a private investment partnership investing in Japan, and Steel Partners China Access Fund I LP, a private equity partnership investing in China.  Mr. Lichtenstein has been Chairman of the Board of SL Industries, Inc. (“SL Industries”), a designer and manufacturer of power electronics, power motion equipment, power protection equipment, and teleprotection and specialized communication equipment, since January 24, 2002 and served as Chief Executive Officer from February 4, 2002 to August 10, 2005.  He had previously served as a director of SL Industries from 1993 to 1997.  Mr. Lichtenstein has been a director of KT&G Corporation, South Korea’s largest tobacco company, since March 2006.  Mr. Lichtenstein was a director of Layne Christensen Company (“Layne Christensen”), a provider of products and services for the water, mineral, construction and energy markets, from January 2004 to October 2006.  Mr. Lichtenstein served as a director of WebFinancial Corporation (“WebFinancial”), a consumer and commercial lender, from 1996 to June 2005, as Chairman and Chief Executive Officer from December 1997 to June 2005 and as President from December 1997 to December 2003.
		42	2005

Jack L. Howard
Director. Jack L. Howard has been a director of WHX since July 2005.  He has been a registered principal of Mutual Securities, Inc., a registered broker-dealer, since 1989.  He serves as President of Steel Partners LLC (“Partners LLC”) and has served as Vice Chairman of SPL since December 2003.  Mr. Howard has served as Chairman of the Board of WebFinancial since June 2005, as a director of WebFinancial since 1996, and as its Vice President since 1997.  From 1997 to May 2000, he also served as Secretary, Treasurer and Chief Financial Officer of WebFinancial.  He served as Chairman of the Board and Chief Executive Officer of Gateway Industries, Inc., a provider of database development and web site design and development services, from February 2004 to April 2007, as Vice President of Gateway from December 2001 to April 2007.  He has also been the Chief Operating Officer of SP Acquisitions since June 2007 and its Secretary since February 2007.  He served as a director of SP Acquisitions from February 2007 to June 2007 and was its Vice-Chairman from February 2007 to August 2007.  Mr. Howard also serves as a director of Adaptec, Inc.  He has been a director of CoSine Communications, Inc., a global telecommunications equipment supplier, since July 2005.  He has been a director of BNS Holding, Inc., a holding company that owns the majority of Collins Industries, Inc., a manufacturer of school buses, ambulances and terminal trucks, since June 2004.  Mr. Howard presently serves as a director of NOVT Corporation (“NOVT”), a former developer of advanced medical treatments for coronary and vascular disease.
	46	2005

Glen M. Kassan
Vice Chairman of the Board of Directors and Chief Executive Officer.  Glen M. Kassan has served as a director of the Company since July 2005 and as the Company’s Vice Chairman of the Board of Directors, Chief Executive Officer and Secretary since October 2005.  He has been a managing director of Partners LLC, and an Operating Partner of SPL since August 1999 and an Operating Partner of its predecessor from October 1999 to May 2001.  He has served as the Vice President and Secretary of WebFinancial since June 2000 and as Chief Financial Officer from June 2000 through 2007.  He has served as a director of SL Industries since January 24, 2002, its Vice Chairman since August 10, 2005 and served as its President from February 4, 2002 to August 10, 2005.
	64	2005

Louis Klein, Jr.	Director. Louis Klein, Jr. has served as a director of WHX since 2002. He has been trustee of Manville Personal Injury Settlement Trust since 1991, trustee of WT Mutual Fund and WT Investment Trust I (Wilmington Trust) since 1998 and trustee of the CRM Mutual Fund since 2005. He has also been a director of Bulwark Corporation since 1998, a private company engaged in real estate investment.	73	2002

John H. McNamara Jr.
Director.  John H. McNamara Jr. has served as a director of WHX since February 2008.  He has been an investment professional at SPL since May 2006.  SPL is an affiliate of Steel Partners, which owns approximately 50.3% of the Company’s outstanding common stock.  Mr. McNamara also serves as a director of SL Industries.  Prior to working at SPL, Mr. McNamara was a Managing Director and Partner at Imperial Capital LLC, an investment banking firm, which he joined in 1995.  As a member of its Corporate Finance Group he provided advisory services for middle market companies in the areas of mergers and acquisitions, restructurings and financings. Mr. McNamara began his career at Bay Banks, Inc., a commercial bank, where he served in lending and work-out capacities.  Mr. McNamara graduated from Ithaca College with a B.S. in Economics.
		44	2008

Daniel P. Murphy, Jr.	Director and Senior Vice President of Corporate Development. On June 20, 2008, Mr. Murphy notified the Company that he will be resigning from his executive officer position and as a director of WHX effective July 11, 2008. Mr. Murphy has served as a director of WHX since July 2005 and as the Senior Vice President of Corporate Development since February 2008. He was President of H&H from February 2003 through February 2008 and was Vice President of HHEM from January 2002 through February 2003. He was also President of OMG, Inc., a subsidiary of H&H, from February 1994 through December 2001.	47	2005

John J. Quicke
Director and Vice President.  John J. Quicke has served as a director of WHX since July 2005 and as a Vice President since October 2005.  He has served as a managing director of Partners LLC, and an Operating Partner of SPL since September 2005.  Mr. Quicke served as Chairman of the Board of NOVT from April 2006 to January 2008, and served as President and Chief Executive Officer of NOVT from April 2006 to November 2006.  Mr. Quicke currently serves as a director of Collins Industries, Adaptec, Inc., and Angelica Corporation, a provider of healthcare linen management services.  Mr. Quicke also served as a director of Layne Christensen from October 2006 to June 2007.  He served as a director, President and Chief Operating Officer of Sequa Corporation (“Sequa”), a diversified industrial company, from 1993 to March 2004, and Vice Chairman and Executive Officer of Sequa from March 2004 to March 2005.  As Vice Chairman and Executive Officer of Sequa, Mr. Quicke was responsible for the Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Product operating segments of the company.  From March 2005 to August 2005, Mr. Quicke occasionally served as a consultant to Steel Partners and explored other business opportunities.
		58	2005

Garen W. Smith	Director. Garen W. Smith has served as a director of WHX since 2002. He was Chairman of the Board of H&H from 2003 through September 2005. Mr. Smith was Vice President, Secretary and Treasurer of Abundance Corp., a consulting company that provides services to the Company, from 2002 to February 2005. In addition, he was President and Chief Executive Officer of Unimast Incorporated from 1991 to 2002. Mr. Smith also serves as a director of Phillips Manufacturing Company.	65	2002

Executive Officers

The following table contains the names, positions and ages of the executive officers of the Company who are not directors.

Name	Principal occupation for the past five years and current public directorships	Age
Peter T. Gelfman
General Counsel and Secretary.  Peter T. Gelfman has been General Counsel and Secretary of the Company since April 7, 2008.  From July 2005 through April 4, 2008, Mr. Gelfman was employed by Rheem Manufacturing Company as Deputy General Counsel from July 2005 to June 2006 and served as the Vice President, Secretary and General Counsel from June 2006 to April 4, 2008.  Previously, he served as a Senior Associate General Counsel for Sequa Corporation from June 1999 through June 2005.  Mr. Gelfman served as a Senior Attorney for Westvaco Corporation, now Mead Westvaco, from June 1996 through June 1999.  Additionally, Mr. Gelfman served as an Assistant United States Attorney for the United States Attorney for the Southern District of New York, Criminal Division, from February 1992 through May 1996 and as a litigation associate with Cravath, Swaine & Moore from September 1989 through December 1991.
		44

Robert K. Hynes	Vice President and Chief Financial Officer. Robert K. Hynes has been the Vice President and Chief Financial Officer of the Company since January 2003 and was Vice-President-Finance from June 2001 through January 2003. Mr. Hynes has been Vice-President of H&H since March 2000.	53

James F. McCabe, Jr.
Senior Vice President.  James F. McCabe, Jr. has been Senior Vice President of each of the Company and H&H since March 1, 2007.  As Mr. McCabe’s employment did not commence until March 1, 2007, Mr. McCabe is not a named executive officer of the Company for the fiscal year ended December 31, 2006.  From 2004 to 2006, Mr. McCabe served as Vice President of Finance and Treasurer of American Water, NE Region, a division of RWE which is a public utility based in Essen, Germany.  Previously, he served as President of Teleflex Aerospace from 2002 to 2003, which manufactures and services turbine components and aircraft cargo systems.  Mr. McCabe previously served as Chief Operating Officer of Sermatech International, a surface-engineering/specialty coatings business, from 2000 to 2001, and as its President from 2001 to 2002.
45

Jeffrey A. Svoboda	President and Chief Executive Officer of H&H. Jeffrey A. Svoboda has been President and Chief Executive Officer of H&H since January 28, 2007. Mr. Svoboda has previously served as the Group Executive and Corporate Vice President of Danaher Corporation from 2001 through 2007	56

Our executive officers are appointed by our board of directors and serve until their successors have been duly elected and qualified.  There are no family relationships among any of our directors or executive officers.

Board of Directors

Our bylaws provide that the authorized size of our board of directors is to be determined from time to time by resolution of the board of directors or by the stockholders at the annual meeting of the stockholders.  Our current directors were elected in the manner described in our certificate of incorporation.

Director Independence

In February 2007, our board of directors undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities.  As a result of this review, our board of directors determined that Messrs. Klein and Smith, representing two of our eight directors, are “independent directors” as defined under the rules of the Nasdaq stock exchange.

Nominating Process

We do not currently have a standing nominating committee.  Each member of the Board of Directors, however, participates in the consideration of director nominees.  The Board of Directors believes that a standing nominating committee is unnecessary since it can adequately perform the functions of a nominating committee.

The Board of Directors identifies director candidates through recommendations made by Board members, management, stockholders and others.  At a minimum, a nominee to the Board of Directors should have significant management or leadership experience which is relevant to the Company’s business, as well as personal and professional integrity.  Recommendations are developed based on the nominee’s knowledge and experience in a variety of fields, as well as research conducted by the Company’s staff and outside consultants at the Board’s direction.

Any stockholder recommendation should be directed to Adam Bozek, Associate General Counsel, WHX Corporation, 1133 Westchester Avenue, White Plains, NY 10604, and should include the candidate’s name, business contact information, detailed biographical data, relevant qualifications for Board membership, information regarding any relationships between the candidate and the Company within the last three years and a written indication by the recommended candidate of his/her willingness to serve.  Stockholder recommendations must also comply with the notice provisions contained in the Company’s bylaws in order to be considered (current copies of the Company’s bylaws are available at no charge in the Company’s public filings with the SEC or from the Secretary of the Company).

In determining whether to nominate a candidate, whether from an internally generated or stockholder recommendation, the Board will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs.  The Board also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

Committees of the Board of Directors

Our board of directors has an audit committee and a compensation committee, each of which has the composition and responsibilities described below.

Audit Committee

The Company has a separately standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee has a charter, a current copy of which is available on the Company’s website, www.whxcorp.com.  The members of the Audit Committee are Louis Klein, Jr. and Garen W. Smith.  Each of Messrs. Klein and Smith are non-employee members of the Board.  After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with the Company that might affect their independence from the Company, the Board has determined that (1) all current Audit Committee members are “independent” as that concept is defined in Section 10A of the Exchange Act, (2) all current Audit Committee members are financially literate, and (3) Mr. Klein qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act.  The Audit Committee met nine times and took action by unanimous written consent one time during the fiscal year ended December 31, 2007.

Compensation Committee

The Company has a separately standing compensation committee (the “Compensation Committee”).  The Compensation Committee has a charter, a current copy of which is available on the Company’s website, www.whxcorp.com.  The members of the Compensation Committee are Louis Klein, Jr. and Garen W. Smith.  Each of Messrs. Klein and Smith are non-employee members of the Board.  The Compensation Committee reviews compensation arrangements and personnel matters.  The Compensation Committee charter provides that the Compensation Committee may delegate certain duties to a consultant and/or advisor.  The Compensation Committee met seven times, and took action by unanimous written consent three times, during the fiscal year ended December 31, 2007.

Procedures for Contacting Directors

    The Company has adopted a procedure by which stockholders may send communications, as defined within Item 7(h) of Schedule 14A under the Exchange Act, to one or more directors by writing to such director(s) or to the entire Board, care of Adam Bozek, Associate General Counsel, WHX Corporation, 1133 Westchester Avenue, White Plains, NY 10604.  Any such communications will be promptly distributed by the Secretary to such individual director(s) or to all directors if addressed to the entire Board.

Code of Conduct and Ethics

The Company has adopted a code of conduct and ethics (the “Code Of Conduct And Ethics”) that applies to all of its directors, officers and employees.  The Code of Conduct and Ethics is reasonably designed to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the SEC and in other public communications made by the Company, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Conduct and Ethics to appropriate persons identified in the Code of Conduct and Ethics, and (v) accountability for adherence to the Code of Conduct and Ethics. The Code of Conduct and Ethics has been filed as Exhibit 14.1 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2003 and is available on the Company’s website at www.whxcorp.com.  The Code of Conduct and Ethics may also be requested in print, without charge, by writing to: Adam Bozek, Associate General Counsel, WHX Corporation, 1133 Westchester Avenue, White Plains, NY 10604.  Amendments to the Code of Conduct and Ethics and any grant of a waiver from a provision of the Code of Conduct and Ethics requiring disclosure under applicable SEC rules will be disclosed on the Company’s website at www.whxcorp.com.

EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table

The following table sets forth all compensation awarded to, paid to or earned by the following type of executive officers for each of the Company’s last two completed fiscal years: (i) individuals who served as, or acted in the capacity of, the Company’s principal executive officer for the fiscal year ended December 31, 2007; (ii) the Company’s two most highly compensated executive officers, other than the chief executive, who were serving as executive officers at the end of the fiscal year ended December 31, 2007; and (iii) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the fiscal year ended December 31, 2007 (of which there was only one). We refer to these individuals collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total Compensation ($)
(a)	(b)	(c)	(d)		(f)(1)	(h)	(i)		(j)
Glen M. Kassan Chief Executive Officer	2007	600,000	100,000	(3)	--	--	100,208	(2)	800,208
	2006	600,000	--		--	--	5,544		605,544
Daniel P. Murphy, Jr. Senior Vice President of Corporate Development	2007	467,692	140,000	(3)	234,395	--	46,080	(4)	888,167
	2006	450,000	225,000		--	--	32,555	(5)	707,555
James F. McCabe, Jr. Senior Vice President	2007	244,615	100,000		117,197	--	42,686	(6)	504,498
	2006	--	--		--	--	--		--
Ellen T. Harmon Vice President, General Counsel and Secretary(8)	2007	253,077	--		44,643	--	426,935	(7)	724,655
	2006	235,000	130,000		--	--	8,876		373,876

(1)
Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year in accordance with SFAS No. 123(R).  Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s Consolidated Financial Statements.

(2)
Includes payments for life insurance, discretionary 401(k) payments, and the amount recognized for financial statement reporting purposes for the fiscal year in accordance with SFAS No. 123(R) for the “Arrangement” (defined below).

(3)	The 2007 bonuses for Messrs. Kassan and Murphy were approved by the Compensation Committee of the Board of Directors of the Company on May 21, 2008.

(4)	Includes payments for reimbursement of financial services, life insurance, car allowance, club dues, 401(k) matching and discretionary payments.

(5)	Includes payments for reimbursement of financial services, supplemental healthcare, life insurance, car allowance, club dues, and 401(k) matching payments.

(6)	Includes payments for life insurance, car allowance, temporary living allowance, and 401(k) matching payments.

(7)	Includes payments for life insurance, car allowance, and 401(k) matching and discretionary payments, as well as payments in connection with her resignation in November 2007.

(8)	Ms. Harmon resigned from her positions with the Company and its subsidiaries effective November 9, 2007.

Narrative Disclosure to Summary Compensation Table

The compensation paid to the named executive officers includes salary, stock options, and non-equity incentive compensation.  In addition, each named executive officer is eligible to receive contributions to his or her 401(k) plan under our matching contribution program.

In 2007, salaries and bonuses accounted for approximately 86% of total compensation for our principal executive officer and 53.9% on average for our other named executive officers.

On July 6, 2007, the Compensation Committee of the Board of Directors of the Company adopted certain arrangements (the “Arrangements”) for each of Warren G. Lichtenstein, the Chairman of the Board of Directors of the Company and the Managing Member of Steel GP LLC, the general partner of Steel Partners (which owns 50.3 % of the outstanding shares of common stock of the Company), and Glen Kassan, the Chief Executive Officer of the Company and an Operating Partner of SPL, an affiliate of Steel Partners, to provide incentives for Messrs. Lichtenstein and Kassan.  The Arrangements provide, among other things, for each of Messrs. Lichtenstein and Kassan to receive a bonus equal to 100,000 multiplied by the difference of the fair market value of the Company’s stock price and $9.00.  The Arrangements are not based on specified targets or objectives, other than the Company’s stock price.  The bonus is payable upon the sending of a notice by Mr. Lichtenstein or Mr. Kassan, respectively.  The notice can be sent with respect to one-half the bonus immediately, with respect to one quarter, at any time after July 6, 2008 and with respect to the remainder, at any time after July 6, 2009.  The Arrangements terminate July 6, 2015, to the extent not previously received.

Bonus Plan.  On July 6, 2007, the Compensation Committee of the Board of Directors of the Company formally adopted the 2007 Bonus Plan (the “Bonus Plan”) to provide incentives to officers and members of management of the Company and its subsidiaries, including certain of the Company’s executive officers, in the form of cash bonus payments for achieving certain performance goals established for them.  Participants in the Bonus Plan who are named executive officers of the Company include Daniel P. Murphy, Jr., Senior Vice President of Corporate Development, and James F. McCabe, Jr., the Corporate Senior Vice President.

The Bonus Plan includes two components.  The first component is the Short Term Incentive Plan (“STIP”), and the second component is a Long Term Incentive Plan (“LTIP”).  The structure of the Bonus Plan is designed to provide short-term incentives to participants for achieving annual targets, while also motivating and rewarding eligible participants for achieving longer term growth goals.

Short Term Incentive Plan.  The Compensation Committee has established two components for the STIP, a return on invested capital (“ROIC”) based component and a component based on the achievement of pre-determined individual objectives.  The ROIC component, is calculated by dividing pre-bonus earnings before interest, taxes, depreciation and amortization (“PBEBITDA”) by average invested capital (“AIC”).  The component based on the achievement of individual objectives is based on personal objectives set by the President, Chief Executive Officer of H&H and the Board of Directors of WHX for each individual.  Based on the determination of the objectives under the two components, the maximum percentage of base salary that may be earned by the participants ranges from 40% to 80%.  STIP bonuses earned will be paid annually.  No STIP bonus will be paid if either component is below a predetermined threshold.

Long Term Incentive Plan.  The LTIP component of the  Bonus Plan is based on a combination of the achievement of certain sales targets and ROIC targets over the three fiscal years beginning in 2007.  The sales target is based on the combined budgeted sales for 2007, 2008, and 2009.  The ROIC is calculated using total PBEBITDA for the three year cycle and the AIC for these 3 years.  Based on the determination of these objectives, the maximum percentage of base salary that may be earned by the participants ranges from 10% to 20%.  LTIP bonuses earned will be paid following the conclusion of the 2009 fiscal year.  A bonus payout under the LTIP will not occur if either the ROIC or sales component is below 80% of the respective target.

Under the Bonus Plan, the total maximum percentage of base salary that may be earned by the President of H&H, Jeffrey A. Svoboda, is 100% and the total maximum percentage of base salary that may be earned by each of the Senior Vice President, James F. McCabe, Jr., and the General Counsel and Secretary, Peter T. Gelfman, is 75%.

Grant of Options

On July 6, 2007, options were granted pursuant to WHX Corporation’s 2007 Incentive Stock Plan as follows: (i) 100,000 options were granted to Daniel P. Murphy, Jr., (ii) 50,000 options were granted to James F. McCabe, Jr., and (iii) 25,000 options were granted to Ellen T. Harmon, who resigned from the Company and its subsidiaries, effective November 9, 2007.  The options have an exercise price of $9.00 per share and are exercisable in installments as follows: half of the options granted are exercisable immediately, one-quarter of the options granted become exercisable on July 7, 2008 and the balance become exercisable on July 6, 2009.  The options will expire on July 6, 2015.  On January 28, 2008, 100,000 options were granted to Jeffrey A. Svoboda pursuant to WHX Corporation’s 2007 Incentive Stock Plan.  The options have an exercise price of $9.00 per share and are exercisable in installments as follows: one-third of the options granted are exercisable immediately, one-third of the options granted become exercisable on January 28, 2009 and the balance become exercisable on January 28, 2010.  On April 7, 2008, 50,000 options were granted to Peter T. Gelfman subject to the terms and conditions of WHX Corporation’s 2007 Incentive Stock Plan.  The options have an exercise price of $9.00 per share and are exercisable in installments as follows: one-third of the options granted are exercisable immediately, one-third of the options granted become exercisable on April 7, 2009 and the balance become exercisable on April 7, 2010.

Employment Agreements

Peter T. Gelfman.  Effective April 7, 2008, Peter T. Gelfman entered into an employment agreement, pursuant to which Mr. Gelfman agreed to become the General Counsel and Secretary of the Company.  His employment agreement provides for an initial one year term, which will automatically extend for successive one year periods unless earlier terminated pursuant to its terms.  His employment agreement provides, among other things, for (i) an annual salary of $300,000, (ii) an annual bonus with a target of 75% of base salary under the Company’s Short Term Incentive Plan and Long Term Incentive Plan; (iii) for a grant of an option to purchase 50,000 shares of the Company’s common stock pursuant to the terms and conditions of the Company’s 2007 Incentive Stock Plan at an exercise price equal to $9.00, one third of which will vest on the grant date, one third of which will vest on the first anniversary of the grant date, and the final one third of which will vest on the second anniversary of the grant date; and (iv) other benefits.

Glen M. Kassan.  Glen M. Kassan was appointed Chief Executive Officer on October 7, 2005.  In 2006, our Compensation Committee approved a salary of $600,000 per annum for Mr. Kassan effective January 1, 2006.  There is no employment agreement between the Company and Mr. Kassan regarding Mr. Kassan’s employment with the Company.  Mr. Kassan received a bonus of $100,000 in May 2008 on account of his performance in 2007.

Daniel P. Murphy, Jr.  Mr. Murphy is party to a two-year employment agreement with H&H dated February 11, 2004, whose initial term ended on February 11, 2006 and which by the terms of the employment agreement will automatically extend for successive one-year terms unless earlier terminated pursuant to its terms.  Mr. Murphy’s employment agreement provides for an annual salary of no less than $350,000 and an annual bonus to be awarded at H&H’s sole discretion, as ratified by WHX’s Board.  Mr. Murphy received a bonus of $225,000 in July 2007 and $140,000 in May 2008 on account of his performance in 2006 and 2007, respectively.  In July 2007, Mr. Murphy’s annual salary was increased to $470,000 per annum, effective as of February 1, 2007.

Effective January 28, 2008, the Company and Mr. Murphy entered into an amendment to Mr. Murphy’s employment agreement, which (i) makes conforming changes to his employment agreement in light of Mr. Murphy’s new position as the Senior Vice President of Corporate Development at the Company, (ii) provides for severance payments as originally set forth in his employment agreement, if Mr. Murphy elects to terminate his position on or before July 28, 2008, and (iii) provides for the continuation of all compensation and benefits previously provided under his employment agreement.

In addition, Mr. Murphy, pursuant to his employment agreement, is entitled to receive health insurance coverage (if and to the extent provided to all other employees of H&H), four weeks paid vacation, a Company car or car allowance not to exceed $1,000 per month, annual dues at a golf club of his selection which is reasonably acceptable to the Company, non-exclusive use of a two-bedroom apartment in the Rye, New York area and a reasonable relocation allowance, as determined by H&H.

On June 20, 2008, Mr. Murphy notified the Company that he will be exercising his right to terminate his position as Senior Vice President of Corporate Development of the Company, pursuant to the terms of his employment agreement, as amended.  Mr. Murphy will receive a severance payment equal to his current annual base salary for two years, or $940,000 in total.  Mr. Murphy is expected to resign effective July 11, 2008.

Murphy Acknowledgement and Release Agreement.  In November 2005, Mr. Murphy entered into an Acknowledgement and Release Agreement with the Company pursuant to which the executive agreed to remain with the Company in the period after the Company’s emergence from bankruptcy in July 2005.  Mr.  Murphy agreed to remain an employee of the Company through at least March 31, 2006 in consideration for (i) a cash bonus of $250,000 paid on March 31, 2006, (ii) an increase in the life insurance levels provided in the H&H Post-Retirement Life Insurance Program, and (iii) the grant to Mr. Murphy of 100,000 options to purchase Common Stock upon our adoption of a stock option plan.  In addition, the Acknowledgement and Release Agreement provided a release to the Company.  The proposed stock options described above which were required in the Acknowledgement and Release Agreements entered into with Mr. Murphy was required to be granted by a certain date (December 31, 2006), or “phantom” options were to have been issued.  The Company satisfied this obligation by granting options to Mr. Murphy on July 6, 2007 and no “phantom” options were issued.

James F. McCabe, Jr.  On February 1, 2007, James F. McCabe, Jr. entered into a one-year employment agreement with each of the Company and H&H effective on March 1, 2007, and which by the terms of the employment agreement, will automatically extend for successive one-year periods unless earlier terminated pursuant to its terms.  The employment agreement provides for an annual salary of no less than $300,000 and an annual bonus to be awarded at the Company’s sole discretion, provided that McCabe’s bonus for 2007 will not be less than $100,000 as long as his employment has not been terminated for cause and as long as he has not voluntarily terminated his employment prior to April 1, 2008.  In addition, the employment agreement provides for the grant of 50,000 options to purchase Company Common Stock upon the Company’s adoption of a stock option plan and registration of underlying shares by September 30, 2007, or alternatively 50,000 “phantom” options in lieu of such options if such a plan has not been adopted by such date.  The Company satisfied this obligation by granting options to Mr. McCabe on July 6, 2007.

In addition, pursuant to Mr. McCabe’s employment agreement, he is entitled to four weeks paid vacation, health insurance coverage (if and to the extent provided to all other employees of the Company), a temporary living allowance of $3,400 per month through February 2009, a car allowance of $600 per month, and life insurance, disability insurance and 401(k) benefits, if and to the extent provided to executives of either WHX or H&H.

As Mr. McCabe’s employment did not commence until March 1, 2007, Mr. McCabe was not a named executive officer of the Company for the fiscal year ended December 31, 2006.

Jeffrey A. Svoboda.  Effective January 28, 2008, Jeffrey A. Svoboda entered into an employment agreement, pursuant to which Mr. Svoboda agreed to become the President and Chief Executive Officer of H&H.  His employment agreement provides for an initial two-year term, which will automatically extend for successive one-year periods unless earlier terminated pursuant to its terms. The employment agreement also provides to Mr. Svoboda, among other things, (i) an annual salary of $500,000, (ii) an annual bonus with a target of 100% of base salary under the Company’s STIP and LTIP; (iii) a grant of 100,000 options to purchase shares of the Company’s Common Stock pursuant to the terms and conditions of the Company’s 2007 Incentive Stock Plan at an exercise price equal to $9.00, one third of which will vest on the grant date, one third of which will vest on the first anniversary of the grant date, and the final one third of which will vest on the second anniversary of the grant date; and (iv) other benefits.

See “— Potential Payments upon Termination or Change-in-Control” for further discussion on termination, retirement and change-in-control provisions of the employment agreements.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards held by the named executive officers as of December 31, 2007.

	Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)		(d)	(e)	(f)
Glen M. Kassan	--	--		--	--	--
Chief Executive Officer

Daniel P. Murphy, Jr.	50,000	50,000	(1)	--	$9.00	July 6, 2015
Senior Vice President of Corporate Development

James F. McCabe, Jr.	25,000	25,000	(1)	--	$9.00	July 6, 2015
Senior Vice President

Ellen T. Harmon	--	--		--	--	--
Vice President, General Counsel and Secretary(2)

(1)	The options vest as follows: one-quarter of the options granted become exercisable on July 7, 2008 and the balance becomes exercisable on July 6, 2009.

(2)	Ms. Harmon resigned from her positions with the Company and its subsidiaries effective November 9, 2007.

Pension Benefits

The WHX Pension Plan, a defined benefit plan, provides benefits to certain current and former employees of the Company and its current and former subsidiaries, H&H and WPC.

In 2005, the WHX Pension Plan was amended to freeze benefit accruals for all hourly non-bargained and salaried H&H plan participants and to close the Plan to future entrants.  The only participants who continue to receive benefit accruals are approximately 260 active employees who are covered by collective bargaining agreements.

The WHX Pension Plan provides for annual benefits following normal retirement at various normal retirement ages, under a variety of benefit formulas depending on the covered group.  The bargained participants earn benefits under a service multiplier arrangement that varies based on collective bargaining agreements.  For all other participants, the frozen benefits are based on either multiplier arrangements for hourly-paid participants or a percentage of final average earnings formula for salaried participants.

The WHX Pension Plan provides benefits to one of the named executive officers, Mr. Murphy.  For purposes of H&H salaried participants, such as Mr. Murphy, “compensation” includes base salary earned prior to December 31, 2005.  The WHX Pension Plan does not include any amount payable as a bonus, commission, overtime premium, shift differential, reward, prize or any type of compensation other than regular fixed salary or wage.  The annual limit on compensation has been adjusted in accordance with the Internal Revenue Code of 1986, as amended, Section 401(a)(17)(B) which allowed for maximum compensation of $210,000 in plan year 2005, earnings in years thereafter are not included in the calculation of benefits under the WHX Pension Plan.  Prior to January 1, 2006, certain H&H executives, including Mr. Murphy, earned benefits under the H&H Supplemental Executive Retirement Plan (the “SERP”).  The SERP restored benefits lost due to the 401(a)(17) compensation limit and included into the definition of compensation, 25% of annual Management Incentive Plan awards.

The WHX Pension Plan provides for early retirement under a variety of eligibility rules pertinent to each covered group.  Early retirement benefits are the retirement income that would be applicable at normal retirement, reduced either by a fixed factor per month or on an actuarial equivalence basis, depending on the covered group.  The normal form of payment under the WHX Pension Plan also varies, but is a straight life annuity for most participants and a ten-year certain and life annuity for others.  The WPSC bargained participants earn a straight life annuity under a 414(k) arrangement and have the option to take up to $10,000 of their defined contribution plan assets as a lump sum.

We are not aware of any payments made during 2007 for any of the Company’s named executive officers.  The valuation method and material assumptions applied in quantifying the present value of accumulated benefit are set forth in Note 6 to the Company’s 2007 Consolidated Financial Statements.

Potential Payments Upon Termination or a Change in Control

Peter T. Gelfman.  In the event that the Company terminates Mr. Gelfman’s employment agreement without cause or gives notice not to extend the term of the employment agreement, the Company will pay to Mr. Gelfman, as aggregate compensation, (i) a lump-sum cash payment equal to one (1) year of his then current annual base salary, (ii) the continuation of certain health-related benefits for up to a 12 month period following termination and (iii) any bonus payment that he is entitled to pursuant to any bonus plans as are then-in-effect.  Mr. Gelfman will also receive the same compensation set forth in the preceding sentence if he terminates the employment agreement due to the material diminution of duties or the Company relocates more than 50 miles from White Plains, NY, as more specifically described in the employment agreement.

Daniel P. Murphy, Jr.  In the event that either of the following occurs, Mr. Murphy will receive a payment of two years’ base salary at the base salary in effect at the time of termination: (i) Mr. Murphy’s employment agreement is terminated by H&H other than with cause and other than due to Mr. Murphy’s death or disability, or (ii) Mr. Murphy elects termination following a material diminution in his position or a relocation of H&H’s headquarters more than 50 miles from Rye, New York and Agawam, Massachusetts and H&H fails to cure such diminution or relocation within ten days of receipt of written notice of termination from Mr. Murphy. In the event that Mr. Murphy’s employment is terminated due to his death or disability or with cause, which includes conduct that is materially injurious to H&H, any act that constitutes fraud, misappropriation, embezzlement or a felony, or Mr. Murphy’s material breach of his employment agreement, H&H will have no further obligation to Mr. Murphy.

Following a change in control of H&H, Mr. Murphy will be entitled to terminate his employment and receive a payment of two years’ base salary at the base salary in effect at the time of termination.  In the event of a change of control, H&H has ten days from the receipt of any notice of termination from Mr. Murphy to request Mr. Murphy to continue his employment at his then present base salary on a pro rata basis for 60 days from such request.  On June 20, 2008, Mr. Murphy notified the Company that he will be resigning from his executive officer position and as a director of WHX effective July 11, 2008.

James F. McCabe, Jr.  In the event that either of the following occurs, Mr. McCabe will receive a payment of one year’s base salary at the base salary in effect at the time of termination, monthly COBRA payments of any health-related benefits (medical, dental, and vision) as are then in effect for a period of twelve months following such termination or until such time as he becomes eligible to receive coverage from a subsequent employer, if earlier, and a car (not living) allowance for a one year period after termination: (i) Mr. McCabe’s employment agreement is terminated by the Company other than with cause or other than due to Mr. McCabe’s death or disability, or (ii) Mr. McCabe elects termination following a material diminution in his position or a relocation of the Company’s headquarters and the Company fails to cure such diminution or relocation within ten days of receipt of written notice of termination from Mr. McCabe.

In the event that Mr. McCabe’s employment is terminated due to death or disability or with cause, which includes conduct that is materially injurious to the Company, any act that constitutes fraud, misappropriation, embezzlement or a felony or sexual or other harassment of any employee of either WHX or H&H, the willful or continued failure by Mr. McCabe to substantially perform his duties, or Mr. McCabe’s material violation or breach of his employment agreement, he will be entitled to receive the aggregate of any due but unpaid compensation through the date of termination. In the event that Mr. McCabe is terminated due to his death or due to his disability, his estate will be paid all life insurance proceeds to which it is entitled and he will be paid any disability insurance proceeds to which he is entitled, respectively.

Jeffrey A. Svoboda.  In the event that H&H terminates Mr. Svoboda’s employment agreement without cause or gives notice not to extend the term of the employment agreement, H&H will pay to Mr. Svoboda, as aggregate compensation, (i) a lump-sum cash payment equal to the greater of the balance of his base salary due for the remaining term of his contract, or, one (1) year of his then current annual base salary, (ii) the continuation of certain health-related benefits and (iii) a bonus payment equal to the cash portion of the most recent bonus paid to Mr. Svoboda.  Mr. Svoboda will also receive the same compensation set forth in the preceding sentence if he terminates the employment agreement due to the material diminution of duties or H&H relocates more than 50 miles from White Plains, NY, as more specifically described in the employment agreement.

Separation Agreement

Effective November 9, 2007, Ms. Harmon resigned as Vice President, Secretary and General Counsel of WHX and H&H.  Pursuant to a Separation Agreement and Release, dated as of November 5, 2007, Ms. Harmon received a payment equal to $410,000 and the continuation of certain benefits.

Deferred Compensation Agreements

Except as described with respect to the employment agreement of Mr. Murphy, no plan or arrangement exists which results in compensation to a named executive officer in excess of $100,000 upon such officer’s future termination of employment or upon a change-of-control.

Director Compensation

The following table sets forth information with respect to compensation earned by or awarded to each non-employee director who served on our board of directors during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		All Other Compensation ($)	Total ($)
(a)	(b)	(d)		(g)	(h)
Warren G. Lichtenstein	--	--		--	--
Jack L. Howard	--	--		--	--
Glen M. Kassan	--	--		--	--
Louis Klein, Jr.	72,083	23,439	(1)(2)	--	95,522
Daniel P. Murphy, Jr.	--	--		--	--
John H. McNamara Jr.	--	--		--	--
Garen W. Smith	71,667	23,439	(1)(2)	--	95,106	(3)
John J. Quicke	--	--		--	--

(1)
Option awards consist of 10,000 options issued to each of Messrs. Klein and Smith on July 6, 2007 that are exercisable as follows: one-half of the options granted were exercisable immediately, one-fourth of the options granted become exercisable on July 7, 2008 and the balance becomes exercisable on July 6, 2009.

(2)
Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year in accordance with SFAS No. 123(R).  Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s Consolidated Financial Statements.

(3)
In addition, Mr. Smith and his wife also receive medical benefits pursuant to an agreement entered into as of June 19, 2002 by and between the Company, Unimast Incorporated (“Unimast”) and Mr. Smith in connection with the sale by the Company of Unimast, its wholly-owned subsidiary, and the termination of Mr. Smith’s employment as President and Chief Executive Officer of Unimast.

Effective January 10, 2007, our Board of Directors adopted the following compensation schedule for non-affiliated directors:

Annual Retainer for Directors:	$25,000
Board Meeting Fee:	$1,500
Annual Retainer for Committee Chair (other than Audit Committee Chair):	$5,000
Committee Meeting Fee (other than for Audit Committee):	$1,000
Special Committee Fee:	$10,000
Annual Retainer for Audit Committee Members:	$5,000
Annual Retainer for Audit Committee Chair:	$10,000

In addition, in July 2007, Messrs. Smith and Klein received options to acquire 10,000 shares of the Company’s common stock.  The exercise price is $9.00 per share.  50% of the shares are immediately exercisable, 25% are exercisable on the first anniversary of the date of grant and the balance is exercisable on the second anniversary of the grant date.

On July 6, 2007, the Compensation Committee of the Board of Directors of the Company adopted the Arrangements for each of Warren G. Lichtenstein, the Chairman of the Board of Directors of the Company and the Managing Member of Partners GP LLC, the general partner of Steel Partners (which owns 50.3 % of the outstanding shares of common stock of the Company), and Glen Kassan, the Chief Executive Officer of the Company and an operating partner of SPL, an affiliate of Steel Partners, to provide incentives for Messrs. Lichtenstein and Kassan. The Arrangements provide, among other things, for each of Mr. Lichtenstein and Mr. Kassan to receive a bonus equal to 100,000 multiplied by the difference of the fair market value of the Company’s stock price and $9.00.  The bonus is payable upon the sending of a notice by Mr. Lichtenstein or Mr. Kassan, respectively.  The notice can be sent with respect to one-half the bonus immediately, with respect to one quarter, at any time after July 6, 2008 and with respect to the remainder, at any time after July 6, 2009.  The Arrangements terminate July 6, 2015, to the extent not previously received.

Limitation on Liability and Indemnification Matters

Our amended and restated bylaws and our amended and restated certificate of incorporation provide for indemnification of our directors and officers to the fullest extent permitted by Delaware law.

Directors’ and Officers’ Insurance

We currently maintain a directors’ and officers’ liability insurance policy that provides our directors and officers with liability coverage relating to certain potential liabilities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Warren G. Lichtenstein, Chairman of the Board of the Company, is also the sole executive officer and managing member of Steel Partners, L.L.C., the general partner of Steel Partners.  Mr. Lichtenstein is also the President, Chief Executive Officer and a Director of Steel Partners, Ltd., a management and advisory company that provides management services to Steel Partners and its affiliates.  Steel Partners owns 5,029,793 shares of the Company’s common stock.  In addition, Glen M. Kassan (Director and Chief Executive Officer of WHX), John Quicke (Director and Vice President of WHX), Jack L. Howard (Director) and John H. McNamara Jr. (Director) are employees of SPL, an affiliate of Steel Partners.  Mr. Kassan receives an annual salary of $600,000 from WHX.  Messrs. Lichtenstein and Kassan also received the Arrangements.  As described herein, Steel Partners provides financing to H&H, WHX and Bairnco.

On September 8, 2005, H&H’s Term B Loan was assigned from Canpartners to Steel Partners, as agent and lender.  The Term B Loan bears interest at the prime rate plus 6.00% and has a scheduled maturity date of June 30, 2009.  The Term B Loan has a second priority security interest in and lien on all assets of H&H, subject to the prior lien of the Wachovia Facilities.  For the twelve months ended December 31, 2007, the largest aggregate amount of principal outstanding under the Term B Loan was approximately $104.2 million, no principal payments were made and $6.5 million of interest was paid. As of March 31, 2008, an aggregate of approximately $127.3 million of principal and accrued interest is outstanding under the Term B Loan.

In connection with the Bairnco Acquisition, Steel Partners provided initial financing through two credit facilities.  First, Steel Partners extended to BZA bridge loans in the aggregate principal amount of approximately $86.5 million pursuant to the Bridge Loan Agreement, between BZA and Bairnco, as borrowers, and Steel Partners, as lender.  On July 17, 2007, Bairnco and certain of its subsidiaries entered into the Subordinated Debt Credit Agreement with Steel Partners as lender providing for a term loan of approximately $31.8 million, which amended and restated the Bridge Loan Agreement by refinancing approximately $56.7 million of the indebtedness under the Bridge Loan Agreement.  Borrowings under the Subordinated Debt Credit Agreement bear interest at 6.75 percentage points above the rate of interest publicly announced by JPMorgan Chase Bank as its reference rate, base rate or prime rate.  The Subordinated Debt Credit Agreement has a scheduled maturity date of January 17, 2013.  For the twelve months ended December 31, 2007, the largest aggregate amount of principal outstanding under the Subordinated Debt Credit Agreement was approximately $86.5 million, no principal payments were made, and $2.2 million of interest was paid. As of March 31, 2008, an aggregate of approximately $35.1 million of principal and pay-in-kind interest is outstanding under the Subordinated Debt Credit Agreement.

Second, Steel Partners extended to WHX a $15.0 million subordinated loan, which is unsecured at the WHX level, pursuant to the Subordinated Loan Agreement between WHX, as borrower, and Steel Partners, as lender.  Borrowings under the Subordinated Loan Agreement bear pay-in-kind interest at a rate per annum equal to the prime rate of JPMorgan Chase Bank plus 7.75%, adjusted from time to time, with a minimum interest rate of 16% per annum and a maximum interest rate of 19% per annum. The indebtedness under the Subordinated Loan Agreement will mature in April 2009 and may be prepaid without penalty or premium.  For the twelve months ended December 31, 2007, the largest aggregate amount of principal outstanding under the Subordinated Loan Agreement was $15.0 million, and no principal or interest payments were made.  As of March 31, 2008, an aggregate of approximately $17.5 million of principal and pay-in-kind interest is outstanding under the Subordinated Loan Agreement.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Discussion of Consolidated Statement of Cash Flows — Debt.”

On October 26, 2005, CS, a wholly-owned subsidiary of WHX, entered into a Stock Purchase Agreement by and between CS and Steel Partners.  Pursuant to this agreement, CS sold 1,000 shares of WHX CS Preferred to Steel Partners.  Steel Partners paid a purchase price of $5,100 per share or an aggregate purchase price of $5.1 million.  The WHX CS Preferred accrue dividends at 6.0% per annum.  The WHX CS Preferred were required to be redeemed by CS for $5.1 million plus all accrued and unpaid dividends on October 26, 2006 or, at the sole option of the Board of Directors of CS, on any earlier date.  However, there was no such redemption on that date.  As of March 31, 2008, the accrued dividends on the WHX CS Preferred were approximately $0.7 million.  To the extent available, the proceeds from this rights offering will be used to redeem the WHX CS Preferred for $5.8 million.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations Discussion of Consolidated Statement of Cash Flows — Other Obligations — Manditorily Redeemable Preferred Stock” and “Use of Proceeds.”

In addition, to the extent available, the proceeds from this rights offering will be used to repay indebtedness owed by the Company to Steel Partners under the Subordinated Loan Agreement, the Term B Loan and the Subordinated Debt Credit Agreement.  See “Use of Proceeds.”

WHX is considering the acquisition of 2,631,384 shares of common stock of CoSine Communications, Inc. from Steel Partners for an aggregate purchase price of approximately $5.9 million.  The transaction, if it proceeds, would likely close immediately following the closing of this rights offering.

Marvin L. Olshan, a director of the Company through July 2005, is a retired partner of Olshan Grundman Frome Rosenzweig & Wolosky LLP (“OGFR&W”) who retains the title Of Counsel at OGFR&W.  The Company has engaged OGFR&W as its outside general counsel since January 1991.  The fees paid to OGFR&W by the Company did not exceed 5% of such firm’s gross revenues for the fiscal year ended December 31, 2007.

As used throughout this prospectus, the term “affiliate” means with respect to a person each other person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such person.

PRINCIPAL STOCKHOLDERS

The following table sets forth information concerning ownership of the common stock of WHX outstanding at July 8, 2008 by (i) each person known by the Company to be the beneficial owner of more than five percent of its common stock, (ii) each current director of the Company, (iii) each of the executive officers named in the summary compensation table and (iv) all directors and executive officers of the Company as a group.

The Company has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission.  The number of shares beneficially owned by a person includes shares of Common Stock of the Company that are subject to stock options that are either currently exercisable or exercisable within 60 days following July 8, 2008.  These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person.  However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated, to the Company’s knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Class
Steel Partners II, L.P. (1) 590 Madison Avenue New York, New York 10022	5,029,793	50.3%

Wynnefield Capital Management, LLC (2) 450 Seventh Avenue, Suite 509 New York, NY 10123	853,695	8.5%

GAMCO Investors, Inc. (3) One Corporate Center Rye, New York 10580-1435	620,270	6.2%

Warren G. Lichtenstein (1)	5,029,793	50.3%

Ellen T. Harmon (4)	0	0

Jack L. Howard	0	0

Glen M. Kassan	0	0

Louis Klein, Jr. (5)	14,500	*

James F. McCabe, Jr. (6)	40,500	*

Daniel P. Murphy, Jr. (7)	75,000	*

John J. Quicke	0	0

John H. McNamara, Jr.	0	0

Garen W. Smith (8)	9,647	*

All Directors and Executive Officers as a Group (13 persons) (9)	5,244,191	51.4%
_______________
* less than 1%

(1)
Based upon Amendment No. 3 to Schedule 13D it filed on December 31, 2007, Steel Partners beneficially owns 5,029,793 shares of Common Stock.  Steel GP LLC, as the general partner of Steel Partners, may be deemed to beneficially own the shares of Common Stock owned by Steel Partners.  Mr. Lichtenstein, as the sole executive officer and managing member of Steel GP LLC, may be deemed to beneficially own the shares of Common Stock owned by Steel Partners.  Mr. Lichtenstein has sole voting and dispositive power with respect to the 5,029,793 shares of Common Stock owned by Steel Partners by virtue of his authority to vote and dispose of such shares.  Mr. Lichtenstein disclaims beneficial ownership of the shares of Common Stock owned by Steel Partners except to the extent of his pecuniary interest therein.

(2)	Based on a Schedule 13G/A it filed on February 14, 2008, a group including Wynnefield Capital Management, LLC beneficially owns 853,695 shares of Common Stock.

(3)	Based on a Schedule 13D/A it filed on November 3, 2006, GAMCO Investors, Inc. beneficially owns 620,270 shares of Common Stock.

(4)	Ms. Harmon resigned from her positions with the Company and its subsidiaries effective November 9, 2007.

(5)	Includes 7,500 shares of Common Stock issuable upon exercise of options within 60 days hereof.

(6)	Consists of 37,500 shares of Common Stock issuable upon exercise of options within 60 days hereof.

(7)	Consists of 75,000 shares of Common Stock issuable upon exercise of options within 60 days hereof.

(8)	Includes 7,500 shares of Common Stock issuable upon exercise of options within 60 days hereof.

(9)	Includes 6,000 shares of Common Stock and 68,751 shares of Common Stock issuable upon exercise of options within 60 days hereof held by executive officers not specifically identified in the table.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our restated certificate of incorporation and amended and restated bylaws, as they will be in effect upon the completion of this offering.  For more detailed information, please see our restated certificate of incorporation and amended and restated bylaws.

Our authorized capital stock consists of 55,000,000 shares, with a par value of $0.01 per share, of which:

•	50,000,000 shares are designated as common stock; and

•	5,000,000 shares are designated as preferred stock.

On January 31, 2008, a special meeting of stockholders was held, at which time our stockholders approved a proposal to authorize the Board of Directors of the Company to amend the Company’s amended and restated certificate of incorporation to increase the Company’s authorized capital stock from 55,000,000 shares, consisting of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, to a total of 100,000,000 shares, consisting of 95,000,000 shares of common stock and 5,000,000 shares of preferred stock.  As of July 8, 2008, the Board of Directors had not yet amended the Company’s amended and restated certificate of incorporation to increase the Company’s authorized capital stock.

On or prior to the closing of this rights offering, the Company intends to hold another special meeting of stockholders, to consider and vote upon a proposal to amend the Company’s amended and restated certificate of incorporation to further increase the Company’s authorized capital stock to such amount to ensure a sufficient number of shares are available for issuance under this rights offering and to amend the Company’s amended and restated certificate of incorporation for certain clarifying changes.  The Company believes this proposal will be approved, as Steel Partners, who currently holds 50.3% of the outstanding shares of the Company’s common stock, has indicated it will support such proposal.  Assuming the proposal is approved and there is full participation, the maximum amount of gross proceeds from this rights offering would be $200 million.

Preferred Stock

The board of directors is expressly authorized to provide for the issuance of all or any shares of the preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such series (each a “preferred stock designation”) and as may be permitted by the General Corporation Law of the State of Delaware.  The number of authorized shares of preferred stock may be increased (but not above the number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding).  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of preferred stock may provide that such series shall be superior or rank equally or junior to the preferred stock of any other series to the extent permitted by law.  No vote of the holders of the preferred stock or common stock shall be required in connection with the designation or the issuance of any shares of any series of any preferred stock authorized by and complying with the conditions herein, the right to have such vote being expressly waived by all present and future holders of the capital stock of WHX.

Common Stock

Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the common stock shall exclusively possess all voting power and each share of common stock shall have one vote.

The holders of common stock shall be entitled to receive dividends, when, as and if declared by the board of directors out of funds legally available for such purpose and subject to any preferential dividend rights of any then outstanding preferred stock.

After distribution in full of the preferential amount, if any, to be distributed to holders of preferred stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of WHX, the holders of the common stock shall be entitled to receive all the remaining assets of WHX, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them respectively.

Warrants

As part of the Plan all of WHX’s then outstanding securities, including WHX’s pre-bankruptcy filing common stock, Series A preferred stock, Series B preferred stock and 10 1/2% Senior Notes were cancelled and annulled.  In full and complete satisfaction of all such claims, holders of the 10 1/2% Senior Notes received 9,200,000 shares of the new common stock representing their pro rata share of the reorganized company.  These shares represented 92% of the equity in the reorganized company.  In full and complete satisfaction of all such interests, preferred stockholders received 800,000 shares of the new common stock representing their pro rata share of the reorganized company, and 753,155 warrants to purchase common stock of the reorganized company, which expired on February 28, 2008.  The common stock received by the preferred stockholders, collectively, represented 8% of the equity in the reorganized company.  The warrants issued to the preferred stockholders, collectively, represent the right to purchase an additional 7% of the equity of the reorganized company after giving effect to the exercise of the warrants.  Holders of our common stock received no distributions under the Plan.

Transfer Restrictions

Upon its emergence from bankruptcy on July 29, 2005, WHX experienced an ownership change as defined by Section 382 of the Internal Revenue Code, which imposes annual limitations on the utilization of NOLs post ownership change.  WHX believes it qualifies for the bankruptcy exception to the general Section 382 limitations.  Under this exception, the annual limitation imposed by Section 382 resulting from an ownership change will not apply, instead the NOLs must be reduced by certain interest expense paid creditors who became stockholders as a result of the bankruptcy reorganization.  Thus, WHX’s NOLs of $205.8 million as of December 31, 2007 reflects a reduction of $31.0 million.  Accordingly, in order to avoid subsequent ownership changes, WHX’s amended and restated certificate of incorporation contains a 5% ownership limit pursuant to which certain transfers of WHX’s shares will be limited.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws to become effective upon completion of this offering contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.  These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids.  These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws include provisions that:

•	authorize the board of directors to issue, without further action by the stockholders, all or any shares of undesignated preferred stock;

•
establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors;

•	provide that directors may be removed only for cause; and

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers.  In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.  We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance.  We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws to become effective upon completion of this offering could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts.  These provisions may also have the effect of preventing changes in our management.  It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.  The transfer agent’s address is 250 Royall Street, Canton, MA 02021, and its telephone number is (781) 575-2000.

There is no established market for our common stock

No established market exists for our common stock.  Our common stock is presently quoted on the over-the-counter “Pink Sheets”.  No assurance can be made that an active trading market will develop.  There can be no assurance as to the degree of price volatility in any market for our common stock that does develop.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States Federal income tax consequences of the rights offering to holders of our common stock.  This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States Federal income tax purposes.  This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations.  The following summary does not purport to be a complete analysis of all of the potential U.S. Federal income tax considerations, applies only to holders that are United States persons and does not address all aspects of United States Federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

This summary is of a general nature only and is not intended to constitute a complete analysis of all tax consequences relating to the receipt, exercise, disposition and expiration of the subscription rights and the ownership and disposition of our common shares. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances. To ensure compliance with Treasury Department Circular 230, holders are hereby notified that (1) any discussion of U.S. federal income tax issues herein or any other document referred to herein is not intended or written to be used, and cannot be used, by such holders for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code, (2) such discussions are for use in connection with the promotion or marketing of the transactions or matters addressed herein, and (3) holders should seek advice based on their particular circumstances from an independent tax advisor.

We intend to treat the distribution of subscription rights pursuant to the rights offering as a non-taxable transaction for United States Federal income tax purposes and the remaining portion of this summary describes the United States Federal income tax consequences of such treatment. However, there can be no assurance that the Internal Revenue Service will take a similar view or would agree with the tax consequences described below.  We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States Federal income tax consequences of the rights offering or the related share issuance.  The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.  ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The United States Federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering will be as follows:

1.      A holder will not recognize taxable income for United States Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

2.      A holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common stock owned by such holder at the time the subscription rights are distributed.  If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed.  If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder at the time the subscription rights are distributed, the holder’s tax basis in its subscription rights will be zero unless the holder elects to allocate its adjusted tax basis in the common stock owned by such holder in the manner described in the previous sentence.  Holders exercising subscription rights will be notified by us in the event that the fair market value of the subscription rights on the date such subscription rights are distributed equals or exceeds 15% of the fair market value of the common stock on such date.

3.      A holder which allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

4.      A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.  The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above.  The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Upon the completion of this offering, a total of 152,857,612 shares of common stock will be outstanding, assuming full subscription and that there are no prior exercises of stock options.  All these shares, will be freely tradable in the public market without restriction or further registration under the Securities Act.

PLAN OF DISTRIBUTION

We are making this rights offering directly to you, the holders of our common stock, on a pro rata basis for each share of our common stock held on [__________], the record date for this rights offering.

We will pay Computershare Inc., the subscription agent, a fee of approximately $25,000 for its services in connection with this rights offering (which includes the subscription agent’s fees associated with the exercise of rights).  We have also agreed to reimburse the subscription agent for its reasonable expenses and indemnify it from liabilities it may incur in connection with the rights offering.  We estimate that our total expenses in connection with the rights offering, including registration, legal and accounting fees, will be approximately $1.2 million.

We are distributing the rights and offering the underlying shares of common stock directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. Computershare Inc. is acting as the subscription agent and MacKenzie Partners, Inc. is acting as information agent for the rights offering. Therefore, while certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.

LEGAL MATTERS

Certain legal matters, including the validity and binding effect of the subscription rights and the validity of the shares of common stock offered pursuant to the rights offering will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP of New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedules of WHX Corporation as of and for the years ended December 31, 2007 and 2006, included in this prospectus and elsewhere in this registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto (which expresses an unqualified opinion and contains an explanatory paragraph relating to the Company’s method of accounting for uncertain tax positions), and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements and schedule as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and management’s assessment of internal control over financial reporting as of December 31, 2006 of Bairnco Corporation, included in this prospectus and elsewhere in this registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto (which report on the consolidated financial statements and schedules expressed an unqualified opinion and contains an explanatory paragraph relating to the Company’s adoption of Statement No. 158, Statement No. 123 (revised 2004) and Staff Accounting Bulletin No. 108 and an explanatory paragraph relating to the Company’s restatement of its consolidated statement of comprehensive income for the year ended December 31, 2006 and which report on management’s assessment of the effectiveness of internal control over financial reporting did not express an opinion on either management’s assessment or on the effectiveness of Bairnco Corporation’s internal control over financial reporting), and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC.  Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C.  20549.  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C.  20549, at prescribed rates.  Further information on the operation of the SEC’s public reference room in Washington, D.C.  can be obtained by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC.  The address of that website is http://www.sec.gov.

Our common stock is traded in the over-the-counter “Pink Sheets” under the symbol “WXCP.PK.”  Our website is located at http://www.whxcorp.com.  The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Pro Forma Unaudited Combined Financial Statements:

Unaudited Pro Forma Combined Condensed Statements of Operations for the Years Ended December 31, 2007 and the Three Months Ended March 31, 2008 and 2007	F-126
Notes to Pro Forma Combined Condensed Financial Statements	F-129

Financial Statement Schedules

Schedule I - Audited Financial Statements of WHX Corporation (Parent Only):

Statements of Operations for the Years Ended December 31, 2007 and 2006	F-133
Balance Sheets as of December 31, 2007 and 2006	F-134
Statements of Cash Flows for the Years Ended December 31, 2007 and 2006	F-135
Notes to Financial Statements	F-136

Schedule II – Valuation and Qualifying Accounts and Reserves	F-142

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
WHX Corporation

We have audited the accompanying consolidated balance sheets of WHX Corporation and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, cash flows and changes in stockholders’ deficit and comprehensive loss for each of the two years in the period ended December 31, 2007. Our audits of the basic financial statements included the financial statement schedules listed in the index appearing under Item 15(b)(1) and Item 15 (b)(2).  These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WHX Corporation and Subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 7 to the consolidated financial statements, the Company changed its method of accounting for uncertain tax positions as of January 1, 2007, in connection with the adoption of Financial Accounting Standards Board Interpretation No.48, “Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS Statement 109.”

/s/ GRANT THORNTON LLP
New York, NY
March 31, 2008

WHX CORPORATION
Consolidated Statements of Operations

	Year ended December 31,
	2007	2006
	(in thousands except per share)
Net sales	$637,866	$460,963
Cost of goods sold	505,341	376,389
Gross profit	132,525	84,574
Selling, general and administrative expenses	111,387	64,361
Asset impairment charge	-	5,195
Proceeds from insurance claims	(6,538)	(810)
Environmental remediation expense	4,678	2,909
Restructuring charges	-	2,420
Loss (gain) on disposal of assets	283	(31)
Income from operations	22,715	10,530
Other:
Interest expense	39,488	22,535
Realized and unrealized loss on derivatives	1,888	7,993
Other expense	272	834
Loss from continuing operations before taxes	(18,933)	(20,832)
Tax provision	1,838	31
Loss from continuing operations, net	(20,771)	(20,863)
Discontinued operations:
Loss from discontinued operations	-	(167)
Gain on disposal, net of tax	-	2,880
Net income from discontinued operations, net of tax	-	2,713
Net loss	$(20,771)	$(18,150)
Basic and diluted per share of common stock
Income (loss) from continuing operations	$(2.08)	$(2.09)
Discontinued operations	-	0.27
Net income (loss) per share	$(2.08)	$(1.82)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WHX CORPORATION
Consolidated Balance Sheets

	December 31,
	2007	2006
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$6,090	$4,776
Trade receivables, less allowance for doubtful accounts of $2,776 and $1,090	89,546	58,697
Inventories	83,709	57,177
Deferred income taxes	3,339	339
Assets held for sale	-	3,967
Other current assets	12,023	5,611
Total current assets	$194,707	$130,567
Property, plant and equipment, at cost less accumulated depreciation and amortization	124,336	78,120
Goodwill	64,317	53,030
Other intangibles, net	39,892	15,242
Other non-current assets	18,337	16,906
	$441,589	$293,865
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Trade payables	$49,053	$39,194
Accrued environmental liability	7,805	9,421
Accrued liabilities	40,308	28,092
Accrued interest expense – related party	19,615	10,191
Current portion of long-term debt	7,513	4,778
Short-term debt – related party	5,100	5,100
Short-term debt	50,180	35,221
Deferred income taxes	142	123
Total current liabilities	179,716	132,120
Long-term debt	141,678	70,901
Long-term debt – related party	154,901	89,627
Accrued pension liability	15,653	53,445
Other employee benefit liabilities	7,595	8,667
Deferred income taxes	8,217	2,868
Other long-term liabilities	3,374	-
	511,134	357,628
Commitments and contingencies

Stockholders’ (deficit) equity:
Preferred stock-$.01 par value; authorized 5,000 shares; issued and outstanding –0- shares as of December 31, 2007 and 2006	-	-
Common stock - $.01 par value; authorized 50,000 and 40,000 shares, respectively; issued and outstanding: 10,000 shares as of December 31, 2007 and 2006	100	100
Warrants	1,287	1,287
Accumulated other comprehensive loss	(32,559)	(47,335)
Additional paid-in capital	395,748	394,308
Accumulated deficit	(434,121)	(412,123)
	(69,545)	(63,763)
	$441,589	$293,865

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WHX CORPORATION
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2007	2006
	(in thousands)
Cash flows from operating activities:
Net loss	$(20,771)	$(18,150)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	18,242	12,401
Non-cash stock based compensation	1,612	-
Acquired in-process research and development and backlog	1,851	-
Asset impairment charge	-	5,195
Unrealized loss on equity investment	-	820
Amortization of debt related costs	2,111	2,167
Payment in kind interest on related party debt	4,721	-
Other postretirement benefits	514	9
Deferred income taxes	(531)	293
Curtailment of employee benefit obligations	727	128
(Gain) loss on asset dispositions	282	(31)
Equity in after-tax income of affiliated companies	(66)	(134)
Gain on sale of investment in an affiliate	-	(188)
Unrealized (gain) loss on derivatives	(103)	(692)
Reclassification of net cash settlements on derivative instruments	1,991	8,685
Discontinued operations	-	(4,518)
Decrease (increase) in operating assets and liabilities, net of effect of acquisitions:
Trade receivables	2,114	1,987
Inventories	13,826	4,649
Other current assets	1,699	1,182
Accrued interest expense-related party	9,424	8,693
Other current liabilities	(39,954)	(38,683)
Other items-net	(42)	(1,143)
Discontinued operations	-	(401)
Net cash used in operating activities	(2,353)	(17,731)
Cash flows from investing activities:
Acquisitions, net of cash acquired	(102,595)	(25,971)
Plant additions and improvements	(10,226)	(7,695)
Net cash settlements on derivative instruments	(1,991)	(8,685)
Proceeds from sales of assets	4,314	278
Proceeds from sales of investment in an affiliate	-	616
Discontinued operations	-	7,310
Net cash used in investing activities	(110,498)	(34,147)
Cash flows from financing activities:
Proceeds from term loans - related party	115,929	19,000
Proceeds from term loans – domestic	76,000	56,000
Proceeds from term loans – foreign	93	-
Net revolver borrowings (repayments)	3,368	(10,759)
Repayment of term loans - related party	(55,376)	-
Repayments of term loans – foreign	(588)	(462)
Repayments of term loans – domestic	(22,127)	(8,460)
Other	453	-
Deferred finance charges	(3,671)	(610)
Net change in overdrafts	(102)	(2,429)
Net cash provided by financing activities	113,979	52,280
Net change for the year	1,128	402
Effect of exchange rate changes on net cash	186	298
Cash and cash equivalents at beginning of period	4,776	4,076
Cash and cash equivalents at end of year	$6,090	$4,776

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WHX CORPORATION
Consolidated Statements of Changes in Stockholders’
(Deficit) Equity and Comprehensive Income (Loss)

(dollars and shares in thousands)

	Common Stock			Accumulated Other Comprehensive	Accumulated	Capital in Excess of	Total Stockholders’ (Deficit)
	Shares	Amount	Warrants	Income (Loss)	Deficit	Par Value	Equity
Balance, January 1, 2006	10,000	$100	$1,287	$(57,426)	$(393,973)	$394,308	$(55,704)
Current period change	-	-	-	11,293	-	-	11,293
Net loss	-	-	-	-	(18,150)	-	(18,150)
Total comprehensive loss	-						(6,857)
Adoption of SFAS No. 158	-	-	-	(1,202)	-	-	(1,202)

Balance, December 31, 2006	10,000	$100	$1,287	$(47,335)	$(412,123)	$394,308	$(63,763)

Current period change	-	-	-	14,776	-	-	14,776
Net loss	-	-	-	-	(20,771)	-	(20,771)
Total comprehensive loss							(5,995)
Adoption of FIN 48	-	-	-	-	(1,227)	-	(1,227)
Amortization of stock options	-	-	-	-	-	1,440	1,440
Balance, December 31, 2007	10,000	$100	$1,287	$(32,559)	$(434,121)	$395,748	$(69,545)

	Year Ended December 31,
	2007	2006
Comprehensive Income (Loss)
Net loss	$(20,771)	$(18,150)

Changes in pension plan assets and other benefit obligations:
Curtailment adjustment	1,346	-
Current year actuarial (gain)/loss	9,884	-
Amortization of actuarial (gain)/loss	1,082	-
Amortization prior service credit/(cost)	(165)	-
Minimum pension liability adjustment	-	10,431
Foreign currency translation adjustment	2,629	862
Comprehensive loss	$(5,995)	$(6,857)
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of the Business

Organization

WHX Corporation (“WHX”) is a holding company that invests in and manages a group of businesses on a decentralized basis.  WHX owns Handy & Harman (“H&H”), which is a diversified manufacturing company whose strategic business units encompass three reportable segments: Precious Metal, Tubing, and Engineered Materials.  In April 2007, WHX acquired Bairnco Corporation (“Bairnco”).  Bairnco operates business units in three reportable segments: Arlon Electronic Materials, Arlon Coated Materials, and Kasco Replacement Products and Services.  H&H and Bairnco principally operate in North America.  WHX, together with all of its subsidiaries, are referred to herein as the “Company”.

Note 1a - Management’s Plans and Liquidity

The Company incurred net losses of $20.8 million and $18.2 million for the years ended December 31, 2007 and 2006, respectively, and had negative cash used in operating activities of $2.4 million and $17.7 million for the years ended December 31, 2007 and 2006, respectively.  As of December 31, 2007, the Company had an accumulated deficit of $434.1 million.  On February 14, 2008, H&H and certain of its subsidiaries amended its Loan and Security Agreement with Wachovia Bank, National Association (the “Wachovia Facilities”) and its Loan and Security Agreement with Steel Partners (the “Term B Loan”) to, among other things, extend the maturity date to June 30, 2009.  Bairnco’s bank debt was refinanced in July 2007 with a new scheduled maturity of 2012.  H&H and Bairnco have not been in compliance with certain of their bank covenants and have been required to obtain waivers from their lenders related to such covenants.  Upon receipt of such waivers, the Company has been in compliance.

In recent years, the Company experienced liquidity issues.  On March 7, 2005, WHX, the parent company, filed a voluntary petition (“Bankruptcy Filing”) to reorganize under Chapter 11 of the United States Bankruptcy Code. It emerged from protection under Chapter 11 on July 29, 2005 (the “Effective Date”).  WHX is a holding company and has as its sole source of cash flow distributions from its operating subsidiaries, H&H and Bairnco, or other discrete transactions.  H&H’s credit facilities effectively do not permit it to transfer any cash or other assets to WHX (with the exception of (i) an unsecured loan for required payments to the WHX Pension Plan, (ii) an unsecured loan for other uses in the aggregate principal amount not to exceed $7.0 million, of which approximately $3.4 million has been distributed, (iii) the loan, distribution or other advance of up to approximately $7.4 million, subject to certain limitations, to the extent loaned by Steel Partners to H&H, of which approximately $3.2 million has already been distributed, and (iv) up to $13.1 million to be used by WHX solely to make a contribution to the WHX Pension Plan, which contribution of $13.0 million was made on September 12, 2007.  H&H’s credit facilities are collateralized by substantially all of H&H’s assets.  Similarly, Bairnco’s bank credit facilities and term loan do not permit it to make any distribution, pay any dividend or transfer any cash or other assets to WHX other than common stock of Bairnco.

Since emerging from bankruptcy, due to covenant restrictions in their respective credit facilities, there have been no dividends from H&H or Bairnco to WHX and WHX’s sources of cash flow have consisted of:

•	The issuance of $5.1 million in preferred stock by a newly created subsidiary in October 2005, which was invested in the equity of a public company (CoSine Communications Inc.);

•
Partial payment by H&H of a subordinated debt to WHX of $9.0 million, which required the approval of the banks participating in the H&H credit facilities.  Subsequent to this transaction in 2006, the remaining intercompany loan balance of the subordinated debt of $44.2 million was converted to equity;

•
As permitted by the March 29, 2007 amendment and waiver to the H&H credit facilities, an unsecured loan from H&H for required payments to the WHX Pension Plan, and an unsecured loan for other uses in the aggregate principal amount not to exceed $3.5 million (subsequently amended on February 14, 2008 to $7.0 million), of which approximately $3.4 million has been distributed;

•	A $15.0 million subordinated loan from Steel Partners pursuant to the Subordinated Loan Agreement which WHX used to fund a capital contribution to BZA to finance in part the Bairnco Acquisition;

•
As permitted by the July 27, 2007 amendment to the H&H credit facilities, an unsecured loan, distribution or other advance from H&H to WHX of up to approximately $7.4 million, subject to certain limitations, to the extent loaned by Steel Partners to H&H, of which approximately $3.2 million has already been distributed; and

•
As permitted by a September 10, 2007 amendment to the H&H credit facilities, an unsecured loan from H&H of $13.0 million, which was used by WHX to make a payment to the WHX Pension Plan on September 12, 2007.

We do not anticipate that the Company will have any additional sources of cash flow other than (i) as described above, (ii) from operations, (iii) from the sale of non-core assets, and (iv) from the proceeds of a proposed rights offering  (see Note 16).  In addition, the proceeds of the proposed rights offering are expected to be used to redeem preferred stock and to retire indebtedness, and accordingly will not be available for general corporate purposes, except that $5 million of which shall be used to pay down the revolving credit facility under the Wachovia Facilities pursuant to a February 14, 2008 amendment to H&H’s credit facilities.

As of December 31, 2007, WHX and its subsidiaries that are not restricted by loan agreements or otherwise from transferring funds to WHX (collectively, its “Unrestricted Subsidiaries”) had cash of approximately $0.7 million and current liabilities of approximately $7.3 million, including $5.8 million of mandatorily redeemable preferred shares plus accrued dividends payable to a related party.

H&H’s availability under its credit facilities as of December 31, 2007 was $12.3 million, and as of February 29, 2008, was approximately $18.6 million. See Note 11 for a description of H&H’s credit facilities, including recent amendments.

In connection with the closing of the Bairnco Acquisition (see Note 5) in April 2007, initial financing was provided by Steel Partners II, L.P, a 50.3% stockholder of WHX (“Steel Partners”) through two credit facilities.  Steel Partners extended bridge loans in the aggregate principal amount of approximately $86.5 million pursuant to a Loan and Security Agreement (the “Bridge Loan Agreement”), between BZA and Bairnco, as borrowers, and Steel Partners, as lender.  In addition, Steel Partners extended to WHX a $15.0 million subordinated loan, which is unsecured at the WHX level, pursuant to a Subordinated Loan and Security Agreement, dated as of April 17, 2007 (the “Subordinated Loan Agreement”) between WHX, as borrower, and Steel Partners, as lender.  WHX contributed the $15.0 million proceeds of the subordinated loan to Bairnco as a capital contribution.

On July 17, 2007, Bairnco and certain of its subsidiaries entered into (i) the First Lien Credit Agreement with Wells Fargo, which provides for a revolving credit facility to the borrowers in an aggregate principal amount not to exceed $30.0 million and a term loan facility of $28.0 million, (ii) the Second Lien Credit Agreement with Ableco, which provides for a term loan facility to the borrowers of $48.0 million, and (iii) the Subordinated Debt Credit Agreement with Steel Partners as lender providing for a term loan of approximately $31.8 million, and completed the refinancing of: (A) all existing indebtedness of Bairnco and its subsidiaries under the Bairnco Senior Secured Credit Facility and (B) approximately $56.7 million of the indebtedness under the Bridge Loan Agreement.  The Subordinated Debt Credit Agreement amended and restated the Bridge Loan Agreement.  The scheduled maturity date of the indebtedness under each of the First Lien Credit Agreement and Second Lien Credit Agreement is July 17, 2012, and the scheduled maturity date of the indebtedness under the Subordinated Debt Credit Agreement is January 17, 2013.

Bairnco’s availability under its credit facilities as of December 31, 2007 was approximately $5.3 million, and as of February 29, 2008, was approximately $6.1 million.  See Note 11 for a description of Bairnco’s credit facilities, including amendments.

In addition to the obligations under the current credit facilities, the Company also has significant cash flow obligations, including without limitation the amounts due to the WHX Pension Plan (as amended by the IRS Waiver and PBGC Settlement Agreement entered into December 28, 2006) and paying administrative costs.  As a result of the $13.0 million contribution to the WHX Pension Plan in September 2007, however, the Company’s required contributions to the WHX Pension Plan over the next five years are expected to significantly decline, and the Company believes that the full amount of the IRS Waiver has been repaid, and all liens granted to the PBGC pursuant to the PBGC Settlement Agreement have been released. (See Note 6 regarding the Company’s pension and benefit plans).

There can be no assurance that the funds available from operations and under the Company’s credit facilities will be sufficient to fund its debt service costs, working capital demands, pension plan contributions, and environmental remediation costs. However, as discussed further below, the Company believes that recent new and amended financing arrangements, significant payments made during 2007 to the WHX Pension Plan and the complete satisfaction of the IRS Waiver, acquisitions, the sale of a non-essential operating unit, as well as continuing improvements in its core operations and the substantial completion of a major remediation of property relating to certain environmental liabilities have permitted the Company to generate sufficient working capital to meet its obligations as they mature for at least the next 12 months.  The ability of the Company to meet its cash requirements over the next twelve months is dependent, in part, on the Company’s ability to meet its business plan.  Management believes that existing capital resources and sources of credit, including the H&H credit facilities and the Bairnco credit facilities, are adequate to meet its current and anticipated cash requirements. The Company also continues to examine all of its options and strategies, including acquisitions, divestitures, and other corporate transactions, to increase cash flow and stockholder value, as well as considering the reduction of certain discretionary expenses and sale of certain non-core assets.   However, if the Company’s cash needs are greater than anticipated or the Company does not materially satisfy its business plan, the Company may be required to seek additional or alternative financing sources.  There can be no assurance that such financing will be available or available on terms acceptable to the Company.

As more fully described in the specific notes to these financial statements, the Company has taken the following actions which it believes will improve liquidity and help provide for adequate liquidity to fund the Company’s capital needs for the next twelve months:

•
The Company requested and obtained, on December 20, 2006, a conditional waiver from the IRS of the $15.5 million minimum funding requirement for the WHX Pension Plan for the 2005 plan year.  On December 28, 2006, WHX, H&H, and the PBGC entered into the PBGC Settlement Agreement in connection with the IRS Waiver and certain other matters.  The Company made substantial payments to its WHX Pension Plan during 2006 and 2007 of $13.1 million and $21.6 million, respectively, including a payment on September 12, 2007 of $13.0 million, which exceeded minimum required contributions under ERISA.  As a result of such accelerated contribution, our required contributions to the WHX Pension Plan over the next five years are expected to significantly decline, and the Company believes that the full amount of the IRS Waiver has been repaid, and all liens granted to the PBGC pursuant to the PBGC Settlement Agreement have been released.  Our expected minimum funding requirements are $0.0, $2.5 million, $2.7 million, $0.8 million and $0.0 for 2008, 2009, 2010, 2011 and 2012, respectively.  All minimum funding requirement calculations reflect the Pension Protection Act of 2006 as well as all other relevant rules.

•
On various dates in 2007 and 2008, H&H and certain of its subsidiaries amended the Wachovia Facilities and the Term B Loan.  These agreements were each amended to, among other things, (i) extend the maturity date to June 30, 2009, (ii) grant a waiver to the events of default arising as a result of the attachment and garnishment of $3.5 million in connection with certain litigation, (iii) permit additional loans by Steel Partners to H&H, (iv) permit loans or advances from H&H to WHX, subject to certain conditions, (v) allow for the acquisition of Omni Technologies Corporation, (vi) allow for the prepayment of the Term B Loan in the amount of and upon receipt by H&H of a capital or debt infusion from the Company from proceeds of the WHX rights offering, less $5 million to be used to pay down the revolving credit facility under the Wachovia Facilities,  (vii), reset the levels of certain financial covenants, (viii) consent to the terms of that certain Security Agreement by H&H in favor of Ableco Finance LLC (“Ableco”) (the “H&H Security Agreement’) and that certain Limited Continuing Guaranty by H&H in favor of Ableco (“the H&H Guaranty”) which were granted in connection with amendments to Bairnco’s debt agreements, and (v) amend applicable interest rates.  The Wachovia Facilities were also amended to permit an additional term loan to H&H of $4.0 million, funded by Ableco (see Note 11- “Debt” for additional information about these amendments).

•
On October 18, 2007, WHX filed a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) for a proposed rights offering to its existing stockholders, and subsequently filed Amendments thereto dated November 30, 2007 and December 21, 2007.  The proposed rights offering will be made through the distribution of non-transferable subscription rights to purchase shares of WHX’s common stock, par value $0.01 per share, at a subscription price to be determined.  Assuming the proposed rights offering is fully subscribed, WHX could receive gross proceeds of approximately $200 million, less expenses of the rights offering.  The proposed rights offering includes an oversubscription privilege which permits each rights holder, that exercises its rights in full, to purchase additional shares of common stock that remain unsubscribed at the expiration of the offering.  This oversubscription privilege is subject to (i) the availability and allocation of shares among persons exercising this oversubscription privilege and (ii) a maximum number of shares for which stockholders can oversubscribe for without endangering the availability of the Company’s NOLs under Section 382 of the Internal Revenue Code, in each case as further described in the rights offering documents.  Steel Partners has indicated that it intends to exercise all of its rights and to oversubscribe for the maximum number of shares it can oversubscribe for without (i) endangering the availability of the Company’s NOLs or (ii) increasing its ownership to in excess of 75% of the outstanding shares of WHX’s common stock.  A registration statement relating to these securities has been filed with the SEC but has not yet become effective. The purpose of this proposed rights offering is to raise equity capital in a cost-effective manner that gives all WHX’s stockholders the opportunity to participate. The net proceeds will be used to (i) make partial payments to certain senior lenders to certain wholly-owned subsidiaries of WHX and/or to contribute to the working capital of such subsidiaries, (ii) redeem preferred stock which is held by Steel Partners, and was issued by a wholly-owned subsidiary of WHX, (iii) to purchase shares of common stock of CoSine Communications, Inc. from Steel Partners, (iv) to repay WHX indebtedness to Steel Partners, and (v) to repay indebtedness of  wholly-owned subsidiaries of WHX to Steel Partners.

•
The acquisition of Bairnco in April 2007 for approximately $101.5 million, which we believe will prove to be a valuable acquisition. On July 17, 2007, Bairnco completed the refinancing of: (i) all of its indebtedness under its existing credit facility and (ii) approximately $56.7 million of indebtedness under the Bridge Loan Agreement with Steel Partners. Availability under Bairnco’s revolving credit facility as of December 31, 2007 was $5.3 million, and as of February 29, 2008, was approximately $6.1 million.  On February 14, 2008, Bairnco and certain of its subsidiaries amended its First Lien Credit Agreement with Wells Fargo and its Second Lien Credit Agreement with Ableco to, among other things, reset the levels of certain financial covenants.  The Second Lien Credit Agreement was also amended to provide for, among other things, a limited guaranty by H&H of up to $10 million, secured by a second lien on all of the assets of H&H pursuant to the H&H Security Agreement and the H&H Guaranty”. In addition, each of the First Lien Credit Agreement and the Second Lien Credit Agreement was also amended to, among other things, provide for either (i) the Company to invest $10 million from the proceeds of the proposed rights offering by March 31, 2008 in Bairnco and for such  proceeds to be used to prepay at least $10 million under the First Lien Credit Agreement Term Loan, (ii) Steel Partners to issue a limited $10 million guaranty, or (iii) a capital or debt infusion of $10 million by either Steel Partners or WHX into Bairnco, or any combination of the foregoing.

•
The acquisition by a subsidiary of H&H of a mechanical roofing fastener business for approximately $26 million, on December 28, 2006, which we believe will prove to be a valuable acquisition which will solidify H&H’s position as a leading manufacturer and supplier of mechanical fasteners, accessories and components, and building products for the North American commercial and residential construction industry.  Also, in November 2007, H&H purchased all of the outstanding common stock of Omni Technologies Corporation of Dansville, a manufacturer of flux cored brazing wire and metal powders used for brazing and soldering pastes.

•	The sale in March 2007 of a non-core business which had generated operating losses in 2006.

•	The substantial completion of remediation of property relating to certain environmental liabilities.

In view of the matters described in the preceding paragraphs, management believes that the Company has the ability to meet its financing requirements on a continuing basis for at least the next twelve months.  However, if the Company’s 2008 planned cash flow projections are not met, management could consider the reduction of certain discretionary expenses and sale of certain assets.  In the event that these plans are not sufficient and the Company’s credit facilities are not available, the Company’s ability to operate could be materially adversely affected.

Note 2 - Summary of Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of WHX and its subsidiaries.  All material intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements.  Estimates also affect the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  On an ongoing basis, the Company evaluates its estimates, including those related to investments, accounts receivable, inventories, property and equipment, assets held for sale, environmental liabilities, accrued expenses, and income taxes.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less.  As of December 31, 2007 and 2006, the Company had cash held in foreign banks of $2.8 million and $3.2 million, respectively.

Revenue Recognition

Revenues are recognized when the title and risk of loss has passed to the customer. This condition is normally met when product has been shipped or the service performed. An allowance is provided for estimated returns and discounts based on experience in accordance with SEC Staff Accounting Bulletin No. 104. Cash received by the Company from customers prior to shipment of goods, or otherwise not yet earned, is recorded as deferred revenue. Rental revenues are derived from the rental of certain equipment to the food industry where customers prepay for the rental period-usually 3 to 6 month periods.  For prepaid rental contracts, sales revenue is recognized on a straight-line basis over the term of the contract.  Service revenues consist of repair and maintenance work performed on equipment used at mass merchants, supermarkets and restaurants.

The Company experiences a certain degree of sales returns that varies over time. In accordance with Statement of Financial Accounting Standards No. 48 (“FAS No. 48”), “Revenue Recognition When Right of Return Exists,” the Company is able to make a reasonable estimation of expected sales returns based upon history and as contemplated by the requirements of FAS No. 48. The Company records all shipping and handling fees billed to customers as revenue, and related costs as cost of sales, when incurred, in accordance with Emerging Issues Task Force “EITF” Abstract 00-10, “Accounting for Shipping and Handling Fees and Costs.” In limited circumstances, the Company is required to collect and remit sales tax on certain of its sales.  The Company accounts for sales taxes on a net basis, and such sales taxes are not included in net sales on the consolidated statements of operations.

Accounts Receivable and Allowance for Doubtful Accounts

The Company extends credit to customers based on its evaluation of the customer’s financial condition.  The Company has established an allowance for accounts that may become uncollectible in the future. This estimated allowance is based primarily on management’s evaluation of the financial condition of the customer and historical experience. The Company monitors its accounts receivable and charges to expense an amount equal to its estimate of potential credit losses. Accounts outstanding longer than contractual payment terms are considered past due.  The Company considers a number of factors in determining its estimates, including the length of time its trade accounts receivable are past due, the Company’s previous loss history and the customer’s current ability to pay its obligation. Accounts receivable balances are charged off against the allowance when it is determined that the receivable will not be recovered, and payments subsequently received on such receivables are credited to recovery of accounts written off.  The Company does not charge interest on past due receivables.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the last in first out (“LIFO”) method for precious metal inventories. Non precious metals inventories are stated at the lower of cost (principally average cost) or market. For precious metals inventories, no segregation among raw materials, work in process and finished goods is practicable.

Derivatives and Risks

Interest Rate Risk

At December 31, 2007 and 2006, the Company’s portfolio of debt was comprised of primarily variable rate instruments. A one percent (1%) change in interest rates on its variable outstanding debt obligations as of December 31, 2007 would increase or decrease interest expense by approximately $3.6 million on an annual basis.  The Company economically hedges its exposure on variable interest rate debt at one of its foreign subsidiaries.

A reduction in long-term interest rates could materially increase the Company’s cash funding obligations to the WHX Pension Plan.

Precious Metal Risk

H&H enters into commodity futures and forwards contracts on precious metals that are subject to market fluctuations in order to economically hedge its precious metals inventory against price fluctuations.  Future and forward contracts to sell or buy precious metal are the derivatives used for this objective.

As of December 31, 2007 and 2006, the Company had contracted for $11.6 million and $17.3 million, respectively, of forward contracts with a AA- rated counter party, and the future contracts are exchange traded contracts through a third party broker.  Accordingly, the Company has determined that there is minimal credit risk of default.  The Company estimates the fair value of its derivative contracts through use of market quotes or broker valuations when market information is not available.

As these derivatives are not designated as accounting hedges under Statement of Financial Accounting Standards (“SFAS”) No. 133, they are accounted for as derivatives with no hedge designation.  These derivatives are marked to market and both realized and unrealized gains and losses on these derivatives are recorded in current period earnings as other income (loss) in the case of the precious metal contracts and in interest expense with respect to the interest rate derivative.  The unrealized gain or loss (open trade equity) on the derivatives is included in other current assets or other current liabilities, respectively.

Foreign Currency Exchange Rate Risk

H&H and Bairnco are subject to the risk of price fluctuations related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in currencies other than U.S. dollars.  H&H and Bairnco have not generally used derivative instruments to manage this risk.

Property, Plant and Equipment

Depreciation of property, plant and equipment is provided principally on the straight line method over the estimated useful lives of the assets, which range as follows: machinery & equipment 3 –15 years and buildings and improvements 10 – 30 years.  Interest cost is capitalized for qualifying assets during the assets’ acquisition period.   Maintenance and repairs are charged to expense and renewals and betterments are capitalized. Profit or loss on dispositions is credited or charged to operating income.

Goodwill, Intangibles and Long-Lived Assets

Goodwill is reviewed annually for impairment in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”. The evaluation of the recoverability of the unamortized balance of goodwill is based on a comparison of the respective reporting unit’s fair value to its carrying value, including allocated goodwill. Fair values are determined by discounting estimated future cash flows. The recoverability of goodwill may be impacted if estimated future operating cash flows are not achieved.  Other intangible assets with indefinite lives are subjected to an annual lower of cost or fair value impairment test.  Intangible assets with finite lives are amortized over their estimated useful lives. We also estimate the depreciable lives of property, plant and equipment, and review the assets for impairment if events, or changes in circumstances, indicate that we may not recover the carrying amount of an asset.  Long-lived assets consisting of land and buildings used in previously operating businesses are carried at the lower of cost or fair value, and are included in Other Non-Current Assets in the consolidated balance sheets.

Equity Investments

Investments are accounted for using the equity method of accounting if the investment provides the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors, are considered in determining whether the equity method of accounting is appropriate. The Company accounts for its investment in CoSine Communications, Inc. using the equity method of accounting. See Note 16.

Stock Based Compensation

In 2006, revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (“SFAS No. 123R”) became effective for the Company.  SFAS No. 123R eliminated the intrinsic value method as an allowed method for valuing stock options granted to employees. Under the intrinsic value method, compensation expense was generally not recognized for the issuance of stock options. The revised statement requires compensation expense to be recognized in exchange for the services received based on the fair value of the equity instruments on the grant-date. This statement did not have a material impact on the Company’s financial position, results of operations or cash flows.

At the Company’s Annual Meeting of Shareholders on June 21, 2007, the Company’s shareholders approved a proposal to adopt WHX Corporation’s 2007 Incentive Stock Plan (the “2007 Plan”), and reserved 800,000 shares of common stock under the 2007 Plan.   On July 6, 2007, stock options for an aggregate of 620,000 shares of common stock were granted under the 2007 Plan to employees and to two outside directors of the Company.

As of December 31, 2006, the Company had no stock option plans.  However, the Company had agreed to grant stock options upon adoption of a stock option plan by the Board of Directors and registration thereof with the SEC, or in lieu thereof, phantom stock options or equivalent other consideration (at the sole discretion of the Company), to various officers and employees of the Company. The Company satisfied the obligation for the phantom stock options by granting actual stock options to various members of management on July 6, 2007.

Environmental Liabilities

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study.

Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Income Taxes

Income taxes are provided using the asset and liability method presented by SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).  Under this method, income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any differences between U.S. GAAP and tax reporting.  Deferred income taxes reflect the tax effect of net operating loss carryforwards, capital loss carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates.  Valuation allowances are established when management determines that it is more likely than not that some portion or the entire deferred tax asset will not be realized.  The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

Earnings Per Share

Pursuant to SFAS No. 128, “Earnings per Share,” basic earnings per share are based on the weighted average number of shares of Common Stock outstanding during each year, excluding redeemable common shares.  Diluted earnings per share gives effect to dilutive potential common shares outstanding during the period.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries have been translated at current exchange rates, and related revenues and expenses have been translated at average rates of exchange in effect during the year. Resulting cumulative translation adjustments have been recorded as a separate component of accumulated other comprehensive income.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. Fair value of the Company’s long term debt approximates its carrying cost due to variable interest rates.

Legal Contingencies

The Company provides for legal contingencies when the liability is probable and the amount of the associated costs is reasonably determinable. The Company regularly monitors the progress of legal contingencies and revises the amounts recorded in the period in which changes in estimate occur.

Going Concern

The Company forecasts cash availability under its revolving credit facility considering historical and forecast results in order to determine that it can reasonably meet its obligations as they come due over the next year.  Additionally, the Company forecasts its compliance with the financial covenants of its loan agreements to reasonably determine that it will meet them over the next year and will not need to restructure its debt.

Purchase Price Allocation

The Company records assets and liabilities of acquired companies at their fair value in accordance with SFAS No. 141 “Business Combinations.”  In April 2007, the Company acquired Bairnco.  The fair value of inventory was determined using the cost method for raw materials and the comparative sales method for work in process and finished goods.  Fixed assets were valued using the cost method.  The fair value of intangible assets was determined using discounted cash flow methodologies.

Advertising Costs

Advertising costs consist of sales promotion literature, samples, cost of trade shows, and general advertising costs, and are included in Selling, general and administrative expenses on the consolidated statements of operations.  Advertising costs totaled $3.3 million in 2007 and $1.6 million in 2006.

Reclassification

Certain amounts for prior years have been reclassified to conform to the current year presentation.

Note 3 – Recently Issued Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“SFAS No. 141R”). SFAS No. 141R requires an entity to recognize assets acquired, liabilities assumed, contractual contingencies and contingent consideration at their fair value on the acquisition date. SFAS No. 141R also requires that (1) acquisition-related costs be expensed as incurred; (2) restructuring costs generally be recognized as a post-acquisition expense; and (3) changes in deferred tax asset valuation allowances and income tax uncertainties after the measurement period impact income tax expense. The Company will adopt SFAS 141R on January 1, 2009 and is currently evaluating this statement to determine its effect, if any, on its results of operations and financial position.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159).  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the impact of adopting SFAS No. 159 on its consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157; “Fair Value Measurements” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements.  This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements.  The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the impact of adopting SFAS No. 157 on its consolidated financial position and results of operations.

Note 4 – Asset Impairment, Discontinued Operations and Business Restructuring Charges

Norristown Facility

On May 9, 2006, the Company announced the closing of the Handy & Harman Tube Co. (“H&H Tube”) facility located in Norristown, Pennsylvania (the “Norristown facility”), which is included in the Company’s Tubing segment.  The decision to close the Norristown facility was principally based on the economics of operating H&H Tube’s business at the facility.  H&H Tube manufactured stainless steel tubing that was supplied in various lengths and forms in both coil and straight lengths.  H&H Tube’s short coil business was relocated to H&H’s Camdel Metals Corporation (“Camdel”) facility located in Camden, Delaware.

In conjunction with the decision to close the Norristown facility, the Company reviewed the recoverability of the Norristown facility’s long-lived assets in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).  A review of future cash flows indicated that cash flows would be insufficient to support the carrying value of certain machinery and equipment at the Norristown facility.  As a result, the Company recorded an asset impairment charge of $1.8 million in its statement of operations for 2006.  Certain of the Norristown facility’s long-lived assets, principally consisting of machinery and equipment, were classified as current assets held for sale in the balance sheet as of December 31, 2006.  The real estate is included in non-current assets (other assets).  No impairment loss was incurred on the real estate assets based on the Company’s analysis.

Restructuring charges related to the closing of the Norristown facility totaling $2.4 million in 2006 were recorded in the statement of operations.  These charges included termination benefits of $2.0 million, $0.1 million resulting from a pension curtailment, and $0.3 million of other charges.

The activity in the restructuring reserve was as follows for 2006 and 2007:

	Reserve Balance Beginning of Year	Expense	Paid	Reserve Balance End of Year
	(in thousands)
2006
Termination benefits	$-	$2,049	$(1,729)	$320
Other facility closure costs	-	243	(243)	-
Pension curtailment charge	-	128	(128)	-
	$-	$2,420	$(2,100)	$320
2007
Termination benefits	$320	$-	$(320)	$-
	$320	$-	$(320)	$-

The Norristown facility operated through the third quarter of 2006.  The closing of the Norristown facility and the sale of certain of its assets were completed by the end of 2006.  The remaining machinery and equipment was sold in 2007 for proceeds of $0.9 million.

Handy & Harman Electronic Materials (“HHEM”)

On March 4, 2007, the Company sold certain assets, including the land and building, certain machinery and equipment, and inventory of HHEM for net proceeds of approximately $3.8 million. HHEM was part of the Company’s Precious Metal segment.   In December 2006, the Company recorded an asset impairment charge of $3.4 million relating to the long-lived assets offered for sale, in accordance with SFAS No. 144. As a result of an earlier evaluation of these assets, the Company had recorded accelerated depreciation of $0.6 million in 2006 as a charge to cost of goods sold. The amount of the impairment loss was based upon the actual selling price of the long-lived assets in March 2007.  In the Company’s balance sheet as of December 31, 2006, the long-lived assets were classified as current assets held for sale.   Upon sale, the Company recognized a loss of $0.4 million relating to the sale of inventory.  Under the terms of the sale agreement, the Company has retained responsibility for any pre-existing environmental conditions requiring remediation at the Rhode Island site.

Wire and Cable Business

H&H’s former wire and cable business is reported as a discontinued operation in the accompanying financial statements.  The Company operated this business on a limited basis in the first quarter of 2005 in order to fulfill customer commitments.

The sale of the land, buildings, and remaining machinery & equipment relating to these businesses occurred in 2006 and resulted in a pretax gain on sale of assets of $4.5 million ($2.7 million net of tax).

Operating results of discontinued operations were as follows:

2006
(in thousands)
Selling, general and administrative expenses	$(167)
Pretax gain on sale of fixed assets	4,519
Operating income (loss)	4,352
Interest/other expense	-
Net income	2,713

Note 5 – Acquisitions

Acquisition of  Bairnco Corporation

On April 12, 2007, Steel Partners and WHX entered into a Stock Purchase Agreement whereby WHX acquired Steel Partners’ entire interest in BZA, a wholly-owned subsidiary of Steel Partners, for $10.00.  In addition, WHX agreed to reimburse all reasonable fees and expenses incurred by Steel Partners in connection with the acquisition.  BZA was the acquisition subsidiary in a tender offer to acquire up to all of the outstanding stock of Bairnco for $13.50 per share in cash (the “Offer”).

Steel Partners, BZA, and Bairnco entered into the Merger Agreement pursuant to which BZA amended its tender offer to acquire all of the outstanding common shares of Bairnco at a price of $13.50 per share in cash.  On April 13, 2007, upon the expiration of the Offer pursuant to the Merger Agreement, BZA acquired approximately 88.9% of the outstanding common stock of Bairnco.

Pursuant to the Merger Agreement, on April 24, 2007, BZA was merged with and into Bairnco with Bairnco continuing as the surviving corporation as a wholly owned subsidiary of WHX (the “Merger”).  At the effective time of the Merger, each Bairnco common share then outstanding (other than shares owned by BZA or its direct parent entity, shares owned by Bairnco as treasury stock and shares held by stockholders who properly exercise their appraisal rights) was automatically converted into the right to receive $13.50 per share in cash without interest and subject to applicable withholding taxes. The Offer and the Merger comprise the “Bairnco Acquisition”. The proceeds required to fund the closing of the Offer and the resulting Merger and to pay related fees and expenses were approximately $101.5 million.

In connection with the closing of the Offer, initial financing was provided by Steel Partners through two credit facilities.  Steel Partners extended to BZA bridge loans in the principal amount of approximately $75.1 million, $1.4 million, and $10.0 million (with commitments to extend additional loans of approximately $3.6 million, up to an aggregate total amount of borrowings of $90.0 million) pursuant to the Bridge Loan Agreement.  Approximately $56.7 million of the indebtedness under the Bridge Loan Agreement was repaid in July 2007, leaving a principal balance of approximately $31.8 million.  In addition, Steel Partners extended to WHX a $15.0 million subordinated loan, which is unsecured at the WHX level, pursuant to the Subordinated Loan Agreement.  WHX contributed the $15.0 million proceeds of the subordinated loan to BZA as a capital contribution.

On July 17, 2007, Bairnco completed the refinancing of: (i) all existing indebtedness of Bairnco and its subsidiaries under the Bairnco Senior Secured Credit Facility and (ii) approximately $56.7 million of indebtedness under the Bridge Loan Agreement pursuant to which Steel Partners made an $86.5 million term loan to Bairnco in April 2007.  See Note 11-” Debt”.

WHX believes that the Bairnco Acquisition will be beneficial because of Bairnco’s strong positions in its three business segments, and that Bairnco’s plant level operations, profit margins and working capital can be improved.

The Bairnco Acquisition was accounted for under the purchase method of accounting. The operations of Bairnco comprise three new reportable segments for WHX; Arlon EM, Arlon CM, and Kasco.

The Company has made an allocation of the purchase price, as detailed below, to the assets acquired and liabilities assumed at estimated fair market values:

Amount
(in thousands)

Current assets	$79,953
Property, plant & equipment	51,169
Identifiable intangible assets	27,348
Other non-current assets	468
Goodwill	10,185
Current liabilities	(29,916)
Debt	(31,078)
Other long term liabilities	(6,739)
Purchase price	$101,390

The components of the $27.3 million of estimated acquired Identifiable Intangible Assets, listed in the above table, are as follows:

	Amount	Amortization
	(in thousands)	Period

Customer relationships	$22,152	12-15 years
Trade names	2,645	10-20 years
Engineering drawings	220	5 years
Backlog	211
In-process research and development	1,640
Other	480	4-5 years
Total Identifiable intangible assets	$27,348
Weighted average amortization period		13 years

Amortization expense on these intangible assets recorded from acquisition through December 31, 2007 was approximately $1.3 million and was charged to SG&A expense..  The valuation of the acquired assets of Bairnco included $1.6 million of acquired in-process research and development.  This asset related to eight specific research and development projects that were considered by management to be within 6 to 12 months of commercialization.  The valuation method used was an income approach that valued projected future operating profit from the projects less the costs to complete the projects, and less a charge for the use of existing technology assets such as the Company’s existing chemical formulations and processing know-how, as well as a charge for the use of other contributory assets. The resulting projected cash flows were then discounted using an 18.5% discount rate. The in-process research and development, and the backlog were charged to SG&A expense in 2007.

Goodwill has an indefinite life and, accordingly, will not be amortized, but will be subject to periodic impairment testing at future periods in accordance with SFAS 142.  As of December 31, 2007, approximately $3.9 million of goodwill related to prior acquisitions made by Bairnco is expected to be amortizable for income tax purposes.

Effective April 13, 2007, the consolidated financial statements of the Company include the actual results of operations of Bairnco. The following table summarizes unaudited pro forma financial data for the combined companies as though the Company had acquired Bairnco as of January 1, 2006:

Pro Forma Combined Financial Information

	2007	2006
Net sales	$692,635	$639,791
Loss from continuing operations before income taxes	$(22,416)	$(30,218)
Loss from continuing operations, net of tax	$(23,564)	$(30,125)
Discontinued operations, net of tax	$-	$2,713
Net loss	$(23,564)	$(27,412)
Loss from continuing operations per common share	$(2.36)	$(3.01)
Discontinued operations per common share	$-	$0.27
Net loss per common share	$(2.36)	$(2.74)

Included in the above pro forma results for 2007 are non-recurring pre-tax charges of $5.7 million incurred because of the change in control of Bairnco and costs of $1.4 million relating to the tender offer for Bairnco shares. Other non-recurring charges totaling $7.4 million that are included in the consolidated statement of operations of WHX for 2007 have been excluded from the above pro forma results of operations.  Such charges consist of approximately $5.5 million of acquired manufacturing profit in inventory that was charged to cost of sales, approximately $1.6 million of acquired in-process research and development costs, and $0.2 million of acquired backlog, and all are related directly to the acquisition.  Also included in the above pro forma pretax results for 2007 is pre-tax income of $6.5 million resulting from WHX’s settlement of a fire insurance claim from a prior year.

Pro forma adjustments to the historical results of operations for each of the periods presented include additional interest expense on the acquisition-related financing, additional depreciation and amortization expense relating to the higher basis of fixed assets and acquired amortizable intangibles, and the elimination of Federal income taxes on Bairnco’s results of operations.  Since Bairnco will be included in the consolidated federal income tax return of WHX, and due to the uncertainty of realizing the benefit of WHX’s net operating loss carryforwards in the future, a deferred tax valuation allowance has been established on a consolidated basis. Pro forma interest rates reflect a refinancing of approximately $56 million of initial acquisition financing three months after the pro forma acquisition date since Bairnco actually refinanced the initial Bridge Loan Agreement approximately three months (July 2007) after the actual acquisition date.

The pro forma information noted above should be read in conjunction with the related historical information and is not necessarily indicative of the results that would have been attained had the transaction actually taken place as of January 1, 2006; nor is it indicative of any future operating results of the combined entities.

Acquisition of Omni Technologies Corporation

In November 2007, H&H purchased all of the outstanding common stock of Omni Technologies Corporation of Dansville (“Omni”), a manufacturer of flux cored brazing wire and metal powders used for brazing and soldering pastes, pursuant to a stock purchase agreement dated as of September 19, 2007.  Omni is part of the Precious Metal segment.  The purchase price of $3.2 million has been allocated as follows:  $0.7 million to tangible assets, $1.5 million to identifiable intangible assets, and $1.0 million to goodwill.

Acquisition of OMG Midwest

Pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of December 28, 2006, a subsidiary of H&H acquired certain assets of ITW Buildex.  The purchase price was approximately $26 million, including a working capital adjustment.  The assets acquired included, among other things, machinery, equipment, inventories of raw materials, work-in-process and finished products, certain contracts, accounts receivable and intellectual property rights, all as related to the acquired business and as provided in the Asset Purchase Agreement.  This acquired business develops and manufactures fastening systems for the commercial roofing industry.  WHX believes this acquisition solidifies its position as a leading manufacturer and supplier of mechanical fasteners, accessories and components, and building products for the North American commercial and residential construction industry.

The Company has made an allocation of the purchase price, as detailed below, to the assets acquired and liabilities assumed at estimated fair market values:

Amount
(in thousands)
Accounts receivable	$3,054
Inventories	3,763
Prepaid expenses	29
Equipment	2,960
Identifiable intangible assets	13,900
Goodwill	3,584
Accrued expenses	(1,319)
Purchase price	$25,971

The components of the $13.9 million of acquired Identifiable Intangible Assets, listed in the above table are as follows:

		Amortization
	Amount	Period
	(in thousands)
Products and customer relationships	$11,500	20 years
Trademark/Brand names	1,200	10 years
Patents and patent applications	800	15 years
Non-compete agreement	400	4 years
Total Identifiable intangible assets	$13,900
Weighted average amortization period		16 years

No amortization expense was recorded in 2006 since the acquisition was made the last working day of the year.  The Goodwill has an indefinite life and, accordingly, will not be amortized, but will be subject to periodic impairment testing at future periods in accordance with SFAS No. 142. The goodwill is expected to be amortizable for income tax purposes.

The acquisition has been accounted for under the purchase method of accounting.  The acquired business is now known as OMG Midwest, and is included (as part of its parent company, OMG, Inc.), within the Company’s Engineered Materials segment for reporting purposes.  Since the business was acquired on the last working day of 2006, there are no results of operations of this business for 2006 included in the 2006 Consolidated Financial Statements, but it is included for the full year 2007. Proforma unaudited financial data for the combined companies as though the Company had acquired the assets of OMG Midwest as of January 1, 2006, is as follows:

Combined WHX and OMG Midwest	2006
(in thousands)
Net sales	$488,086
Net loss	$(17,969)
Net loss per share	$(1.80)

Included in the above proforma results for OMG Midwest for 2006 is estimated depreciation and amortization of $1.2 million and estimated interest expense of $2.3 million.  The proforma information noted above should be read in conjunction with the related historical information and is not necessarily indicative of the results that would have been attained had the transaction actually taken place as of January 1, 2006.

Note 6 – Pensions, Other Postretirement and Post-Employment Benefits

The Company maintains several qualified and non-qualified pension plans and other postretirement benefit plans covering substantially all of its employees. The Company’s pension, health care benefit and significant defined contribution plans are discussed below. The Company’s other defined contribution plans are not significant individually or in the aggregate.

Qualified Pension Plans

WHX Corporation sponsors a defined benefit pension plan, the WHX Pension Plan (“WHX Pension Plan”) covering substantially all WHX and H&H employees and certain employees of WHX’s former subsidiary, WPC. The WHX Pension Plan was established in May 1998 as a result of the merger of the former Handy & Harman plans, which covered substantially all H&H employees, and the WPC plan. The WPC plan, covering most USWA-represented employees of WPC, was created pursuant to a collective bargaining agreement ratified on August 12, 1997. Prior to that date, benefits were provided through a defined contribution plan, the Wheeling-Pittsburgh Steel Corporation Retirement Security Plan (“RSP”). The assets of the RSP were merged into the WPC plan as of December 1, 1997. Under the terms of the WHX Pension Plan, the benefit formula and provisions for the WPC and H&H participants continued as they were designed under each of the respective plans prior to the merger.

The qualified pension benefits under the WHX Pension Plan were frozen as of December 31, 2005 and April 30, 2006 for hourly and salaried non-bargaining participants, respectively, with the exception of a single operating unit.  Future benefits for the impacted employees will be provided through additional contributions to the defined contribution plan.

WPC Group employees ceased to be active participants in the WHX Pension Plan effective July 31, 2003 and as a result such employees no longer accrue benefits under the WHX Pension Plan.

Bairnco Corporation has several pension plans (“Bairnco Plans”) which cover substantially all of its employees.  In 2006, Bairnco froze the Bairnco Corporation Retirement Plan and initiated employer contributions to its 401(k) plan.

Bairnco Corporation’s Canadian subsidiary provides retirement benefits for its employees through a defined contribution plan. The plan was converted from a defined benefit plan in 1993 and, upon conversion a surplus was generated that is maintained in a separate holding account to fund the employer portion of contributions. As of December 31, 2007, the plan had approximately $2.6 million in the holding account. The employer portion of contributions for the period April 14, 2007 through December 31, 2007 was $45,000.

The Company’s European subsidiaries provide retirement benefits for employees consistent with local practices. The foreign plans are not significant in the aggregate and therefore are not included in the following disclosures.

On December 31, 2006, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”). This statement requires recognition of the funded status of a company’s defined benefit pension and postretirement benefit plans as an asset or liability on the balance sheet and previously unrecognized changes in that funded status through Accumulated Other Comprehensive Income.  The Company recorded a charge to Accumulated Other Comprehensive Income of $1.2 million in 2006 to recognize the funded status of its benefit plans.

For defined benefit plans, Other Comprehensive Income (Loss) for 2007 includes amortization of actuarial losses and prior service costs of $0.9 million and $0.1 million, respectively, and net actuarial gains of $9.7 million.  For other post retirement benefit plans, Other Comprehensive Income (Loss) for 2007 includes amortization of actuarial losses and prior service credits of $0.2 million and ($0.2 million), respectively, net actuarial gains of $0.2 million, and a one time curtailment adjustment of $1.3 million.   The pretax amount of actuarial losses and prior service cost (credits) included in Accumulated Other Comprehensive Income (Loss) at December 31, 2007 that is expected to be recognized in net periodic benefit cost in 2008 is $63,000 and $66,000, respectively, for defined benefit pension plans and $0.1 million and ($0.2 million), respectively, for other post retirement benefit plans.

Pension benefits for the WHX and H&H participants included in the WHX Pension Plan and the Bairnco participants included in the Bairnco pension plans are based on years of service and the amount of compensation during their employment. However, as noted above, the qualified pension benefits were frozen for most participants.

Pension benefits for the WPC participants include both defined benefit and defined contribution features, since the plan includes the account balances from the RSP. The gross benefit, before offsets, is calculated based on years of service and the benefit multiplier under the plan.  This gross amount is then offset for the benefits payable from the RSP and benefits payable by the Pension Benefit Guaranty Corporation from previously terminated plans. Individual employee accounts established under the RSP are maintained until retirement. Upon retirement, participants who are eligible for the WHX Pension Plan and maintain RSP account balances will normally receive benefits from the WHX Pension Plan.  When these participants become eligible for benefits under the Plan, their vested balances in the RSP Plan become assets of the WHX Pension Plan.  Aggregate account balances held in trust in individual employees’ accounts totaled $155 million at December 31, 2007.  Such individual account balances can only be utilized to fund all or a portion of the respective individual’s gross pension benefit as determined by the defined benefit plan’s benefit formula.  These assets cannot be utilized to fund any of the net benefit that is the basis for determining the defined benefit plan’s benefit obligation at December 31, 2007.

The Company’s funding policy is to contribute annually an amount that satisfies the minimum funding standards of ERISA.  Prior to 2004, the Company had not been required to make any such contributions due to the plan’s fully funded status.  On September 15, 2006, WHX was required to make a minimum contribution to the WHX Pension Plan for the 2005 plan year in the amount of $15.5 million. However, the Company did not make that contribution due to liquidity issues, and applied to the Internal Revenue Service (“IRS”) for a funding waiver for the 2005 plan year.  On December 20, 2006, the IRS granted a conditional waiver of the minimum funding requirements for the 2005 plan year in accordance with section 412 (d) of the Internal Revenue Code and section 303 of the Employee Retirement Income and Security Act of 1974, as amended (“ERISA”).  On December 28, 2006, WHX, H&H, and the Pension Benefit Guaranty Corporation (the “PBGC”) entered into the PBGC Settlement Agreement in connection with the IRS Waiver and certain other matters. The IRS Waiver is subject to certain conditions, including a requirement that the Company meet the minimum funding requirements for the WHX Pension Plan for the plan years ending December 31, 2006 through 2010, without applying for a waiver of such requirements.  The PBGC Settlement Agreement and related agreements included the following: (i) the amortization of the waived amount of $15.5 million (the “Waiver Amount”) over a period of five years, (ii) the PBGC’s consent to increase borrowings under H&H’s senior credit facility to $125 million in connection with the closing of an acquisition (iii) the resolution of any potential issues under Section 4062(e) of ERISA, in connection with the cessation of operations at certain facilities owned by WHX, H&H or their subsidiaries, and (iv) the granting to the PBGC of subordinate liens on the assets of H&H and its subsidiaries, and specified assets of WHX, to collateralize WHX’s obligation to pay the Waiver Amount to the WHX Pension Plan and to make certain payments to the WHX Pension Plan in the event of its termination.

WHX contributed $13.1 million to the WHX Pension Plan in 2006.  In 2007 WHX contributed $21.6 million to the WHX Pension Plan including a $13.0 million contribution on September 12, 2007. This $13.0 million payment exceeded the minimum required contribution under ERISA.  As a result of such accelerated contribution, the Company estimates that future required contributions to the WHX Pension Plan will significantly decline, with no contribution required in 2008.

The measurement date for plan obligations is December 31. The discount rate is the rate at which the plans’ obligations could be effectively settled and is based on high quality bond yields as of the measurement date.

Summarized information regarding the significant qualified defined benefit pension plans of WHX Corporation and Bairnco is as follows:

WHX Pension Plan	2007	2006
	(in thousands)
Components of net periodic benefit cost:
Service cost	$315	$223
Interest cost	23,719	23,056
Expected return on plan assets	(29,966)	(28,436)
Amortization of prior service cost	63	69
Actuarial loss amortization	906	303
	(4,963)	(4,785)
Curtailment loss	-	128
	$(4,963)	$(4,657)

Bairnco Pension Plans	2007
(in thousands)
Components of net periodic benefit cost:
Service cost	$55
Interest cost	1,916
Expected return on plan assets	(2,753)
Amortization of prior service cost	-
Recognized actuarial loss	-
$(782)

	2007			2006
	WHX Plan	Bairnco Plans	Total	WHX Plan

Change in benefit obligation:
Benefit obligation at January 1	$415,419	$-	$415,419	$424,054
Service cost	315	55	370	223
Interest cost	23,719	1,916	25,635	23,056
Actuarial (gain) loss	(1,402)	(1,779)	(3,181)	4,867
Benefits paid	(33,773)	(1,649)	(35,422)	(37,721)
Business combinations	-	46,975	46,975	-
Curtailments	-	-	-	(557)
Transfers from RSP	1,587	-	1,587	1,497
Benefit obligation at December 31	$405,865	$45,518	$451,383	$415,419

Change in plan assets:
Fair value of plan assets at January 1	$361,974	$-	$361,974	$342,237
Business combinations	-	46,939	46,939	-
Actual returns on plan assets	40,082	(829)	39,253	42,874
Benefits paid	(33,773)	(1,649)	(35,422)	(37,721)
Company contributions	21,600	-	21,600	13,087
Transfers from RSP	1,587	-	1,587	1,497
Fair value of plan assets at December 31	$391,470	$44,461	$435,931	$361,974

Funded status	$(14,395)	$(1,057)	$(15,452)	$(53,445)

The amounts recognized in the consolidated balance sheets:
Accrued pension liability	$(14,395)	$(1,057)	$(15,452)	$(53,445)

The pre tax amounts recognized in accumulated other comprehensive income:
Net actuarial loss	$42,160	$1,803	$43,963	$54,584
Prior service cost (credit)	326	-	326	388
	$42,486	$1,803	$44,289	$54,972

Accumulated benefit obligation for qualified defined benefit pension plans :
Accumulated benefit obligation at January 1	$415,419	$-	$415,419	$424,054
Accumulated benefit obligation at December 31	$405,865	$45,518	$451,383	$415,419

The weighted average assumptions used in the valuations of pension benefits were as follows:

	WHX Plan		Bairnco Plans
	2007	2006	2007
Assumptions used to determine benefit obligations at December 31:
Discount rate	6.05%	5.80%	6.20%
Rate of compensation increase	N/A	N/A	N/A
Assumptions used to determine net periodic benefit cost for the period ending December 31:
Discount rate	5.80%	5.50%	5.90%
Expected return on assets	8.50%	8.50%	8.50%
Rate of compensation increase	N/A	N/A	N/A

In determining the expected long-term rate of return on assets, the Company evaluated input from various investment professionals.  In addition, the Company considered its historical compound returns, which have been in excess of the Company’s forward-looking returns. The Company determines its actuarial assumptions for its pension and postretirement plans on December 31 of each year to calculate liability information as of that date and pension and postretirement expense for the following year.  The discount rate assumption is derived from the rate of return on high-quality bonds as of December 31 of each year.

The Company’s investment policy is to maximize the total rate of return with a view to long-term funding objectives of the pension plan to ensure that funds are available to meet benefit obligations when due.  The three to five year objective of the Plan is to achieve a rate of return that exceeds the Company’s expected earnings rate by 150 basis points at prudent levels of risk. Therefore the pension plan assets are diversified to the extent necessary to minimize risk and to achieve an optimal balance between risk and return. There are no target allocations.  The Plan’s assets are diversified as to type of assets, investment strategies employed, and number of investment managers used.  Investments may include equities, fixed income, cash equivalents, convertible securities, and hedge funds.  Derivatives may be used as part of the investment strategy.  The Company may direct the transfer of assets between investment managers in order to rebalance the portfolio in accordance with asset allocation guidelines established by the Company.

The Company’s Pension Plans’ weighted-average asset allocations at December 31, 2007 and 2006, by asset category, are as follows:

	WHX Plan		Bairnco Plans
	2007	2006	2007
Asset Category
Equity Securities	34%	24%	54%
United States Government Securities	-	6%	45%
Debt Securities	5%	5%	-
Convertible Securities	7%	8%	-
Cash	1%	5%	1%
Other (Hedge Funds)	53%	52%	-
Total	100%	100%	100%

Contributions

Employer contributions consist of funds paid from employer assets into a qualified pension trust account.

The estimated minimum funding requirements for the qualified defined benefit plans in 2008, 2009, 2010, 2011, and 2012 are $0.0 million, $2.6 million, $2.8 million, $0.9 million and $0.1 million respectively.  Cash funding requirements are developed annually from actuarial valuations in accordance with ERISA.  Inherent in these valuations are assumptions including discount rates, mortality, retirement, turnover and expected long-term rates of return on plan assets.  Material changes in cash funding requirements may occur in the future due to changes in these assumptions or if certain assumptions are not realized.

Benefit Payments

Estimated future benefit payments for the qualified defined benefit plans over the next ten years are as follows (in thousands):

Years	WHX Plan	Bairnco Plans	Total
2008	$33,081	$2,472	$35,553
2009	32,913	2,522	35,435
2010	32,780	2,599	35,379
2011	32,478	2,652	35,130
2012	32,278	2,728	35,006
2013 - 2017	156,847	14,686	171,533

Non-Qualified Pension Plans

In addition to the aforementioned benefit plans, H&H has a non-qualified pension plan for certain current and retired employees. Such plan adopted an amendment effective January 1, 2006, to freeze benefits under the plan.   On March 4, 2005, WHX adopted the WHX Corporation Supplemental Executive Retirement Plan, effective as of February 1, 2004, which provides for specified benefits to be paid to certain of its employees. The WHX Corporate Supplemental Executive Retirement Plan (SERP) benefits were settled as of August 5, 2005, in accordance with SFAS 88 and this plan was terminated on December 29, 2005.

The measurement date for plan obligations is December 31.

Summarized information regarding the non qualified defined benefit pension plans of WHX Corporation is as follows:

	2007	2006
	(in thousands)
Components of net periodic benefit cost:
Service cost	$-	$-
Interest cost	12	11
Amortization of prior service cost	-	-
Amortization of actuarial gain (loss)	-	-
Curtailment loss		(531	) (a)
	$12	$(520)
_______________

(a)
Effective January 1, 2006, the H&H non-qualified pension plan adopted an amendment under the plan to freeze benefits for all participants.  This resulted in a curtailment credit of $0.5 million, which was recorded in the first quarter of 2006.

	2007	2006
	(in thousands)
Change in benefit obligation:
Benefit obligation at January 1	$213	$939
Service cost	-	-
Interest cost	12	11
Actuarial (gain) loss	(19)	(82)
Amendments	-	(382)
Benefits paid	(6)	(6)
Curtailment	-	(267)
Benefit obligation at December 31	$200	$213

Funded status	$(200)	$(213)

The amounts recognized in the consolidated balance sheets
Accrued pension liability	$(200)	$(215)

The pre-tax amounts recognized in accumulated other comprehensive income:
Net actuarial (gain) loss	$(20)	$(2)

Accumulated benefit obligation for qualified defined benefit pension plans
Accumulated benefit obligations at January 1	$213	$627
Accumulated benefit obligations at December 31	200	213

The weighted average assumptions used in the valuations of these pension benefits were as follows:

	2007	2006
Assumptions used to determine benefit obligations at December 31:
Discount rate	6.05%	5.80%
H&H rate of compensation increase	-	-
WHX rate of compensation increase	-	-

Assumptions used to determine net periodic benefit cost (credit) for the period ending December 31:
Discount rate	5.80%	5.50%
H&H rate of compensation increase	-	-
WHX rate of compensation increase	-	-

Contributions

The non-qualified plan is not funded.  Employer contributions are equal to annual benefit payments.

Benefit Payments

There are no future benefits to be paid from the WHX non-qualified pension plan.  Estimated future benefit payments for the H&H non-qualified plan over the next ten years are as follows:

Year	Amount
(in thousands)

2008	$6
2009	6
2010	5
2011	5
2012	5
2013 – 2017	148

401(k) Plans

Certain H&H employees participate in an H&H sponsored savings plan, which qualifies under Section 401(k) of the Internal Revenue Code.  This savings plan allows eligible employees to contribute from 1% to 15% of their income on a pretax basis.  H&H matches 50% of the first 3% of the employee’s contribution.  The charge to operations for the Company’s matching contribution amounted to $0.8 million for both 2007 and 2006, respectively.  In addition, in 2007 and 2006, the Company accrued an additional contribution to the 401(k) Plan of $0.7 million and $0.8 million, respectively, due to the freezing of benefits under the pension plan.

Certain Bairnco employees participate in a Bairnco sponsored savings plan, which qualifies under Section 401(k) of the Internal Revenue Code.  Bairnco contributes 1% of pay to each participant’s account, plus Bairnco matches 50% of the first 4% of the employee’s contribution. Employer contributions to this 401(k) plan were $0.6 million for the period from April 13, 2007 to December 31, 2007.

Other Postretirement Benefits

Certain current and retired employees of H&H are covered by postretirement medical benefit plans.  The benefits provided are for medical and prescription drugs.  Contributions from a majority of the participants are required, and for those retirees and spouses the Company’s payments are capped.

The measurement date for plan obligations is December 31.

Summarized information regarding the postretirement medical benefit plans of H&H is as follows:

	2007	2006
	(in thousands)
Components of net periodic benefit cost:
Service cost	$34	$72
Interest cost	385	368
Amortization of prior service cost (credit)	(229)	(158)
Amortization of actuarial loss	177	123
Charge due to plan redesign	727	-
	$1,094	$405

	2007	2006
	(in thousands)
Change in benefit obligation:
Benefit obligation at January 1	$7,342	$7,454
Service cost	35	72
Interest cost	385	368
Actuarial loss (gain)	(89)	360
Participant contributions	115	97
Benefits paid	(758)	(1,009)
Curtailment	(619)	-
Benefit obligation at December 31	$6,411	$7,342

Funded Status	$(6,411)	$(7,342)

The pre tax amounts recognized in accumulated other comprehensive income:
Net actuarial loss	$944	$1,829
Prior service cost (credit)	(1,598)	(1,100)
Total	$(654)	$729

The weighted average assumptions used in the valuations of these other postretirement benefits were as follows:

	2007	2006
Assumptions used to determine benefit obligations at December 31:
Discount rate	6.05%	5.80%
Health care cost trend rate – initial	8.00%	9.00%
Health care cost trend rate – ultimate	5.00%	5.00%
Year ultimate is reached	2014	2011

Assumptions used to determine net periodic benefit cost for the period:
Discount rate	5.80%	5.50%
Health care cost trend rate – initial	9.00%	9.00%
Health care cost trend rate – ultimate	5.00%	5.00%
Year ultimate is reached	2011	2010

At December 31, 2007, the health care cost trend rate was 8.0% decreasing to an ultimate rate of 5.0% by the year 2014.  A one percentage point increase in healthcare cost trend rates in each year would increase the accumulated postretirement benefit obligation as of December 31, 2007 by $0.5 million and the aggregate of the service cost and interest cost components of 2007 annual expense by $18,000.  A one percentage point decrease in healthcare cost trend rates in each year would decrease the accumulated postretirement benefit obligation as of December 31, 2007 by $0.5 million and the aggregate of the service cost and interest cost components of 2007 annual expense by $14,000.

Contributions

Employer contributions are expected to be $0.7 million for the 2008 plan year.

Benefit Payments

Expected benefit payments over the next ten years are as follows:

Year	Amount
(in thousands)
2008	$660
2009	594
2010	578
2011	559
2012	529
2013 – 2017	2,518

One of the Company’s postretirement welfare plans is affected by The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”).  Beginning in 2006, the Act provides a federal subsidy payment to companies providing benefit plans that meet certain criteria regarding their generosity.  The Company expects to receive those subsidy payments. The Company has accounted for the Act in accordance with FASB Staff Position No. FAS 106-2, which required, in the Company’s case, recognition on July 1, 2004.  The adoption of FSP 106-2 on July 1, 2004 did not have a material impact on the Company’s financial statements.  The effect of the Medicare Part D subsidy is expected to reduce the Company’s future contributions by approximately 14%.

The Company has an Executive Post-Retirement Life Insurance Program which provides for life insurance benefits equal to three and one half times payroll, as defined for certain Company executives upon their retirement.  Under SFAS 106, the Company is required to recognize in its financial statements an annual cost and benefit obligation related to estimated future benefit payments to be made to its current and retired executives. Funding for these obligations is made by the Company.

Summarized information regarding the Executive Post-Retirement Life Insurance Program is as follows:

	2007	2006
	(in thousands)
Components of net periodic benefit cost:
Service Cost	$67	$71
Interest Cost	68	53
Amortization of Actuarial Loss	-	-
	$135	$124

	2007	2006
	(in thousands)
Change in benefit obligation:
Benefit obligation at January 1	$1,111	$899
Service cost	67	71
Interest cost	68	54
Actuarial loss (gain)	(62)	87
Benefit obligation at December 31	1,184	1,111

Funded Status	(1,184)	(1,111)

The pre-tax amounts recognized in accumulated other comprehensive income:
Net actuarial (gain) loss	25	87

The weighted average assumptions used in the valuations of Executive Post-Retirement Life Insurance Program were as follows:

	2007	2006
Assumptions used to determine benefit obligations at December 31:
Discount rate	6.05%	5.80%

Assumptions used to determine net periodic benefit cost for the period ending December 31:
Discount rate	5.80%	5.50%
Rate of compensation increase	4.00%	4.00%

Contributions

Employer contributions are expected to be $0.7 million for the 2008 plan year.

Benefit Payments

Expected benefit payments over the next ten years are as follows:

Year	Amount
(in thousands)
2008	$675
2009	20
2010	20
2011	19
2012	18
2013 – 2017	78

Note 7 - Income Taxes

The provision for (benefit from) income taxes for the two years ended December 31 is as follows:

	2007	2006
	(in thousands)
Income Taxes
Current
Domestic	$1,028	$(1,152)
Foreign	1,276	890
Total income taxes, current	$2,304	$(262)
Deferred
Domestic	$(407)	$293
Foreign	(59)	-
Total income taxes, deferred	$(466)	$293
Income tax provision	$1,838	$31

Components of Total Income Taxes
Continuing operations	$1,838	$31
Discontinued operations	-	1,640
Income tax provision	$1,838	$1,671

Deferred income taxes result from temporary differences in the financial basis and tax basis of assets and liabilities. The amounts shown on the following table represent the tax effect of temporary differences between the Company’s consolidated tax return basis of assets and liabilities and the corresponding basis for financial reporting, as well as tax credit and loss carryforwards.

Deferred Income Tax Sources

	2007	2006
	(in thousands)
Current Deferred Tax Items:
Inventory	$4,569	$3,740
Environmental Costs	4,804	4,493
Accrued Expenses	1,182	1,483
Miscellaneous Other	601	536
Current deferred income tax asset before valuation allowance	11,156	10,252
Valuation allowance	(7,817)	(9,913)
Current deferred tax asset	$3,339	$339

Other- net	$(142)	$(123)
Current deferred tax liability	$(142)	$(123)

Non-Current Deferred Tax Items:
Postretirement and postemployment employee benefits	$3,105	$2,465
Net operating loss carryforwards	77,032	61,910
Capital loss carryforward	871	1,588
Additional minimum pension liability	21,920	21,920
California tax credits	350	-
Foreign tax credits	272	-
Minimum tax credit carryforwards	1,850	1,850
Non current deferred tax asset before valuation allowance	105,400	89,733
Valuation allowance	(73,851)	(86,760)
Non current deferred tax asset	31,549	2,973

Property plant and equipment	(10,135)	(3,082)
Pension	(15,701)	(609)
Intangible assets	(11,736)	(2,150)
Undistributed foreign earnings	(1,492)	-
Other-net	(702)	-
Non current deferred tax liability	(39,766)	(5,841)
Net non current deferred tax liability	$(8,217)	$(2,868)

Net deferred tax assets amounting to $81.7 million have been fully reserved since in the opinion of management, it is more likely than not such tax benefits will not be realized in future periods.  Included in deferred tax assets at December 31, 2007 are federal net operating loss carryforwards (“NOLs”) of $205.8 million.  These NOLs expire between 2008 and 2027.  In 2007, NOLs of $2.9 million expired. Management performs a periodic evaluation of deferred tax assets and will adjust the valuation allowance as circumstances warrant. Also, included in deferred income tax assets is a capital loss carryforward of $2.2 million related principally to the sale of the WPC $10.0 million note. The net current deferred tax asset is expected to be realizable from the reversal of offsetting temporary differences.

Upon its emergence from bankruptcy on July 29, 2005, the Company experienced an ownership change as defined by Section 382 of the Internal Revenue Code, which imposes annual limitations on the utilization of net operating carryforwards post ownership change. The Company believes it qualifies for the bankruptcy exception to the general Section 382 limitations.  Under this exception, the annual limitation imposed by Section 382 resulting from an ownership change will not apply, instead the net operating loss carryforwards must be reduced by certain interest expense paid creditors who became stockholders as a result of the bankruptcy reorganization. Thus, the Company’s net operating losses of $205.8 million as of December 31, 2007 include a reduction of $31.0 million ($10.8 million tax-effect).

As of December 31, 2007, the Company has provided deferred income taxes on $4.4 million of undistributed earnings of foreign subsidiaries.  In addition, there were approximately $7.8 million of undistributed earnings of foreign subsidiaries that are deemed to be permanently reinvested, and thus, no deferred income taxes have been provided on these earnings.

Total state and foreign income taxes paid in 2007 and 2006 by continuing operations were $3.2 million and $2.0 million, respectively.

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as follows:

	Year Ended December 31,
	2007	2006
	(in thousands)

Loss from continuing operations before taxes	$(18,933)	$(20,832)
Tax benefit at statutory rate	$(6,627)	$(7,291)
Increase (decrease) in tax due to:
Equity earnings on foreign affiliates	-	(57)
Sale of foreign affiliates	-	470
Foreign dividend income	510	-
Incentive stock options granted	427	-
State income tax, net of federal effect	232	317
Increase in valuation allowance	6,517	6,298
Net effect of foreign tax rate	144	112
Other, net	635	182
Tax provision	$1,838	$31

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions.  FIN 48 provides that the tax effects from an uncertain tax position can be recognized in the financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, an increase in the liability for unrecognized income tax benefits of $1.2 million was recognized, and accordingly, an adjustment to opening retained earnings was recorded. At the adoption date of January 1, 2007, the Company had $2.7 million of unrecognized tax benefits, all of which would affect its effective tax rate if recognized. At December 31, 2007, the Company has $3.1 million of unrecognized tax benefits. The change in the amount of unrecognized tax benefits in 2007 was as follows:

Year Ended December 31,
2007
(in thousands)
Adoption of FIN 48 on January 1, 2007	$2,735
Acquisitions	313
Additions for tax positions related to current year	366
Additions due to interest accrued	166
Reductions for tax positions of prior years due to lapsed statutes of limitations	(498)
Balance at December 31, 2007	$3,082

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2007, approximately $0.5 million of interest related to uncertain tax positions is accrued. It is reasonably possible that the total amount of unrecognized tax benefits will decrease by as much as $0.6 million during the next twelve months as a result of the lapse of the applicable statutes of limitations in certain taxing jurisdictions. In addition, the Company expects to recognize approximately $0.3 million of previously unrecognized tax benefits in the first quarter of 2008 due to the settlement of a foreign tax audit during March 2008. For federal income tax purposes, the statute of limitations for audit by the Internal Revenue Service (“IRS”) is open for years 2004 through 2007. In addition, net operating losses generated in prior years are subject to examination and potential adjustment by the IRS upon their utilization in future years’ tax returns.

Note 8- Inventories

	December 31,
	2007	2006
	(in thousands)
Finished products	$38,468	$16,162
In-process	15,547	5,743
Raw materials	25,257	25,423
Fine and fabricated precious metal in various stages of completion	9,486	17,702
	88,758	65,030
LIFO reserve	(5,049)	(7,853)
	$83,709	$57,177

Inventory increased in 2007 primarily resulting from the Bairnco acquisition. Bairnco inventory balance at December 31, 2007 was $30.5 million; $14.4 million for finished goods, $8.4 million for in-process, and $7.7 million for raw materials.

Fine and Fabricated Precious Metal Inventory

In order to produce certain of its products, the Company purchases, maintains and utilizes precious metal inventory. H&H enters into commodity futures and forwards contracts on precious metal that are subject to market fluctuations in order to economically hedge its precious metal inventory against price fluctuations.  As these derivatives are not designated as accounting hedges under SFAS No. 133, they are accounted for as derivatives with no hedge designation.  Accordingly, the Company recognizes realized and unrealized gains and losses on the derivative instruments related to precious metal.  Such realized and unrealized gains and losses are recorded in current period earnings as other income or expense in the Company’s consolidated statement of operations. Realized and unrealized gains and losses for derivatives in 2007 and 2006 were losses of $1.9 million and $8.0 million, respectively.  In addition, the Company records its precious metal inventory at LIFO cost, subject to lower of cost or market with any adjustments recorded through cost of goods sold.  The market value of the precious metal inventory exceeded LIFO value cost by $5.0 million and $7.9 million at December 31, 2007 and December 31, 2006, respectively.

Certain customers and suppliers of H&H choose to do business on a “toll” basis, and furnish precious metal to H&H for return in fabricated form (customer metal) or for purchase from or return to the supplier. When the customer metal is returned in fabricated form, the customer is charged a fabrication charge. The value of this customer metal is not included in the Company’s balance sheet.  In the first quarter of 2007, the Company received 400,000 troy ounces of silver from a customer under an unallocated pool account agreement. Such agreement is cancelable by the customer upon six months notice. Because of a reduction in its operating needs as well as a result of this agreement, the quantity of silver owned by the Company declined by 690,186 troy ounces as of December 31, 2007.  The Company recorded $4.7 million of profit arising from this liquidation of LIFO inventory.

The following table summarizes customer toll and owned precious metal quantities:

	December 31,
	2007	2006
Silver ounces:
Customer metal	795,336	137,711
H&H owned metal (a)	367,714	1,057,900

Gold ounces:
Customer metal	779	907
H&H owned metal (a)	4,616	5,800

Palladium ounces
Customer metal	1,346	1,338
H&H owned metal (a)	520	1,535

Supplementary inventory information	December 31,
	2007	2006
	(in thousands, except per ounce)

Precious metals stated at LIFO cost (a)	$4,436	$9,849
Market value per ounce:
Silver	$14.805	$12.852
Gold	$834.70	$635.99
Palladium	$364.00	$323.50
_______________

(a)
During 2006, the Company’s precious metal inventory was reduced principally by the wind-down of its HHEM operation and the sale of its Singapore operation.  Accordingly, the Company experienced a liquidation of its precious metal inventory which is accounted for under the LIFO method.  Operating income for 2006 includes a $5.3 million credit to cost of goods sold from the liquidation of precious metal inventories valued at LIFO.

Note 9 – Property, Plant and Equipment

	December 31,
	2007	2006
	(in thousands)

Land	$14,209	$4,047
Buildings, machinery and equipment	186,411	134,510
Construction in progress	3,189	6,196
	203,809	144,753
Accumulated depreciation and amortization	79,473	66,633
	$124,336	$78,120

The increase in the amount of Property, Plant and Equipment during 2007 was principally due to the acquisitions of Bairnco and Omni. Acquired fixed assets for both acquisitions were $51.4 million (see Note 5).

Depreciation expense for continuing operations for the years 2007 and 2006 was $15.9 million and $12.3 million,  respectively.

Note 10 - Goodwill and Other Intangibles

The changes in the carrying amount of goodwill by reportable segment for the year ended December 31, 2007 were as follows:

	Precious Metal	Tubing	Engineered Materials	Arlon Electronic Materials	Total
	(in thousands)

Balance as of January 1, 2007	$-	$1,895	$51,135	$-	$53,030
Acquisitions	1,005	-	97	10,185	11,287
Balance at December 31, 2007	$1,005	$1,895	$51,232	$10,185	$64,317

The changes in the carrying amount of goodwill by reportable segment for the year ended December 31, 2006 were as follows:

	Precious Metal	Tubing	Engineered Materials	Total
	(in thousands)

Balance as of January 1, 2006	$-	$1,895	$47,551	$49,446
Acquisitions	-	-	3,584	3,584
Balance at December 31, 2006	$-	$1,895	$51,135	$53,030

The Company conducted the required annual goodwill impairment reviews in 2007 and 2006, and computed updated valuations for each reporting unit using a discounted cash flow approach and market approach.  Based on the results of these reviews, there was no goodwill impairment in 2007 or 2006.

Other intangible assets as of December 31, 2007 and 2006 consisted of:

	December 31,
	2007	2006
	(in thousands)

Products and customer relationships	$34,082	$11,500
Trademark/Brand name	3,958	1,200
Patents and patent applications	2,296	1,423
Non-compete agreements	756	400
Other	1,548	1,123
	42,640	15,646
Accumulated amortization	2,748	404
Intangible assets, net	$39,892	$15,242

The increase in intangible assets principally related to the acquisition of Bairnco by WHX in April 2007 and the acquisition of Omni by H&H in November 2007.  See Note 5 for the details of the acquisitions.  Amortization of intangibles totaled $2.3 million in 2007 and $0.1 million in 2006.

The estimated amortization expense for each of the five succeeding years and thereafter is as follows:

	Products and Customer Relationships	Trademarks	Patents and Patent Applications	Non-Compete Agreements	Other	Total
	(in thousands)

2008	$2,168	$254	$183	$114	$233	$2,952
2009	2,168	254	183	114	233	2,952
2010	2,168	254	183	114	233	2,952
2011	2,168	254	183	108	233	2,946
2012	2,168	254	167	73	111	2,773
Thereafter	21,485	2,359	1,087	159	116	25,206
	32,325	3,629	1,986	682	1,159	39,781
Indefinite life		111				111
	$32,325	$3,740	$1,986	$682	$1,159	$39,892

Note 11 – Debt

Long-term debt at December 31, 2007 and 2006 is as follows:

	Year Ended December 31,
	2007	2006
	(in thousands)
Long-term Debt – Non-Related Party:
H&H Credit Facility – Term Loan A	$9,742	$14,453
H&H Term Loan	42,000	42,000
H&H Supplemental Term Loan	5,277	6,883
Other H&H debt - domestic	6,724	6,868
Other H&H debt - foreign	5,420	5,475
Bairnco Term Loans	75,067	-
Bairnco China foreign loan facility	4,961	-
Total debt – non-related party	149,191	75,679
Less portion due within one year	7,513	4,778
Long-term debt – non-related party	$141,678	$70,901

Long-term Debt-Related Party:
H&H Term B Loan – related party	$104,165	$89,627
Bairnco Subordinated Loan-related party	33,957	-
WHX Subordinated Loan-related party	16,779	-
Long-term debt to related party	$154,901	$89,627

Total long-term debt	$296,579	$160,528

Long term debt as of December 31, 2007 matures in each of the next five years as follows:

Long-term Debt Maturity

	Total	2008	2009	2010	2011	2012	2013 and after
	(in thousands)
Long-term debt – non-related party	$149,191	$7,513	$56,508	$8,471	$9,661	$64,440	$2,598
Long-term debt to related party	154,901	-	120,944	-	-	-	33,957
Total debt	$304,092	$7,513	$177,452	$8,471	$9,661	$64,440	$36,555

Short Term Debt and Preferred Stock

Short term debt at December 31, 2007 and 2006 was as follows:

	Year Ended December 31,
	2007	2006
	(in thousands)

H&H Revolving Credit Facility	$42,344	$35,221
Bairnco Revolving Credit Facility	7,170	-
Foreign Revolving Credit Facility	666	-
Mandatorily Redeemable Preferred Stock – related party	5,100	5,100
	$55,280	$40,321
SFAS No. 150 (As Amended), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, requires an issuer to classify a financial instrument issued in the form of shares that are mandatorily redeemable as a liability in its balance sheet.

Credit Facilities

Handy & Harman

H&H’s financing agreements include a revolving credit and term loan facility with Wachovia, and a Term B Loan with Steel Partners.

The Wachovia Facilities currently provide for maximum borrowings of $129 million, consisting of a revolving credit facility of up to $83 million of borrowings dependent on the levels of and collateralized by eligible accounts receivable and inventory, and reduced by the amount of certain term loans outstanding to Wachovia. In addition, the Wachovia Facilities also include term loans funded by Ableco ($42 million as of December 31, 2007 and $46 million as of February 28, 2008). The term loans are collateralized by eligible equipment and real estate. The revolving credit facility and the term loans payable to Wachovia bear interest at LIBOR plus applicable margins of between 2.00% and 2.50%, or the U.S. Base rate (prime rate) plus .25% to .75%. The Wachovia Facilities also include a provision for Supplemental Term Loans, which currently total approximately $5 million, and bear interest at LIBOR plus applicable margins of between 4.00% and 4.50%, or the U.S. Base rate (prime rate) plus 2.25% to 2.75%. The applicable margin for the revolving credit facility and the term loans payable to Wachovia is dependent on H&H’s Quarterly Average Excess Availability for the prior quarter, as that term is defined in the agreement. The term loans payable to Ableco bear interest at LIBOR plus applicable margins of between 4.75% and 5.50%, or the U.S. Base rate (prime rate) plus 2.00% to 2.75%. The applicable margin for the term loans payable to Ableco is dependent on H&H’s Senior Leverage Ratio for the prior quarter, as that term is defined in the agreement. Borrowings under the Wachovia Facilities are collateralized by first priority security interests in and liens upon all present and future stock and assets of H&H and its subsidiaries, including all contract rights, deposit accounts, investment property, inventory, equipment, real property, and all products and proceeds thereof.  Principal payments for the term loans under the Wachovia Facilities are due in monthly installments of $0.3 million (rising to $0.7 million per month for one year beginning May 2008). The Wachovia Facilities contain affirmative, negative, and financial covenants (including, EBITDA shall not be less than $30.0 million, the Senior Leverage Ratio shall not be greater than 4.125:1.0, Capital Expenditures shall not be made in excess of $12.0 million in any 12 month period, as such terms are defined therein), and cash distributions that can be made to WHX are restricted.  The Wachovia Facilities mature on June 30, 2009. The revolving and term loans under the Wachovia Facilities bore interest at rates ranging from 7.0% to 8.6% as of December 31, 2007.

The Term B Loan with Steel Partners matures on June 30, 2009 and provides for annual payments based on 40% of excess cash flow as defined in the agreement (no principal payments are currently payable).  Interest accrues monthly at the Prime Rate plus 6%, and at no time shall the Prime Rate (as that term is defined in the agreement) be below 4.0%. Pursuant to the terms of a subordination agreement between Steel Partners and Wachovia, H&H’s interest payable to Steel is accrued but not paid.  The Term B Loan has a second priority security interest in and lien on all assets of H&H, subject to the prior lien of the Wachovia Facilities and H&H’s $10 million guaranty and security interest for the benefit of Ableco as agent of the Bairnco indebtedness. In addition, H&H has pledged a portion of all outstanding stock of Indiana Tube Danmark A/S, a Danish corporation, and Protechno, S.A., a French corporation, both of which are indirect wholly-owned subsidiaries of H&H.  The Term B Loan contains affirmative, negative, and financial covenants (including, EBITDA shall not be less than $30.0 million, the Senior Leverage Ratio shall not be greater than 4.125:1.0, Capital Expenditures shall not be made in excess of $12.0 million in any 12 month period, as such terms are defined therein), and cash distributions that can be made to WHX are restricted. The Term B Loan also contains cross-default provisions with the Wachovia Facilities.  The Term B Loan bore interest at 13.5% as of December 31, 2007.

On March 29, 2007, all such credit facilities, including the term loans, were amended to (i) redefine EBITDA, (ii) reset the levels and amend certain of the financial covenants, (iii) extend the termination date of the credit facilities from March 31, 2007 to June 30, 2008, (iv) permit the extension by H&H to WHX of an unsecured loan for required payments to the WHX Pension Plan, under certain conditions, and (v) permit the extension by H&H to WHX of an unsecured loan for other uses in the aggregate principal amount not to exceed $3.5 million under certain conditions.  The amendments also provided for the pledge of 65% of all outstanding securities of Indiana Tube Danmark A/S, a Danish corporation and a wholly-owned indirect subsidiary of H&H., and Protechno, a French corporation and a wholly-owned indirect subsidiary of H&H.  Finally, the amendments also provided for waivers of certain events of default existing as of March 29, 2007.

On June 15, 2007, the lenders under H&H’s credit facilities granted a waiver to the events of default arising as a result of the Order of Prejudgment Attachment entered by the Superior Court, Stamford, Connecticut on December 18, 2006 in connection with the litigation known as HH East Parcel v. Handy & Harman currently pending in the Superior Court, Stamford, Connecticut in the amount of approximately $3.5 million and the Notice of Bank Attachment/Garnishment dated May 21, 2007 by the State Marshal of Fairfield County, Connecticut to JPMorgan Chase Bank in the amount of approximately $3.5 million, and related matters.

On July 27, 2007, H&H and certain of its subsidiaries amended its credit facilities, effective as of July 20, 2007 to, among other things, (i) change the definition of EBITDA, (ii) permit additional loans by Steel Partners to H&H in an aggregate amount not to exceed approximately $7.4 million, and (iii) permit the loan, distribution or other advances by H&H to WHX of up to approximately $7.4 million, subject to certain limitations, to the extent loaned by Steel Partners to H&H as permitted by these amendments.  On July 31, 2007, Steel Partners loaned H&H approximately $5.7 million.

On September 10, 2007, H&H and certain of its subsidiaries amended its credit facilities to, among other things, (i) provide for an additional term loan by Steel Partners of $8.0 million to H&H and its subsidiaries, and (ii) permit a loan by H&H to WHX of up to $13.1 million to be used by WHX solely to make a contribution to the WHX Pension Plan.  On September 12, 2007, the Company made a payment to the WHX Pension Plan of $13.0 million, which exceeded the minimum required contribution under ERISA.  As a result of such accelerated contribution, the Company’s required contributions to the WHX Pension Plan over the next five years are expected to decline and the Company believes that the full amount of the IRS Waiver has been repaid, and that all liens granted to the PBGC pursuant to the PBGC Settlement Agreement have been released.

On October 31, 2007, H&H and certain of its subsidiaries amended its credit facilities to, among other things, make Omni Technologies Corporation, a company acquired by H&H in 2007, a borrower under such facilities.

On January 22, 2008, H&H and certain of its subsidiaries amended its credit facilities to, effective January 11, 2008, among other things, (i) provide for a temporary reduction in the reserves required under the Wachovia Facilities from $2.5 million to $1.0 million until April 15, 2008, and (ii) revise the criteria of Foreign Accounts, as that term is defined in the agreement, to be included in the calculation of availability.

On February 14, 2008, H&H and certain of its subsidiaries amended its credit facilities to, among other things, (i) reset the levels of certain financial covenants, (ii) allow for the prepayment of the Term B Loan with Steel Partners in the amount of and upon receipt by H&H of a capital or debt infusion from the Company from proceeds of the rights offering, less $5 million which shall be used to pay down the revolving credit facility under the Wachovia Facilities, (iii) extend the maturity date to June 30, 2009, (iv) consent to the terms and conditions of the H&H Security Agreement and the H&H Guaranty,  both terms as defined below in the description of the February 14, 2008 amendment by Bairnco to its credit agreements, and (v) amend applicable interest rates.  In addition, the Wachovia Facilities were also amended to provide for an additional term loan of $4,000,000 to H&H and its subsidiaries.

Other Handy & Harman Debt

On January 24, 2006, H&H’s wholly-owned subsidiary, OMG, Inc., entered into an $8.0 million five-year loan and security agreement with Sovereign Bank.  The loan is collateralized by a mortgage on OMG, Inc.’s real property.  Principal is payable monthly in installments of $12 thousand.  The loan bears interest at a variable rate equal to Libor plus 2.25% (7.57% as of December 31, 2007). The Company has a $1.0 million restricted cash deposit with Sovereign Bank that further collateralizes the outstanding liability.

In March 2004, H&H’s wholly owned Danish subsidiary entered into a financing agreement with a Danish bank that includes a revolving credit facility and term loans.  At December 31, 2007 and 2006, there was approximately $5.4 million and $5.5 million, respectively, outstanding under the term loans. At December 31, 2007 and 2006, there was no debt outstanding under the revolving credit facility. The Danish subsidiary economically hedges its exposure on this variable interest rate debt.

Bairnco

In connection with the Bairnco Acquisition, initial financing was provided by Steel Partners through two credit facilities.  Steel Partners extended to BZA bridge loans in the aggregate principal amount of approximately $86.5 million pursuant to the Bridge Loan Agreement between BZA and Bairnco, as borrowers, and Steel Partners, as lender.  In addition, Steel Partners extended to WHX a $15.0 million subordinated loan, which is unsecured at the WHX level, pursuant to the Subordinated Loan Agreement, between WHX, as borrower, and Steel Partners, as lender.  WHX contributed the $15.0 million proceeds of the Subordinated Loan Agreement to BZA as a capital contribution.

On July 17, 2007, Bairnco completed the refinancing of: (i) all  of its existing indebtedness under its prior debt agreement, the Bairnco Senior Secured Credit Facility, and (ii) a portion (approximately $56.7 million) of its existing indebtedness under the Bridge Loan Agreement, as follows:

On July 17, 2007, Bairnco and certain of its subsidiaries entered into the First Lien Credit Agreement with Wells Fargo,, which provides for a revolving credit facility to the borrowers in an aggregate principal amount not to exceed $30.0 million and a term loan facility of $28.0 million, (ii) the Second Lien Credit Agreement with Ableco, which provides for a term loan facility to the borrowers of $48.0 million, and (iii) the Subordinated Debt Credit Agreement with Steel Partners,  providing for a term loan of approximately $31.8 million.  The Subordinated Debt Credit Agreement amended and restated the Bridge Loan Agreement.

The First Lien Credit Agreement provides for a revolving credit facility in an aggregate principal amount not to exceed $30.0 million and a term loan facility to the Borrowers of $28.0 million.  Borrowings under the First Lien Credit Agreement bear interest, (A) in the case of base rate loans, at 0.25% above the Wells Fargo prime rate, (B) in the case of LIBOR rate loans, at rates of 2.00% or 2.50%, as applicable, above the LIBOR rate, and (C) otherwise, at a rate equal to the Wells Fargo prime rate minus 0.25%. The revolving and term loans under the First Lien Credit Agreement bore interest at rates ranging from 6.87% to 7.58% as of December 31, 2007  Obligations under the First Lien Credit Agreement are guaranteed by certain of Bairnco’s subsidiaries, and secured by a first priority lien on all assets of Bairnco and such subsidiaries.  Principal payments for the term loans under the First Lien Credit Agreement are due in monthly installments of $0.2 million. The scheduled maturity date of the indebtedness under the First Lien Credit Agreement is July 17, 2012.

The Second Lien Credit Agreement provides for a term loan facility of $48.0 million.  Borrowings under the Second Lien Credit Agreement bear interest, in the case of base rate loans, at 3.50% above the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate, and, in the case of LIBOR rate loans, at 6.00 % above the LIBOR rate. The Second Lien Credit Agreement bore interest at 11.2% as of December 31, 2007. Obligations under the Second Lien Credit Agreement are guaranteed by Bairnco and certain of its subsidiaries, and secured by a second priority lien on all of their assets. Principal payments for the term loans under the Second Lien Credit Agreement are due on the maturity date, which is July 17, 2012.

The First Lien Credit Agreement and Second Lien Credit Agreement contain affirmative, negative, and financial covenants (including, for the applicable periods set forth therein, permitting TTM EBITDA to be less than $14.0 million to $18.0 million, having a Leverage Ratio of more than 6.74:1.0 to 5.0:1.0, having a Fixed Charge Coverage Ratio of less than 0.75:1.0 to 1.0:1.0 and making Capital Expenditures in excess of $9.0 million in any fiscal year, as such terms are defined therein).

The Subordinated Debt Credit Agreement with Steel Partners provides for a term loan facility in the amount of approximately $31.8 million.  All borrowings under the Subordinated Debt Credit Agreement bear interest at 6.75% above the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate. The interest rate under the Subordinated Debt Credit Agreement as of December 31, 2007 was 14.0%. Principal, interest and all fees payable under the Subordinated Debt Credit Agreement are due and payable on the scheduled maturity date, January 17, 2013. Obligations under the Subordinated Debt Credit Agreement are guaranteed by Bairnco and certain of its subsidiaries, and secured by a subordinated priority lien on their assets.  The Subordinated Debt Credit Agreement contains customary representations, warranties, affirmative and negative covenants, events of default and indemnification provisions.

H&H and Bairnco have not been in compliance with certain of their bank covenants and have been required to obtain waivers from their lenders related to such covenants.  Upon receipt of such waivers, the Company has been in compliance.

On February 14, 2008, Bairnco and certain of its subsidiaries amended the First Lien Credit Agreement and the Second Lien Credit Agreement to, among other things, reset the levels of certain financial covenants.  The Second Lien Credit Agreement was also amended to provide for, among other things, a limited guaranty by H&H of up to $10 million, secured by a second lien on all of the assets of H&H pursuant to the terms and conditions of the H&H Security Agreement and the H&H Guaranty.   In addition, each of the First Lien Credit Agreement and the Second Lien Credit Agreement was also amended to, among other things, provide for either (i) the Company to invest $10 million from the proceeds of the rights offering by March 31, 2008 in Bairnco and for such  proceeds to be used to prepay at least $10 million under the Wells Fargo term loan, (ii) Steel Partners to issue a limited $10 million guaranty, or (iii) a capital or debt infusion of $10 million by either Steel Partners or WHX into Bairnco, or any combination of the foregoing.

The Subordinated Loan Agreement provided for a subordinated term loan of $15 million from Steel Partners to WHX, which is unsecured at the WHX level.  Borrowings under the Subordinated Loan Agreement bear pay-in-kind interest at a rate per annum equal to the prime rate of JP Morgan Chase plus 7.75%, with a minimum interest rate of 16% per annum and a maximum interest rate of 19% per annum. The interest rate under the Subordinated Loan Agreement as of December 31, 2007 was 16.0%. Obligations under the Subordinated Loan Agreement are guaranteed by Bairnco and certain of its subsidiaries and secured by a junior lien on the assets of Bairnco and certain of its subsidiaries and capital stock of certain of Bairnco’s subsidiaries. Principal and interest due under the Subordinated Loan Agreement matures April 2009.

Approximately $7.9 million of irrevocable standby letters of credit were outstanding under the First Lien Credit Agreement, which are not reflected in the accompanying consolidated financial statements. $2.3 million of the letters of credit guarantee various insurance activities and $5.6 million represents letters of credit securing borrowings for the China foreign loan facility. These letters of credit mature at various dates and have automatic renewal provisions subject to prior notice of cancellation.

The China foreign loan facility reflects borrowing by Bairnco’s Chinese facilities through Bank of America, Shanghai, China, which is secured by US dollar denominated letters of credit. Interest rates on amounts borrowed under the China foreign loan facility averaged 5.8% at December 31, 2007.

Mandatorily Redeemable Preferred Stock

On October 26, 2005, WHX CS Corp. (“CS”), a wholly-owned subsidiary of the Company, entered into a Stock Purchase Agreement with Steel.  Pursuant to this agreement, CS sold 1,000 shares of Series A Preferred Stock, par value $0.01 per share (the “WHX CS Preferred”), to Steel. Steel paid a purchase price of $5,100 per share or an aggregate purchase price of $5.1 million.  The WHX CS Preferred accrue dividends at 6.0% ($306,000) per annum. The WHX CS Preferred were required to be redeemed by CS for $5.1 million plus all accrued and unpaid dividends on October 26, 2006 or, at the sole option of the Board of Directors of CS, on any earlier date. However, there was no such redemption on that date. The proceeds of the sale were used by CS to purchase 1,898,337 shares of Cosine Communications, Inc.

Interest Cost

Cash interest paid in 2007 and 2006 was $23.2 million and $11.1 million, respectively.  The Company has not capitalized any interest costs in 2007 or 2006. Weighted average interest rates for the years ended December 31, 2007 and 2006 were 11.86% and 10.79%, respectively.

Note 12 - Earnings Per Share

The computation of basic earnings or loss per common share is based upon the weighted average number of shares of Common Stock outstanding.  Diluted earnings per share gives effect to dilutive potential common shares outstanding during the period.  The Company has potentially dilutive common share equivalents including warrants and stock options and other stock-based incentive compensation arrangements  (See Note 14-Stock-Based Compensation).

No common share equivalents were dilutive in 2007 or 2006, because the Company reported a net loss and therefore, any outstanding warrants and stock options would have had an anti-dilutive effect.  As of December 31, 2007, stock options for an aggregate of 591,000 shares of common stock, and warrants for an aggregate of 753,155 shares of common stock are excluded from the calculation of net loss per share.

A reconciliation of the income and shares used in the earnings per share computations follows:

	Year ended December 31, 2007
	Income (loss) (Numerator)	Shares (Denominator)	Per-Share Amount
	(Dollars and shares in thousands)

Net loss	$(20,771)
Basic EPS and Diluted EPS
Loss applicable to common stockholders	$(20,771)	10,000	$(2.08)

	Year ended December 31, 2006
	Income (loss) (Numerator)	Shares (Denominator)	Per-Share Amount
	(Dollars and shares in thousands)

Net loss	$(18,150)
Basic EPS and Diluted EPS
Loss applicable to common stockholders	$(18,150)	10,000	$(1.82)

Note 13 - Stockholders’ (Deficit) Equity

The authorized capital stock of WHX consisted of 40,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock as of December 31, 2006. A proposal to increase authorized Common Stock from 40,000,000 shares to 50,000,000 shares was approved by the Company’s stockholders in June 2007.   On January 31, 2008, WHX’s stockholders approved a proposal to further increase the Company’s authorized capital stock to a total of 100,000,000 shares, consisting of 95,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

Of the authorized shares, no shares of Preferred Stock have been issued, and 10,000,498 shares of Common Stock were issued and outstanding as of December 31, 2007 and 2006.

Although the Board of Directors of WHX is expressly authorized to fix the designations, preferences and rights, limitations or restrictions of the Preferred Stock by adoption of a Preferred Stock Designation resolution, the Board of Directors has not yet done so.  The Common Stock of WHX has voting power, is entitled to receive dividends when and if declared by the Board of Directors and subject to any preferential dividend rights of any then-outstanding Preferred Stock, and in liquidation, after distribution of the preferential amount, if any, due to the Preferred Stockholders, are entitled to receive all the remaining assets of the corporation.

Warrants

As part of the Plan of Reorganization, on July 29, 2005 in exchange for the extinguishment and cancellation of their stock, the Series A preferred stockholders and Series B preferred stockholders received their pro rata share of 800,000 shares of the new common stock of the reorganized WHX and their pro rata share of 752,688 warrants to purchase common stock of the reorganized company, exercisable at $11.20 per share.  The warrants expired February 28, 2008.  As of the Effective Date, the warrants were valued at $1.3 million using the Black-Scholes valuation method at $1.71 per warrant.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) balances as of December 31, 2007 and 2006 were comprised as follows:

	2007	2006
	(in thousands)
Net actuarial loses and prior service costs and credits (net of tax of $5,262)	$(38,378)	$(50,525)
Foreign currency translation adjustment	5,819	3,190
	$(32,559)	$(47,335)

Note 14- Stock-Based Compensation

Stock-based compensation expense is recorded based on the grant-date fair value estimated in accordance with the provisions of Revised SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123(R)”). The Company measures stock-based compensation cost at the grant date, based on the fair value of the award, and recognizes the expense on a straight-line basis over the employee’s requisite service (vesting) period.

The Company had agreed to grant stock options upon adoption of a stock option plan by the Board of Directors and registration thereof with the SEC, or in lieu thereof, phantom stock options or equivalent other consideration (at the sole discretion of the Company), to various officers and employees of the Company, on or as of the following effective dates (in the case of December 31, 2006, on or before) and in the following respective amounts, with strike prices or equivalent values as if granted on the dates set forth:

June 30, 2006	25,000 shares
September 30, 2006	130,000 shares
December 31, 2006	205,000 shares
September 30, 2007	60,000 shares

The trading price per share of the Company’s common stock as of June 30, 2006 and September 30, 2006 was $9.20 and $9.00, respectively and as of December 31, 2006 the trading price was $8.45 per share.

At the Company’s Annual Meeting of Shareholders on June 21, 2007, the Company’s shareholders approved a proposal to adopt WHX Corporation’s 2007 Incentive Stock Plan (the “2007 Plan”), and reserved 800,000 shares of common stock under the 2007 Plan. The 2007 Plan permits options to be granted up to a maximum contractual term of 10 years.  On July 6, 2007, stock options for an aggregate of 620,000 shares of common stock were granted under the 2007 Plan to employees and to two outside directors of the Company, at an exercise price of $9.00 per share.  The options are exercisable in installments as follows: half of the options granted were exercisable immediately, one-quarter of the options granted become exercisable on July 6, 2008 and the balance become exercisable on July 6, 2009.  The options will expire on July 6, 2015.

The Company satisfied the obligation for the phantom stock options by granting actual stock options to various members of management on July 6, 2007.

The Company estimated the fair value of the stock options in accordance with SFAS No.123(R) using a Black-Scholes option-pricing model.  The expected average risk-free rate is based on U.S. treasury yield curve. The expected average life represents the period of time that options granted are expected to be outstanding.  Expected volatility is based on historical volatilities of WHX’s post-bankruptcy common stock. The expected dividend yield is based on historical information and management’s plan.

Assumptions	2007
Risk-free interest rate	5.08%
Expected dividend yield	0.00%
Expected life (in years)	4.5 years
Volatility	49.1%
Forfeiture rate	3.0%

The Company has recorded $1.4 million of non-cash stock-based compensation expense related to these stock options in 2007.

Activity related to the Company’s 2007 Plan was as follows:

Options	Shares (000’s)	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000)
Outstanding at January 1, 2007	-	$-		-
Granted	620	$9.00		-
Exercised	-	$-		-
Forfeited or expired	(29)	$9.00		-
Outstanding at December 31, 2007	591	$9.00	7.52	-
Exercisable at December 31, 2007	296	$9.00	7.52	-

The weighted average grant-date fair value of options granted during the year was $3.78 per share.

Nonvested Shares	Shares (000’s)	Fair Value
Nonvested at January 1, 2007	-	$-
Granted	620	$3.78
Vested	310	$3.78
Forfeited	(14)	$3.78
Nonvested at December 31, 2007	296	$3.78

As of December 31, 2007 there was $0.8 million of total unrecognized compensation cost related to non-vested share based compensation arrangements granted under the 2007 Plan. That cost is expected to be recognized over a weighted-average period of 1.52 years.  The total fair value of shares vested as of December 31, 2007 was $1.2 million.

On July 6, 2007, the Compensation Committee of the Board of Directors of the Company adopted incentive arrangements for two members of the Board of Directors who are related parties to the Company. These arrangements provide, among other things, for each to receive a bonus equal to 100,000 multiplied by the difference of the fair market value of the Company’s stock price and $9.00 per share.  The bonus is payable upon the sending of a notice by either board member, respectively.  The notice can be sent with respect to one-half the bonus immediately, with respect to one quarter, at any time after July 6, 2008 and with respect to the remainder, at any time after July 6, 2009.  The incentive arrangements terminate July 6, 2015, to the extent not previously received. Under SFAS 123(R), the Company is required to adjust its obligation for the fair value of such incentive arrangements from the date of actual grant to the latest balance sheet date and to record such incentive arrangements as liabilities in the consolidated balance sheet. The Company has recorded $0.2 million of non-cash compensation expense related to these incentive arrangements in 2007.

Note 15- Commitments and Contingencies

Operating Lease Commitments:

The Company leases certain facilities under non-cancelable operating lease arrangements.  Rent expense for the Company in 2007 and 2006 was $5.9 million and $2.8 million, respectively.  Future minimum operating lease and rental commitments under non-cancelable operating leases are as follows (in thousands):

Year	Amount
2008	$5,935
2009	4,520
2010	3,496
2011	3,080
2012	2,724
2013 and thereafter	994
$20,749

Legal Matters:

Sumco Inc. v. Underwriters at Lloyd’s, London, Lexington Insurance Company, Hartford Fire Insurance Company, and Wurttembergische Versicherung AG

On July 7, 2004, Sumco Inc. (“Sumco”), a wholly-owned subsidiary of H&H, filed suit in the Marion County Superior Court of Indiana against certain underwriters affiliated with Lloyd’s, London, Lexington Insurance Company, Hartford Fire Insurance Company, and Wurttembergische Versicherung AG (the defendants).  Sumco sought to recover monies from these insurance carriers for losses incurred as a result of a January 20, 2002 fire at its metal plating facility in Indianapolis, Indiana.  At the time of the fire, Sumco’s parent corporation, WHX, had in place layered fire insurance policies with combined limits of $25 million and a deductible of $100,000.  The defendants represent carriers who provided $15 million in insurance coverage in excess of two underlying policies of $5 million each.  Defendants had previously paid $5 million in claims.  Sumco contended that its losses were in excess of the policy limits, defendants acted in bad faith, and that it was entitled to the payment of the remaining approximate $10 million in insurance coverage provided by the defendants.  The parties settled their claims in May 2007 for an aggregate payment to WHX of $5,689,276 from the defendants (which proceeds were paid to Steel Partners in partial satisfaction of its loan), and an assignment to WHX of defendants’ interest in an interest-bearing escrow account with approximately $1.7 million in proceeds resulting from the settlement of subrogation claims against various third parties.  On August 29, 2007, Sumco filed a Declaratory Judgment action in the Marion County Superior Court of Indiana against Royal Indemnity Company and U.S. Fire Insurance Company, requesting a declaration that Sumco is entitled to the funds in the escrow account.  Steel Partners has a first lien on any additional proceeds recovered.  In December 2007, the defendants agreed to a partial disbursement of the escrow funds, pursuant to which the Company received approximately $849,000.  Sumco continues to seek the balance of the escrow funds.

HH East Parcel, LLC. v. Handy & Harman

This action arises out of a purchase and sale agreement entered into in 2003 whereby H&H agreed to sell a portion of a commercial site in Connecticut (“Sold Parcel”) to HH East Parcel, LLC (“HH East”).  On or about April 5, 2005, HH East filed a Demand for Arbitration with the American Arbitration Association seeking legal and equitable relief including completion of the remediation of environmental conditions at the site in accordance with the terms of the agreement.  An arbitration hearing was held in October 2005 in Connecticut, pursuant to which HH East was awarded, among other things, an amount equal to $5,000 per day from January 1, 2005 through the date on which remediation is completed.  This award amounts to approximately $4.0 million through the completion date of April 6, 2007.  H&H applied to the Connecticut Superior Court to have the arbitration award vacated.  On June 26, 2006, the court issued a decision denying H&H’s application and granting HH East’s motion to confirm the arbitration award.  H&H appealed that decision.  The appeal has been fully briefed, and oral argument took place in February 2008.  The court is expected to issue its ruling on the appeal between approximately April and June 2008.

On May 22, 2007, HH East served an Order for a Prejudgment Attachment in the amount of approximately $3.5 million, issued by the Superior Court, Stamford, Connecticut in December 2006, against certain Connecticut property of H&H and against certain bank accounts maintained by H&H at banks in New York.  H&H has brought proceedings in the Superior Court, Stamford, Connecticut, and in the Supreme Court, State of New York, to oppose the attachment of such bank accounts and to have it lifted.  The New York proceeding has been discontinued.  The Connecticut proceeding is pending.  The parties have engaged from time to time in settlement discussions to resolve the open issues and proceedings between them. On June 14, 2007, HH East temporarily withdrew its attachment/garnishment against certain bank accounts of H&H after the posting of other satisfactory collateral by H&H and while settlement discussions were continuing.  On June 29, 2007, and again on several other dates, HH East re-served the Order against various bank accounts of H&H.

H&H has been working cooperatively with the Connecticut Department of Environmental Protection (“CTDEP”) with respect to its obligations under a consent order entered into in 1989 that applies to both parcels of the commercial site.  H&H has been conducting an investigation of the remaining parcel, and is continuing the process of evaluating various options for its remediation.  The sale of the Sold Parcel, which is the subject of the above-referenced litigation, triggered statutory obligations under Connecticut law to investigate and remediate pollution at or emanating from Sold Parcel.  Remediation of all soil conditions on site was completed on April 6, 2007, although H&H has since performed limited additional work on site, solely in furtherance of ongoing settlement discussions between the parties.  Although no groundwater remediation is required, there will be monitoring of same for several years.  Approximately $28.9 million had been expended through December 31, 2007, and the remaining remediation and monitoring costs are expected to approximate $0.3 million.  H&H received reimbursement of $2.0 million from its carrier under a cost-cap insurance policy and is pursuing its potential entitlement to additional coverage.

Paul E. Dixon & Dennis C. Kelly v. Handy & Harman

Two former officers of H&H filed a Statement of Claim with the American Arbitration Association (“Arbitration”) on or about January 3, 2006.  The Claimants were employees of H&H until September 2005, when their employment was terminated by H&H.  Their claims included seeking payments allegedly due under employment contracts and allegedly arising from their terminations, and seeking recovery of benefits under what they allege was the Handy & Harman Supplemental Executive Retirement Plan.

In the Arbitration, Claimants sought an award in excess of $4 million each, plus interest, costs and attorneys’ fees.  Claimants also sought indemnification for certain matters and an injunction against H&H with regard to life insurance policies.  H&H brought a special proceeding on February 15, 2006 in the Supreme Court of the State of New York, County of Westchester, for a judgment staying the arbitration of three of the four claims.  On March 10, 2006, all of the parties filed a stipulation with the court, discontinuing the court proceeding and agreeing therein, among other things, that all claims asserted by the Claimants in the Arbitration (which was also discontinued at that time) would be asserted in Supreme Court, Westchester County.

In April 2006, Claimants served a request for benefits, severance and other amounts, similar to those described above, on H&H and various plan administrators and fiduciaries thereof.  The request was reviewed in accordance with the procedures of the plans at issue and by letter dated September 27, 2006, claimants were notified that their request was largely denied.  They filed an appeal on December 11, 2006 with the Plan Administrator, which appeal was denied on February 9, 2007.

In January 2008, Kelly filed a lawsuit against WHX Corporation, Handy & Harman and various benefit plans in the United States District Court for the Southern District of New York.  Dixon did not join in this lawsuit, and his counsel has not indicated whether Dixon intends to file his own lawsuit.  Kelly’s claims in this lawsuit are essentially the same claims that he asserted in the above-described arbitration and request for benefits.  Kelly’s Complaint seeks approximately $4.0 million in money damages plus unspecified punitive damages.  The defendants are vigorously defending this lawsuit.  Nevertheless, there can be no assurance that the defendants will be successful in defending against Kelly’s claims, or that the defendants will not have any liability on account of Kelly’s claims.  Such liability, if any, cannot be reasonably estimated at this time, and accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of the Company.

Arista Development LLC v. Handy & Harman Electronic Materials Corporation

In 2004, a subsidiary of H&H, HHEM, entered into an agreement to sell a commercial/industrial property in Massachusetts.  Disputes between the parties led to suit being brought in Bristol Superior Court in Massachusetts.  The plaintiff alleges that HHEM is liable for breach of contract relating to HHEM’s alleged breach of the agreement, unfair and deceptive acts and practices, and certain consequential and treble damages as a result of HHEM’s termination of the agreement in 2005, although HHEM subsequently revoked its notice of termination.  HHEM has denied liability and has been vigorously defending the case.  The court entered a preliminary injunction enjoining HHEM from conveying the property to anyone other than the plaintiff during the pendency of the case.  Discovery on liability and damages has been in abeyance while the parties are actively engaged in settlement discussions. Since discovery is not completed, it cannot be known at this time whether it is foreseeable or probable that plaintiff would prevail in the litigation or whether H&H would have any liability to the plaintiff.

Environmental Matters

In connection with the Sold Parcel, the Company was responsible for demolition and environmental remediation of the site, the estimated cost of which was included in the loss on sale recorded in 2003.  In 2004, H&H determined that an increase in the reserve for environmental remediation was needed in the amount of $28.3 million.  This change in reserve was caused by the discovery of underground debris and soil contaminants that had not been anticipated.  These additional costs were included in environmental remediation expense.  An additional $4.0 million was also recorded in selling, general and administrative expenses in 2004 as a penalty related to the Sold Parcel.  The Company retains title to a parcel of land adjacent to the Sold Parcel.  This parcel is classified as other non-current assets, in the amount of $2.0 million, on the consolidated balance sheets at December 31, 2006 and December 31, 2007.

H&H entered into an administrative consent order (the “ACO”) in 1986 with the New Jersey Department of Environmental Protection (“NJDEP”) with regard to certain property that it purchased in 1984 in New Jersey.  The ACO involves investigation and remediation activities to be performed with regard to soil and groundwater contamination.  H&H settled a case brought by the local municipality in regard to this site in 1998 and also settled with certain of its insurance carriers.  H&H is actively remediating the property and continuing to investigate the most effective methods for achieving compliance with the ACO.  A remedial investigation report was filed with the NJDEP in December of 2007.  Once the investigation has been completed, it will be followed by a feasibility study and a remedial action work plan that will be submitted to NJDEP.  H&H anticipates entering into discussions in the near future with NJDEP to address that agency’s natural resource damage claims, the ultimate scope and cost of which cannot be estimated at this time.  The ongoing cost of remediation is presently estimated at approximately $750,000.  Pursuant to a settlement agreement with the former owner/operator of the site, the responsibility for site investigation and remediation costs are allocated 75% to the former owner/operator and 25% to H&H after the first $1 million.  The $1 million was paid solely by the former owner/operator.  To date, over and above the $1 million, total investigation and remediation costs of $731,000 and $244,000 have been expended by the former owner/operator and H&H, respectively, in accordance with the settlement agreement.  Additionally, H&H is currently being reimbursed through insurance coverage for a portion of the investigation and remediation costs for which the company is responsible.  H&H believes that there is additional excess insurance coverage which it intends to pursue as necessary.

H&H and Bairnco (and/or one or more of their respective subsidiaries) have also been identified as potentially responsible parties (“PRPs”) under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state statutes at several sites and are parties to ACOs in connection with certain other properties.  H&H and Bairnco (and/or one or more of their respective subsidiaries) may be subject to joint and several liabilities imposed by CERCLA on PRPs.  Due to the technical and regulatory complexity of remedial activities and the difficulties attendant in identifying PRPs and allocating or determining liability among them, H&H and Bairnco are unable to reasonably estimate the ultimate cost of compliance with such laws.

In a case entitled Agere Systems, Inc., et al. v. Advanced Environmental Technology Corp., et al. (U.S. District Court, EDPA), five companies, all of which are PRPs for the Boarhead Farm site in Bucks County, Pennsylvania, brought CERCLA contribution and similar claims under Pennsylvania’s environmental laws against a number of companies in 2002.  A subsidiary of H&H, H&H Tube, is one of the defendants that the plaintiffs claim contributed to the contamination of the Boarhead Farm site.  A number of the plaintiffs have entered into consent decrees with the EPA regarding the remediation of groundwater and soil contamination at the Boarhead Farm site.  In addition, plaintiffs have settled with a number of the defendants.  There are currently six non-settling defendants, including H&H Tube, against which the plaintiffs are pursuing their claims.  Fact and expert discovery has been concluded.  H&H Tube filed a motion for summary judgment in July 2007 seeking a dismissal of all claims against H&H Tube.  The court denied that motion. Plaintiffs were granted to leave to file a fifth amended complaint which adds a claim against the non-settling defendants for joint and several liability  The plaintiffs have already made substantial payments to the EPA in past response costs and have themselves incurred costs for groundwater and soil remediation.  Remediation is continuing.  Plaintiffs are seeking reimbursement of a portion of amounts incurred and an allocation of future amounts from H&H Tube and the other non-settling defendants.  Based upon expert testimony in the litigation, H&H Tube’s  responsibility for this site, if any, should be minimal.  This matter is expected to go to trial in late Spring or early Summer of 2008.  It is not possible to accurately estimate the cost of remediation or H&H Tube’s share, if any, of the liability at this time.  In December 2007, H&H Tube and H&H filed a lawsuit against The Chubb Group of Insurance Companies and several related entities seeking a declaration that the defendants are obligated to defend and indemnify H&H Tube with respect to the Boarhead Farm lawsuit.  The parties are currently engaged in settlement discussions.

H&H received a notice letter from the EPA in August 2006 formally naming H&H as a PRP at a superfund landfill site in Massachusetts (the “Superfund site”).  H&H then voluntarily joined a group of ten (10) other PRPs (which group has since increased to thirteen (13)) to work cooperatively regarding remediation of this site.  Investigative work is ongoing to determine whether there are other parties that sent hazardous substances to the Superfund site but that have not received notice letters or been named as PRPs to date.  The PRP group submitted its good faith offer to the EPA in late October 2006.  The offer is contingent on the group arriving at an acceptable allocation amongst the PRPs.  All of the PRPs have reached proposed allocations as to percentages of responsibility for investigation and remediation costs at the Superfund site.  It is anticipated that there will be a “shortfall” in the overall allocation that will then be shared, on a pro rata basis, among all of the participating PRPs.  The EPA has currently agreed to an orphan share for the past response costs incurred through September 30, 2007 and the PRPs continue to negotiate with the EPA to have all future response and oversight costs included in the orphan share.  The EPA seeks to have the consent decree lodged as soon as practicable.  The consent decree will then be subject to a public comment period of no less than 30 days.  After the expiration of the 30 days (or such other time period), the court, in its discretion, can enter the consent decree.  There are some PRPs who have not participated to date in the consent decree negotiations and allocation process.  Any non-participating PRPs may be sued later under CERCLA.  That is a decision that will be made in the future by the participating PRPs.  It is anticipated that PRP remedial activities at the site will not begin until 2009.  The remediation of a significant amount of the contamination at the site is the responsibility of the Department of Energy (“DOE”).  That remediation is being accomplished by the U.S. Army Corps of Engineers (the “ACOE”).  The DOE portion of the work has begun but is not expected to be completed until 2009, at which time the remaining work will be more clearly defined.  The ACOE recently informed one of the radiological PRPs that it will seek contribution from that PRP for the portion of the remediation performed by the ACOE.  The radiological PRP in turn wishes to preserve its rights to sue the chemical PRPs in the event any portion of the ACOE’s claim relates to chemical waste.  The PRPs are currently investigating the nature of the ACOE’s potential claim to determine if there is any realistic potential that the ACOE’s claim can legally or factually result in a contribution claim against the chemical PRPs.  The Company has recorded a reserve of $3.6 million in connection with this matter.

H&H is continuing to comply with a 1987 consent order from the Massachusetts Department of Environmental Protection (“MADEP”) to investigate and remediate the soil and groundwater conditions at the property that is the subject of the Arista Development litigation discussed above.  H&H is in discussions with the EPA, the MADEP and the plaintiff in the Arista case in connection with the remedial activities.  In addition, H&H has engaged in discussions or received comments regarding its remedial plans from abutters.  Discussions with some abutters are ongoing and, although no formal claims have been asserted, it is possible that claims will be asserted.  Since discussions regarding these matters are not complete and since no claims have been asserted, it cannot be known what, if any, liability H&H will have with respect to the abutters.

As discussed above, H&H and Bairnco have existing and contingent liabilities relating to environmental matters, including capital expenditures, costs of remediation and potential fines and penalties relating to possible violations of national and state environmental laws.  H&H and Bairnco have substantial remediation expenses on an ongoing basis, although such costs are continually being readjusted based upon the emergence of new techniques and alternative methods.  In addition, WHX has insurance coverage available for several of these matters.  The Company has accrued $7.8 million related to estimated environmental remediation costs as of December 31, 2007.  Based upon information currently available, including H&H and Bairnco’s prior capital expenditures, anticipated capital expenditures, and information available to H&H and Bairnco on pending judicial and administrative proceedings, H&H and Bairnco do not expect their respective environmental compliance costs, including the incurrence of additional fines and penalties, if any, relating to the operation of their respective facilities to have a material adverse effect on their financial position, but there can be no such assurances.  Such costs could be material to H&H and Bairnco’s results of operations and cash flows.  We anticipate that H&H and Bairnco will pay such amounts out of their respective working capital, although there is no assurance that H&H and Bairnco will have sufficient funds to pay such amounts.  In the event that H&H and Bairnco are unable to fund these liabilities, claims could be made against WHX for payment of such liabilities.  As further information comes into the Company’s possession, it will continue to reassess such evaluations.

Other Litigation

We or certain of our subsidiaries are a defendant in numerous cases pending in a variety of jurisdictions relating to welding emissions.  Generally, the factual underpinning of the plaintiffs’ claims is that the use of welding products for their ordinary and intended purposes in the welding process causes emissions of fumes that contain manganese, which is toxic to the human central nervous system.  The plaintiffs assert that they were over-exposed to welding fumes emitted by welding products manufactured and supplied by us and other co-defendants. We have various levels of exposure in the different cases, from being the primary or sole defendant to being one of many defendants.  We deny liability and are defending these actions. The first of such cases is scheduled for trial in June 2008.  It is not possible to reasonably estimate our exposure or share, if any, of the liability at this time.

In addition to the foregoing cases, there are a number of other product liability, exposure, accident, casualty and other claims against us or certain of our subsidiaries in connection with a variety of products sold by our subsidiaries over several years, as well as litigation related to employment matters, contract matters, sales and purchase transactions and general liability claims, many of which arise in the ordinary course of business.  It is not possible to reasonably estimate our exposure or share, if any, of the liability at this time.

There is insurance coverage available for many of these actions, which are being litigated in a variety of jurisdictions.  To date, we have not incurred and do not believe we will incur any significant liability with respect to these claims, which we contest vigorously in most cases.  However, it is possible that the ultimate resolution of such litigation and claims could have a material adverse effect on quarterly or annual results of operations, financial position and cash flows when they are resolved in future periods.

Pension Plan Contingency Arising from the WPC Group Bankruptcy

Wheeling-Pittsburgh Corporation (“WPC”) and six of its subsidiaries (collectively referred to as the “WPC Group”), including Wheeling-Pittsburgh Steel Corporation (“WPSC”), a vertically integrated manufacturer of value-added and flat rolled steel products, was a wholly owned subsidiary of WHX.  On November 16, 2000, the WPC Group filed a petition seeking reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code.  A Chapter 11 Plan of Reorganization for the WPC Group (the “WPC POR”) was consummated on August 1, 2003, pursuant to which, among other things, the WPC Group ceased to be a subsidiary of WHX effective August 1, 2003, and from that date forward has been an independent company.

As part of the WPC POR, the Company agreed to make certain contributions (the “WHX Contributions”) to the reorganized company. Under the WHX Contributions, the Company forgave the repayment of its claims against the WPC Group of approximately $39.0 million and, additionally, contributed to the reorganized company $20.0 million of cash, for which the Company received a note in the amount of $10.0 million.  The note was fully reserved upon receipt.

On March 6, 2003, the PBGC published its Notice of Determination (“Notice”) and on March 7, 2003 filed a Summons and Complaint (“Complaint”) in United States District Court for the Southern District of New York seeking the involuntary termination of the WHX Pension Plan (the “WHX Plan”), a defined benefit pension plan sponsored by the Company that provides pension benefits to active and retired employees of WHX and H&H and certain benefits to active and retired employees of members of the WPC Group. WHX filed an answer to this complaint on March 27, 2003, contesting the PBGC’s action.  On July 24, 2003, the Company entered into an agreement among the PBGC, WPC, WPSC, and the United Steelworkers of America, AFL-CIO-CLC (“USWA”) in settlement of matters relating to the PBGC v. WHX Corporation, Civil Action No. 03 CV 1553, in the United States District Court for the Southern District of New York (“Termination Litigation”), in which the PBGC was seeking to terminate the WHX Plan.  Under the settlement, among other things, WHX agreed (a) that the WHX  Plan, as it is currently constituted, is a single employer pension plan, (b) to contribute funds to the WHX Plan equal to moneys spent (if any) by WHX or its affiliates to purchase WHX 10.5% Senior Notes (“Senior Notes”) in future open market transactions, and (c) to grant to the PBGC a pari passu security interest of up to $50.0 million in the event WHX obtains any future financing on a secured basis or provides any security or collateral for the Senior Notes.

Also under the settlement, all parties agreed  that as of the effective date of the WPC POR, (a) no shutdowns had occurred at any WPC Group facility, (b) no member of the WPC Group is a  participating employer under the WHX Plan, (c) continuous service for WPC Group employees was  broken, (d) no WPC Group employees will become entitled to “Rule of 65” or “70/80” Retirement Benefits (collectively, “Shutdown Benefits”) by reason of events occurring after the effective date of the WPC POR, and (e) the WHX Plan would provide for a limited early retirement option to allow up to 650 WPSC USWA-represented employees the right to receive retirement benefits based on the employee’s years of service as of July 31, 2003 with a  monthly benefit equal to $40 multiplied by the employee’s years of service.

Finally, under the settlement, the PBGC agreed (a) that, after the effective date of the WPC POR, if it terminates the WHX Plan at least one day prior to a WPC Group facility shutdown, WHX shall be released from any additional liability to PBGC resulting from the shutdown, (b) to withdraw its claims in the WPC Bankruptcy Proceedings, and (c) to dismiss the Termination Litigation.

The agreement with the PBGC also contains the provision that WHX will not contest a future action by the PBGC to terminate the WHX Plan in connection with a future WPC Group facility shutdown. In the event that such a plan termination occurs, the PBGC has agreed to release WHX from any claims relating to the shutdown. However, there may be PBGC claims related to unfunded liabilities that may exist as a result of a termination of the WHX Plan.

Note 16 - Related Party Transactions

Steel Partners is the beneficial holder of 5,029,793 shares of the Company’s common stock, representing approximately 50.3% of the outstanding shares.  On September 8, 2005, H&H completed the assignment of its approximately $70.6 million Term B Loan from Canpartners, to Steel Partners, as agent and lender. Substantially all of the terms and conditions of the Term B Loan continued without amendment. During 2007, in connection with the Bairnco Acquisition, Steel Partners entered into the Subordinated Loan Agreement with WHX and the Subordinated Debt Credit Agreement with Bairnco.  (See Note 11).  As of December 31, 2007, $18.9 million of accrued interest was owed to Steel Partners.  Interest is not expected to be paid in cash to Steel pursuant to the terms of a Subordination Agreement between Steel and Wachovia.  Mr. Warren Lichtenstein, the sole executive officer and managing member of Steel Partners, L.L.C., the general partner of Steel Partners, is the Chairman of the Board of the Company.

Mr. Glen Kassan, an Executive Vice President with Steel Partners, was appointed Chief Executive Officer of WHX on October 7, 2005.  In 2006, the Compensation Committee approved a salary of $600,000 per annum for Mr. Kassan, effective January 1, 2006.

On October 26, 2005, WHX CS Corp. (“CS”), a wholly-owned subsidiary of the Company, entered into a Stock Purchase Agreement with Steel Partners.  Pursuant to that agreement, CS sold 1,000 shares of Series A Preferred Stock, par value $0.01 per share (the “WHX CS Preferred”) to Steel Partners.  Steel Partners paid a purchase price of $5,100 per share or an aggregate purchase price of $5.1 million.  The WHX CS Preferred accrue dividends at 6.0% ($306,000) per annum. The WHX CS Preferred were required to be redeemed by CS for $5.1 million plus all accrued and unpaid dividends on October 26, 2006 or, at the sole option of the Board of Directors of CS, on any earlier date. However, there was no such redemption on that date. The proceeds of this sale were used by CS to purchase 1,898,337 shares of CoSine Communications, Inc.  As of December 31, 2007, $0.7 million was due to Steel Partners for accrued dividends on the WHX CS Preferred.

The Company had two investments accounted for under the equity method: 18.8% ownership of the outstanding common stock of CoSine Communications Inc. (CoSine) and 50% of the outstanding common stock of H&H Mfg. (Singapore).  These investments are presented in other non–current assets.  The Company accounts for CoSine under the equity method because a related party (Steel Partners) owns an additional 30% of the outstanding common stock and indirectly has the ability to exercise control.  The investment balance of CoSine Communications at December 31, 2007 was $4.3 million and as of December 31, 2006, was $4.2 million.  As of December 31, 2006, the Company wrote down the carrying value of its investment in CoSine by $0.8 million to equal 18.8% of the net assets of CoSine as of that date. At December 31, 2007 CoSine had total assets of $23.2 million, including cash, cash equivalents, and short term investments of $23.1 million, current liabilities of $0.3 million and stockholders’ equity of $22.9 million.  CoSine reported net income of $0.4 million for the year ended December 31, 2007.  The market value of the Company’s investment in CoSine as of December 31, 2007 was $4.3 million. During 2006, the Company sold its investment in H&H Mfg. (Singapore) for proceeds of $0.6 million in cash and settlement of intercompany liabilities, and recorded a gain on the sale of $0.2 million.

On July 6, 2007, the Compensation Committee of the Board of Directors of the Company adopted incentive arrangements for Mr. Kassan and Mr. Lichtenstein. These arrangements provide, among other things, for each to receive a bonus equal to 100,000 multiplied by the difference of the fair market value of the Company’s stock price and $9.00 per share.  The bonus is payable upon the sending of a notice by either Mr. Kassan or Mr. Lichtenstein, respectively.  The notice can be sent with respect to one-half the bonus immediately, with respect to one quarter, at any time after July 6, 2008 and with respect to the remainder, at any time after July 6, 2009.  The incentive arrangements terminate July 6, 2015, to the extent not previously received. Under SFAS 123(R), the Company is required to adjust its obligation for the fair value of such incentive arrangements from the date of actual grant to the latest balance sheet date and to record such incentive arrangements as liabilities in the consolidated balance sheet. The Company has recorded $0.2 million of non-cash compensation expense related to these incentive arrangements for 2007.

On October 18, 2007, WHX filed a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) for a rights offering to its existing stockholders, and subsequently filed Amendments thereto dated November 30, 2007 and December 21, 2007.  The rights offering will be made through the distribution of non-transferable subscription rights to purchase shares of the Company’s common stock, par value $0.01 per share, at a subscription price to be determined.  Assuming the rights offering is fully subscribed, WHX could receive gross proceeds of approximately $200 million, less expenses of the rights offering.

The rights offering includes an oversubscription privilege which permits each rights holder, that exercises its rights in full, to purchase additional shares of common stock that remain unsubscribed at the expiration of the offering.  This oversubscription privilege is subject to (i) the availability and allocation of shares among persons exercising this oversubscription privilege and (ii) a maximum number of shares for which stockholders can oversubscribe for without endangering the availability of the Company’s NOLs under Section 382 of the Internal Revenue Code, in each case as further described in the rights offering documents.

Steel Partners has indicated that it intends to exercise all of its rights and to oversubscribe for the maximum number of shares it can oversubscribe for without (i) endangering the availability of WHX’s NOLs or (ii) increasing its ownership to in excess of 75% of the outstanding shares of WHX’s common stock.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. The purpose of this rights offering is to raise equity capital in a cost-effective manner that gives all WHX’s stockholders the opportunity to participate.  The net proceeds will be used to (i) make partial payments to certain senior lenders to certain wholly-owned subsidiaries of WHX and/or to contribute to the working capital of such subsidiaries, (ii) redeem preferred stock which is held by Steel Partners, and was issued by a wholly-owned subsidiary of WHX, (iii) to purchase shares of common stock of CoSine Communications, Inc. from Steel Partners, (iv) to repay WHX indebtedness to Steel Partners, and (v) to repay indebtedness of  wholly-owned subsidiaries of WHX to Steel Partners.

WHX has an agreement in principle with Steel Partners to acquire 2,631,384 shares of common stock of CoSine Communications, Inc. for an aggregate purchase price of approximately $5.9 million.  The transaction is anticipated to close immediately following the closing of the rights offering discussed above.

The former Chairman of the Board of the Company, Mr. Ronald Labow, is the president and sole shareholder of WPN Corp. (“WPN”).  On February 1, 2004, WPN entered into an Investment Consulting Agreement with the Company on behalf of the WHX Pension Plan Trust pursuant to which WPN would manage the assets of the WHX Pension Plan Trust.  Under the Agreement, WPN is paid by the WHX Pension Plan Trust 0.525% per year of the amount of the assets under management. The WHX Pension Plan Trust Agreement was negotiated by a board committee composed of independent directors, which committee recommended the approval of such Investment Consulting Agreement to the full board, which approved such agreement.

Note 17 - Other Income (Expense)

	Year Ended December 31,
	2007	2006
	(in thousands)
Interest and investment income	$6	$39
Equity income in affiliated companies	65	163
Foreign currency transaction loss	(392)	(376)
Investment loss – CoSine	-	(820)
Gain on sale of H&H Mfg. Singapore	-	187
Other, net	49	(27)
	$(272)	$(834)

Note 18 - Reportable Segments

WHX is a holding company that invests in and manages a group of businesses on a decentralized basis.  WHX owns H&H, which is a diversified manufacturing company whose strategic business units encompass three reportable segments: Precious Metal, Tubing, and Engineered Materials. In April 2007, WHX acquired Bairnco, which operates business units in three reportable segments:  Arlon electronic materials (“Arlon EM”), Arlon coated materials (“Arlon CM”) and Kasco replacement products and services (“Kasco”). H&H and Bairnco principally operate in North America.

The Company has six reportable segments:

(1)
Precious Metal. This segment is engaged in the fabrication of precious metal and their alloys into brazing alloys and the utilization of precious metal in precision electroplating. Brazing alloys are used to join most common metals as well as specialty metals with strong, hermetic joints.  The Precious Metal segment offers a wide variety of these metal joining products, including gold, silver, palladium, copper, nickel, and aluminum based materials.  These brazing alloys are fabricated into a variety of engineered forms and are used in many industries including automotive, air conditioning, general industrial and other metal-joining industries. Precision electroplating (often using gold, silver, palladium and various base metals) is performed on electronic and electrical components primarily for use in the automotive industry.

(2)
Tubing. This segment manufactures a wide variety of steel tubing products.  The Stainless Steel Tubing Group manufactures small-diameter precision-drawn seamless tubing both in straight lengths and coils.  The Stainless Steel Tubing Group’s capabilities in long continuous drawing of seamless stainless steel coils allow the Group to serve the petrochemical infrastructure and shipbuilding markets. The Stainless Steel Tubing Group also produces products for use in the medical, semiconductor fabrication, aerospace and instrumentation industries.  The Specialty Tubing Group manufactures welded carbon steel tubing in straight lengths and coils with a primary focus on products for the refrigeration and automotive industries.  In addition to producing bulk tubing, the Specialty Tubing Group also produces value added products for the appliance market by fabricating tubing into condensers for refrigerators and freezers.

(3)
Engineered Materials. This segment supplies products to the construction and building industries. H&H manufactures fasteners and fastening systems for the commercial flat roofing industry.  Products are sold to building and roofing distributors and as private labels to roofing systems manufacturers. A line of specialty fasteners is produced for the building products industry for fastening applications in log homes, landscaping, masonry, and wood decks.  This segment also manufactures plastic and steel fittings and connectors for natural gas and water distribution service lines along with exothermic welding products for electrical grounding, cathodic protection, and lightning protection.   In addition, the segment manufactures electro-galvanized steel products primarily for the construction industry.

(4)
Arlon EM segment designs, manufactures, markets and sells high performance laminate materials and bonding films utilized in the military/aerospace, wireless communications, automotive, oil drilling, and semiconductor markets..  Among the products included in the Arlon EM segment are high technology materials for the printed circuit board industry and silicone rubber products for insulating tapes and flexible heaters.

(5)
Arlon CM segment designs, manufactures, markets and sells laminated and coated products to the electronic, industrial and commercial markets under the Arlon and Calon brand names.  Among the products included in the Arlon CM segment are vinyl films for graphics art applications, foam tapes used in window glazing, and electrical and thermal insulation products.

(6)
Kasco segment is a leading provider of meat-room products (principally replacement band saw blades) and on site maintenance services principally to retail food stores, meat and deli operations, and meat, poultry and fish processing plants throughout the United States, Canada and Europe. In Canada and France, in addition to providing its replacement products, Kasco also sells equipment to the supermarket and food processing industries.

Management has determined that certain operating segments should be aggregated and presented within a single reporting segment on the basis that such operating segments have similar economic characteristics and share other qualitative characteristics. Management reviews gross profit and operating income to evaluate segment performance. Operating income for the reportable segments excludes unallocated general corporate expenses. Other income and expense, interest expense, and income taxes are not presented by segment since they are excluded from the measure of segment profitability reviewed by the Company’s management.

The following tables present information about reportable segments for the years ending December 31:

	2007	2006
	(in thousands)
Net Sales
Precious Metal	$150,484	$146,014
Tubing	117,627	120,873
Engineered Materials	228,248	194,076
Arlon Electronic Materials (c)	45,576	-
Arlon Coated Materials (c)	47,647	-
Kasco (c)	48,284	-
Net sales	$637,866	$460,963

Segment operating income (loss)
Precious Metal (a)	$8,203	$5,122
Tubing (b)	138	(8,916)
Engineered Materials	17,216	15,855
Arlon Electronic Materials (c), (d). (f)	(118)	-
Arlon Coated Materials (c), (d)	(3,522)	-
Kasco (c), (d)	1,007	-
Subtotal	22,924	12,061
Unallocated pension expense (credit)	(4,963)	(4,785)
Unallocated corporate expenses	6,749	4,069
Insurance proceeds	(6,538)	(811)
Environmental remediation expenses (e)	4,678	2,909
Fairfield East penalty (e)	-	180
Loss (gain) on disposal of assets	283	(31)

Income from operations	22,715	10,530

Interest expense	39,488	22,535
Realized and unrealized loss on derivatives	1,888	7,993
Other (income) expense	272	834

Loss from continuing operations before taxes	$(18,933)	$(20,832)
________________

(a)	Includes an asset impairment charge of $3.4 million in 2006.

(b)	Includes an asset impairment charge of $1.8 million and restructuring charges of $2.4 million in 2006.

(c)	Bairnco segment information includes the period April 14, 2007 through December 31, 2007.

(d)	The following non-recurring charges relating to the purchase accounting for the Bairnco Acquisition are included in the 2007 results above: Arlon EM $3,509, Arlon CM $2,409, and Kasco $1,460.

(e)
Environmental remediation expenses have not been allocated to the reporting segments since the related facilities have been closed for several years and are not indicative of current operating results.

(f)	Arlon EM operating loss includes $1,151 of amortization of intangible assets arising from the Bairnco Acquisition.

	2007	2006
	(in thousands)
Capital Expenditures
Precious Metal	$2,502	$2,019
Tubing	1,569	3,781
Engineered Materials	2,700	1,756
Arlon Electronic Materials	802	-
Arlon Coated Materials	551	-
Kasco	1,656	-
Corporate and other	446	139
	$10,226	$7,695

	December 31,
	2007	2006
	(in thousands)
Total Assets
Precious Metal	$57,249	$60,562
Tubing	66,232	68,038
Engineered Materials	142,177	145,845
Arlon Electronic Materials	78,029	-
Arlon Coated Materials	27,398	-
Kasco	41,440	-
Corporate and other	29,064	19,420
Total	$441,589	$293,865

The following table presents revenue and long lived asset information by geographic area as of and for the years ended December 31.  Long-lived assets consist of property, plant and equipment , plus approximately $7.8 million of land and buildings from previously operating businesses that are carried at the lower of cost or fair value and are included in other non-current assets on the consolidated balance sheets.

Geographic Information

	Revenue		Long-Lived Assets
	2007	2006	2007	2006
	(in thousands)		(in thousands)

United States	$562,562	$417,866	$118,474	$76,686
Foreign	75,304	43,097	13,143	8,309
	$637,866	$460,963	$131,617	$84,995

Foreign revenue is based on the country in which the legal subsidiary is domiciled. Neither revenue nor long-lived assets from any single foreign country was material to the consolidated revenues of the Company.

In 2007 and 2006, no customer accounted for more than 5% of consolidated net sales. In 2007, the 15 largest customers accounted for approximately 25% of consolidated net sales.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
OF BAIRNCO CORPORATION AS OF DECEMBER 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Bairnco Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Bairnco Corporation and subsidiaries (collectively, the “Company”) (a Delaware Corporation) as of December 31, 2006 and 2005 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bairnco Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The Schedule II – Valuation and Qualifying Accounts is presented for purposes of additional analysis and is not a required part of the basic financial statements.  This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132R, effective for fiscal years ending after December 15, 2006, and Statement No. 123 (revised 2004), Share-Based Payment, effective for interim or annual reporting periods beginning after December 15, 2005. In addition, the Company recorded a cumulative effect adjustment as of January 1, 2006, in connection with the adoption of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.

As discussed in Note 12, the Company restated its consolidated statement of comprehensive income for the year ended December 31, 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Bairnco Corporation and subsidiary’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 15, 2007, stated that management did not support its evaluation of controls with sufficient evidence, including documentation, and we were unable to apply other procedures to satisfy ourselves as to the effectiveness of the company’s internal control over financial reporting. As a result, the scope of our work was not sufficient to enable us to express, and we did not express, an opinion either on management’s assessment or on the effectiveness of Bairnco Corporation and subsidiaries’ internal control over financial reporting.

/s/ GRANT THORNTON LLP
Orlando, Florida
March 15, 2007 (except for Note 12, as to which the date is August 27, 2007)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Bairnco Corporation and Subsidiaries:

We were engaged to audit management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that Bairnco Corporation (a Delaware corporation) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Bairnco Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.

An audit of management’s assessment that the Company maintained effective internal control over financial reporting includes obtaining an understanding of, and evaluating, management’s process for assessing the effectiveness of the Company’s internal control over financial reporting. In obtaining an understanding of management’s process, we determined that management did not support its evaluation with sufficient evidence, including documentation, as a result of not extending its testing into the three months ended December 31, 2006.  Because management’s process did not include sufficient evidence, including documentation, we were unable to apply the procedures required to express an opinion on management’s assessment and on the effectiveness of internal control over financial reporting.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatement.  Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Since management did not support its evaluation of controls with sufficient evidence that management had adequately completed its assessment, we were unable to apply the procedures required to satisfy ourselves as to the effectiveness of the company’s internal control over financial reporting.  As a result, the scope of our work was not sufficient to enable us to express, and we do not express, an opinion either on management’s assessment or on the effectiveness of Bairnco Corporation’s internal control over financial reporting.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Bairnco Corporation as of December 31, 2006 and 2005, and the related statements of income, comprehensive income, stockholders’ investment and cash flows for each of the three years in the period ended December 31, 2006 and our report dated March 15, 2007 expressed on unqualified opinion (and contained an explanatory paragraph on the Company’s adoption of Statement No. 158, Statement No. 123 (revised 2004) and Staff Accounting Bulletin No. 108) on those financial statements.

/s/ GRANT THORNTON LLP

Orlando, Florida
March 15, 2007

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2006, 2005 and 2004
Bairnco Corporation and Subsidiaries

	2006	2005	2004
Net Sales	$178,828,000	$165,900,000	$165,496,000
Cost of sales	125,278,000	118,431,000	117,612,000
Gross Profit	53,550,000	47,469,000	47,884,000
Selling and administrative expenses	47,484,000	41,878,000	39,827,000
Operating Profit	6,066,000	5,591,000	8,057,000
Interest expense, net	712,000	54,000	566,000
Income before Income Taxes	5,354,000	5,537,000	7,491,000
Provision for income taxes	392,000	1,937,000	2,372,000
Income from continuing operations	4,962,000	3,600,000	5,119,000
Income from spun off subsidiary	--	--	25,710,000
Net Income	$4,962,000	$3,600,000	$30,829,000

Basic Earnings per share from continuing operations	$0.69	$0.49	$0.70
Basic Earnings per share from spun off subsidiary	--	--	3.49
Basic Earnings per share of Common Stock	$0.69	$0.49	$4.19

Diluted Earnings per share from continuing operations	$0.67	$0.47	$0.68
Diluted Earnings per share from spun off subsidiary	--	--	3.40
Diluted Earnings per share of Common Stock	$0.67	$0.47	$4.07

Dividends per Share of Common Stock	$0.26	$0.24	$0.21

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2006, 2005 and 2004
Bairnco Corporation and Subsidiaries

	2006	2005	2004
Net Income	$4,962,000	$3,600,000	$30,829,000
Other comprehensive income (loss):
Currency translation adjustment	904,000	(1,078,000)	775,000
Minimum pension liability adjustment, net of $6,000 tax in 2005 and $3,500 tax in 2004	--	(12,000)	(6,000)

Comprehensive Income	$5,866,000	$2,510,000	$31,598,000

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2005
Bairnco Corporation and Subsidiaries

	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$1,869,000	$5,313,000
Accounts receivable, less allowances of $1,350,000 and $1,014,000, respectively	30,631,000	25,713,000
Inventories:
Raw materials and supplies	8,549,000	7,178,000
Work in process	9,325,000	8,939,000
Finished goods	15,734,000	11,114,000
	33,608,000	27,231,000
Deferred income taxes	3,500,000	3,305,000
Other current assets	3,881,000	4,082,000
Assets held for sale	525,000	--
Total current assets	74,014,000	65,644,000
Plant and Equipment, at cost:
Land	3,076,000	1,928,000
Buildings and leasehold interests and improvements	23,164,000	18,666,000
Machinery and equipment	105,471,000	99,275,000
	131,711,000	119,869,000
Less – Accumulated depreciation and amortization	(91,057,000)	(85,496,000)
	40,654,000	34,373,000
Cost in Excess of Net Assets of Purchased Businesses	17,057,000	14,439,000
Other Intangible Assets, net of amortization of $241,000 and $159,000, respectively	3,808,000	120,000
Other Assets	3,095,000	11,192,000
	$138,628,000	$125,768,000
Liabilities and Stockholders’ Investment
Current Liabilities:
Short-term debt	$6,119,000	$2,233,000
Current maturities of long-term debt	1,219,000	134,000
Accounts payable	13,584,000	12,051,000
Accrued expenses	12,153,000	9,406,000
Total current liabilities	33,075,000	23,824,000
Long-Term Debt	18,490,000	7,069,000
Deferred Income Taxes	4,259,000	9,788,000
Other Liabilities	1,634,000	1,629,000
Commitments and Contingencies (Notes 6, 8 and 10)

Stockholders’ Investment:
Preferred stock, par value $.01, 5,000,000 shares authorized, none issued	--	--
Common stock, par value $.01; authorized 30,000,000 shares; 11,724,590 and 11,612,307 shares issued, respectively; 7,291,853 and 7,342,570 shares outstanding, respectively	117,000	116,000
Paid-in capital	51,916,000	51,611,000
Retained earnings	69,535,000	66,787,000
Unamortized cost of restricted stock awards	--	(504,000)
Accumulated Other Comprehensive Income (Loss):
Currency translation adjustment	3,519,000	2,615,000
Pension liability adjustment, net of $3,201,000 and $41,000 income tax, respectively	(5,219,000)	(73,000)
Treasury stock, at cost, 4,432,737 and 4,269,737 shares, respectively	(38,698,000)	(37,094,000)
Total stockholders’ investment	81,170,000	83,458,000
	$138,628,000	$125,768,000

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2006, 2005 and 2004
Bairnco Corporation and Subsidiaries

	2006	2005	2004
Cash Flows from Operating Activities:
Net income	$4,962,000	$3,600,000	$30,829,000
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	7,411,000	7,456,000	7,668,000
(Gain) loss on disposal of plant and equipment	23,000	72,000	(1,094,000)
Deferred income taxes	(2,831,000)	236,000	779,000
Change in current operating assets and liabilities:
Accounts receivable, net	(1,992,000)	(1,297,000)	(1,044,000)
Inventories	(3,606,000)	(2,847,000)	921,000
Other current assets	263,000	85,000	(888,000)
Accounts payable	273,000	1,679,000	372,000
Accrued expenses	499,000	(926,000)	(684,000)
Increase (decrease) in non-current prepaid pension asset	(144,000)	(2,811,000)	734,000
Other	551,000	284,000	370,000
Net cash provided by operating activities	5,409,000	5,531,000	37,963,000

Cash Flows from Investing Activities:
Capital expenditures	(8,676,000)	(7,304,000)	(5,996,000)
Payment for purchased businesses, net of cash acquired	(13,922,000)	(6,000)	(67,000)
Proceeds from sale of plant and equipment	39,000	52,000	1,715,000
Net cash (used in) investing activities	(22,559,000)	(7,258,000)	(4,348,000)

Cash Flows from Financing Activities:
Net increase (decrease) in short-term debt	3,790,000	1,472,000	(901,000)
Proceeds from long-term debt	14,206,000	9,790,000	4,500,000
Long-term debt repayments	(1,712,000)	(3,579,000)	(33,598,000)
Payment of dividends	(1,822,000)	(1,812,000)	(1,489,000)
Purchase of treasury stock	(1,604,000)	(2,349,000)	--
Exercise of stock options	577,000	193,000	311,000
Net cash provided by (used in) financing activities	13,435,000	3,715,000	(31,177,000)

Effect of foreign currency exchange rate changes on cash and cash equivalents	271,000	(126,000)	217,000
Net increase (decrease) in cash and cash equivalents	(3,444,000)	1,862,000	2,655,000
Cash and cash equivalents, beginning of year	5,313,000	3,451,000	796,000
Cash and cash equivalents, end of year	$1,869,000	$5,313,000	$3,451,000

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$632,000	$107,000	$662,000
Income taxes	$3,674,000	$2,792,000	$1,730,000

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ INVESTMENT

For the years ended December 31, 2006, 2005 and 2004
Bairnco Corporation and Subsidiaries
				Unamortized Cost of	Accumulated Other Comprehensive Income
				Restricted	Pension	Currency
	Common	Paid-in	Retained	Stock	Liability	Translation	Treasury
	Stock	Capital	Earnings	Awards	Adjustment	Adjustment	Stock

Balance, December 31, 2003	$115,000	$50,912,000	$35,729,000	$(576,000)	$(55,000)	$2,918,000	$(34,745,000)
Net income			30,829,000
Cash dividends ($.21 per share)			(1,574,000)
Issuance of 50,208 shares pursuant to exercise of stock options	1,000	310,000
Earned compensation				134,000
Currency translation adjustment						775,000
Pension liability adjustment, net of $4,000 tax					(6,000)

Balance, December 31, 2004	$116,000	$51,222,000	$64,984,000	$(442,000)	$(61,000)	$3,693,000	$(34,745,000)
Net income			3,600,000
Cash dividends ($.24 per share)			(1,797,000)
Issuance of 29,625 shares pursuant to exercise of stock options		172,000
Issuance of restricted stock (20,000 shares)		217,000		(217,000)
Earned compensation				155,000
Acquisition of treasury stock (231,868 shares at cost)							(2,349,000)
Currency translation adjustment						(1,078,000)
Pension liability adjustment, net of $6,000 tax					(12,000)

Balance, December 31, 2005	$116,000	$51,611,000	$66,787,000	$(504,000)	$(73,000)	$2,615,000	$(37,094,000)
Accumulated effect of implementing SAB 108, net of $194,000 tax			(315,000)
Balance, January 1, 2006	$116,000	$51,611,000	$66,472,000	$(504,000)	$(73,000)	$2,615,000	$(37,094,000)
Net income			4,962,000
Cash dividends ($.26 per share)			(1,899,000)
Issuance of 96,283 shares pursuant to exercise of stock options	1,000	611,000
Issuance of restricted stock (16,000 shares)		--
Reclassification of unamortized cost of restricted stock awards to paid-in capital		(504,000)		504,000
Earned compensation		198,000
Acquisition of treasury stock(163,000 shares at cost)							(1,604,000)
Currency translation adjustment						904,000
Pension liability adjustment, net of $3,160,000 tax					(5,146,000)

Balance, December 31, 2006	$117,000	$51,916,000	$69,535,000	$--	$(5,219,000)	$3,519,000	$(38,698,000)

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Nature of Operations and Summary of Significant Accounting Policies

Nature of operations:

Bairnco Corporation, a Delaware Corporation, is a diversified multinational company that operates three business segments: Arlon’s Electronic Materials and Coated Materials segments which design, manufacture, market and sell products to electronic, industrial and commercial markets worldwide; and, Kasco’s Replacement Products and Services segment which manufactures and distributes products and services principally to retail food stores and meat, poultry and fish processing plants throughout the United States, Canada and Europe.

Arlon’s products are based on a common technology in coating, laminating and dispersion chemistry. Arlon Electronic Materials’ principal products include high performance materials for the printed circuit board industry and silicone rubber-based insulation materials used in a broad range of industrial, military/aerospace, consumer and commercial markets. Arlon Coated Materials’ principal products include adhesive coated cast and calendered vinyl films, cast vinyl fabric, custom-engineered laminates, and coated and laminated films, foils, foams and papers used in a broad range of industrial, consumer and commercial products.

Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, on-site maintenance services and seasonings for ready-to-cook foods for the retail food industry primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in Canada and France.

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of Bairnco Corporation and its subsidiaries (“Bairnco” or the “Corporation”) after the elimination of all inter-company accounts and transactions.

Use of estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. Changes in estimates are made when circumstances warrant and are reflected in reported results of operations; if material, the effects of the changes in estimates are disclosed in the notes to the consolidated financial statements.

New accounting pronouncements:

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151,  Inventory Costs - an amendment of ARB No. 43, Chapter 4  (“SFAS 151”).  SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  The statement was adopted effective January 1, 2005 and its provisions applied prospectively. The adoption of this statement had no impact on the Corporation’s financial position or results of operations.

In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payment (“SFAS 123R”) ..  This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services but focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The statement, as issued, is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, although earlier adoption is encouraged. The SEC announced on April 14, 2005 that it would provide for a phased-in implementation process for SFAS 123R, allowing issuers to adopt the fair value provisions no later than the beginning of the first fiscal year beginning after June 15, 2005. The Corporation adopted SFAS 123R effective January 1, 2006 and is using the modified-prospective method whereby compensation cost for the portion of awards for which the requisite service has not yet been rendered that are outstanding as of the adoption date is recognized over the remaining service period.  The compensation cost for that portion of awards is based on the grant-date fair value of those awards as calculated for pro forma disclosures under Statement 123, as originally issued.  All new awards and awards that are modified, repurchased, or cancelled after the adoption date will be accounted for under the provisions of Statement 123R. The adoption of SFAS 123R had an immaterial impact on the Corporation’s financial position, results of operations and cash flows.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3  (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principles, and applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior period financial statements for a change in accounting principle. Previously, a change in accounting principle was recognized by including the change in net income in the period of the change. SFAS 154 is effective for fiscal years beginning after December 15, 2005. The adoption of SFAS 154 effective January 1, 2006, had no impact on the Corporation’s financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109  (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes in an enterprise’s financial statements in accordance with SFAS 109. FIN 48 provides a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, although earlier application of the provisions of the interpretation is encouraged. The Corporation has completed its initial assessment of the impact of FIN 48 and does not believe its adoption in the first quarter of 2007 will have a material impact on the Corporation’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, although earlier application is encouraged. The Corporation has not yet determined what the implications of its adoption, if any, will be on the consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132R  (“SFAS 158”) .  SFAS 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. SFAS 158 is effective for financial statements issued for fiscal years ending after December 15, 2006 for the recognition provision and for fiscal years ending after December 15, 2008 for the measurement date provision. Earlier application of the recognition or measurement date provisions is encouraged. The Corporation expects to change its measurement date in 2007.

At December 31, 2006, the Corporation’s overfunded pension plans reflected a fair value of plan assets in excess of the projected benefit obligations of $2,885,000. Underfunded pension reflected projected benefit obligations in excess of the fair value of plan assets of $685,000. The adoption of SFAS 158 had the following impact on the Corporation’s consolidated statement of financial position as of December 31, 2006:

	As of December 31, 2006
	Prior to the Adoption of SFAS 158	Effect of Adopting SFAS 158	As Adjusted
Other Assets	$11,402,000	$(8,307,000)	$3,095,000
Current Liabilities - Accrued expenses	(12,125,000)	(28,000)	(12,153,000)
Other Liabilities	(1,663,000)	29,000	(1,634,000)
Deferred Income Taxes	(7,419,000)	3,160,000	(4,259,000)
Accumulated Other Comprehensive (Income) Loss – Pension liability adjustment	73,000	5,146,000	5,219,000

The adoption of SFAS 158 did not effect the Corporation’s statement of operations for the year ended December 31, 2006, or any prior periods, nor will its adoption change the calculation of net income in future periods, but it will affect the calculation of other comprehensive income.

The amounts recognized in the Corporation’s consolidated statement of financial position at December 31, 2006, consist of the following:

Non-current assets – Other Assets	$2,885,000
Current liabilities – Accrued expenses	(49,000)
Non-current liabilities – Other Liabilities	(636,000)
$2,200,000

The amounts recognized in accumulated other comprehensive income at December 31, 2006, consist of the following:

Actuarial losses	$8,262,000
Prior service costs	158,000

The amounts included in accumulated other comprehensive income at December 31, 2006, and expected to be recognized in net periodic pension cost during the year ended December 31, 2007, are as follows:

Actuarial losses	$352,000
Prior service costs	22,000

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements  (“SAB 108”).  SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements. Historically, there have been two widely-used methods for quantifying the effects of financial statement misstatements.  These methods are referred to as the “roll-over” and “iron curtain” method.  The roll-over method quantifies the amount by which the current year income statement is misstated.  Exclusive reliance on an income statement approach can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts. The iron curtain method quantifies the error as the cumulative amount by which the current year balance sheet is misstated. Exclusive reliance on a balance sheet approach can result in disregarding the effects of errors in the current year income statement that results from the correction of an error existing in previously issued financial statements. The Corporation previously used the roll-over method for quantifying identified financial statement misstatements.

SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of the Corporation’s financial statements and the related financial statement disclosures. This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the roll-over and iron curtain methods.  SAB 108 allows registrants to initially apply the dual approach either by (1) retroactively adjusting prior financial statements as if the dual approach had always been used or by (2) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose.

With the adoption of SAB 108, the Corporation added an accrual and the related deferred taxes pursuant to the Bairnco Corporation Non-Employee Director Retirement Plan. Under this plan, outside directors, upon retirement from the Board of Directors, shall receive annually for the number of years equal to the number of years he or she has served on the Board of Directors of Bairnco as a non-employee director, an amount equal to the non-employee director annual retainer in effect at the time of his or her retirement.  Such amount shall be payable in quarterly installments.  If the retired non-employee director should die prior to receiving payments equal to the number of years served on the Board, the director’s beneficiary will either continue to receive the remaining payments on a quarterly basis, or receive in a lump sum the net present value of the remaining payments discounted at the then current thirty year U.S. Government bond yield, based on whichever option was previously selected by such director. The following table shows the impact of SAB 108 on the 2006 consolidated balance sheet:

	As of December 31, 2006
	Prior to the Adoption of SAB 108	Effect of Adopting SAB 108	As Adjusted

Current Assets – Deferred income taxes	$3,496,000	$6,000	$3,500,000
Current Liabilities - Accrued expenses	(11,644,000)	(509,000)	(12,153,000)
Deferred Income Taxes	(4,447,000)	188,000	(4,259,000)
January 1, 2006 Retained Earnings	(66,787,000)	315,000	(66,472,000)

The $509,000 liability reflects the net present value of accumulated amounts that were earned from 1990 through 2006 and are payable through 2023. Under the roll-over method, the impact on the Corporations results of operations for any particular year was considered immaterial.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities  (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, although earlier application is encouraged. The Corporation has not yet determined what the implications of its adoption, if any, will be on the consolidated financial position or results of operations.

Cash and cash equivalents:

The Corporation considers cash in banks, commercial paper, demand notes and similar investments with an original maturity of less than three months from date of purchase as cash and cash equivalents for the purposes of the consolidated financial statements. Of the $1,869,000 of cash and cash equivalents at December 31, 2006, $309,000 was denominated in British Pounds, $46,000 in Mexican Pesos, $176,000 in Euros and $160,000 in Renminbis. Of the $5,313,000 of cash and cash equivalents at December 31, 2005, $129,000 was denominated in Canadian dollars, $1,290,000 in British Pounds, $179,000 in Euros and $93,000 in Renminbis.

Accounts receivable and related allowances:

Credit is extended to customers based on an evaluation of a customers’ financial condition and, generally, collateral is not required.  Accounts receivable are generally due within 30 days for domestic customers and 60 days for foreign customers and are stated at amounts due from customers net of an allowance for doubtful accounts.  Accounts outstanding longer than the contractual payment terms are considered past due.  The Corporation makes judgments as to the collectibility of accounts receivable based on historical trends and future expectations. Management estimates an allowance for doubtful accounts which adjusts gross trade accounts receivable downward to its net realizable value.  Trade receivables are recorded net of allowances of $1,350,000 and $1,014,000 at December 31, 2006 and 2005, respectively.  To determine the allowance for sales returns, management uses historical trends to estimate future period product returns.  The allowance for doubtful accounts is based on an analysis of all receivables for possible impairment issues, and historical write-off percentages.  The Corporation writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.  The Corporation does not generally charge interest on past due receivables.

Management’s methodology for estimating the allowance for doubtful accounts and sales allowance uses both a specific examination of accounts and a general allowance. When management becomes aware that a specific customer is not able to meet its financial obligations, the Corporation records a specific allowance that reflects the level of credit risk in the customer’s outstanding receivable balance. In addition, the Corporation established a general allowance based on certain percentages of its aged receivable balances.

Changes in the Corporation’s allowance for doubtful accounts are as follows:

	2006	2005
Balance, beginning of year	$1,014,000	$1,546,000
Bad debt expense	663,000	--
Accounts written-off	(327,000)	(477,000)
Recoveries and other	--	(55,000)
Balance, end of year	$1,350,000	$1,014,000

Inventories:

Inventories are stated at the lower of cost or market. Inventory costs include material, labor and manufacturing overhead related to the purchase and production of inventories. Inventories are stated principally on a first-in, first-out basis. The Corporation provides estimated inventory allowances for shrinkage, excess, slow moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value.

Plant and equipment:

The Corporation provides for depreciation and amortization of plant and equipment principally on a straight-line basis by charges to income in amounts estimated to allocate the cost of these assets over their useful lives.  Rates of depreciation and amortization vary among the several classifications as well as among the constituent items in each classification, but generally fall within the following ranges:

Years
Buildings and leasehold interests and improvements	5 - 40
Machinery and equipment	3 - 20

Depreciation and amortization expense of plant and equipment of $7,329,000, $7,413,000 and $7,629,000 was recognized during 2006, 2005 and 2004, respectively.

When property is sold or otherwise disposed of, the asset cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the statement of income.  The Corporation disposed of approximately $2.4 million and $4.3 million of fully depreciated assets that were no longer in use during the years ended December 31, 2006 and 2005, respectively.

Leasehold interests and improvements are amortized over the terms of the respective leases, or over their estimated useful lives, whichever is shorter.

Maintenance and repairs are charged to operations.  Renewals and betterments are capitalized.

Accelerated methods of depreciation are used for income tax purposes, and appropriate provisions are made for the related deferred income taxes.

Cost in excess of net assets of purchased businesses and other intangible assets:

The Corporation accounts for goodwill and other intangible assets under SFAS 142, Goodwill and Other Intangible Assets  (“SFAS 142”).  SFAS 142 provides for the non-amortization of goodwill but requires that goodwill be subject to at least an annual assessment for impairment by applying a fair-value based test on January 1st of each year.  Other intangible assets with finite lives will be amortized over their useful lives. Other intangible assets with indefinite lives will be subject to a lower of cost or market impairment test.  This annual impairment testing of goodwill and other indefinite lived intangible assets could result in more volatility in reported income, as impairment losses could occur irregularly and in varying amounts.

The change in the carrying amount of cost in excess of net assets of purchased businesses (“goodwill”) for the years ended December 31, 2006 and 2005 is as follows:

	Arlon EM Segment	Arlon CM Segment	Kasco Segment	Total
Balance, December 31, 2004	$645,000	$6,644,000	$7,253,000	$14,542,000
Impact of contingent consideration earn-out (Note 2)	--	6,000	--	6,000
Impact of exchange rate fluctuations on foreign goodwill	--	--	(109,000)	(109,000)
Balance, December 31, 2005	645,000	6,650,000	7,144,000	14,439,000
Impact of Atlanta SharpTech acquisition (Note 2)	--	--	2,520,000	2,520,000
Impact of exchange rate fluctuations on foreign goodwill	--	--	98,000	98,000
Balance, December 31, 2006	$645,000	$6,650,000	$9,762,000	$17,057,000

Other intangible assets at December 31, 2006 and 2005 consisted of the following:

		2006		2005
	Range of Life (Years)	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Amortized Intangible Assets:
Customer relationships	16-20	$950,000	$8,000	$--	$--
Covenant not to compete	5	500,000	15,000	--	--
Engineering drawings	7	170,000	3,000	--	--
Other	5-10	279,000	215,000	279,000	159,000
		1,899,000	241,000	279,000	159,000
Unamortized Intangible Assets:
Trademarks & brand name	n/a	2,150,000	--	--	--
Other Intangible Assets		$4,049,000	$241,000	$279,000	$159,000

Amortization expense recognized was $82,000 during 2006, $43,000 during 2005 and $39,000 during 2004. The change in carrying amount of other intangible assets on the accompanying consolidated balance sheets for the years ended December 31, 2006 and 2005 is as follows:

	Arlon EM Segment	Arlon CM Segment	Kasco Segment	Total
Balance, December 31, 2004	$93,000	$47,000	$--	$140,000
Other intangible asset additions	--	--	23,000	23,000
AAmortization of other intangible assets	(32,000)	(6,000)	(5,000)	(43,000)
Balance, December 31, 2005	61,000	41,000	18,000	120,000
Amortization of other intangible assets	(31,000)	(7,000)	(44,000)	(82,000)
Impact of Atlanta SharpTech acquisition (Note 2)	--	--	3,770,000	3,770,000
Balance, December 31, 2006	$30,000	$34,000	$3,744,000	$3,808,000

The expected amortization expense of other intangible assets over the next five years is as follows:

Year	Amount
2007	$210,000
2008	189,000
2009	189,000
2010	189,000
2011	164,000

Impairment of long-lived assets:

The Corporation accounts for the impairment of long-lived assets under SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets .  Based on management’s annual evaluation, there was no impairment and no financial impact on the results of operations and financial position of the Corporation for the three year period ended December 31, 2006.

Revenue recognition:

The Corporation sells a broad range of products and services to a diversified base of customers around the world. Revenues are recognized when the risks and rewards of ownership have substantively been transferred to customers. This condition is normally met when the product has been shipped or the service performed and title has been transferred to the customer, when persuasive evidence of an arrangement exists, the price is fixed or determinable and collection is reasonably assured.

In certain situations, namely consignment sales, the Corporation retains title after shipment of the products to the customer. Title does not pass to the customer and hence the sale is not recorded by the Corporation until the products have been resold or used by the customer in production.

The majority of the Corporation’s sales are for standard products and services with customer acceptance occurring upon shipment of the product or performance of the service.  In situations where the customer does not accept delivery of the product for valid and agreed upon reasons, the Corporation may authorize the return of the product. Sales in any reporting period are shown net of returns. Service revenues consist of repair and maintenance work performed on equipment used at mass merchants, supermarkets and restaurants. Rental revenues are derived from the rental of certain equipment to the food industry where customers prepay for the rental period – usually 3 month to 6 month periods.  For prepaid rental contracts, sales revenue is recognized on a straight-line basis over the term of the contract.

Shipping and handling costs:

Shipping and handling costs, such as freight to our customers’ destinations, are included in selling and administrative expenses on the accompanying consolidated statements of operations. These costs, when included in the sales price charged to our customers, are recognized in net sales. Total shipping and handling costs included in selling and administrative expenses were approximately $4.9 million for the year ended December 31, 2006, $4.5 million for the year ended December 31, 2005 and $3.5 million for the year ended December 31, 2004.

Vendor Rebates:

 The Corporation accounts for vendor volume rebates in accordance with the guidance of Emerging Issues Task Force (“EITF” ) 02-16,  Accounting by a Customer for Certain Consideration Received from a Vendor.  Vendor rebates or refunds of a specified amount of cash consideration that are payable only upon achieving a specified cumulative level of purchases, are accounted for as a reduction of cost of sales in the accompanying consolidated statements of operations.

Income taxes:

The Corporation accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation’s financial statements or tax returns.  In estimating future tax consequences, the Corporation generally considers all expected future events other than enactment of changes in the tax law or changes in tax rates.  Changes in tax laws or rates will be recognized in the future years in which they occur.  Temporary differences between income for financial reporting and income tax purposes arise primarily from the timing of the deduction of certain accruals and from the use of accelerated methods of depreciation for income tax reporting purposes compared to the method of depreciation used for financial reporting purposes.

Accrued expenses-insurance:

The Corporation’s US insurance programs for general liability, automobile liability, workers compensation and certain employee related health care benefits are effectively self-insured. Claims in excess of self-insurance levels are fully insured. Accrued expenses-insurance represents the estimated costs of known and anticipated claims under these insurance programs.  The Corporation provides reserves on reported claims and claims incurred but not reported at each balance sheet date based upon the estimated amount of the probable claim or the amount of the deductible, whichever is lower.  Such estimates are reviewed and evaluated in light of emerging claim experience and existing circumstances.  Any changes in estimates from this review process are reflected in operations currently.

Stock options:

Effective January 1, 2006, the Corporation accounts for stock options under SFAS 123R. Prior to this, the Corporation accounted for stock options using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25 (“APB No. 25”). Accordingly, no compensation expense was recognized for stock options granted under any of the stock plans as the exercise price of all options granted was equal to the current market value of our stock on the grant date.  The Corporation did adopt the disclosure provisions of SFAS 148,  Accounting for Stock-Based Compensation – Transition and Disclosure  (“SFAS 148”) effective December 31, 2002.

In computing the expense under SFAS 123R and the disclosures under SFAS 148, the Corporation used the Black-Scholes model based on the following assumptions:

	For the Years Ended December 31,
	2006	2005	2004
Expected Life	6.6 years	5.7 years	5.0 years
Volatility	26.9%	27.3%	27.8%
Risk-free interest rate	4.7%	4.5%	4.5%
Dividend yield	2.20%	2.47%	2.34%
Turnover	5.3%	5.5%	5.4%

Compensation expense for stock options computed under the Black-Scholes model is amortized using the straight-line method over the vesting period.

Had SFAS No. 123R been implemented in 2004, the Corporation’s net income and earnings per share would have been reduced to the amounts indicated below for the years ended December 31, 2005 and 2004:

	2005	2004
Net Income, as reported	$3,600,000	$30,829,000
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(43,000)	(39,000)
Net Income, pro forma	$3,557,000	$30,790,000
Basic Earnings per Share:
As reported	$0.49	$4.19
Pro forma	$0.48	$4.18
Diluted Earnings per Share:
As reported	$0.47	$4.07
Pro forma	$0.47	$4.07

Restricted Stock Award Program:

During the second quarter 2003, the Compensation Committee of the Board of Directors (the “Committee”), approved a restricted stock award program under the Bairnco Corporation 2000 Stock Incentive Plan. The program provides long-term incentive rewards to key members of the senior management team to further ensure their retention as employees and the linkage of their performance to the long-term performance of the Corporation. Under this new program, the Committee granted 133,000 shares of restricted stock to officers and three key senior management members in April 2003, 20,000 shares of restricted stock to one officer in August 2005, 16,000 shares of restricted stock to four senior management members in June 2006 and 1,500 shares of restricted stock to one officer in January 2007. Under the terms of the restricted stock agreements, each employee must remain employed by the Corporation for a period of 5 years from the date of grant in order for the restricted stock to vest and the restrictions to be lifted. If employment is terminated prior to vesting for any reason other than death, disability or retirement, all restricted stock shall be forfeited immediately and returned to the Corporation.  In the event of a change in control, shares outstanding under the program would vest immediately.

The fair market value of the 133,000 shares at the date of award of $5.10 per share has been recorded as “Unamortized cost of restricted stock awards” (unearned compensation) and is shown, net of amortization, as a separate component of stockholders’ investment in the accompanying Consolidated Balance Sheets. The fair market value of the 20,000 shares at the date of award of $10.85 per share and the fair market value of the 16,000 shares at the date of award of $11.86 per share are similarly reflected in the accompanying consolidated financial statements.  The unearned compensation is being amortized over the vesting period of the shares.  In accordance with APB Opinion 25, the Corporation will recognize a compensation charge over the vesting period equal to the fair market value of these shares on the date of the award. Total compensation expense in 2006 related to the restricted stock awards was $198,000.

Translation of foreign currencies:

For foreign subsidiaries, the local currency is the functional currency. Assets and liabilities of foreign subsidiaries are translated at the rates of exchange in effect at the balance sheet date while income and expenses are translated at the average monthly rates of exchange in effect during the year. Translation gains and losses are included as a component of stockholders’ investment.

Fair value of financial instruments:

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to the short-term maturities of these assets and liabilities.

The carrying amount of the Corporation’s short-term and long-term debt approximates fair value, since the debt is at floating rates and therefore approximates rates currently offered to the Corporation for debt of the same remaining maturities.

The carrying amount of the zero-interest note payable related to the MOX-Tape™ acquisition (refer to Note 2 to Consolidated Financial Statements) has been recorded at a discount and approximates fair value, based on average borrowing rates for the Corporation at the time of acquisition.

Reclassifications:

Certain reclassifications were made to prior year balances in order to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or stockholders’ investment.

(2) Acquisitions

On January 10, 2001, Bairnco purchased selected net assets (“Viscor”) of Viscor, Inc.  The terms of Viscor’s asset purchase agreement provide for additional consideration to be paid by Bairnco if Viscor’s results of operations exceed certain targeted levels. Such additional consideration is paid semi-annually in cash and is recorded when earned, by the achievement of certain targeted levels for the preceding six month period, as additional goodwill. The maximum amount of contingent consideration is approximately $4.5 million payable over the 5-year period ended December 31, 2005.  The Corporation recorded $6,000 and $67,000, respectively, in Cost in Excess as additional purchase price for the years ended December 31, 2005 and 2004. The cumulative additional consideration recorded as goodwill was approximately $1.0 million through December 31, 2005.

On May 23, 2003, Bairnco purchased the MOX-Tape™ brand of products, including inventory and related equipment, from Flexfab Horizons International, Inc., (“Flexfab”) of Hastings, Michigan.  MOX-Tape™ products consist of un-reinforced and reinforced silicone, self-fusing tapes used in a broad range of applications and markets, including high temperature electrical and mechanical insulation for the military, aerospace, automotive, utility and power generation markets. The business has been moved to Arlon’s Bear, Delaware plant.  The acquisition has been accounted for under the purchase method of accounting and was financed through available borrowings under Bairnco’s line of credit and a $400,000, non-interest bearing note payable to Flexfab, payable in $100,000 installments over four years.  The note was recorded at a discount, based on average borrowing rates for the Corporation at the time of acquisition. The purchase price was allocated to the assets acquired based on the fair market value of the assets at the date of acquisition.  The purchase price exceeded the fair value of net assets acquired by approximately $0.5 million.

Effective October 1, 2006 Bairnco acquired through its wholly-owned subsidiary Kasco Corporation, from Southern Saw Holdings, Inc. (“Southern Saw”), a Georgia corporation, certain assets and assumed certain liabilities, including trade accounts receivable, inventory, fixed assets, trade accounts payable and specific accrued expenses of Southern Saw and its affiliate, Southern Saw Service, L.P., a Georgia limited partnership (collectively “Atlanta SharpTech”), for approximately $13.9 million.  Atlanta SharpTech’s revenues were approximately $18.5 million for the fiscal year ended June 2006.  The acquisition was financed with borrowings available under Bairnco’s Amended Credit Facility.

Atlanta SharpTech is a leading manufacturer of meat bandsaw blades, meat grinder plates and knives, and other specialty cutting blades for wood, bakery, medical, paper products, and handsaws.  Atlanta SharpTech is also a provider of repair and maintenance services for equipment in meat room, seafood, and bakery departments in retail grocery chains across the US.  Atlanta SharpTech distributes cutting products, butcher supplies, and provides repair services to retail grocery stores, US military bases, butcher shops, slaughterhouses, and packing houses in the US through its route distribution organization.  Atlanta SharpTech also distributes blade products and meat grinder plate & knife products domestically and globally via a distributor salesman organization.  The headquarters and manufacturing operations for Atlanta SharpTech are located in Atlanta, Georgia, USA.

The following table summarizes the preliminary allocation of the purchase price on October 1, 2006:

October 1, 2006
Current assets:
Accounts receivable	$2,488,000
Inventories	2,302,000
Other current assets	218,000
Assets held for sale	525,000
5,533,000
Plant and Equipment	4,700,000
Costs in Excess of Net assets of Purchased Businesses	2,520,000
Intangibles	3,770,000
Assets Acquired	$16,523,000

Current Liabilities:
Accounts payable	$956,000
Accrued expenses	1,644,000
Liabilities Assumed	$2,600,000
Total Purchase Price	$13,923,000

The excess of the purchase price over the fair values of assets acquired and liabilities assumed of Atlanta Sharptech, including applicable transaction costs, was allocated to goodwill. All of the goodwill is deductible as operating expenses for tax purposes. The amount allocated to intangible assets was attributed to the following categories based on an independent valuation:

October 1, 2006
Trade names	$2,150,000
Customer relationships	950,000
Non-compete agreements	500,000
Engineering drawings	170,000
$3,770,000

The following table summarizes unaudited pro forma financial information assuming the Atlanta Sharptech acquisition had occurred on January 1, 2006 and 2005. The unaudited pro forma financial information uses Atlanta Sharptech’s data for the months corresponding to Bairnco’s December 31, year end. The unaudited pro forma financial information does not necessarily represent what would have occurred if the transaction had taken place on the dates presented and should not be taken as representative of our future consolidated results of operations or financial position. The plans for integration are in progress and thus not all costs related to the integration, nor the operating synergies expected from the integration, are reflected in the unaudited pro forma financial information.

	2006	2005
Net Sales	$193,330,000	$183,659,000
Net Income	5,605,000	3,903,000

Basic earnings per share of common stock	$0.78	$0.54
Diluted earnings per share of common stock	0.76	0.53

(3) Earnings per Share

The Corporation computes earnings per share (“EPS”) under SFAS 128, Earnings per Share.  The following disclosures comply with the requirements of SFAS 128.

	2006	2005	2004
Basic Earnings per Common Share:

Net Income	$4,962,000	$3,600,000	$30,829,000
Average common shares outstanding	7,147,000	7,350,000	7,362,000
Basic Earnings Per Common Share	$0.69	$0.49	$4.19

Diluted Earnings per Common Share:

Net Income	$4,962,000	$3,600,000	$30,829,000

Average common shares outstanding	7,147,000	7,350,000	7,362,000
Dilutive effect of restricted stock	101,000	82,000	64,000
Common shares issuable in respect to options issued to employees with a dilutive effect	139,000	181,000	143,000
Total diluted common shares outstanding	7,387,000	7,613,000	7,569,000

Diluted Earnings Per Common Share	$0.67	$0.47	$4.07

Basic earnings per common share were computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year.  Diluted earnings per common share include the effect of all dilutive stock options and restricted stock shares.

(4) Income Taxes

The components of income before income taxes and the provision (benefit) for domestic and foreign income taxes are as follows:

	2006	2005	2004
Income before Income Taxes:
Domestic (excluding income from spun off subsidiary)	$4,470,000	$4,572,000	$5,616,000
Foreign	884,000	965,000	1,875,000
Total Income before Income Taxes	$5,354,000	$5,537,000	$7,491,000

Provision (Benefit) for Income Taxes:
Domestic:
Currently payable	$3,237,000	$1,191,000	$1,168,000
Deferred	(3,355,000)	318,000	776,000
Foreign:
Currently payable	462,000	480,000	408,000
Deferred	48,000	(52,000)	20,000
Total Provision for Income Taxes	$392,000	$1,937,000	$2,372,000

Bairnco’s net current and non-current deferred tax assets (liabilities) include the following at December 31:

	2006	2005
Current Deferred Tax Items:
Accrued expenses	$927,000	$1,026,000
Inventories	1,961,000	1,422,000
Receivables	278,000	377,000
Foreign tax credits	334,000	480,000
Net Current Deferred Tax Asset	3,500,000	3,305,000

Non-Current Deferred Tax Items:
Fixed assets	(4,033,000)	(6,762,000)
Pensions	(837,000)	(3,609,000)
Intangible assets	(172,000)	(62,000)
Foreign tax credits	1,287,000	1,197,000
Other	(504,000)	(552,000)
Net Non-Current Deferred Tax Liability	(4,259,000)	(9,788,000)

Net Deferred Tax Liability	$(759,000)	$(6,483,000)

Management expects that future operations will generate sufficient taxable income to realize the existing deferred tax assets and as a result, the Corporation has not recorded any valuation allowances against these deferred tax assets.

In 2006, 2005 and 2004 the Corporation’s effective tax rates were 7.3%, 35.0% and 31.7%, respectively, of income before income taxes.  An analysis of the differences between these rates and the US federal statutory income tax rate is as follows:

	2006	2005	2004
Computed income taxes at statutory rate	$1,820,000	$1,883,000	$2,547,000
State and local taxes, net of federal tax benefit	223,000	214,000	52,000
Dividend income	334,000	141,000	636,000
Foreign income taxed at different rates	209,000	100,000	(210,000)
Tax credits	(457,000)	(167,000)	(636,000)
Benefit of Extraterritorial Income Exclusion	(311,000)	(315,000)	(416,000)
Benefit of Production Activities Deduction	(137,000)	(109,000)	--
Meals and entertainment	43,000	43,000	58,000
Change in Accounting Method	(1,554,000)	--	--
Other, net	222,000	147,000	341,000
Provision for Income Taxes	$392,000	$1,937,000	$2,372,000

On October 22, 2004, the American Jobs Creation Act of 2004 (the “Act”) was signed into law.  The Act created a temporary incentive for US multinationals to repatriate accumulated income earned outside the US at an effective tax rate of 5.25%.  To take advantage of the temporary incentive, in 2005 the Corporation repatriated $1,826,000 of foreign earnings under the Act. The additional US tax liability as a result of repatriating earnings under the Act was $141,000.

The rate reconciling item of $167,000 in 2005 for tax credits is an estimate of the amount of foreign tax credits that were repatriated with the earnings under the Act.  The Corporation cannot use the foreign tax credits repatriated under the Act or net operating loss carry forwards to reduce the taxable earnings repatriated under the Act. The Corporation expects to use the foreign tax credits repatriated under the Act in future years to offset future US tax. The foreign tax credits that may be utilized to reduce the Corporation’s US tax liability is limited to the amount of total US tax multiplied by the proportion of foreign source income to total worldwide income in future years. The Corporation’s foreign tax credits will begin to expire in 2011 and continue through 2015.

In addition to the foreign earnings repatriated under the Act, the Corporation also repatriated $732,600 of previously taxed earnings during 2005. In January 2006, the Corporation repatriated an additional $977,000 of previously taxed earnings. The previously taxed earnings repatriated in 2005 and in January 2006 are not subject to tax in the US. With the repatriation of the previously taxed earnings in January 2006, the Corporation has exhausted its pool of previously taxed earnings that were available to bring back to the US. The repatriation of earnings under the Act is not allowed beyond 2005.

Provision has not been made for US income taxes on approximately $5.3 million of undistributed earnings of international subsidiaries.  These earnings could become subject to additional tax if they were remitted as dividends or if the Corporation should sell its stock in the subsidiaries.  It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings; however, the Corporation believes that US foreign tax credits would largely eliminate any US income tax incurred.

Effective January 1, 2002, the Internal Revenue Service (“IRS”) eliminated all tax benefits associated with Foreign Sales Corporations, and the Bairnco FSC dissolved accordingly.  As a replacement tax benefit for exporters, the IRS enacted the Extraterritorial Income Exclusion, a statutory exclusion from taxable income. The income exclusion is calculated based on a percentage of foreign trade income and use of a non-US entity is not required to get the benefit of the exclusion. Effective January 1, 2005, the Extraterritorial Income Exclusion began a phase-out which will be completed in 2007.  For transactions during 2005 and 2006, the income exclusion is 80% and 60% of the exclusion otherwise allowed, respectively. The Corporation expects to receive a benefit of $311,000 under the Extraterritorial Income Exclusion in 2007.

In November 2005, Bairnco filed a notification with the Internal Revenue Service that it planned to increase its basis for income tax accounting purposes in certain real property and related improvements acquired as part of an asset purchase in 1989. The Corporation and its advisors concluded that a reasonable passage of time from the filing of the notification occurred during the third quarter of 2006 for the IRS to question this position. The Corporation filed its 2005 federal income tax return in the third quarter of 2006 utilizing the increased income tax basis. This tax return treatment for financial statement purposes resulted in an increase in deferred tax assets of $0.7 million, a reduction in income tax payable of $0.9 million and a related reduction in the provision for income taxes of $1,554,000 (the “Property Tax Benefit”) in the third quarter of 2006.

In June 2006, the FASB issued FIN 48 which clarifies the accounting for uncertainty in income taxes in an enterprise’s financial statements in accordance with SFAS 109.  FIN 48 provides a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, although earlier application of the provisions of the interpretation is encouraged. The Corporation has completed its initial assessment of the impact of FIN 48 and does not believe its adoption in the first quarter of 2007 will have a material impact on the Corporation’s consolidated financial statements.

The Corporation’s consolidated federal income tax returns have been audited by the IRS through the year ended December 31, 2002, and no other years are currently under audit.  The federal income tax returns for the years ending December 31, 2003, 2004, 2005 and 2006 are Bairnco’s only remaining unexamined federal income tax returns filed in an open year.

(5) Accrued Expenses

Accrued expenses consisted of the following as of December 31, 2006 and 2005, respectively:

	2006	2005

Salaries and wages	$2,883,000	$2,354,000
Income taxes	--	54,000
Insurance	1,837,000	2,300,000
Other accrued expenses	7,433,000	4,698,000
Total accrued expenses	$12,153,000	$9,406,000

(6) Debt and Lease Commitments

Long-term debt consisted of the following as of December 31, 2006 and 2005, respectively:

	2006	2005

Term loan	$14,907,000	$--
Revolving credit notes	214,000	4,387,000
Non-interest bearing note payable (Note 2)	100,000	199,000
China foreign loan facility	4,488,000	2,617,000

Less: Current maturities	1,219,000	134,000
Total	$18,490,000	$7,069,000

As of September 30, 2006, the Corporation had a three year, $25 million unsecured revolving Credit Facility (“Credit Facility”).  The Credit Facility had a maturity date of April 30, 2008. On October 10, 2006, the Corporation entered into an agreement with Bank of America, N.A. and Wachovia Bank, N.A. that amended and increased the Credit Facility to a maximum loan commitment of $33 million. This amended credit facility (“Amended Credit Facility”) was collateralized by substantially all of the domestic assets of the Corporation and had a maturity date of November 10, 2006. The additional availability under the Amended Credit Facility was used to finance Bairnco’s purchase of Atlanta SharpTech for approximately $13.9 million.

On November 9, 2006, the Corporation entered into a five year, $42,000,000 Senior Secured Credit Facility (“Secured Credit Facility”) with Bank of America, N.A. that refinanced and replaced the Amended Credit Facility. The $42,000,000 facility is apportioned as follows: a five-year $15,000,000 term loan and up to a $27,000,000 revolving credit facility, including a $13,000,000 sub-limit for letters of credit and a $3,000,000 sub-limit for foreign currency loans. The Secured Credit Facility is secured by a first lien on substantially all of the domestic assets of the Corporation, the capital stock of domestic subsidiaries, and 65% of the capital stock of foreign subsidiaries. The Secured Credit Facility matures on November 8, 2011.

At December 31, 2006, $14,907,000 was outstanding on the term loan under the Secured Credit Facility. This loan has scheduled principal payments of $1,119,000 in 2007, 2008, 2009 and 2010, and $1,026,000 in 2011, with the balance due at maturity. Interest rates vary on the term loan and are set from time to time in relationship to one of several reference rates, as selected by the Corporation. Interest rates on the term loan at December 31, 2006, averaged 7.16%.

At December 31, 2006, $214,000 of revolving credit notes under the Secured Credit Facility was outstanding and included in long-term debt, of which all was foreign borrowings denominated in Canadian Dollars. Interest rates vary on the revolving credit notes and are set at the time of borrowing in relationship to one of several reference rates as selected by the Corporation. Interest rates on revolving credit notes outstanding at December 31, 2006 averaged 6.01%.

Approximately $7.7 million of irrevocable standby letters of credit were outstanding under the Secured Credit Facility, which are not reflected in the accompanying consolidated financial statements, and also which reduce the unused borrowing availability under the Secured Credit Facility. $2.5 million of the letters of credit guarantee various insurance activities and $5.2 million represent letters of credit securing borrowing for the China foreign loan facility. These letters of credit mature at various dates and have automatic renewal provisions subject to prior notice of cancellation.

A commitment fee is paid on the unused portion of the total credit facility. The amount the Company can borrow at any given time is based upon a formula that takes into account, among other things, eligible inventory and accounts receivable, which can result in borrowing availability of less than the full amount of the Secured Credit Facility. As of December 31, 2006, the Company had approximately $6.9 million of unused borrowing availability under the Secured Credit Facility.

The China foreign loan facility reflects borrowing by the Company’s Chinese facilities through Bank of America, Shanghai, China, which is secured by four US dollar denominated letters of credit totaling $5.2 million. As of December 31, 2006, of the $4,488,000 owed, $838,000 is denominated in Chinese Renminbi and $3,650,000 is denominated in US Dollars. Interest rates on amounts borrowed under the China foreign loan facility averaged 6.3% at December 31, 2006.

The annual maturity requirements for long-term debt due after December 31, 2007, are summarized as follows:

Year Ended December 31,
2008	$1,119,000
2009	1,119,000
2010	1,119,000
2011	15,133,000
Total long-term debt	$18,490,000

The Corporation has other short-term debt outstanding which consists of lines of credit with domestic and foreign financial institutions to meet short-term working capital needs.  Outstanding domestic short-term borrowings under the Secured Credit Facility totaled $5,333,000 at December 31, 2006 at an average rate of 6.96%. Outstanding foreign short-term borrowings totaled $786,000 at December 31, 2006. Of the $786,000 outstanding, $679,000 is denominated in Euros with an average rate of 5.5% and $107,000 is denominated in Canadian Dollars at an average rate of 6.0%.

The Secured Credit Facility contains a financial covenant which requires the Corporation to meet a minimum fixed charge coverage ratio.  At December 31, 2006, the Corporation was in compliance with all covenants contained in the Credit Agreement.

Leases:

The Corporation leases certain property and equipment under various operating lease arrangements that expire over the next 8 years. Future minimum lease payments under scheduled operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

Year Ended December 31,
2007	$3,173,000
2008	2,458,000
2009	2,212,000
2010	1,485,000
2011	1,330,000
2012 and thereafter	1,727,000
Total minimum payments	$12,385,000

Rent expense for all operating leases amounted to approximately $3.3 million, $3.1 million, and $3.2 million for the years ended December 31, 2006, 2005, and 2004 respectively.

(7) Stock Options

The Corporation has a stock incentive plan which was established in 1990 (“1990 Plan”) and expired in 2000.  The expiration of the 1990 Plan had no effect on any stock options then outstanding.  On April 21, 2000, the shareholders of the Corporation approved the Bairnco 2000 Stock Incentive Plan (“2000 Plan”). The 2000 Plan permits the grant of options to purchase not more than 750,000 shares of common stock. The 2000 Plan provides for the grant of non-qualified options and options qualifying as incentive stock options under the Internal Revenue Code to officers and other key executive and management employees, and to each outside Director of the Corporation at an option price equal to the fair market value on the date of grant.  Non-qualified stock options may also be granted at book value. The term of each option may not exceed 10 years from the date the option becomes exercisable (or, in the case of an incentive stock option, 10 years from the date of grant).

A senior executive of the Corporation presently holds performance based, non-qualified stock options granted under the 1990 Plan to purchase a total of 83,334 shares of common stock at an option price equal to the fair market value on the date of grant.  These options became fully exercisable on May 31, 2000 and remain exercisable for ten years from the date they first became exercisable.

Changes in the stock options granted under the 1990 Plan during 2006, 2005 and 2004 were as follows:

	2006		2005		2004
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	245,169	$6.26	271,244	$6.25	324,160	$6.27
Exercised	(87,958)	5.89	(19,000)	5.85	(39,058)	6.19
Canceled	(1,250)	6.65	(7,075)	7.10	(13,858)	6.91
Outstanding at end of year	155,961	$6.46	245,169	$6.26	271,244	$6.25

Exercisable at end of year	155,961	$6.46	245,169	$6.26	271,244	$6.25

No shares were available for grants under the 1990 Plan as of December 31, 2006, 2005 and 2004. The weighted average remaining life of the 155,961 options outstanding at December 31, 2006 was 3.5 years. The intrinsic value of the 87,958 options exercised in 2006 was $268,000.

Changes in the stock options granted under the 2000 Plan during 2006, 2005 and 2004 were as follows:

	2006		2005		2004
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	175,675	$6.57	170,025	$5.92	162,400	$5.57
Granted	31,600	11.68	27,450	10.78	20,250	8.79
Exercised	(8,325)	6.32	(10,625)	5.81	(11,150)	6.10
Canceled	(6,225)	9.55	(11,175)	7.74	(1,475)	5.53
Outstanding at end of year	192,725	$7.32	175,675	$6.57	170,025	$5.92

Exercisable at end of year	118,638	$5.99	98,465	$5.79	68,607	$5.94

At December 31, 2006, 2005 and 2004, 527,175, 552,550 and 568,825 shares, respectively, were available for option grants under the 2000 Plan.  The weighted-average remaining life of the 192,725 options outstanding at December 31, 2006 was 9.2 years. The weighted-average grant-date fair value of the 31,600 options granted during 2006 was $2.23 per option. The intrinsic value of the 8,325 options exercised in 2006 was $35,000.

As of December 31, 2006, outstanding options have the following ranges of exercise prices and weighted average remaining lives:

	Ranges of Exercise Prices
	$3.38 to $5.70	$5.71 to $8.40	$8.41 to $11.92	All Ranges
Outstanding stock options:
Number of options	105,452	165,784	77,450	348,686
Weighted average exercise price	$5.09	$6.31	$10.80	$6.94
Weighted average remaining life	8.2 years	4.1 years	9.9 years	6.6 years
Exercisable stock options:
Number of options	85,614	164,709	24,276	274,599
Weighted average exercise price	$5.10	$6.31	$10.01	$6.26
Weighted average remaining life	7.7 years	4.1 years	6.2 years	5.4 years

$32,500 of stock option expense, net of $17,500 of tax, was charged against net income in 2006. There were no charges to income in connection with stock option grants or exercises during 2005 and 2004.

(8) Pension Plans

The Corporation has several pension plans which cover substantially all of its employees.  The benefits paid under these plans generally are based on employees’ years of service and compensation during the last years of employment.  Annual contributions made to the US plans are determined in compliance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) using a different actuarial cost method and actuarial assumptions than are used for determining pension expense for financial reporting purposes.  Plan assets consist primarily of publicly traded equity and debt securities.  The Corporation maintains an unfunded supplemental plan in the United States of America to provide retirement benefits in excess of levels provided under the Corporation’s other plans.

The Corporation’s Canadian subsidiary provides retirement benefits for its employees through a defined contribution plan. The plan was converted from a defined benefit plan in 1993 and, upon conversion a surplus was generated that is maintained in a separate holding account to fund the employer portion of contributions. As of December 31, 2006 and 2005, the plan had approximately $2.3 million and $2.1 million, respectively, in the holding account. The employer portion of contributions for 2006 and 2005 was $56,000 and $57,000, respectively.  The Corporation’s European subsidiaries provide retirement benefits for employees consistent with local practices. The foreign plans are not significant in the aggregate and therefore are not included in the following disclosures.

The Corporation’s measurement date of its US pension plans is November 30th. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with plan assets in excess of accumulated benefit obligations were $40,757,000, $40,757,000 and $43,641,000, respectively, at November 30, 2006, and $44,313,000, $41,382,000 and $41,792,000, respectively, at November 30, 2005.  The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $2,413,000, $2,413,000 and $1,728,000, respectively, at November 30, 2006, and $660,000, $660,000 and $0, respectively, at November 30, 2005.

The following table describes the funded status of US pension plans:

	2006	2005
Change in Benefit Obligation:
Benefit obligation at November 30, 2005 and 2004, respectively	$44,973,000	$41,304,000
Service cost	385,000	1,062,000
Interest cost	2,446,000	2,483,000
Amendments	74,000	--
Actuarial (gain) loss	(1,883,000)	2,522,000
Benefits paid	(2,825,000)	(2,398,000)
Benefit obligation at November 30, 2006 and 2005, respectively	43,170,000	44,973,000

Change in Plan Assets:
Fair value of plan assets at November 30, 2005 and 2004, respectively	41,792,000	38,973,000
Actual return on plan assets	6,375,000	1,345,000
Employer contributions	6,000	3,850,000
Benefits paid	(2,804,000)	(2,376,000)
Fair value of plan assets at November 30, 2006 and 2005, respectively	45,369,000	41,792,000

Funded status	2,199,000	(3,181,000)
Unrecognized prior service cost	84,000	185,000
Unrecognized net actuarial loss	8,336,000	13,695,000
Prepaid pension costs at November 30, 2006 and 2005, respectively	10,619,000	10,699,000
December accruals	(1,000)	(88,000)
December contributions	2,000	2,000
Accumulated other comprehensive income	(8,420,000)	--
Prepaid pension costs at year end	$2,200,000	$10,613,000

The prepaid pension costs noted above as of December 31, 2005, are included in Other Assets in the accompanying Consolidated Balance Sheet.

The prepaid pension costs noted above as of December 31, 2006, are included in several different accounts as noted below:

Non-current assets – Other Assets	$2,885,000
Current liabilities – Accrued expenses	(49,000)
Non-current liabilities – Other Liabilities	(636,000)
$2,200,000
Amounts recognized in the consolidated balance sheets of the Corporation consist of the following as of December 31, 2005:

2005

Prepaid benefit cost	$11,245,000
Accrued benefit liability – long-term	(660,000)
Accumulated other comprehensive income	114,000
Net amount recognized at November 30	10,699,000
December accruals	(88,000)
December contributions	2,000
Net amount recognized at December 31	$10,613,000

The following assumptions were used for purposes of computing the net periodic pension cost and determining the benefit obligation of all US salaried employee plans:

Assumption	Used for Net Periodic Pension Cost in Fiscal Year January through December of		Used for Benefit Obligations as of November 30
	2006	2005	2006	2005
Discount rate	5.78%	6.1%	5.70%	5.78%
Salary increase	3.5%	3.5%	(Not applicable)	3.5%
Long-term rate of return	8.5%	8.5%	(Not applicable)	(Not applicable)

The following assumptions were used for purposes of computing the net periodic pension cost and determining the benefit obligation of all US hourly employee plans:

Assumption	Used for Net Periodic Pension Cost in Fiscal Year January through December of		Used for Benefit Obligations as of November 30
	2006	2005	2006	2005
Discount rate	5.78%	6.1%	5.70%	5.78%
Salary increase	(Not applicable)	(Not applicable)	(Not applicable)	(Not applicable)
Long-term rate of return	8.5%	8.5%	(Not applicable)	(Not applicable)

Net periodic pension cost for the US plans included the following for the years ended December 31:

	2006	2005	2004

Service cost-benefits earned during the year	$323,000	$1,065,000	$1,020,000
Interest cost on projected benefit obligation	2,441,000	2,491,000	2,389,000
Expected return on plan assets	(3,492,000)	(3,250,000)	(3,056,000)
Amortization of net obligation at date of transition	--	--	32,000
Amortization of prior service cost	15,000	56,000	49,000
Amortization of accumulated losses	659,000	595,000	666,000
Curtailment loss	70,000	93,000	--
Net periodic pension cost	$16,000	$1,050,000	$1,100,000

The major categories of plan assets as of November 30, 2006 and 2005 were as follows:

	2006		2005
Major Categories	Fair Value of Plan Assets	% of Total Fair Value of Plan Assets	Fair Value of Plan Assets	% of Total Fair Value of Plan Assets
Equity funds	$33,598,000	74.0%	$26,935,000	64.5%
Fixed income funds	11,337,000	25.0%	10,658,000	25.5%
Cash and cash equivalents	434,000	1.0%	4,199,000	10.0%
Total	$45,369,000		$41,792,000

Effective March 31, 2006, Bairnco froze the Bairnco Corporation Retirement Plan (the “Plan”) and initiated employer contributions to its 401(k) plan.  A base contribution of 1% of pay will be made to each participant’s account, plus the Corporation will match 50% of up to 4% of pay contributed by the employee. Employer contributions to the 401(k) plan in 2006 were $542,000 and are estimated at approximately $800,000 for 2007.

As a result of the Plan freeze, all unamortized prior service costs in the Plan as of March 31, 2006 was recognized as a curtailment loss.

Assuming no adverse changes in 2007 to the discount rate used for measuring the benefit obligation and assuming the rate of return on assets equals or exceeds the discount rate, then the Corporation does not expect to contribute to the US plans in 2007.

Expected benefit payments for each of the next five years and for years six through ten are as follows:

Fiscal Year	Amount
2007	$2,533,000
2008	2,551,000
2009	2,604,000
2010	2,650,000
2011	2,717,000
2012 through 2016	15,116,000

Investment Policy:

All investments will be made solely in the interest of the plan participants and their beneficiaries in order to provide prudent growth over time consistent with preservation of principal while providing liquidity so that benefits may be paid. Plan investments will be done through investment managers, as appointed by the Investment Committee, and be diversified so as to minimize the risk of large losses.  All actions by investment managers shall be made in accordance with the fiduciary standards established by ERISA, as amended, and other applicable laws and regulations.

The general classes of investment funds include equities, fixed income (bond funds) and cash equivalents. Equity investments include common, preferred and convertible stock, including both domestic and foreign issues. Plan assets may be invested 100% in equity funds although the range of equity fund investments is typically in the 55% to 75% of total market value of plan assets. Fixed income funds include US Government obligations, marketable non-convertible preferred stock and corporate bonds, insurance contracts, zero coupon securities and certificates of deposit.  Cash equivalents include investments with a maturity of less than one year and shall include US Government securities, repurchase agreements, bank certificates of deposit, prime commercial paper and short term investments.

Investments or activities strictly prohibited include short sales, margin purchases, or any form of stock borrowing, privately placed or non-marketable securities, restricted securities, domestic common stocks not listed on the New York, American, or NASDAQ Stock Exchanges, derivative investments, investments of more than 10% of the specific fund’s assets in securities of any one issuer, except for US Government obligations, and investments in equities in any single industry in excess of 20% (at cost) of total plan assets. Up to 20% (at cost) of total plan assets may be invested in international equity funds.

Investment managers have full responsibility for investment selection and diversification within the limits of the investment restrictions set forth herein and as may be additionally imposed by the Investment Committee. The Plan Administrator shall supply the Investment Committee with the performance results of all investments and investment managers, benchmarked against their peer’s performance, at least quarterly.

Bairnco’s expected long term rate of return on plan assets is based on historical returns of its investment funds as adjusted to reflect expectations of future returns taking into consideration forecasts of long term expected inflation rates.

(9) Reportable Segment Data

Operating segments are components of an enterprise that:

•	Engage in business activities from which they may earn revenues and incur expenses,

•	Whose operating results are regularly reviewed by the company’s chief operating decision-maker to make decisions about resources to be allocated to the segment and assess its performance, and

•	For which discrete financial information is available.

Operating segments with similar products and services, production processes, types of customers, and sales channels are combined into reportable segments for disclosure purposes.  Bairnco has three reportable segments – Arlon Electronic Materials segment, Arlon Coated Materials segment and Kasco Replacement Products and Services segment.

The Arlon Electronic Materials and Arlon Coated Materials segments design, manufacture, market and sell laminated and coated products to the electronic, industrial and commercial markets under the Arlon and Calon brand names. These products are based on common technologies in coating, laminating, polymers, and dispersion chemistry.

Among the products included in the Arlon Electronic Materials segment are high technology materials for the printed circuit board industry and silicone rubber products for insulating tapes and flexible heaters. Among the products included in the Arlon Coated Materials segment are vinyl films for graphics art applications, foam tapes used in window glazing, and electrical and thermal insulation products.

The Kasco Replacement Products and Services segment manufactures, sells and services products and equipment used in supermarkets, meat and deli operations, and meat, poultry, and fish processing plants throughout the United States, Canada and Europe.  It also manufactures and sells small band saw blades for cutting wood and metal, and large band saw blades for use at lumber mills.

Bairnco evaluates segment performance based on income before interest and taxes and excluding allocation of headquarters expense. Segment income and assets are measured on a basis that is consistent with the methods described in the summary of significant accounting policies. Segment assets exclude US deferred income taxes, taxes receivable and assets attributable to US employee benefit programs. Inter-segment transactions are not material. No customer accounts for 10% or more of consolidated revenue.

Financial information about the Corporation’s operating segments for the years ended December 31, 2006, 2005 and 2004 is as follows:

		Operating Profit		Capital	Depreciation/
2006	Net Sales	(Loss)	Assets	Expenditures	Amortization
Arlon EM	$60,866,000	$9,121,000	$35,251,000	$6,037,000	$2,185,000
Arlon CM	67,124,000	1,152,000	45,266,000	778,000	2,657,000
Kasco	50,838,000	2,404,000	47,090,000	1,523,000	2,125,000
Headquarters	--	(6,611,000)	11,021,000	338,000	444,000
Total	$178,828,000	$6,066,000	$138,628,000	$8,676,000	$7,411,000
2005
Arlon EM	$53,741,000	$6,774,000	$31,035,000	$3,380,000	$2,360,000
Arlon CM	68,218,000	2,232,000	45,932,000	420,000	2,770,000
Kasco	43,941,000	354,000	30,436,000	2,818,000	2,014,000
Headquarters	--	(3,769,000)	18,365,000	686,000	312,000
Total	$165,900,000	$5,591,000	$125,768,000	$7,304,000	$7,456,000

2004
Arlon EM	$51,274,000	$6,656,000	$24,283,000	$1,403,000	$2,412,000
Arlon CM	71,752,000	3,798,000	46,262,000	2,467,000	2,567,000
Kasco	42,470,000	1,585,000	30,290,000	1,258,000	2,610,000
Headquarters	--	(3,982,000)	17,946,000	868,000	79,000
Total	$165,496,000	$8,057,000	$118,781,000	$5,996,000	$7,668,000

The Corporation has operations in Canada, Mexico, China and several European countries. Information about the Corporation’s operations by geographical area for the years ended December 31, 2006, 2005 and 2004 is as follows:

	Sales to External Customers	Long-lived Segment Assets
2006
United States	$149,608,000	$51,574,000
France	14,348,000	265,000
Other Foreign	14,872,000	13,300,000

2005
United States	$138,657,000	$56,078,000
France	14,095,000	285,000
Other Foreign	13,148,000	3,761,000

2004
United States	$139,148,000	$53,482,000
France	14,544,000	395,000
Other Foreign	11,804,000	3,875,000

(10) Contingencies

During the third quarter 2004, Bairnco obtained final resolutions of three long-pending lawsuits.

In one of these lawsuits (the “Transactions Lawsuit”), trustees representing asbestos claimants brought claims of over $700 million against Bairnco, its subsidiaries, and other defendants. A judgment in favor of the defendants was affirmed in May 2004 by the U.S. Court of Appeals for the Second Circuit.  Plaintiffs’ time to seek review by the United States Supreme Court of the Court of Appeals’ decision expired in August 2004.

A second lawsuit by these trustees against Bairnco (the “NOL Lawsuit”), involving a dispute over federal income tax refunds that had been held in escrow since the 1990s, was settled in September 2004. Pursuant to a settlement agreement dated September 10, 2004, Bairnco received $24,695,000 (about 70 percent of the escrowed funds), and the NOL Lawsuit was dismissed with prejudice. Subsequent to December 31, 2004, a review of tax information on the settlement of the NOL Lawsuit resulted in a $1,015,000 tax receivable and related income which, along with the $24,695,000 settlement, is included in Income from Spun off Subsidiary in the accompanying Consolidated Statements of Income.

The final resolution of the Transactions Lawsuit in favor of Bairnco resulted in the final resolution of a third lawsuit brought by these trustees (the “Properties Lawsuit”), involving a dispute over the title to certain real and personal property. In 2001, when the Properties Lawsuit was dismissed, without prejudice, against Bairnco and its Arlon subsidiary, the parties agreed that this dispute would be determined in accordance with the final resolution of the Transactions Lawsuit.

Management of Bairnco is not aware of any other pending actions of which the Corporation and its subsidiaries are defendants, the disposition of which would have a material adverse effect on the consolidated results of operations or the financial position of Bairnco and its subsidiaries as of December 31, 2006.

(11) Subsequent Event

On June 22, 2006, Steel Partners II, L.P. (“Steel Partners II”) commenced an unsolicited cash tender offer for all of the outstanding common stock of the Corporation for $12.00 per share, without interest (as amended, the “Offer”). On February 2, 2007, Steel Partners II amended the Offer to $13.35 per share.

On February 23, 2007, the Corporation signed a definitive merger agreement to be acquired by BZ Acquisition Corp. (“BZ Acquisition”), an affiliate of Steel Partners II, for $13.50 per share, in cash. The merger agreement was unanimously approved by the Corporation’s Board.  Pursuant to the terms of the merger agreement, on March 2, 2007, Steel Partners II amended the Offer to reflect the $13.50 per share offer price, and extended the Offer through March 16, 2007.  All shareholders of record on March 5, 2007 will continue to be entitled to receive the declared first quarter dividend of $0.10 per share, for total cash proceeds of $13.60 per share.

Completion of the Offer is subject to customary conditions, including the valid tender of sufficient shares, which, when added to shares then owned by Steel Partners II and its affiliates, constitute more than 50% of the total number of outstanding shares on a fully diluted basis. There is no financing condition.

Following the completion of the Offer, subject to customary conditions, BZ Acquisition will merge with and into the Corporation, pursuant to which each share not tendered into the Offer will be converted automatically into the right to receive $13.50 in cash.

The Offer could close as early as March 16, 2007. If BZ Acquisition acquires sufficient shares in the Offer that, together with shares then owned by Steel Partners II and its affiliates, represent more than 90% of the outstanding shares of the Corporation, the back-end merger will close promptly after the completion of the Offer, without obtaining a shareholder vote.  If, following the completion of the Offer, Steel Partners II and its affiliates own more than 50% of the shares of the Corporation on a fully diluted basis but less than 90% of the outstanding shares, the back-end merger, which would be subject to approval by the Corporation’s stockholders (including Steel Partners II and its affiliates), would be expected to close in the first half of 2007.

Further information relating to the Offer can be found in the Corporation’s Solicitation/Recommendation Statement on Schedule 14D-9 and amendments thereto, which are available on the SEC’s website at  www.sec.gov  or on the Corporation’s web site at  www.bairnco.com.

(12) Restatement of Consolidated Statement of Comprehensive Income

In the Corporation’s previously issued financial statements for the year ended December 31, 2006, the effect of the Corporation’s adoption of SFAS 158 of $5,146,000 was shown in the Consolidated Statement of Comprehensive Income as a reduction of comprehensive income for the year ended December 31, 2006, with such comprehensive income being reported as $720,000.  The accompanying restated Consolidated Statement of Comprehensive Income reflects the correction of the impact of, the adoption of SFAS 158 and accordingly, comprehensive income has been reported as $5,866,000 for the year ended December 31, 2006.

WHX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(in thousands except per share)

Net sales	$177,277	$117,837
Cost of goods sold	136,473	98,355

Gross profit	40,804	19,482

Selling, general and administrative expenses	34,280	18,775
Loss (gain) on disposal of assets	(22)	130

Income from operations	6,546	577

Other:
Interest expense	10,371	7,570
Realized and unrealized loss on derivatives	1,627	691
Other (income) expense	(51)	140

Loss before taxes	(5,401)	(7,824)

Tax provision	811	709

Net loss	$(6,212)	$(8,533)

Basic and diluted per share of common stock

Net loss per share	$(0.62)	$(0.85)

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

WHX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2008	2007
	(Dollars and shares in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$5,013	$6,090
Accounts receivable - net	110,045	89,546
Inventories	85,542	83,709
Deferred income taxes	3,433	3,339
Other current assets	11,554	12,023
Total current assets	215,587	194,707

Property, plant and equipment at cost, less accumulated depreciation and amortization	123,677	124,336
Goodwill	64,567	64,317
Other intangibles, net	39,167	39,892
Other non-current assets	18,195	18,337
	$461,193	$441,589

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Trade payables	$55,106	$49,053
Accrued environmental liability	7,576	7,805
Accrued liabilities	42,785	40,308
Accrued interest expense - related party	23,802	19,615
Current portion of long-term debt	11,223	7,513
Short-term debt - related party	5,100	5,100
Short-term debt	61,522	50,180
Deferred income taxes	142	142
Total current liabilities	207,256	179,716

Long-term debt	138,782	141,678
Long-term debt - related party	156,676	154,901
Accrued pension liability	13,429	15,653
Other employee benefit liabilities	7,751	7,595
Deferred income taxes	8,377	8,217
Other long-term liabilities	3,810	3,374
	536,081	511,134

Stockholders' (Deficit) Equity:
Preferred stock- $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 95,000 and 50,000 shares, respectively; issued and outstanding 10,000 shares	100	100
Warrants	-	1,287
Accumulated other comprehensive loss	(31,879)	(32,559)
Additional paid-in capital	397,224	395,748
Accumulated deficit	(440,333)	(434,121)
	(74,888)	(69,545)
	$461,193	$441,589

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

WHX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net loss	$(6,212)	$(8,533)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,348	3,124
Non-cash stock based compensation	69	168
Amortization of debt related costs	355	1,086
Payment in kind interest on related party debt	1,775	-
Deferred income taxes	66	65
(Gain) loss on asset dispositions	(22)	130
Equity in after-tax income of affiliated companies	(13)	(18)
Unrealized gain on derivatives	(162)	(41)
Reclassification of net cash settlements on derivative instruments	1,789	732
Decrease (increase) in operating assets and liabilities, net of effect of acquisitions:
Trade receivables	(19,890)	(12,570)
Inventories	(1,565)	2,261
Other current assets	583	151
Accrued interest expense-related party	4,188	3,822
Other current liabilities	5,521	(642)
Other items-net	98	48
Net cash used in operating activities	(8,072)	(10,217)
Cash flows from investing activities:
Plant additions and improvements	(3,523)	(1,003)
Net cash settlements on derivative instruments	(1,789)	(732)
Proceeds from sales of assets	78	3,633
Net cash provided by (used in) investing activities	(5,234)	1,898
Cash flows from financing activities:
Proceeds from term loans - domestic	4,000	-
Proceeds from term loans - foreign	3	-
Net revolver borrowings (repayments)	11,291	11,558
Repayments of term loans - foreign	(136)	(120)
Repayments of term loans - domestic	(3,509)	(3,339)
Deferred finance charges	(1,146)	(170)
Net change in overdrafts	1,577	(876)
Net cash provided by financing activities	12,080	7,053
Net change for the period	(1,226)	(1,266)
Effect of exchange rate changes on net cash	149	30
Cash and cash equivalents at beginning of period	6,090	4,776
Cash and cash equivalents at end of period	$5,013	$3,540

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

WHX CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS’ (DEFICIT) EQUITY
(Unaudited)

	Three Months Ended March 31, 2008

	Shares	Common Stock, Warrants and		Accumulated
	of Common	Additional Paid-In	Accumulated	Other Comprehensive	Total Stockholders’
	Stock	Capital	Deficit	Loss	(Deficit) Equity
	(dollars and shares in thousands)

Balance at December 31, 2007	10,000	$397,135	$(434,121)	$(32,559)	$(69,545)

Amortization of stock options	-	189	-	-	189

Net loss	-	-	(6,212)	-	(6,212)
Foreign currency translation	-	-	-	680	680
Comprehensive loss					(5,532)

Balance at March 31, 2008	10,000	$397,324	$(440,333)	$(31,879)	$(74,888)

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 – The Company and Nature of Operations

WHX Corporation, the parent company (“WHX”) is a holding company that invests in and manages a group of businesses on a decentralized basis.  WHX owns Handy & Harman (“H&H”), which is a diversified manufacturing company whose strategic business units encompass three reportable segments: Precious Metal, Tubing, and Engineered Materials.  In April 2007, WHX acquired Bairnco Corporation (“Bairnco”).  Bairnco operates business units in three reportable segments: Arlon Electronic Materials segment, Arlon Coated Materials segment, and Kasco Replacement Products and Services. See Note 13 for a description of the business and products of each of the Company’s segments.  The results of operations of Bairnco are included in the financial results of WHX beginning April 13, 2007. H&H and Bairnco principally operate in North America.  WHX, together with all of its subsidiaries, are referred to herein as the “Company.”

Note 2 – Liquidity

The Company has incurred significant losses and negative cash flows from operations in recent years, and as of March 31, 2008 had an accumulated deficit of $440.3 million. As of March 31, 2008, the Company’s current assets totaled $215.6 million and its current liabilities totaled $207.3 million; therefore, working capital was $8.3 million. Included in the current liabilities as of March 31, 2008 is a total of $28.9 million of accrued interest and mandatorily redeemable preferred stock payable to Steel Partners II, L.P. (“Steel Partners”), a related party. Such amounts may be either partially or totally repaid after the completion of a proposed rights offering (described below).  The Company’s working capital at December 31, 2007 was $15.0 million.  H&H and Bairnco have not been in compliance with certain of their bank covenants and have been required to obtain amendments or waivers from their lenders related to such covenants, after which and as of March 31, 2008, the Company has been in compliance.

WHX is a holding company and has as its sole source of cash flow distributions from its operating subsidiaries, H&H and Bairnco, or other discrete transactions.  H&H’s credit facilities effectively do not permit it to transfer any cash or other assets to WHX with the exception of (i) an unsecured loan for required payments to the WHX Pension Plan, (ii) an unsecured loan for other uses in the aggregate principal amount not to exceed $7.0 million, of which approximately $3.4 million has been distributed, (iii) the loan, distribution or other advance of up to approximately $7.4 million, subject to certain limitations, to the extent loaned by Steel Partners to H&H, of which approximately $3.2 million has already been distributed, and (iv) up to $13.1 million to be used by WHX solely to make a contribution to the WHX Pension Plan, which contribution of $13.0 million was made on September 12, 2007.  H&H’s credit facilities are collateralized by substantially all of H&H’s assets.  Similarly, Bairnco’s bank credit facilities and term loan do not permit it to make any distribution, pay any dividend or transfer any cash or other assets to WHX.

On January 22, 2008, H&H amended its credit facilities to, effective January 11, 2008, among other things, (i) provide for a temporary reduction in the reserves required under its credit facility with Wachovia Bank, N.A. (the “Wachovia Facilities”) from $2.5 million to $1.0 million until April 15, 2008, and (ii) revise the criteria of Foreign Accounts to be included in the calculation of Availability, as both of these terms are defined in the credit agreement.

On February 14, 2008, H&H amended its credit facilities to, among other things, (i) reset the levels of certain financial covenants, (ii) allow for the prepayment of its Loan and Security Agreement with Steel Partners (the “Term B Loan”) in the amount of and upon receipt by H&H of a capital or debt infusion from the Company from proceeds of the proposed rights offering, less $5.0 million which shall be used to pay down the revolver under the Wachovia Facilities, (iii) extend the maturity date to June 30, 2009, (iv) consent to the terms and conditions of the H&H Security Agreement and the H&H Guaranty,  both terms as defined below in the description of the February 14, 2008 amendment by Bairnco to its credit agreements, and (v) amend applicable interest rates.  In addition, the Wachovia Facilities were also amended to provide for an additional term loan of $4.0 million to H&H and its subsidiaries.

Bairnco’s bank debt was refinanced in July 2007 with a new scheduled maturity of 2012.  On February 14, 2008, Bairnco amended its First Lien Credit Agreement with Wells Fargo Foothill, Inc. (“Wells Fargo”) (the “First Lien Credit Facility”) and its Second Lien Credit Agreement with Ableco Finance LLC (“Ableco”) (the “Second Lien Credit Agreement”) to, among other things, reset the levels of certain financial covenants.  The Second Lien Credit Agreement was also amended to provide for, among other things, a limited guaranty by H&H of up to $10.0 million, secured by a second lien on all of the assets of H&H pursuant to the Security Agreement by H&H in favor of Ableco (the “H&H Security Agreement”) and the Limited Continuing Guaranty by H&H in favor of Ableco (the “H&H Guaranty”). In addition, each of the First Lien Credit Agreement and the Second Lien Credit Agreement was also amended to, among other things, provide for either (i) the Company to invest $10.0 million from the proceeds of the proposed rights offering by March 31, 2008 in Bairnco and for such  proceeds to be used to prepay at least $10.0 million under the First Lien Credit Agreement Term Loan, (ii) Steel Partners to issue a limited $10.0 million guaranty, or (iii) a capital or debt infusion of $10.0 million by either Steel Partners or WHX into Bairnco, or any combination of the foregoing.  Steel Partners issued a limited guaranty in compliance with this amendment.  In February 2008, Bairnco prepaid the First Lien Credit Agreement Term Loan by approximately $1.8 million with tax refund proceeds, as permitted by the credit agreement, which reduced such $10.0 million obligation by the amount of such payment.

H&H’s Availability under its credit facilities as of March 31, 2008 was $17.3 million.  Bairnco’s Availability under its credit facilities as of March 31, 2008 was $6.0 million.

On April 14, 2008, WHX filed an amended registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) for a proposed rights offering to its existing stockholders.  WHX initially filed a registration statement on October 18, 2007 and subsequently filed Amendments thereto dated November 30, 2007 and December 21, 2007. The registration statement has not yet become effective.  The proposed rights offering will be made through the distribution of non-transferable subscription rights to purchase shares of WHX’s common stock, par value $0.01 per share, at a subscription price to be determined.  Assuming the proposed rights offering is fully subscribed, WHX could receive gross proceeds of approximately $200.0 million, less expenses of the rights offering.  The proposed rights offering includes an oversubscription privilege which permits each rights holder that exercises its rights in full, to purchase additional shares of common stock that remain unsubscribed at the expiration of the offering.  This oversubscription privilege is subject to (i) the availability and allocation of shares among persons exercising this oversubscription privilege and (ii) a maximum number of shares for which stockholders can oversubscribe for without endangering the availability of the Company’s net operating loss carryforwards (“NOLs”) under Section 382 of the Internal Revenue Code, in each case as further described in the rights offering documents.  Steel Partners has indicated that it intends to exercise all of its rights and to oversubscribe for the maximum number of shares it can oversubscribe for without (i) endangering the availability of the Company’s NOLs or (ii) increasing its ownership to in excess of 75% of the outstanding shares of WHX’s common stock.  The purpose of this proposed rights offering is to raise equity capital in a cost-effective manner that gives all WHX’s stockholders the opportunity to participate. The net proceeds will be used to (i) make partial payments to certain senior lenders to certain wholly-owned subsidiaries of WHX and/or to contribute to the working capital of such subsidiaries, (ii) redeem preferred stock which is held by Steel Partners, and was issued by a wholly-owned subsidiary of WHX, (iii) purchase shares of common stock of CoSine Communications, Inc. from Steel Partners, (iv)  repay WHX indebtedness to Steel Partners, and (v)  repay indebtedness of  wholly-owned subsidiaries of WHX to Steel Partners.

We do not anticipate that the Company will have any additional sources of cash flow other than (i) as described above, (ii) from operations, (iii) from the sale of non-core assets, (iv) from the proceeds of the proposed rights offering, and (v) from other discrete transactions.  In addition, the proceeds of the proposed rights offering are expected to be used to redeem preferred stock and to reduce indebtedness, and accordingly will not be available for general corporate purposes, except that $5.0 million of which shall be used to pay down the revolver under the Wachovia Facilities pursuant to a February 14, 2008 amendment to H&H’s credit facilities.

There can be no assurance that the funds available from operations and under the Company’s credit facilities will be sufficient to fund its debt service costs, working capital demands, pension plan contributions, and environmental remediation costs. However, the Company believes it will be able to generate sufficient working capital to meet its obligations as they mature for at least the next 12 months as a result of developments which include, as more fully described in the specific notes to the consolidated financial statements as of December 31, 2007 that are included in the Company’s Annual Report on Form 10-K, recent new and amended financing arrangements, significant payments made during 2007 to the WHX Pension Plan and the complete satisfaction of the IRS waiver of the minimum funding requirements for the 2005 plan year, acquisitions, the sale of a non-essential operating unit, as well as continuing improvements in the Company’s operations, and the substantial completion of a major remediation of property relating to certain environmental liabilities.

The ability of the Company to meet its cash requirements over the next twelve months is dependent, in part, on the Company’s ability to meet its business plan.  Management believes that existing capital resources and sources of credit, including the H&H credit facilities and the Bairnco credit facilities, are adequate to meet its cash requirements during the next 12 months. The Company also continues to examine all of its options and strategies, including acquisitions, divestitures, and other corporate transactions, to increase cash flow and stockholder value, as well as considering the reduction of certain discretionary expenses and sale of certain non-core assets.   However, if the Company’s cash needs are greater than anticipated or the Company does not materially satisfy its business plan, the Company may be required to seek additional or alternative financing sources.  There can be no assurance that such financing will be available or available on terms acceptable to the Company and therefore, the Company’s ability to operate could be materially adversely affected.

Note 3 – Acquisition of Bairnco

In April 2007, WHX acquired Bairnco’s outstanding common stock pursuant to a tender offer for $13.50 per share.  The total purchase price was $101.4 million (the “Bairnco Acquisition”).

The Bairnco Acquisition was accounted for under the purchase method of accounting. Effective April 13, 2007, the consolidated financial statements of the Company include the actual results of operations of Bairnco. The following table summarizes unaudited actual financial data for the three month period ended March 31, 2008, as compared to pro forma financial data for the combined companies for the three month period ended March 31, 2007, as though the Company had acquired Bairnco as of January 1, 2007:

	For the Three Months Ended March 31,
	2008	2007
	ACTUAL	PRO FORMA
	(in thousands)

Net sales	$177,277	$166,564

Income from operations	$6,546	$1,368

Loss before income taxes	$(5,401)	$(11,190)

Net loss	$(6,212)	$(11,671)

Net loss per common share	$(0.62)	$(1.17)

Included in the above pro forma results for the three months ended March 31, 2007 are non-recurring pre-tax charges of $1.2 million relating to the tender offer for Bairnco shares. Other non-recurring charges totaling $7.4 million that related directly to the acquisition have been excluded from the above pro forma results of operations.  Such charges consisted of approximately $5.5 million of acquired manufacturing profit in inventory that was charged to cost of sales, approximately $1.6 million of acquired in-process research and development costs, and $0.2 million of acquired backlog.  Pro forma adjustments to the historical results of operations for the period ended March 31, 2007 include additional interest expense on the acquisition-related financing, adjustments to depreciation and amortization expense relating to the difference in the basis of fixed assets and acquired amortizable intangibles, and the elimination of federal income taxes on Bairnco’s results of operations.  Since Bairnco will be included in the consolidated federal income tax return of WHX, and due to the uncertainty of realizing the benefit of WHX’s NOLs in the future, a deferred tax valuation allowance has been established on a consolidated basis.

The pro forma information noted above should be read in conjunction with the related historical information and is not necessarily indicative of the results that would have been attained had the transaction actually taken place as of January 1, 2007; nor is it indicative of any future operating results of the combined entities.

Note 4 – Basis of Presentation

The condensed consolidated balance sheet as of December 31, 2007, which has been derived from audited financial statements, and the unaudited condensed consolidated financial statements included herein have been prepared by the Company in accordance with the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.  This quarterly report on Form 10-Q should be read in conjunction with the Company’s audited consolidated financial statements contained in Form 10-K for the year ended December 31, 2007.  Certain amounts for the prior year have been reclassified to conform to the current year presentation.

In the opinion of management, the interim financial statements reflect all normal and recurring adjustments necessary to present fairly the consolidated financial position and the results of operations and changes in cash flows for the interim periods.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the operating results for the full year.

Note 5 – Recently Issued Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“SFAS No. 141R”). SFAS No. 141R requires an entity to recognize assets acquired, liabilities assumed, contractual contingencies and contingent consideration at their fair value on the acquisition date. SFAS No. 141R also requires that (1) acquisition-related costs be expensed as incurred; (2) restructuring costs generally be recognized as a post-acquisition expense; and (3) changes in deferred tax asset valuation allowances and income tax uncertainties after the measurement period impact income tax expense. The Company will adopt SFAS No. 141R on January 1, 2009 and is currently evaluating this statement to determine its effect, if any, on its consolidated financial position and results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”).  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and the Company adopted SFAS No. 159 as of January 1, 2008.  Upon adoption, the Company did not elect the fair value option for any items within the scope of SFAS No. 159, and therefore, the adoption of SFAS No. 159 did not have an effect on the Company’s consolidated financial position and results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements.  This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. On January 1, 2008, the Company adopted SFAS No. 157 for financial assets that are required to be measured at fair value, and the adoption of SFAS No. 157 did not have a significant effect on its consolidated financial position and results of operations.

In February 2008, the FASB issued FASB Staff Position 157-2 (“FSP 157-2”) which delayed the implementation of SFAS No. 157 until January 1, 2009 for non-financial assets and liabilities that are not required to be measured at fair value on a recurring basis.  Pursuant to FSP 157-2, the Company did not adopt SFAS No. 157 for such non-financial assets and liabilities that include goodwill and identifiable intangible assets.  The Company is currently evaluating the impact that adoption of SFAS No. 157 for such non-financial assets and liabilities will have on its consolidated financial position and results of operations.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”).  This Statement changes the disclosure requirements for derivative instruments and hedging activities, but does not change the accounting for such instruments, and therefore, the Company believes that the adoption of SFAS No. 161 will not have an effect on its consolidated financial position and results of operations.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

Note 6 – Net Income (Loss) Per Share

The computation of basic loss per common share is based upon the weighted average number of shares of Common Stock outstanding (10,000,498).  Diluted earnings per share gives effect to dilutive potential common shares outstanding during the period.  The Company had potentially dilutive common share equivalents including warrants and stock options and other stock-based incentive compensation arrangements during the quarter. No common share equivalents were dilutive in either of the three month periods ended March 31, 2008 or 2007 because the Company reported a net loss and therefore, any outstanding warrants and stock options would have had an anti-dilutive effect.  As of March 31, 2008, stock options for an aggregate of 719,000 shares are excluded from the calculation of net loss per share.

Note 7 – Stockholders’ (Deficit) Equity

Warrants

On July 29, 2005, in exchange for the extinguishment and cancellation of their stock, the Company’s then-existing Series A and Series B preferred stockholders received 752,688 warrants to purchase common stock, exercisable at $11.20 per share.  The warrants were valued at $1.3 million using the Black-Scholes valuation method. The warrants expired unexercised on February 28, 2008, and the $1.3 million was reclassified to additional paid-in capital on the consolidated balance sheet.

Comprehensive Income (Loss)

Comprehensive loss for the three months ended March 31, 2008 and 2007 was comprised of:

	Three Months Ended
	March 31,
	2008	2007
	(in thousands)

Net loss	$(6,212)	$(8,533)

Other comprehensive loss:
Foreign currency translation adjustments	680	157

Comprehensive loss	$(5,532)	$(8,376)

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) balances as of March 31, 2008 and December 31, 2007 were comprised of:

	March 31,	December 31,
	2008	2007
	(in thousands)
Net actuarial losses and prior service costs and credits (net of tax of $5,262)	$(38,378)	$(38,378)
Foreign currency translation adjustment	6,499	5,819
	$(31,879)	$(32,559)

Note 8 – Inventories

Inventories at March 31, 2008 and December 31, 2007 were comprised of:

	March 31,	December 31,
	2008	2007
	(in thousands)

Finished products	$39,281	$38,468
In - process	12,806	15,547
Raw materials	28,726	25,257
Fine and fabricated precious metal in various stages of completion	10,552	9,486
	91,365	88,758
LIFO reserve	(5,823)	(5,049)
	$85,542	$83,709

In order to produce certain of its products, H&H purchases, maintains and utilizes precious metal inventory. H&H enters into commodity futures and forwards contracts on precious metal that are subject to market fluctuations in order to economically hedge its precious metal inventory against price fluctuations.  As these derivatives are not designated as accounting hedges under Statement of Financial Accounting Standards No. 133, they are accounted for as derivatives with no hedge designation.  Accordingly, H&H recognizes realized and unrealized gains and losses on the derivative instruments related to precious metal.  Such realized and unrealized gains and losses are recorded in current period earnings as other income or expense in the Company's consolidated statement of operations, and the three month periods ended March 31, 2008 and 2007 include losses of $1.6 million and $0.7 million, respectively.  In addition, H&H records its precious metal inventory at last-in, first-out (“LIFO”) cost, subject to lower of cost or market with any adjustments recorded through cost of goods sold.  The market value of the precious metal inventory exceeded LIFO value cost by $5.8 million and $5.0 million at March 31, 2008 and December 31, 2007, respectively.

Certain customers and suppliers of H&H choose to do business on a “toll” basis, and furnish precious metal to H&H for return in fabricated form (customer metal) or for purchase from or return to the supplier. When the customer metal is returned in fabricated form, the customer is charged a fabrication charge. The value of this customer metal is not included in the Company’s balance sheet.  In 2007, a subsidiary of H&H received 500,000 troy ounces of silver from a single customer under an unallocated pool account agreement. Such agreement is cancelable by the customer upon six months notice. Because of a reduction in its operating needs as well as a result of an increase in customer metal, the quantity of silver owned by the Company declined substantially in 2007 and also declined by 81,572 troy ounces as of March 31, 2008 compared to December 31, 2007.

The Company deferred $0.8 million of profit arising from the liquidation of LIFO inventory during the three month period ended March 31, 2008, which is currently being treated as temporary because the Company expects to reinstate the inventory by year end. Such deferral is included in accrued liabilities on the March 31, 2008 consolidated balance sheet.

The following table summarizes customer toll and owned precious metal quantities:

	March 31,	December 31,
	2008	2007
Silver ounces:
Customer owned metal	811,650	795,336
H&H owned metal	286,142	367,714

Gold ounces:
Customer owned metal	1,162	779
H&H owned metal	5,561	4,616

Palladium ounces:
Customer owned metal	1,338	1,346
H&H owned metal	557	520

Supplemental inventory information:	March 31,	December 31,
	2008	2007
	(in thousands, except per ounce)

Precious metals stated at LIFO cost	$4,729	$4,436
Market value per ounce:
Silver	17.91	14.81
Gold	931.85	834.70
Palladium	452.40	364.00

Note 9 – Pensions, Other Postretirement and Post-Employment Benefits

The following table presents the components of net periodic pension cost (credit) for the Company’s pension plans for the three months ended March 31, 2008 and 2007.  The pension cost (credit) of the Bairnco U.S. pension plans is included only in the three month period ended March 31, 2008 because the Bairnco Acquisition did not occur until April of 2007.

	Three Months Ended
	March 31,
	2008	2007
	(in thousands)

Service cost	$87	$75
Interest cost	6,203	5,925
Expected return on plan assets	(8,336)	(7,500)
Amortization of prior service cost	23	25
Recognized actuarial loss	-	225
	$(2,023)	$(1,250)

In addition to its pension plans, which are included in the table above, the Company also maintains several other postretirement benefit plans covering certain of its employees.  The approximate aggregate expense for these plans was $0.1 million and $0.2 million for the three months ended March 31, 2008 and 2007, respectively.

Note 10 – Debt

Long-term debt consists of the following:

	March 31,	December 31,
	2008	2007
	(in thousands)

Long-term Debt-Non Related Party:
H&H Credit Facility-Term Loan A	$9,075	$9,742
H&H Term Loan	46,000	42,000
H&H Supplemental Term Loan	4,940	5,277
Other H&H debt-domestic	6,688	6,724
Other H&H debt-foreign	5,705	5,420
Bairnco Term Loans	72,599	75,067
Bairnco China foreign loan facility	4,998	4,961
Total debt-non related party	150,005	149,191
Less portion due within one year	11,223	7,513
Long-term debt-non related party	$138,782	$141,678

Long-term Debt-Related Party:
H&H Term B Loan	$104,165	$104,165
Bairnco Subordinated Loan	35,052	33,957
WHX Subordinated Loan	17,459	16,779
Long-term debt to related party	$156,676	$154,901

Total long-term debt	$295,458	$296,579

Note 11 – Income Taxes

For the three months ended March 31, 2008 and 2007, tax provisions of $0.8 million and $0.7 million, respectively, were recorded, principally for state and foreign income taxes.  The Company does not record an income tax benefit, and has recorded a deferred tax valuation allowance to the extent that it believes that it is more likely than not that the benefits of its deferred tax assets, including that relating to its net operating loss carryforwards, will not be realized in future periods.

Note 12 –Asset Sales

On March 4, 2007, the Company sold certain assets, including the land and building, certain machinery and equipment, and inventory of Handy & Harman Electronic Materials Corporation (“HHEM”) for net proceeds of approximately $3.8 million. HHEM was part of the Company’s Precious Metal segment.   In December 2006, the Company recorded an asset impairment charge of $3.4 million relating to the long-lived assets offered for sale, in accordance with Statement of Financial Accounting Standards No. 144.  The amount of the impairment loss was based upon the actual selling price of the long-lived assets in March 2007.  Upon sale, the Company recognized a loss of $0.4 million relating to the sale of inventory, which is included in cost of goods sold for the three month period ended March 31, 2007.  Under the terms of the sale agreement, the Company has retained responsibility for any pre-existing environmental conditions requiring remediation at the Rhode Island site.

Note 13 – Reportable Segments

The Company has six reportable segments:

(1)
Precious Metal. This segment is engaged in the fabrication of precious metal and their alloys into brazing alloys and the utilization of precious metal in precision electroplating. Brazing alloys are used to join most common metals as well as specialty metals with strong, hermetic joints.  The Precious Metal segment offers a wide variety of these metal joining products, including gold, silver, palladium, copper, nickel, and aluminum based materials.  These brazing alloys are fabricated into a variety of engineered forms and are used in many industries including automotive, air conditioning, general industrial and other metal-joining industries. Precision electroplating (often using gold, silver, palladium and various base metals) is performed on electronic and electrical components primarily for use in the automotive industry.  H&H’s profits from precious metal products are principally derived from the “value added” of processing and fabricating and not from the purchase and resale of precious metal.  In accordance with general practice in the industry, prices to customers are principally a composite of two factors: (1) the value of the precious metal content of the product and (2) the “fabrication value”, which includes the cost of base metals, labor, overhead, financing and profit.

(2)
Tubing. This segment manufactures a wide variety of steel tubing products.  The Stainless Steel Tubing Group manufactures small-diameter precision-drawn seamless tubing both in straight lengths and coils.  The Stainless Steel Tubing Group’s capabilities in long continuous drawing of seamless stainless steel coils allow the Group to serve the petrochemical infrastructure and shipbuilding markets. The Stainless Steel Tubing Group also produces products for use in the medical, semiconductor fabrication, aerospace and instrumentation industries.   The Specialty Tubing Group manufactures welded carbon steel tubing in straight lengths and coils with a primary focus on products for the refrigeration and automotive industries.  In addition to producing bulk tubing, the Specialty Tubing Group also produces value added products for the appliance market by fabricating tubing into condensers for refrigerators and freezers.

(3)
Engineered Materials. This segment supplies products to the construction and building industries. H&H manufactures fasteners and fastening systems for the commercial flat roofing industry.  Products are sold to building and roofing distributors and as private labels to roofing systems manufacturers. A line of specialty fasteners is produced for the building products industry for fastening applications in wood decks, landscaping, masonry, and log homes.  This segment also manufactures plastic and steel fittings and connectors for natural gas and water distribution service lines along with exothermic welding products for electrical grounding, cathodic protection, and lightning protection.   In addition, the segment manufactures electro-galvanized steel products primarily for the construction industry.

(4)
Arlon Electronic Materials segment (“Arlon EM”) designs, manufactures, markets and sells high performance laminate materials and bonding films utilized in the military/aerospace, wireless communications, automotive, oil drilling, and semiconductor markets.  Among the products included in the Arlon EM segment are high technology materials for the printed circuit board industry and silicone rubber products for insulating tapes and flexible heaters.

(5)
Arlon Coated Materials segment (“Arlon CM”) designs, manufactures, markets and sells laminated and coated products to the electronic, industrial and commercial markets under the Arlon and Calon brand names.  Among the products included in the Arlon CM segment are vinyl films for graphics art applications, foam tapes used in window glazing, and electrical and thermal insulation products.

(6)
Kasco Replacement Products and Services segment (“Kasco”) is a leading provider of meat-room products (principally replacement band saw blades) and on-site maintenance services principally to retail food stores, meat and deli operations, and meat, poultry and fish processing plants throughout the United States, Canada and Europe. In Canada and France, in addition to providing its replacement products, Kasco also sells equipment to the supermarket and food processing industries.

Management has determined that certain operating companies should be aggregated and presented within a single reporting segment on the basis that such operating segments have similar economic characteristics and share other qualitative characteristics. Management reviews sales, gross profit and operating income to evaluate segment performance. Operating income for the reportable segments includes the costs of shared corporate headquarters functions such as finance, auditing, treasury, legal, benefits administration and certain executive functions, but excludes other unallocated general corporate expenses. Other income and expense, interest expense, and income taxes are not presented by segment since they are excluded from the measure of segment profitability reviewed by the Company’s management.

H&H and Bairnco principally operate in North America.

The following table presents information about reportable segments for the three month periods ending March 31:

	Three Months Ended
	March 31,
	2008	2007
	(in thousands)
Net sales

Precious Metal	$45,688	$37,762
Tubing	29,626	29,337
Engineered Materials	51,009	50,738
Arlon Electronic Materials (a)	16,404	-
Arlon Coated Materials (a)	17,675	-
Kasco (a)	16,875	-
Net sales	$177,277	$117,837

Segment operating income (loss)
Precious Metal	$2,397	$(271)
Tubing	1,273	(900)
Engineered Materials	1,264	2,073
Arlon Electronic Materials (a)	1,156	-
Arlon Coated Materials (a) (b)	(1,108)	-
Kasco (a)	833	-
	5,815	902

Unallocated corporate expenses	1,091	1,445
Unallocated pension expense (credit)	(1,800)	(1,250)
Loss (gain) on disposal of assets	(22)	130

Income from operations	6,546	577

Interest expense	10,371	7,570
Realized and unrealized loss on derivatives	1,627	691
Other (income) expense	(51)	140

Loss before taxes	$(5,401)	$(7,824)

(a)	Bairnco was acquired on April 13, 2007 and thus, the results for these segments do not appear in the period ended March 31, 2007.

(b)
The operating loss of the Arlon Coated Materials segment includes $0.6 million of move costs to consolidate two plants in San Antonio, Texas into one.  In addition to the direct move costs, the results of the quarter were negatively impacted by a plant shutdown and related operating inefficiencies during the move.

	Three Months Ended March 31,
	2008	2007
Capital Expenditures	(in thousands)

Precious Metal	$1,064	$429
Tubing	451	112
Engineered Materials	476	430
Arlon Electronic Materials (a)	272	-
Arlon Coated Materials (a)	730	-
Kasco (a)	374	-
Corporate and other	156	32
Total	$3,523	$1,003

(a)	Bairnco was acquired on April 13, 2007 and thus, the results for these segments do not appear in the period ended March 31, 2007.

	March 31,	December 31,
	2008	2007
Total Assets	(in thousands)

Precious Metal	$66,907	$57,249
Tubing	69,149	66,232
Engineered Materials	148,941	142,177
Arlon Electronic Materials	79,083	78,029
Arlon Coated Materials	29,358	27,398
Kasco	42,960	41,440
Corporate and other	24,795	29,064
Total	$461,193	$441,589

The following table presents revenue and long lived asset information by geographic area.  Long-lived assets consist of property, plant and equipment, plus approximately $7.3 million of land and buildings from previously operating businesses that are carried at the lower of cost or fair value and are included in other non-current assets on the consolidated balance sheets.

Geographic Information
	Revenue		Long-Lived Assets
	Three Months Ended March 31,		March 31,	December 31,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
United States	$154,375	$106,733	$109,059	$110,437
Foreign	22,902	11,104	21,901	21,180

	$177,277	$117,837	$130,960	$131,617

Foreign revenue is based on the country in which the legal subsidiary is domiciled. Neither revenue nor long-lived assets from any single foreign country was material to the consolidated revenues of the Company.  Revenue for the three months ended March 31, 2007 does not include Bairnco as it was acquired on April 13, 2007.

Note 14 – Contingencies

Legal Matters:

HH East Parcel, LLC.  v. Handy & Harman

This action arises out of a purchase and sale agreement entered into in 2003 whereby H&H agreed to sell a portion of a commercial site in Connecticut (“Sold Parcel”) to HH East Parcel, LLC (“HH East”).  On or about April 5, 2005, HH East filed a Demand for Arbitration with the American Arbitration Association seeking legal and equitable relief including completion of the remediation of environmental conditions at the site in accordance with the terms of the agreement.  An arbitration hearing was held in October 2005 in Connecticut, pursuant to which HH East was awarded, among other things, an amount equal to $5,000 per day from January 1, 2005 through the date on which remediation is completed.  This award amounts to approximately $4.0 million through the completion date of April 6, 2007.  H&H applied to the Connecticut Superior Court to have the arbitration award vacated.  On June 26, 2006, the court issued a decision denying H&H’s application and granting HH East’s motion to confirm the arbitration award.  H&H appealed that decision.  Oral argument on H&H’s appeal took place before the Connecticut Supreme Court in February 2008.  The Court is expected to issue its ruling on the appeal between approximately April and June 2008.  The parties are currently engaged in settlement discussions.

On May 22, 2007, HH East served an Order for a Prejudgment Attachment in the amount of approximately $3.5 million, issued by the Superior Court, Stamford, Connecticut in December 2006, against certain Connecticut property of H&H and against certain bank accounts maintained by H&H at banks in New York.  H&H brought proceedings in the Superior Court, Stamford, Connecticut, and in the Supreme Court, State of New York, to oppose the attachment of such bank accounts and to have it lifted.  The New York proceeding has been discontinued.  The Connecticut proceeding is pending.  On June 14, 2007, HH East temporarily withdrew its attachment/garnishment against certain bank accounts of H&H after the posting of other satisfactory collateral by H&H and while settlement discussions were continuing.  On June 29, 2007, and again on several other dates, HH East re-served the Order against various bank accounts of H&H.

H&H has been working cooperatively with the Connecticut Department of Environmental Protection (“CTDEP”) with respect to its obligations under a consent order entered into in 1989 that applies to both parcels of the commercial site.  H&H has been conducting an investigation of the remaining parcel, and is continuing the process of evaluating various options for its remediation.  The sale of the Sold Parcel, which is the subject of the above-referenced litigation, triggered statutory obligations under Connecticut law to investigate and remediate pollution at or emanating from the Sold Parcel.  Remediation of all soil conditions on site was completed on April 6, 2007, although H&H has since performed limited additional work on site, solely in furtherance of ongoing settlement discussions between HH East and H&H.  Although no groundwater remediation is required, there will be monitoring of same for several years.  Approximately $28.9 million had been expended through March 31, 2008, and the remaining remediation and monitoring costs are expected to approximate $0.3 million.  H&H received reimbursement of $2.0 million from its carrier under a cost-cap insurance policy and is pursuing its potential entitlement to additional coverage.

Paul E. Dixon & Dennis C. Kelly v. Handy & Harman

Paul Dixon and Dennis Kelly, two former officers of H&H (the “Claimants”) filed a Statement of Claim with the American Arbitration Association (the “Arbitration”) on or about January 3, 2006.  The Claimants were employees of H&H until September 2005 when their employment was terminated by H&H.  Their claims included seeking payments allegedly due under employment contracts and allegedly arising from their terminations, and seeking recovery of benefits under what they allege was the Handy & Harman Supplemental Executive Retirement Plan.

In the Arbitration, Claimants sought an award in excess of $4.0 million each, plus interest, costs and attorneys’ fees.  The Claimants also sought indemnification for certain matters and an injunction against H&H with regard to life insurance policies.  H&H brought a special proceeding on February 15, 2006 in the Supreme Court of the State of New York, County of Westchester, for a judgment staying the arbitration of three of the four claims.  On March 10, 2006, all of the parties filed a stipulation with the court, discontinuing the court proceeding and agreeing therein, among other things, that all claims asserted by the Claimants in the Arbitration (which was also discontinued at that time) would be asserted in Supreme Court, Westchester County.

In April 2006, the Claimants served a request for benefits, severance and other amounts, similar to those described above, on H&H and various plan administrators and fiduciaries thereof.  The request was reviewed in accordance with the procedures of the plans at issue and by letter dated September 27, 2006, claimants were notified that their request was largely denied.

In January 2008, Mr. Kelly filed a lawsuit against WHX, H&H and various benefit plans in the United States District Court for the Southern District of New York.  Mr. Dixon did not join in this lawsuit, and his counsel has not indicated whether Mr. Dixon intends to file his own lawsuit.  Mr. Kelly’s claims in this lawsuit are essentially the same claims that he asserted in the above-described arbitration and request for benefits.  Mr. Kelly’s complaint seeks approximately $4.0 million in money damages plus unspecified punitive damages.  The defendants are vigorously defending this lawsuit, and believe that it is without merit.  Nevertheless, there can be no assurance that the defendants will be successful in defending against Mr. Kelly’s claims, or that the defendants will not have any liability on account of Mr. Kelly’s claims.  Such liability, if any, cannot be reasonably estimated at this time, and accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of the Company.

Arista Development LLC v. Handy & Harman Electronic Materials Corporation

In 2004, a subsidiary of H&H, HHEM, entered into an agreement to sell a commercial/industrial property in Massachusetts.  Disputes between the parties led to suit being brought in Bristol Superior Court in Massachusetts.  The plaintiff alleges that HHEM is liable for breach of contract relating to HHEM’s alleged breach of the agreement, unfair and deceptive acts and practices, and certain consequential and treble damages as a result of HHEM’s termination of the agreement in 2005, although HHEM subsequently revoked its notice of termination.  HHEM has denied liability and has been vigorously defending the case.  The court entered a preliminary injunction enjoining HHEM from conveying the property to anyone other than the plaintiff during the pendency of the case.  Discovery on liability and damages has been in abeyance while the parties are actively engaged in settlement discussions. Since discovery is not completed, it cannot be known at this time whether it is foreseeable or probable that plaintiff would prevail in the litigation or whether H&H would have any liability to the plaintiff.

Environmental Matters

In connection with the Sold Parcel, H&H was responsible for demolition and environmental remediation of the site, the estimated cost of which was included in the loss on sale recorded in 2003.  In 2004, H&H determined that an increase in the reserve for environmental remediation was needed in the amount of $28.3 million.  This change in reserve was caused by the discovery of underground debris and soil contaminants that had not been anticipated.  These additional costs were included in environmental remediation expense.  An additional $4.0 million was also recorded in selling, general and administrative expenses in 2004 as a penalty related to the Sold Parcel.  H&H retains title to a parcel of land adjacent to the Sold Parcel.  This parcel is classified as other non-current assets, in the amount of $2.0 million, on the consolidated balance sheets at March 31, 2008 and December 31, 2007.

H&H entered into an administrative consent order (the “ACO”) in 1986 with the New Jersey Department of Environmental Protection (“NJDEP”) with regard to certain property that it purchased in 1984 in New Jersey.  The ACO involves investigation and remediation activities to be performed with regard to soil and groundwater contamination.  H&H settled a case brought by the local municipality in regard to this site in 1998 and also settled with certain of its insurance carriers.  H&H is actively remediating the property and continuing to investigate the most effective methods for achieving compliance with the ACO.  The latest remedial investigation report was filed with the NJDEP in December of 2007.  H&H anticipates entering into discussions in the near future with NJDEP to address that agency’s natural resource damage claims, the ultimate scope and cost of which cannot be estimated at this time.  The ongoing cost of remediation is presently estimated at approximately $750,000.  Pursuant to a settlement agreement with the former owner/operator of the site, the responsibility for site investigation and remediation costs are allocated 75% to the former owner/operator and 25% to H&H after the first $1.0 million.  The $1.0 million was paid solely by the former owner/operator.  As of April 11, 2008, over and above the $1.0 million, total investigation and remediation costs of $731,000 and $244,000 have been expended by the former owner/operator and H&H, respectively, in accordance with the settlement agreement.  Additionally, H&H is currently being reimbursed through insurance coverage for a portion of the investigation and remediation costs for which the company is responsible.  H&H believes that there is additional excess insurance coverage which it intends to pursue as necessary.

H&H and Bairnco (and/or one or more of their respective subsidiaries) have also been identified as potentially responsible parties (“PRPs”) under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state statutes at several sites and are parties to ACOs in connection with certain other properties.  H&H and Bairnco (and/or one or more of their respective subsidiaries) may be subject to joint and several liabilities imposed by CERCLA on PRPs.  Due to the technical and regulatory complexity of remedial activities and the difficulties attendant in identifying PRPs and allocating or determining liability among them, H&H and Bairnco are unable to reasonably estimate the ultimate cost of compliance with such laws.

In a case entitled Agere Systems, Inc., et al. v. Advanced Environmental Technology Corp., et al. (U.S. District Court, EDPA), five companies, all of which are PRPs for the Boarhead Farm site in Bucks County, Pennsylvania, brought CERCLA contribution and similar claims under Pennsylvania’s environmental laws against a number of companies in 2002.  A subsidiary of H&H, H&H Tube, is one of the defendants that the plaintiffs claim contributed to the contamination of the Boarhead Farm site.  A number of the plaintiffs have entered into consent decrees with the United States Environmental Protection Agency  (“EPA”) regarding the remediation of groundwater and soil contamination at the Boarhead Farm site.  In addition, plaintiffs have settled with a number of the defendants.  There are currently six non-settling defendants, including H&H Tube, against which the plaintiffs are pursuing their claims.  Fact and expert discovery has been concluded.  H&H Tube filed a motion for summary judgment in July 2007 seeking a dismissal of all claims against H&H Tube.  The court denied that motion. Plaintiffs were granted leave to file a fifth amended complaint which adds a claim against the non-settling defendants for joint and several liability  The plaintiffs have already made substantial payments to the EPA in past response costs and have themselves incurred costs for groundwater and soil remediation.  Remediation is continuing.  Plaintiffs are seeking reimbursement of a portion of amounts incurred and an allocation of future amounts from H&H Tube and the other non-settling defendants.  Based upon expert testimony in the litigation, H&H Tube’s responsibility for this site, if any, is estimated to be minimal.  The trial in this matter has been scheduled to begin on June 23, 2008.

In December 2007, H&H Tube and H&H filed a lawsuit against an insurer and several related entities seeking a declaration that the defendants are obligated to defend and indemnify H&H Tube with respect to the Boarhead Farm case.  On May 7, 2008, the parties executed a written settlement agreement resolving the lawsuit.

H&H received a notice letter from the EPA in August 2006 formally naming H&H as a PRP at a superfund site in Massachusetts (the “Superfund site”).  H&H then voluntarily joined a group of ten (10) other PRPs (which group has since increased to thirteen (13)) to work cooperatively regarding remediation of this site.  Investigative work is ongoing to determine whether there are other parties that sent hazardous substances to the Superfund site but that have not received notice letters or been named as PRPs to date.  The PRP group submitted its good faith offer to the EPA in late October 2006.  The offer is contingent on the group arriving at an acceptable allocation amongst the PRPs.  All of the PRPs have reached proposed allocations as to percentages of responsibility for investigation and remediation costs at the Superfund site.  It is anticipated that there will be a “shortfall” in the overall allocation that will then be shared, on a pro rata basis, among all of the participating PRPs.  The EPA has agreed to an orphan share for the past costs incurred through April 1, 2008 and has agreed to cap all future response and oversight costs at $2.9 million as further consideration for the orphan share.  The EPA seeks to have the consent decree lodged as soon as practicable.  The consent decree will then be subject to a public comment period of no less than 30 days.  After the expiration of the 30 days (or such other time period), the court, in its discretion, can enter the consent decree.  There are some parties who have not participated to date in the consent decree negotiations and allocation process.  Any such non-participating party may be sued later under CERCLA.  That is a decision that will be made in the future by the participating PRPs.  It is anticipated that PRP remedial activities at the site will not begin until 2009.  The remediation of a significant amount of the contamination at the site is the responsibility of the Department of Energy (“DOE”).  That remediation is being accomplished by the U.S. Army Corps of Engineers (the “ACOE”).  The DOE portion of the work has begun but is not expected to be completed until 2009, at which time the remaining work will be more clearly defined.  H&H is a chemical PRP; not a radiological PRP.  The ACOE recently informed one of the radiological PRPs that it may seek contribution from that PRP for the portion of the remediation performed by the ACOE.  The radiological PRP in turn wishes to preserve its rights to sue the chemical PRPs in the event any portion of the ACOE’s claim relates to chemical waste.  The PRPs are currently investigating the nature of the ACOE’s potential claim to determine if there is any realistic potential that the ACOE’s claim can legally or factually result in a contribution claim against the chemical PRPs.  H&H has recorded a significant reserve in connection with this matter.

H&H is continuing to comply with a 1987 consent order from the Massachusetts Department of Environmental Protection (“MADEP”) to investigate and remediate the soil and groundwater conditions at the property that is the subject of the Arista Development litigation discussed above.  H&H is in discussions with the EPA, the MADEP and the plaintiff in the Arista case in connection with the remedial activities.  In addition, H&H has engaged in discussions or received comments regarding its remedial plans from abutters.  Discussions with some abutters are ongoing and, although no formal claims have been asserted, it is possible that claims will be asserted.  Since discussions regarding these matters are not complete and since no claims have been asserted, it cannot be known what, if any, liability H&H will have with respect to the abutters.

As discussed above, H&H and Bairnco have existing and contingent liabilities relating to environmental matters, including capital expenditures, costs of remediation and potential fines and penalties relating to possible violations of national and state environmental laws.  H&H and Bairnco have substantial remediation expenses on an ongoing basis, although such costs are continually being readjusted based upon the emergence of new techniques and alternative methods.  In addition, the Company has insurance coverage available for several of these matters.  The Company has accrued $7.6 million related to estimated environmental remediation costs as of March 31, 2008.  Based upon information currently available, including H&H and Bairnco’s prior capital expenditures, anticipated capital expenditures, and information available to H&H and Bairnco on pending judicial and administrative proceedings, H&H and Bairnco do not expect their respective environmental compliance costs, including the incurrence of additional fines and penalties, if any, relating to the operation of their respective facilities to have a material adverse effect on their financial position, but there can be no such assurances.  Such costs could be material to H&H and Bairnco’s results of operations and cash flows.  We anticipate that H&H and Bairnco will pay such amounts out of their respective working capital, although there is no assurance that H&H and Bairnco will have sufficient funds to pay such amounts.  In the event that H&H and Bairnco are unable to fund these liabilities, claims could be made against WHX for payment of such liabilities.  As further information comes into the Company’s possession, it will continue to reassess such evaluations.

Other Litigation

Certain of the Company’s subsidiaries are a defendant (“Subsidiary Defendant”) in numerous cases pending in a variety of jurisdictions relating to welding emissions.  Generally, the factual underpinning of the plaintiffs’ claims is that the use of welding products for their ordinary and intended purposes in the welding process causes emissions of fumes that contain manganese, which is toxic to the human central nervous system.  The plaintiffs assert that they were over-exposed to welding fumes emitted by welding products manufactured and supplied by the Subsidiary Defendants and other co-defendants. The Subsidiary Defendants have various levels of exposure in these different cases, from being the primary or sole defendant to being one of many defendants.  The Subsidiary Defendants deny liability and are defending these actions.  It is not possible to reasonably estimate the Subsidiary Defendants’ exposure or share, if any, of the liability at this time.

In addition to the foregoing cases, there are a number of other product liability, exposure, accident, casualty and other claims against WHX or certain of its subsidiaries in connection with a variety of products sold by such subsidiaries over several years, as well as litigation related to employment matters, contract matters, sales and purchase transactions and general liability claims, many of which arise in the ordinary course of business.  There is also one recently filed and served case in state court arising out of H&H’s sale of a used piece of equipment which allegedly caused a fire resulting in property damage and interruption of a third party’s business operations.  It is not possible to reasonably estimate the Company’s exposure or share, if any, of the liability at this time in any of these matters.

There is insurance coverage available for many of the foregoing actions, which are being litigated in a variety of jurisdictions.  To date, WHX and its subsidiaries have not incurred and do not believe they will incur any significant liability with respect to these claims, which they are contesting vigorously in most cases.  However, it is possible that the ultimate resolution of such litigation and claims could have a material adverse effect on the Company’s results of operations, financial position and cash flows when they are resolved in future periods.

Pension Plan Contingency Arising from the WPC Group Bankruptcy:

Wheeling-Pittsburgh Corporation (“WPC”) and six of its subsidiaries (collectively referred to as the “WPC Group”), including Wheeling-Pittsburgh Steel Corporation (“WPSC”), a vertically integrated manufacturer of value-added and flat rolled steel products, was a wholly owned subsidiary of WHX.  On November 16, 2000, the WPC Group filed a petition seeking reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code.  A Chapter 11 Plan of Reorganization for the WPC Group (the “WPC POR”) was consummated on August 1, 2003, pursuant to which, among other things, the WPC Group ceased to be a subsidiary of WHX effective August 1, 2003, and from that date forward has been an independent company.

As part of the WPC POR, the Company agreed to make certain contributions (the “WHX Contributions”) to the reorganized company. Under the WHX Contributions, the Company forgave the repayment of its claims against the WPC Group of approximately $39.0 million and, additionally, contributed to the reorganized company $20.0 million of cash, for which the Company received a note in the amount of $10.0 million.  The note was fully reserved upon receipt.

On March 6, 2003, the Pension Benefit Guaranty Corporation (“PBGC”) published its Notice of Determination (“Notice”) and on March 7, 2003 filed a Summons and Complaint (“Complaint”) in United States District Court for the Southern District of New York seeking the involuntary termination of the WHX Pension Plan, a defined benefit pension plan sponsored by the Company that provides pension benefits to active and retired employees of WHX and H&H and certain benefits to active and retired employees of members of the WPC Group. WHX filed an answer to this complaint on March 27, 2003, contesting the PBGC’s action.  On July 24, 2003, the Company entered into an agreement among the PBGC, WPC, WPSC, and the United Steelworkers of America, AFL-CIO-CLC (“USWA”) in settlement of matters relating to the PBGC v. WHX Corporation, Civil Action No. 03 CV 1553, in the United States District Court for the Southern District of New York (“Termination Litigation”), in which the PBGC was seeking to terminate the WHX Pension Plan.  Under the settlement, among other things, WHX agreed (a) that the WHX Pension Plan, as it is currently constituted, is a single employer pension plan, (b) to contribute funds to the WHX Pension Plan equal to moneys spent (if any) by WHX or its affiliates to purchase WHX 10.5% Senior Notes (the “Senior Notes”) in future open market transactions, and (c) to grant to the PBGC a pari passu security interest of up to $50.0 million in the event WHX obtains any future financing on a secured basis or provides any security or collateral for the Senior Notes.

Also under the settlement, all parties agreed  that as of the effective date of the WPC POR, (a) no shutdowns had occurred at any WPC Group facility, (b) no member of the WPC Group is a  participating employer under the WHX Pension Plan, (c) continuous service for WPC Group employees was  broken, (d) no WPC Group employees will become entitled to “Rule of 65” or “70/80” Retirement Benefits (collectively, “Shutdown Benefits”) by reason of events occurring after the effective date of the WPC POR, and (e) the WHX Plan would provide for a limited early retirement option to allow up to 650 WPSC USWA-represented employees the right to receive retirement benefits based on the employee’s years of service as of July 31, 2003 with a  monthly benefit equal to $40 multiplied by the employee’s years of service.

Finally, under the settlement, the PBGC agreed (a) that, after the effective date of the WPC POR, if it terminates the WHX Pension Plan at least one day prior to a WPC Group facility shutdown, WHX shall be released from any additional liability to PBGC resulting from the shutdown, (b) to withdraw its claims in the WPC Bankruptcy Proceedings, and (c) to dismiss the Termination Litigation.

The agreement with the PBGC also contains the provision that WHX will not contest a future action by the PBGC to terminate the WHX Pension Plan in connection with a future WPC Group facility shutdown. In the event that such a plan termination occurs, the PBGC has agreed to release WHX from any claims relating to the shutdown. However, there may be PBGC claims related to unfunded liabilities that may exist as a result of a termination of the WHX Pension Plan.  On April 10, 2008, WPSC and WPC notified the PBGC of the proposed shutdown of WPSC’s Allenport, Pennsylvania facility, advising that it expected that the resulting plant shutdown will be a permanent shutdown as defined in the 2003 Agreement.  On April 10, 2008, WPSC also gave notice of its intention to discontinue operations at its 36” and 48” galvanizing lines at its Martins Ferry plant in Ohio, which is expected to constitute an “idling” under the 2003 Agreement.  Based on publicly available information, the proposed shutdown of WPSC’s Allenport, Pennsylvania facility and the idling at the Martins Ferry plant are not expected to affect more than 360 employees.

Unaudited Condensed Consolidated Financial Statements of
Bairnco Corporation as of March 31, 2007 and April 1, 2006

BAIRNCO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE QUARTERS ENDED MARCH 31, 2007 AND APRIL 1, 2006
(Unaudited)

	2007	2006
Net Sales	$48,727,000	$42,858,000
Cost of sales	33,596,000	30,078,000
Gross Profit	15,131,000	12,780,000
Selling and administrative expenses	14,124,000	11,067,000
Operating Profit	1,007,000	1,713,000
Interest expense, net	468,000	136,000
Income before income taxes	539,000	1,577,000
Provision for income taxes	194,000	565,000
Net Income	$345,000	$1,012,000

Earnings per Share of Common Stock (Note 2):
Basic	$0.05	$0.14
Diluted	$0.05	$0.14

Weighted Average Number of Shares Outstanding:
Basic	7,157,000	7,191,000
Diluted	7,408,000	7,394,000

Dividends per Share of Common Stock	$0.10	$0.06

The accompanying notes are an integral part of these financial statements.

BAIRNCO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE QUARTERS ENDED MARCH 31, 2007 AND APRIL 1, 2006
(Unaudited)
Note 3

	2007	2006
Net income	$345,000	$1,012,000
Other comprehensive income, net of tax:
Foreign currency translation adjustment	69,000	136,000
Comprehensive income	$414,000	$1,148,000

The accompanying notes are an integral part of these financial statements.

BAIRNCO CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
AS OF MARCH 31, 2007 AND DECEMBER 31, 2006
(Unaudited)

	2007	2006
Current Assets:
Cash and cash equivalents	$1,606,000	$1,869,000
Accounts receivable, less allowances of $1,448,000 and $1,350,000, respectively	33,904,000	30,631,000
Inventories	35,633,000	33,608,000
Deferred income taxes	3,501,000	3,500,000
Other current assets	4,105,000	3,881,000
Assets held for sale	--	525,000
Total current assets	78,749,000	74,014,000
Plant and equipment, at cost	133,928,000	131,711,000
Accumulated depreciation and amortization	(93,088,000)	(91,057,000)
Plant and equipment, net	40,840,000	40,654,000
Cost in excess of net assets of purchased businesses, net	17,100,000	17,057,000
Other Intangible Assets, net of amortization of $310,000 and $241,000, respectively	3,739,000	3,808,000
Other assets	3,324,000	3,095,000
	$143,752,000	$138,628,000
LIABILITIES & STOCKHOLDERS’ INVESTMENT
Current Liabilities:
Short-term debt	$7,303,000	$6,119,000
Current maturities of long-term debt	1,219,000	1,219,000
Accounts payable	14,692,000	13,584,000
Accrued expenses	11,988,000	12,153,000
Total current liabilities	35,202,000	33,075,000
Long-term debt	18,550,000	18,490,000
Deferred income taxes	4,260,000	4,259,000
Other liabilities	4,087,000	1,634,000
Commitments and contingencies (Note 10)

Stockholders’ Investment:
Preferred stock, par value $.01, 5,000,000 shares authorized, none issued	--	--
Common stock, par value $.01; authorized 30,000,000 shares; 11,858,999 and 11,724,590 shares issued, respectively; 7,426,262 and 7,291,853 shares outstanding, respectively	118,000	117,000
Paid-in capital	52,727,000	51,916,000
Retained earnings	69,137,000	69,535,000
Accumulated Other Comprehensive Income (Loss)
Currency translation adjustment	3,588,000	3,519,000
Pension liability adjustment, net of $3,201,000 income tax	(5,219,000)	(5,219,000)
Treasury stock, at cost, 4,432,737 shares	(38,698,000)	(38,698,000)
Total stockholders’ investment	81,653,000	81,170,000
	$143,752,000	$138,628,000

The accompanying notes are an integral part of these financial statements.

BAIRNCO CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE QUARTERS ENDED MARCH 31, 2007 AND APRIL 1, 2006
(Unaudited)

	2007	2006
Cash Flows from Operating Activities:
Net Income	$345,000	$1,012,000
Adjustments to reconcile to net cash provided by
operating activities:
Depreciation and amortization	2,119,000	1,829,000
Earned compensation	54,000	45,000
(Gain) loss on disposal of plant and equipment	(4,000)	28,000
Change in current assets and liabilities, net of effect of acquisitions:
(Increase) in accounts receivable	(609,000)	(2,743,000)
(Increase) in inventories	(1,966,000)	(2,574,000)
(Increase) decrease in other current assets	(222,000)	1,598,000
Increase (decrease) in accounts payable	1,001,000	(789,000)
Increase in accrued expenses	320,000	222,000
Other	(399,000)	(364,000)
Net cash provided by (used in) by operating activities	639,000	(1,736,000)

Cash Flows from Investing Activities:
Capital expenditures	(1,586,000)	(1,676,000)
Proceeds from sale of plant and equipment	13,000	1,000
Net cash (used in) investing activities	(1,573,000)	(1,675,000)

Cash Flows from Financing Activities:
Net (decrease) increase in short-term debt	1,172,000	(710,000)
Proceeds from long-term debt	509,000	2,500,000
Long-term debt repayments	(449,000)	(786,000)
Payment of dividends	(1,242,000)	(875,000)
Purchase of treasury stock	-	(911,000)
Exercise of stock options	756,000	523,000
Net cash provided by (used in) financing activities	746,000	(259,000)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(75,000)	25,000
Net (decrease) in cash and cash equivalents	(263,000)	(3,645,000)
Cash and cash equivalents, beginning of period	1,869,000	5,313,000
Cash and cash equivalents, end of period	$1,606,000	$1,668,000

The accompanying notes are an integral part of these financial statements.

BAIRNCO CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2007
(Unaudited)

(1)           Basis of Presentation

The accompanying consolidated condensed financial statements include the accounts of Bairnco Corporation and its subsidiaries (“Bairnco” or the “Corporation”) after the elimination of all material intercompany accounts and transactions.

The consolidated condensed balance sheet as of December 31, 2006, which has been derived from audited financial statements, and the unaudited consolidated condensed financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting.  Certain financial information and note disclosures which are normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to those rules and regulations, although management believes that the disclosures made are adequate to make the information presented not misleading.  Management believes the financial statements include all adjustments of a normal and recurring nature necessary to present fairly the results of operations for all interim periods presented.

The quarterly financial statements should be read in conjunction with the December 31, 2006 audited consolidated financial statements.  The consolidated results of operations for the quarter ended March 31, 2007 are not necessarily indicative of the results of operations for the full year.

New accounting pronouncements:

In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payment (“SFAS 123R”). This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services but focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The statement, as issued, is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, although earlier adoption is encouraged. The SEC announced on April 14, 2005 that it would provide for a phased-in implementation process for SFAS 123R, allowing issuers to adopt the fair value provisions no later than the beginning of the first fiscal year beginning after June 15, 2005. The Corporation adopted SFAS 123R effective January 1, 2006 and is using the modified-prospective method whereby compensation cost for the portion of awards for which the requisite service has not yet been rendered that are outstanding as of the adoption date is recognized over the remaining service period.  The compensation cost for that portion of awards is based on the grant-date fair value of those awards as calculated for pro forma disclosures under Statement 123, as originally issued.  All new awards and awards that are modified, repurchased, or cancelled after the adoption date will be accounted for under the provisions of Statement 123R. The adoption of SFAS 123R had an immaterial impact on the Corporation’s financial position, results of operations and cash flows.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principles, and applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior period financial statements for a change in accounting principle. Previously, a change in accounting principle was recognized by including the change in net income in the period of the change. SFAS 154 is effective for fiscal years beginning after December 15, 2005. The adoption of SFAS 154 effective January 1, 2006, had no impact on the Corporation’s financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes in an enterprise’s financial statements in accordance with SFAS 109. FIN 48 provides a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, although earlier application of the provisions of the interpretation is encouraged. The Corporation has completed its initial assessment of the impact of FIN 48 and does not believe its adoption in the first quarter of 2007 will have a material impact on the Corporation’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, although earlier application is encouraged. The Corporation has not yet determined what the implications of its adoption, if any, will be on the consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132R (“SFAS 158”). SFAS 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. SFAS 158 is effective for financial statements issued for fiscal years ending after December 15, 2006 for the recognition provision and for fiscal years ending after December 15, 2008 for the measurement date provision. Earlier application of the recognition or measurement date provisions is encouraged. The Corporation expects to change its measurement date in 2007.

At December 31, 2006, the Corporation’s overfunded pension plans reflected a fair value of plan assets in excess of the projected benefit obligations of $2,885,000. Underfunded pension reflected projected benefit obligations in excess of the fair value of plan assets of $685,000. The adoption of SFAS 158 had the following impact on the Corporation’s consolidated statement of financial position as of December 31, 2006:

	As of December 31, 2006
	Prior to the Adoption of SFAS 158	Effect of Adopting SFAS 158	As Adjusted
Other Assets	$11,402,000	$(8,307,000)	$3,095,000
Current Liabilities - Accrued expenses	(12,125,000)	(28,000)	(12,153,000)
Other Liabilities	(1,663,000)	29,000	(1,634,000)
Deferred Income Taxes	(7,419,000)	3,160,000	(4,259,000)
Accumulated Other Comprehensive (Income) Loss – Pension liability adjustment	73,000	5,146,000	5,219,000

The adoption of SFAS 158 did not affect the Corporation’s statement of operations for the year ended December 31, 2006, or any prior periods, nor will its adoption change the calculation of net income in future periods.  , but it will affect the calculation of other comprehensive income.  The amounts recognized in the Corporation’s consolidated statement of financial position at December 31, 2006, consist of the following:

Non-current assets – Other Assets	$2,885,000
Current liabilities – Accrued expenses	(49,000)
Non-current liabilities – Other Liabilities	(636,000)
$2,200,000

The amounts recognized in accumulated other comprehensive income at December 31, 2006, consist of the following:

Actuarial losses	$8,262,000
Prior service costs	158,000

The amounts included in accumulated other comprehensive income at December 31, 2006, and expected to be recognized in net periodic pension cost during the year ended December 31, 2007, are as follows:

Actuarial losses	$352,000
Prior service costs	22,000

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”).  SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements. Historically, there have been two widely-used methods for quantifying the effects of financial statement misstatements.  These methods are referred to as the “roll-over” and “iron curtain” method.  The roll-over method quantifies the amount by which the current year income statement is misstated.  Exclusive reliance on an income statement approach can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts. The iron curtain method quantifies the error as the cumulative amount by which the current year balance sheet is misstated. Exclusive reliance on a balance sheet approach can result in disregarding the effects of errors in the current year income statement that results from the correction of an error existing in previously issued financial statements. The Corporation previously used the roll-over method for quantifying identified financial statement misstatements.

SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of the Corporation’s financial statements and the related financial statement disclosures. This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the roll-over and iron curtain methods.  SAB 108 allows registrants to initially apply the dual approach either by (1) retroactively adjusting prior financial statements as if the dual approach had always been used or by (2) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose.

With the adoption of SAB 108, the Corporation added an accrual and the related deferred taxes pursuant to the Bairnco Corporation Non-Employee Director Retirement Plan. Under this plan, outside directors, upon retirement from the Board of Directors, shall receive annually for the number of years equal to the number of years he or she has served on the Board of Directors of Bairnco as a non-employee director, an amount equal to the non-employee director annual retainer in effect at the time of his or her retirement.  Such amount shall be payable in quarterly installments.  If the retired non-employee director should die prior to receiving payments equal to the number of years served on the Board, the director’s beneficiary will either continue to receive the remaining payments on a quarterly basis, or receive in a lump sum the net present value of the remaining payments discounted at the then current thirty year U.S. Government bond yield, based on whichever option was previously selected by such director. The following table shows the impact of SAB 108 on the 2006 consolidated balance sheet:

	As of December 31, 2006
	Prior to the Adoption of SAB 108	Effect of Adopting SAB 108	As Adjusted

Current Assets – Deferred income taxes	$3,496,000	$6,000	$3,500,000
Current Liabilities - Accrued expenses	(11,644,000)	(509,000)	(12,153,000)
Deferred Income Taxes	(4,447,000)	188,000	(4,259,000)
January 1, 2006 Retained Earnings	(66,787,000)	315,000	(66,472,000)

The $509,000 liability reflects the net present value of accumulated amounts that were earned from 1990 through 2006 and are payable through 2023. Under the roll-over method, the impact on the Corporations results of operations for any particular year was considered immaterial.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, although earlier application is encouraged. The Corporation has not yet determined what the implications of its adoption, if any, will be on the consolidated financial position or results of operations.

(2)           Earnings per Common Share

Earnings per share data is based on net income and not comprehensive income.  Computations of earnings per share for the quarters ended March 31, 2007 and April 1, 2006 are as follows:

	2007	2006
BASIC EARNINGS PER COMMON SHARE:

Net income	$345,000	$1,012,000
Average common shares outstanding	7,157,000	7,191,000
Basic Earnings per Common Share	$0.05	$0.14

DILUTED EARNINGS PER COMMON SHARE:

Net income	$345,000	$1,012,000

Average common shares outstanding	7,157,000	7,191,000
Dilutive effect of restricted stock	106,000	85,000
Common shares issuable in respect to options issued to employees with a dilutive effect	145,000	118,000
Total diluted common shares outstanding	7,408,000	7,394,000
Diluted earnings per share	$0.05	$0.14

Basic earnings per common share were computed by dividing net income by the weighted average number of common shares outstanding during the period.  Diluted earnings per common share include the effect of all dilutive stock options and restricted stock shares. There were no anti-dilutive options outstanding as of March 31, 2007.

(3)           Comprehensive Income

Comprehensive income includes net income as well as certain other transactions shown as changes in stockholders’ investment.  For the quarters ended March 31, 2007 and April 1, 2006, Bairnco’s comprehensive income includes net income plus the change in net asset values of foreign divisions as a result of translating the local currency values of net assets to U.S. dollars at varying exchange rates. Accumulated other comprehensive income consists of foreign currency translation adjustments and minimum pension liability adjustments.  There are currently no tax expenses or benefits associated with the foreign currency translation adjustments.

(4)           Debt

Long-term debt consisted of the following as of March 31, 2007 and December 31, 2006, respectively:

	2007	2006

Term loan	$14,627,000	$14,907,000
Revolving credit notes	130,000	214,000
Non-interest bearing note payable	100,000	100,000
China foreign loan facility	4,912,000	4,488,000
	19,769,000	19,709,000
Less: Current maturities	1,219,000	1,219,000
Total	$18,550,000	$18,490,000

The Corporation has a five year, Senior Secured Credit Facility (“Credit Facility”) with Bank of America, N.A. which permits a maximum loan commitment of $42 million and includes a five year, $15.0 million term loan and up to a $27 million revolving credit facility, including a $13.0 million sub-limit for letters of credit and a $3.0 million sub-limit for foreign currency loans. The Credit Facility has an expiration date of November 8, 2011 and is secured by a first lien on substantially all of the domestic assets of the Corporation, the capital stock of domestic subsidiaries, and 65% of the capital stock of foreign subsidiaries.

At March 31, 2007, Bairnco’s total debt outstanding was $27,072,000 compared to $25,828,000 at the end of 2006. At March 31, 2007, $14,627,000 was outstanding on the term loan under the Credit Facility. This loan has scheduled principal payments of $1,119,000 in 2007 (of which $280,000 had been paid through March 31, 2007), 2008, 2009 and 2010, and $1,026,000 in 2011, with the balance due at maturity. Interest rates vary on the term loan and are set from time to time in relationship to one of several reference rates, as selected by the Corporation. Interest rates on the term loan at March 31, 2007, averaged 7.17%.

At December 31, 2006, $130,000 of revolving credit notes under the Secured Credit Facility was outstanding and included in long-term debt, of which all was foreign borrowings denominated in Canadian Dollars. Interest rates vary on the revolving credit notes and are set at the time of borrowing in relationship to one of several reference rates as selected by the Corporation. Interest rates on revolving credit notes outstanding at March 31, 2007 averaged 5.75%.

In addition, approximately $7.7 million of irrevocable standby letters of credit were outstanding under the Credit Facility, which are not reflected in the accompanying consolidated financial statements. $2.5 million of the letters of credit guarantee various insurance activities and $5.2 million represents letters of credit securing borrowings of the same amount for the China foreign loan facility. These letters of credit mature at various dates and have automatic renewal provisions subject to prior notice of cancellation.

A commitment fee is paid on the unused portion of the total credit facility. The amount the Company can borrow at any given time is based upon a formula that takes into account, among other things, eligible inventory and accounts receivable, which can result in borrowing availability of less than the full amount of the Secured Credit Facility. As of March 31, 2007, the Corporation had approximately $12.0 million of unused borrowing availability under the Secured Credit Facility.

The China foreign loan facility reflects borrowing by the Company’s Chinese facilities through Bank of America, Shanghai, China, which is secured by four US dollar denominated letters of credit totaling $5.2 million. Interest rates on amounts borrowed under the China foreign loan facility averaged 6.3% at March 31, 2007.

The Corporation has other short-term debt outstanding due in 2007 which consists of lines of credit with domestic and foreign financial institutions to meet short-term working capital needs.  Outstanding domestic short-term borrowings under the Credit Facility totaled $6,519,000 at March 31, 2007 at an average rate of 7.2%. Outstanding foreign short-term borrowings totaled $784,000 at March 31, 2007, all of which is denominated in Euros, at an average rate of 5.5%.

The Credit Facility contains a financial covenant which requires the Corporation to meet minimum fixed charge coverage ratios.  At March 31, 2007, the Corporation was in compliance with all covenants contained in the Credit Facility.

(5)           Inventories

Inventories consisted of the following as of March 31, 2007 and December 31, 2006:

	2007	2006
Raw materials and supplies	$9,233,000	$8,549,000
Work in process	9,133,000	9,325,000
Finished goods	17,267,000	15,734,000
Total inventories	$35,633,000	$33,608,000

(6)           Accrued Expenses

Accrued expenses consisted of the following as of March 31, 2007 and December 31, 2006:

	2007	2006
Salaries and wages	$1,785,000	$2,883,000
Income taxes	123,000	--
Insurance	1,769,000	1,837,000
Other accrued expenses	8,311,000	7,433,000
Total accrued expenses	$11,988,000	$12,153,000

Accrued expenses-insurance: The Corporation’s U.S. insurance programs for general liability, automobile liability, workers compensation and certain employee related health care benefits are effectively self-insured for claims incurred below the maximum amounts stipulated by the associated insurance policies for each case and in the aggregate. Claims in excess of self-insurance levels are fully insured. Accrued expenses-insurance represents the estimated costs of known and anticipated claims under these insurance programs. The Corporation provides reserves on reported claims and claims incurred but not reported at each balance sheet date based upon the estimated amount of the probable claim or the amount of the deductible, whichever is lower. Such estimates are reviewed and evaluated in light of emerging claim experience and existing circumstances. Any changes in estimates from this review process are reflected in operations currently.

(7)           Stock Incentive Plan

Effective January 1, 2006, the Corporation accounts for stock options under SFAS 123R (refer to Note 1 to Consolidated Condensed Financial Statements). Prior to this, the Corporation accounted for stock options using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25 (“APB No. 25”). Accordingly, no compensation expense was recognized for stock options granted under any of the stock plans as the exercise price of all options granted was equal to the current market value of our stock on the grant date.  The Corporation did adopt the disclosure provisions of SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure (“SFAS 148”) effective December 31, 2002.

In computing the expense under SFAS 123R and the disclosures under SFAS 148, the Corporation used the Black Scholes model based on the following assumptions:

	For the Quarter Ended
	March 31, 2007	April 1, 2006
Expected Life	6.6 years	6.8 years
Volatility	26.9%	27.1%
Risk-free interest rate	4.7%	4.5%
Dividend yield	2.2%	2.48%
Turnover	5.3%	5.67%

Compensation expense for stock options computed under the Black-Scholes model is amortized using the straight-line method over the vesting period.

(8)           Pension Plans

Net periodic pension (benefit) cost for the U.S. plans included the following for the quarters ended March 31, 2007 and April 1, 2006:

	Quarter Ended March 31, 2007	Quarter Ended April 1, 2006

Service cost-benefits earned during the year	$17,000	$296,000
Interest cost on projected benefit obligation	595,000	634,000
Expected return on plan assets	(929,000)	(853,000)
Amortization of prior service cost	5,000	11,000
Amortization of accumulated losses	88,000	210,000
Curtailment loss	--	67,000
Net periodic pension (benefit) cost	$(224,000)	$365,000

Effective March 31, 2006, Bairnco froze the Bairnco Corporation Retirement Plan (the “Plan”) and initiated employer contributions to its 401(k) plan.  A base contribution of 1% of pay will be made to each participant’s account, plus the Corporation will match 50% of up to 4% of pay contributed by the employee. Employer contributions to the 401(k) plan in 2007 are now estimated at $900,000.

As a result of the Plan freeze, all unamortized prior service costs in the Plan as of March 31, 2006 was recognized as a curtailment loss.

Assuming no adverse changes in 2007 to the discount rate used for measuring the benefit obligation and assuming the rate of return on assets equals or exceeds the discount rate, then the Corporation does not expect to contribute to the US plans in 2007.

(9)           Reportable Segment Data

Bairnco’s segment disclosures are prepared in accordance with SFAS No. 131.  There are no differences to the 2006 annual report in the basis of segmentation or in the basis of measurement of segment profit or loss included herein.  Financial information about the Corporation’s operating segments for the quarters ended March 31, 2007 and April 1, 2006 as required under SFAS No. 131 is as follows:

	2007	2006
Net Sales
Arlon Electronic Materials	$17,206,000	$15,533,000
Arlon Coated Materials	15,685,000	16,128,000
Kasco	15,836,000	11,197,000
Headquarters	--	--
	$48,727,000	$42,858,000

Operating Profit (Loss)
Arlon Electronic Materials	$3,104,000	$2,569,000
Arlon Coated Materials	(339,000)	93,000
Kasco	833,000	347,000
Headquarters	(2,591,000)	(1,296,000)
	$1,007,000	$1,713,000

The total assets of the segments as of March 31, 2007 and December 31, 2006 are as follows:

	2007	2006

Arlon Electronic Materials	$39,015,000	$35,251,000
Arlon Coated Materials	46,303,000	45,266,000
Kasco	47,292,000	47,090,000
Headquarters	11,142,000	11,021,000
	$143,752,000	$138,628,000

(10)           Contingencies

Management of Bairnco is not aware of any other pending actions of which the Corporation and its subsidiaries are defendants, the disposition of which would have a material adverse effect on the consolidated results of operations or the financial position of Bairnco and its subsidiaries as of March 31, 2007.

(11)           Subsequent Event

On April 13, 2007, as a result of a tender offer (the “Offer”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 23, 2007 by and among Steel Partners II, L.P., a Delaware limited partnership (“Steel Partners”), BZ Acquisition Corp., a Delaware corporation (“BZA”), and Bairnco, BZA acquired approximately 88.9% of the outstanding common stock of Bairnco. WHX Corporation, a Delaware corporation (“WHX”), acquired Steel Partners’ entire interest in BZA pursuant to a Stock Purchase Agreement, dated April 12, 2007, and accordingly has acquired control of Bairnco through its ownership of BZA.  The consideration for each share was $13.50 in cash.

Pursuant to the Merger Agreement, on April 24, 2007, BZA was merged with and into Bairnco with Bairnco continuing as the surviving corporation as a wholly owned subsidiary of WHX (the “Merger”).  At the effective time of the Merger, each Bairnco common share then outstanding (other than shares owned by BZA or its direct parent entity, shares owned by Bairnco as treasury stock and shares held by stockholders who properly exercise their appraisal rights) was automatically converted into the right to receive $13.50 per share in cash without interest and subject to applicable withholding taxes.  Immediately prior to the Merger, BZA held approximately 90.1% of the outstanding shares of Bairnco.  The proceeds required to fund the closing of the Offer and the resulting Merger and to pay related fees and expenses were approximately $101.5 million.

Funds for payment of the shares purchased in the Offer were obtained pursuant to two loans.  Steel Partners extended to BZA a bridge loan, which is guaranteed by WHX on an unsecured basis, in a principal amount up to $90,000,000 pursuant to a Loan and Security Agreement (“Bridge Loan Agreement”).  In addition, Steel Partners extended to WHX a $15,000,000 Subordinated loan,  which is  unsecured  at the  WHX  level,  pursuant to a Subordinated Loan and Security Agreement (“Subordinated  Loan  Agreement”), between WHX,  as borrower,  and Steel Partners,  as lender.  WHX contributed the $15,000,000 proceeds of the subordinated loan to BZA as a capital contribution.

Borrowings under the Bridge Loan Agreement bear (i) cash interest at a rate per annum equal to the prime rate of JP Morgan Chase plus 1.75% and (ii) pay-in-kind interest at a rate per annum equal to 4.5% for the first 90 days the loan is outstanding and 5% (instead of 4.5%) for the balance of the term, each as adjusted from time to time. The minimum aggregate interest rate on borrowings under the Bridge Loan Agreement is 14.5% per annum for the first 90 days the loan is outstanding, and 15% (instead of 14.5%) per annum for the balance of the term, and the maximum aggregate interest rate on borrowings under the Bridge Loan Agreement is 18% per annum.  The cash interest rate and the pay-in-kind interest rate may be adjusted from time to time, by agreement of Steel Partners and Bairnco, so long as the aggregate interest rate remains the same.  Interest is payable monthly in arrears. The obligations under the Bridge Loan Agreement are guaranteed by certain of Bairnco’s subsidiaries and collateralized by a junior lien on the assets of Bairnco and certain of its   subsidiaries and capital stock of certain of Bairnco’s subsidiaries.   Obligations under the Bridge Loan Agreement will also be guaranteed by WHX on an unsecured basis. The scheduled maturity date of the indebtedness under the Bridge Loan Agreement is the earlier to occur of (i) June 30, 2008 and (ii) such time as Bairnco obtains any replacement financing.  Indebtedness under the Bridge Loan Agreement may be prepaid without penalty or premium.

Borrowings under the Subordinated Loan Agreement bear pay-in-kind interest at a rate per annum equal to the prime rate of JP Morgan Chase plus 7.75%, adjusted from time to time, with a minimum interest rate of 16% per annum and a maximum interest rate of 19% per annum.  Interest is payable monthly in arrears.  The obligations under the Subordinated Loan Agreement are guaranteed by Bairnco and certain of its subsidiaries and collateralized by a junior lien on the assets of Bairnco and certain of its subsidiaries and capital stock of certain of Bairnco’s subsidiaries.  The indebtedness under the Subordinated Loan Agreement will mature on the second anniversary of the issuance of the subordinated loan and may be prepaid without penalty or premium.

The Loan Agreements contain customary representations, warranties, covenants, events of default and  indemnification  provisions.  Following the Merger,  (i) the  indebtedness  under the Bridge Loan  Agreement and the related security interests will be subordinated to the indebtedness and related security interests  granted under Bairnco’s  existing senior credit facility with Bank of America,   N.A.,  and  (ii)  the  guarantees  of  the  indebtedness   under  the Subordinated  Loan  Agreement  and  the  related  security   interests  will  be subordinated  to  all  indebtedness  and  security  interests  described  in the preceding clause (i).

Unaudited Pro Forma Combined Condensed Financial Information

The following unaudited pro forma combined condensed statements of operations for the year ended December 31, 2007 and for the three months ended March 31, 2008 and 2007, and the accompanying notes thereto, have been prepared to illustrate the effects of the acquisition (the “Acquisition”) of Bairnco Corporation (“Bairnco”), including the financing of the Acquisition, on the historical results of operations of WHX Corporation (the “Company”).

The unaudited pro forma combined condensed statements of income give effect to the Acquisition as if it had occurred on January 1, 2007. The unaudited pro forma combined condensed financial information is presented for informational purposes only and does not purport to represent the Company’s financial condition had the Acquisition occurred as of January 1, 2007. In addition, the unaudited pro forma combined condensed financial information does not purport to project the Company’s future financial position or operating results as of any future date or for any future period.

The unaudited pro forma combined condensed financial information has been derived by the application of pro forma adjustments to the Company’s audited and unaudited historical consolidated financial statements.  The pro forma adjustments and certain assumptions underlying these adjustments, using the purchase method of accounting, are described in the accompanying notes.  These pro forma adjustments do not include any cost savings from synergies or costs of integration that may occur as a result of the Acquisition.

This information should be read in conjunction with (i) the accompanying notes to the unaudited pro forma combined condensed financial statements, (ii) the Company’s historical audited financial statements as of and for the year ended December 31, 2007 included herein, (iii) the Company’s historical unaudited financial statements as of and for the three months ended March 31, 2008 and 2007 included herein, and (iv) the financial statements of Bairnco included herein.

WHX Corporation and Subsidiaries
Unaudited Pro Forma Combined Statements of Operations
for the Three Months Ended March 31, 2008 and 2007
(in thousands)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
	Actual
	WHX Corp incl Bairnco	WHX Corp	Bairnco	Adjustments		Proforma combined

Net sales	$177,277	$117,837	$48,727			$166,564
Cost of goods sold	136,473	98,355	33,596	(40	) (a)	131,911

Gross profit	40,804	19,482	15,131	40		34,653

Selling, general and administrative expenses	34,280	18,775	14,124	256	(b)	33,155
Loss (gain) on disposal of assets	(22)	130	-			130

Income from operations	6,546	577	1,007	(216)		1,368

Other:
Interest expense	10,371	7,570	468	3,689	(c)	11,727
Realized and unrealized loss on derivatives	1,627	691	-			691
Other expense (income)	(51)	140	-			140

Income (loss) before taxes	(5,401)	(7,824)	539	(3,905)		(11,190)
Tax provision (benefit)	811	709	194	(422	) (d)	481

Net income (loss)	$(6,212)	$(8,533)	$345	$(3,483)		$(11,671)

Basic and diluted per share of common stock
Net income (loss) per share	$(0.62)	$(0.85)	$0.03	$(0.35)		$(1.17)

See accompanying notes to pro forma financial statements.

WHX Corporation and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
for the Twelve Months Ended December 31, 2007
(in thousands)

	Twelve Months Ended December 31, 2007
	WHX Corp				Proforma
	w/o Bairnco	Bairnco	Adjustments		combined

Net sales	$496,359	$196,276	$-		$692,635
Cost of goods sold	400,417	143,452	(5,573	) (a)(e)	538,296

Gross profit	95,942	52,824	5,573		154,339

Selling, general and administrative expenses	72,171	61,194	(1,557	) (b)(e)	131,808
Environmental remediation expense	4,678	-	-		4,678
Proceeds from insurance claim	(6,538)	-	-		(6,538)
Loss on disposal of assets	283	-	-		283

Income (loss) from operations	25,348	(8,370)	7,130		24,108

Other:
Interest expense	29,712	10,382	3,524	(c)	43,618
Realized and unrealized loss on derivatives	1,888	-	-		1,888
Other expense	362	-	-		362

Income (loss) before taxes	(6,614)	(18,752)	3,606		(21,760)
Tax provision (benefit)	1,738	(1,214)	664	(d)	1,188

Net income (loss)	$(8,352)	$(17,538)	$2,942		$(22,948)

Basic and diluted per share of common stock
Net income (loss) per share	$(0.84)	$(1.75)	$0.29		$(2.29)

See accompanying notes to pro forma financial statements.

Notes to Unaudited Pro Forma Combined Financial Statements

Note 1 - Basis of pro forma presentation

The unaudited pro forma combined condensed statements of operations combine the results of operations of the Company for the year ended December 31, 2007 and for the three months ended March 31, 2008 and 2007 with the historical results of Bairnco for the same periods.  The unaudited pro forma combined condensed statements of operations have been prepared to reflect the Acquisition as if it had occurred on January 1, 2007.

The unaudited pro forma combined condensed financial information is presented for informational purposes only and is not necessarily indicative of the historical results that would have occurred had the Company and Bairnco been combined during this time period or the future results that may be achieved after the Acquisition.

There were no transactions between the Company and Bairnco during the periods presented.

Included in the pro forma results for the year ended December 31, 2007 are non-recurring pre-tax charges of $5.7 million incurred because of the change in control of Bairnco and costs of $1.4 million relating to the tender offer for Bairnco shares.  Included in the pro forma results for the three months ended March 31, 2007 are non-recurring pre-tax charges of $1.2 million related to the tender offer for Bairnco shares.  Other non-recurring charges totaling $7.4 million that are included in the consolidated statement of operations of WHX for 2007 have been excluded from the above pro forma results of operations.  Such charges consist of approximately $5.5 million of acquired manufacturing profit in inventory that was charged to cost of sales, approximately $1.6 million of acquired in-process research and development costs, and $0.2 million of acquired backlog, and all are related directly to the acquisition.

Note 2 - Acquisition of Bairnco

On April 13, 2007, as a result of a tender offer (the “Offer”) pursuant to an Agreement and Plan of Merger dated February 23, 2007 between Steel Partners II, L.P. (“Steel”), BZ Acquisition Corp. (“BZA”), and Bairnco, BZA acquired the outstanding common stock of Bairnco.  WHX acquired Steel’s entire interest in BZA pursuant to a Stock Purchase Agreement dated April 12, 2007, and accordingly, acquired control of Bairnco through its ownership of BZA.  The consideration for each share was $13.50 in cash.  On April 24, 2007, BZA was merged with and into Bairnco with Bairnco continuing as the surviving corporation as a wholly owned subsidiary of WHX.

In connection with the closing of the Offer, initial financing was provided by Steel through two credit facilities.  Steel extended to BZA bridge loans in the principal amount of approximately $86.4 million pursuant to a loan and security agreement (the “Bridge Loan Agreement”) between BZA and Bairnco, as borrowers, and Steel, as lender.  In addition, Steel extended to WHX a $15.0 million subordinated loan, which is unsecured at the WHX level between WHX, as borrower, and Steel, as lender (the “Subordinated Loan Agreement”).  WHX contributed the $15.0 million proceeds of the Subordinated Loan Agreement to BZA as a capital contribution.

Sources and Uses of Funds
(In thousands)

Sources of Funds	Date Issued	Amount
Bridge Loan Tranche I (Initial Tender and Certain Fees)	4/17/2007	$75,090
Bridge Loan Tranche II	4/18/2007	$1,350
Bridge Loan Tranche III	4/20/2007	$9,950
Total Bridge Loan		$86,390

WHX Subordinated Loan		$15,000

TOTAL SOURCES OF FUNDS		$101,390

Uses of Funds	Detail	Amount
Purchase of shares	7,427,762 Shares	$100,276
Fees and Expenses		$1,114
TOTAL USES OF FUNDS		$101,390

Borrowings under the Bridge Loan Agreement bore (i) cash interest at a rate per annum equal to the prime rate of JP Morgan Chase plus 1.75% and (ii) pay-in-kind interest at a rate per annum equal to 4.5% for the first 90 days the loan was outstanding and 5% (instead of 4.5%) for the balance of the term, each as adjusted from time to time. The minimum aggregate interest rate on borrowings under the Bridge Loan Agreement was 14.5% per annum for the first 90 days the loan was outstanding, and 15% (instead of 14.5%) per annum for the balance of the term, and the maximum aggregate interest rate on borrowings under the Bridge Loan Agreement was 18% per annum.  The cash interest rate and the pay-in-kind interest rate may be adjusted from time to time, by agreement of Steel and Bairnco, so long as the aggregate interest rate remains the same.  Interest was payable monthly in arrears. The obligations under the Bridge Loan Agreement were guaranteed by certain of Bairnco’s subsidiaries and collateralized by a junior lien on the assets of Bairnco and certain of its subsidiaries and capital stock of certain of Bairnco’s subsidiaries.  Obligations under the Bridge Loan Agreement were also guaranteed by the Company on an unsecured basis. The scheduled maturity date of the indebtedness under the Bridge Loan Agreement was the earlier to occur of (i) June 30, 2008 and (ii) such time as Bairnco obtained any replacement financing.  Indebtedness under the Bridge Loan Agreement could be prepaid without penalty or premium.

Borrowings under the Subordinated Loan Agreement bear pay-in-kind interest at a rate per annum equal to the prime rate of JP Morgan Chase plus 7.75%, adjusted from time to time, with a minimum interest rate of 16% per annum and a maximum interest rate of 19% per annum.  Interest is payable monthly in arrears.  The obligations under the Subordinated Loan Agreement are guaranteed by Bairnco and certain of its subsidiaries and collateralized by a junior lien on the assets of Bairnco and certain of its subsidiaries and capital stock of certain of Bairnco’s subsidiaries.  The indebtedness under the Subordinated Loan Agreement matures in April 2009, and may be prepaid without penalty or premium.

The Loan Agreements contain customary representations, warranties, covenants, events of default  and  indemnification provisions.  Following the Merger, (i) the indebtedness under the Bridge Loan Agreement and the related security interests were subordinated to the indebtedness and related security interests granted under Bairnco’s then-existing senior credit facility with Bank of America, N.A., and  (ii) the guarantees of the indebtedness under the Subordinated Loan Agreement and the related security  interests were subordinated to all indebtedness and security interests described in the preceding clause (i).

On July 17, 2007, Bairnco completed the refinancing of: (i) all existing indebtedness of Bairnco and its subsidiaries under its Senior Secured Credit Facility dated as of November 9, 2006 with Bank of America, N.A., and (ii) a portion of the existing indebtedness under the Bridge Loan Agreement.

Under the refinancing, Bairnco entered into (i) a Credit Agreement, dated as of July 17, 2007 (the “First Lien Credit Agreement”), by and among Bairnco, Arlon, Inc. (“Arlon”), Arlon Viscor Ltd. (“Arlon Viscor”), Arlon Signtech, Ltd. (“Arlon Signtech”), Kasco Corporation (“Kasco”), and Southern Saw Acquisition Corporation (“Southern Saw,” and together with each of Arlon, Arlon Viscor, Arlon Signtech and Kasco, the “Borrowers”) and Wells Fargo Foothill, Inc. (“Wells Fargo”), as the arranger and administrative agent for the lenders thereunder, (ii) a Credit Agreement, dated as of July 17, 2007 (the “Second Lien Credit Agreement”), by and among Bairnco, each of the Borrowers, and Ableco Finance LLC (“Ableco”), as administrative agent for the lenders thereunder, and (iii) an Amended and Restated Credit Agreement, dated as of July 17, 2007 (the “Subordinated Debt Credit Agreement”), by and among Bairnco, each of the Borrowers and Steel, as lender.  The Subordinated Debt Credit Agreement amends and restates the Bridge Loan Agreement.

The First Lien Credit Agreement provides for a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $30.0 million, and a term loan facility to the Borrowers of $28.0 million.  Borrowings under the First Lien Credit Agreement, bear interest, (A) in the case of base rate loans, at 0.25 percentage points above the Wells Fargo prime rate, (B) in the case of LIBOR rate loans, at rates of 2.00 percentage points or 2.50 percentage points, as applicable, above the LIBOR rate, and (C) otherwise, at a rate equal to the Wells Fargo prime rate minus 0.25 percentage points.  Obligations under the First Lien Credit Agreement are guaranteed by Arlon Partners, Inc. (“Arlon Partners”), Arlon MED International LLC (“Arlon MED International”), Arlon Adhesives & Films, Inc. (“Arlon Adhesives”) and Kasco Mexico LLC (“Kasco Mexico,” and together with Bairnco, Arlon Partners, Arlon MED International and Arlon Adhesives, the “Guarantors”), and secured by a first priority lien on all assets of Bairnco, the Borrowers, the Guarantors and Bairnco’s Ontario subsidiary, Atlantic Service Company, Limited (“Atlantic Service,” and together with Bairnco, the Borrowers and the Guarantors, the “Loan Parties”).  The scheduled maturity date of the indebtedness under the First Lien Credit Agreement is July 17, 2012.

The Second Lien Credit Agreement provides for a term loan facility to the Borrowers of $48.0 million.  Borrowings under the Second Lien Credit Agreement bear interest, in the case of base rate loans, at 3.50 percentage points above the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate, and, in the case of LIBOR rate loans, at 6.00 percentage points above the LIBOR rate.  Obligations under the Second Lien Credit Agreement are guaranteed by the Loan Parties, and secured by a second priority lien on all assets of the Loan Parties.  The scheduled maturity date of the indebtedness under the Second Lien Credit Agreement is July 17, 2012.

Bairnco used approximately $56.7 million of the borrowings under the First Lien Credit Agreement and Second Lien Credit Agreement to repay a portion of the indebtedness outstanding under the Bridge Loan Agreement, leaving a principal balance of approximately $31.8 million (the “Subordinated Debt Principal”).  The Subordinated Debt Credit Agreement provides for a term loan facility to the Borrowers in the amount of the Subordinated Debt Principal.  All borrowings under the Subordinated Debt Credit Agreement bear interest at 6.75 percentage points above the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate.  Interest and all fees payable under the Subordinated Debt Credit Agreement are due and payable, in arrears on the scheduled maturity date of the indebtedness under the Subordinated Debt Credit Agreement, January 17, 2013, except as otherwise permitted by the terms of an intercreditor and subordination agreement by and among Wells Fargo Foothill, Inc., as agent under the First Lien Credit Agreement, Ableco Finance LLC, as agent under the Second Lien Credit Agreement, and Steel.  Obligations under the Subordinated Debt Credit Agreement are guaranteed by the Loan Parties, and secured by a subordinated priority lien on the assets of the Loan Parties.  In connection with the Subordinated Debt Credit Agreement, Steel released certain foreign subsidiaries of Bairnco from their joint and several guarantee of the obligations of Bairnco and its subsidiaries under the Bridge Loan Agreement.

On February 14, 2008, Bairnco and certain of its subsidiaries amended the First Lien Credit Agreement and the Second Lien Credit Agreement to, among other things, reset the levels of certain financial covenants.  The Second Lien Credit Agreement was also amended to provide for, among other things, a limited guaranty by H&H of up to $10 million, secured by a second lien on all of the assets of H&H pursuant to the terms and conditions of the H&H Security Agreement and the H&H Guaranty.   In addition, each of the First Lien Credit Agreement and the Second Lien Credit Agreement was also amended to, among other things, provide for either (i) the Company to invest $10 million from the proceeds of the rights offering by March 31, 2008 in Bairnco and for such  proceeds to be used to prepay at least $10 million under the Wells Fargo term loan, (ii) Steel to issue a limited $10 million guaranty, or (iii) a capital or debt infusion of $10 million by either Steel or WHX into Bairnco, or any combination of the foregoing.  Steel Partners issued a limited guaranty in compliance with this amendment.  In February 2008, Bairnco prepaid the First Lien Credit Agreement Term Loan by approximately $1.8 million with tax refund proceeds, as permitted by the credit agreement, which reduced such $10.0 million obligation by the amount of such payment.

A commitment fee is paid on the unused portion of the total credit facility. The amount Bairnco can borrow at any given time is based upon a formula that takes into account, among other things, eligible inventory and accounts receivable, which can result in borrowing availability of less than the full amount of the revolving credit facility under the First Lien Credit Agreement.

The First and Second Lien Credit Agreements contain financial covenants which require Bairnco to meet EBITDA, capital expenditure, and fixed charge coverage and leverage ratios.

Note 3 - Purchase Price

Under the purchase method of accounting, the total estimated purchase price, including the estimated fair value of obligations assumed, is allocated to Bairnco’s net tangible and identifiable intangible assets based on their estimated fair values as of the acquisition date.  The excess of the purchase price over the net tangible and identifiable intangible assets is recorded as goodwill.  The Company has made an allocation of the purchase price, as detailed below, to the assets acquired and liabilities assumed at estimated fair market values:

(in thousands)
Current assets	$79,953
Property, plant & equipment	51,169
Identifiable intangible assets	27,348
Other non-current assets	468
Goodwill	10,185
Current liabilities	(29,916)
Debt	(31,078)
Other long term liabilities	(6,739)
Purchase price	$101,390

Note 4 - Pro Forma Adjustments

The following pro forma adjustments are reflected in the unaudited pro forma combined statements of operations:

(a)	Records estimated incremental depreciation on acquired property, plant and equipment.

(b)	Records estimated incremental amortization of purchased intangibles.

(c)
Records interest expense on the Bridge Loan Agreement and the Subordinated Loan Agreement, which constituted the initial acquisition financing.  Interest expense was then further adjusted to reflect a refinancing of approximately $56 million of  the initial acquisition financing three months after the acquisition date (specifically, on April 1, 2007 in the pro forma results).  Bairnco actually refinanced the initial acquisition financing approximately three months (July 2007) after the actual acquisition date.

(d)
Records tax effect of other adjusting entries and eliminates federal tax provision of Bairnco due to combined net operating loss position.  Bairnco will be included in the consolidated federal income tax return of WHX.  Due to the uncertainty of realizing the benefit of WHX’s net operating loss carryforwards in the future, a deferred tax valuation allowance has been established on a consolidated basis.

(e)
Reverses non-recurring charges recorded as part of purchase accounting.  Specifically, cost of sales has been reduced by $5.5 million relating to manufacturing profit in acquired inventory that was sold in the period, and selling, general and administrative expenses have been reduced by $1.6 million  and $0.2 million, reversing charges for acquired research and development and acquired backlog, respectively.

FINANCIAL STATEMENT SCHEDULES
Schedule I - Audited Financial Statemens of WHX Corporation (Parent Only)

WHX CORPORATION (PARENT ONLY)
Statements of Operations
	Year ended December 31,
	2007	2006
	(in thousands)
Cost and expenses:
Pension income	$(4,963)	$(4,785)
Administrative and general expense	6,750	3,813
Subtotal - expenses (income)	1,787	(972)

Interest expense - H&H notes payable	551	-
Interest on long-term debt - related party	1,779	-
Interest income	(18)	(1,004)
Equity in after tax losses of subsidiaries	(16,721)	(20,126)
Other income (expense) - net	49	-
Loss before taxes	(20,771)	(18,150)
Tax provision (benefit)	-	-
Net loss	$(20,771)	$(18,150)

SEE NOTES TO PARENT ONLY FINANCIAL STATEMENTS

WHX CORPORATION (PARENT ONLY)
Balance Sheets	December 31,
	2007	2006
ASSETS	(in thousands)

Current assets:
Cash and cash equivalents	$590	$102
Other current assets	688	238
Total current assets	1,278	340

Investment in and advances to subsidiaries - net	(15,199)	(8,995)
	$(13,921)	$(8,655)

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$758	$1,043
Accrued interest-H&H	551	-
Accrued expenses	1,141	620
Total current liabilities	2,450	1,663

Notes payable - H&H	22,000	-
Accrued pension liability	14,395	53,445
Subordinated note - related party	16,779	-
	55,624	55,108
Commitments and contingencies

Stockholders' Equity:
Preferred stock- $.01 par value; authorized 5,000 shares;
issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 50,000 and
40,000 shares, respectively; issued and outstanding: 10,000
shares as of December 31, 2007 and 2006	100	100
Accumulated other comprehensive loss	(32,559)	(47,335)
Additional paid-in capital	395,748	394,308
Warrants	1,287	1,287
Accumulated deficit	(434,121)	(412,123)
	(69,545)	(63,763)
	$(13,921)	$(8,655)

SEE NOTES TO PARENT ONLY FINANCIAL STATEMENTS

WHX CORPORATION (PARENT ONLY)
Consolidated Statements of Cash Flows	Year ended December 31,
	2007	2006
	(in thousands)
Cash Flows From Operating Activities
Net loss	$(20,771)	$(18,150)
Non cash income and expenses
Amortization of deferred financing fees	-	27
Payment in kind interest - related party	1,779	-
Payment in kind interest - H&H	551	-
Equity in loss of subsidiaries-continuing	16,721	20,126
Non-cash stock based compensation	1,612	-
Interest accrued on H&H Subordinated Note	-	(1,004)
Decrease/(increase) in working capital elements
Advances from affiliates	5,545	11,125
Pension payments-WHX plan	(21,600)	(13,087)
Other current	(5,349)	(8,120)
Other items (net)	-	179
Net cash (used)/provided by operating activities	(21,512)	(8,904)
Cash Flows from Investing Activities
Investments in Bairnco	(15,000)	-
H&H - Subordinated Note	-	9,000
Net cash provided/(used) by investing activities	(15,000)	9,000
Cash flows from financing activities
Notes payable - H&H	22,000	-
Long term debt - related party	15,000	-
Net cash provided by financing activities	37,000	-
Increase/(decrease) in cash and cash equivalents	488	96
Cash and cash equivalents at beginning of period	102	6
Cash and cash equivalents at end of period	$590	$102

SEE NOTES TO PARENT ONLY FINANCIAL STATEMENTS

NOTES TO WHX PARENT ONLY FINANCIAL STATEMENTS

NOTE 1 - BACKGROUND

BASIS OF PRESENTATION:

The WHX Corporation (Parent Only) ("WHX") financial statements include the accounts of all subsidiary companies accounted for under the equity method of accounting.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles ("GAAP") have been condensed or omitted.  These WHX parent only financial statements are prepared on the same basis of accounting as the WHX consolidated financial statements, except that the WHX subsidiaries are accounted for under the equity method of accounting.  For a complete description of the accounting policies and other required GAAP disclosures, refer to the Company’s audited consolidated financial statements for the year ended December 31, 2007 contained in Item 8 of this Form 10-K (the "consolidated financial statements").

WHX is a holding company that invests in and manages a group of businesses on a decentralized basis.  WHX owns Handy & Harman (“H&H”), which is a diversified manufacturing company whose strategic business units encompass three reportable segments: Precious Metal, Tubing, and Engineered Materials.  In April 2007, WHX acquired Bairnco Corporation (“Bairnco”).  Bairnco operates business units in three reportable segments: Arlon Electronic Materials, Arlon Coated Materials, and Kasco Replacement Products and Services.  H&H and Bairnco principally operate in North America.  WHX, together with all of its subsidiaries, shall be referred to herein as the “Company”.

Management’s Plans and Liquidity:

The Company incurred net losses of $20.8 million, $18.2 million and $34.7 million for the years ended December 31, 2007, 2006 and 2005, respectively, and had negative cash used in operating activities of $2.8 million, $17.7 million and $4.5 million for the years ended December 31, 2007, 2006, and 2005, respectively.  As of December 31, 2007, the Company had an accumulated deficit of $434.1 million.  On February 14, 2008, H&H and certain of its subsidiaries amended its Loan and Security Agreement with Wachovia Bank, National Association (the “Wachovia Facilities”) and its Loan and Security Agreement with Steel Partners (the “Term B Loan”) to, among other things, extend the maturity date to June 30, 2009.  Bairnco’s bank debt was refinanced in July 2007 with a new scheduled maturity of 2012.  H&H and Bairnco have not been in compliance with certain of their bank covenants and have been required to obtain waivers from their lenders related to such covenants.  Upon receipt of such waivers, the Company was in compliance.

In recent years, the Company experienced liquidity issues. On March 7, 2005, WHX filed a voluntary petition (“Bankruptcy Filing”) to reorganize under Chapter 11 of the United States Bankruptcy Code.  It emerged from protection under Chapter 11 on July 29, 2005 (the "Effective Date").  WHX is a holding company and has as its sole source of cash flow distributions from its operating subsidiaries, H&H and Bairnco, or other discrete transactions.  H&H’s credit facilities effectively do not permit it to transfer any cash or other assets to WHX (with the exception of (i) an unsecured loan for required payments to the WHX Pension Plan, (ii) an unsecured loan for other uses in the aggregate principal amount not to exceed $7.0 million, of which approximately $3.4 million has been distributed, (iii) the loan, distribution or other advance of up to approximately $7.4 million, subject to certain limitations, to the extent loaned by Steel Partners II, L.P. (“Steel Partners”) to H&H, of which approximately $3.2 million has already been distributed, and (iv) up to $13.1 million to be used by WHX solely to make a contribution to the WHX Pension Plan, which contribution of $13.0 million was made on September 12, 2007.  H&H’s credit facilities are collateralized by substantially all of H&H’s assets.  Similarly, Bairnco’s bank credit facilities and term loan do not permit it to make any distribution, pay any dividend or transfer any cash or other assets to WHX other than common stock of Bairnco.

WHX’s ongoing operating cash flow requirements consist of funding the minimum requirements of the WHX Pension Plan and paying administrative costs.  On September 12, 2007, WHX made a payment to the WHX Pension Plan of $13.0 million, which exceeded the minimum required contribution under ERISA.  As a result of such accelerated contribution, the required contributions to the WHX Pension Plan over the next five years are expected to significantly decline, with no contribution required in 2008, and the Company believes that the full amount of the IRS Waiver has been repaid, and all liens granted to the PBGC pursuant to the PBGC Settlement Agreement have been released.

Since emerging from bankruptcy, due to covenant restrictions in their respective credit facilities, there have been no dividends from H&H or Bairnco to WHX and WHX’s sources of cash flow have consisted of:

•	The issuance of $5.1 million in preferred stock by a newly created subsidiary in October 2005, which was invested in the equity of a public company (CoSine Communications Inc.);

•
Partial payment by H&H of a subordinated debt to WHX of $9.0 million, which required the approval of the banks participating in the H&H credit facilities.  Subsequent to this transaction in 2006, the remaining intercompany loan balance of the subordinated debt of $44.2 million was converted to equity;

•
As permitted by the March 29, 2007 amendment and waiver to the H&H credit facilities, an unsecured loan from H&H for required payments to the WHX Pension Plan, and an unsecured loan for other uses in the aggregate principal amount not to exceed $3.5 million (subsequently amended on February 14, 2008 to $7.0 million), of which approximately $3.4 million has been distributed;

•	A $15.0 million subordinated loan from Steel Partners pursuant to the Subordinated Loan Agreement which WHX used to fund a capital contribution to BZA to finance in part the Bairnco Acquisition;

•
As permitted by the July 27, 2007 amendment to the H&H credit facilities, an unsecured loan, distribution or other advance from H&H to WHX of up to approximately $7.4 million, subject to certain limitations, to the extent loaned by Steel Partners to H&H, of which approximately $3.2 million has already been distributed; and

•
As permitted by a September 10, 2007 amendment to the H&H credit facilities, an unsecured loan from H&H of $13.0 million which was used by WHX to make a payment to the WHX Pension Plan on September 12, 2007.

We do not anticipate that the Company will have any additional sources of cash flow other than (i) as described above, (ii) from operations, (iii) from the sale of non-core assets, and (iv) from the proceeds of a proposed rights offering (see Note 16 to the consolidated financial statements).  In addition, the proceeds of the proposed rights offering are expected to be used to redeem preferred stock and to retire indebtedness, and accordingly will not be available for general corporate purposes, except that $5 million of which shall be used to pay down the revolving credit facility under the Wachovia Facilities pursuant to a February 14, 2008 amendment to H&H’s credit facilities.

As of December 31, 2007, WHX and its subsidiaries that are not restricted by loan agreements or otherwise from transferring funds to WHX (collectively, its “Unrestricted Subsidiaries”) had cash of approximately $0.7 million and current liabilities of approximately $7.3 million, including $5.8 million of mandatorily redeemable preferred shares plus accrued dividends payable to a related party.

H&H’s availability under its credit facilities as of December 31, 2007 was $12.3 million, and as of February 29, 2008, was approximately $18.6 million. See Note 11 to the consolidated financial statements for a description of H&H’s credit facilities, including recent amendments.

In connection with the closing of the Bairnco Acquisition (see Note 5 to the consolidated financial statements) in April 2007, initial financing was provided by Steel Partners II, L.P, a 50.3% stockholder of WHX (“Steel Partners”) through two credit facilities.  Steel Partners extended bridge loans in the aggregate principal amount of approximately $86.5 million pursuant to a Loan and Security Agreement (the “Bridge Loan Agreement”), between BZA and Bairnco, as borrowers, and Steel Partners, as lender.  In addition, Steel Partners extended to WHX a $15.0 million subordinated loan, which is unsecured at the WHX level, pursuant to a Subordinated Loan and Security Agreement, dated as of April 17, 2007 (the “Subordinated Loan Agreement”) between WHX, as borrower, and Steel Partners, as lender.  WHX contributed the $15.0 million proceeds of the subordinated loan to Bairnco as a capital contribution.

On July 17, 2007, Bairnco and certain of its subsidiaries entered into (i) the First Lien Credit Agreement with Wells Fargo, which provides for a revolving credit facility to the borrowers in an aggregate principal amount not to exceed $30.0 million and a term loan facility of $28.0 million, (ii) the Second Lien Credit Agreement with Ableco, which provides for a term loan facility to the borrowers of $48.0 million, and (iii) the Subordinated Debt Credit Agreement with Steel Partners as lender providing for a term loan of approximately $31.8 million, and completed the refinancing of: (A) all existing indebtedness of Bairnco and its subsidiaries under the Bairnco Senior Secured Credit Facility and (B) approximately $56.7 million of the indebtedness under the Bridge Loan Agreement.  The Subordinated Debt Credit Agreement amended and restated the Bridge Loan Agreement.  The scheduled maturity date of the indebtedness under each of the First Lien Credit Agreement and Second Lien Credit Agreement is July 17, 2012, and the scheduled maturity date of the indebtedness under the Subordinated Debt Credit Agreement is January 17, 2013.

Bairnco’s availability under its credit facilities as of December 31, 2007 was approximately $5.3 million, and as of February 29, 2008, was approximately $6.1 million. See Note 11 to the consolidated financial statements for a description of Bairnco’s credit facilities, including amendments.

In addition to the obligations under the current credit facilities, the Company also has significant cash flow obligations, including without limitation the amounts due to the WHX Pension Plan (as amended by the IRS Waiver and PBGC Settlement Agreement entered into December 28, 2006).  As a result of the $13.0 million contribution to the WHX Pension Plan in September 2007, however, the Company's required contributions to the WHX Pension Plan over the next five years are expected to significantly decline, and the Company believes that the full amount of the IRS Waiver has been repaid, and all liens granted to the PBGC pursuant to the PBGC Settlement Agreement have been released.

There can be no assurance that the funds available from operations and under the Company’s credit facilities will be sufficient to fund its debt service costs, working capital demands, pension plan contributions, and environmental remediation costs. However, as discussed further below, the Company believes that recent new and amended financing arrangements, significant payments made in 2007 to the WHX Pension Plan and the complete satisfaction of the IRS Waiver, acquisitions, the sale of a non-essential operating unit, as well as continuing improvements in its core operations and the substantial completion of a major remediation of property relating to certain environmental liabilities have permitted the Company to generate sufficient working capital to meet its obligations as they mature for at least the next 12 months.  The ability of the Company to meet its cash requirements over the next twelve months is dependent, in part, on the Company’s ability to meet its business plan.  Management believes that existing capital resources and sources of credit, including the H&H credit facilities and the Bairnco credit facilities, are adequate to meet its current and anticipated cash requirements. The Company also continues to examine all of its options and strategies, including acquisitions, divestitures, and other corporate transactions, to increase cash flow and stockholder value, as well as considering the reduction of certain discretionary expenses and sale of certain non-core assets.   However, if the Company’s cash needs are greater than anticipated or the Company does not materially satisfy its business plan, the Company may be required to seek additional or alternative financing sources.  There can be no assurance that such financing will be available or available on terms acceptable to the Company.

As more fully described in the specific notes to the consolidated financial statements, the Company has taken the following actions which it believes will improve liquidity and help provide for adequate liquidity to fund the Company’s capital needs for the next twelve months:

•
The Company requested and obtained, on December 20, 2006, a conditional waiver from the IRS of the $15.5 million minimum funding requirement for the WHX Pension Plan for the 2005 plan year.  On December 28, 2006, WHX, H&H, and the PBGC entered into the PBGC Settlement Agreement in connection with the IRS Waiver and certain other matters.  The Company made substantial payments to its WHX Pension Plan during 2006 and 2007 of $13.1 million and $21.6 million, respectively, including a payment on September 12, 2007 of $13.0 million, which exceeded minimum required contributions under ERISA.  As a result of such accelerated contribution, our required contributions to the WHX Pension Plan over the next five years are expected to significantly decline, and the Company believes that the full amount of the IRS Waiver has been repaid, and all liens granted to the PBGC pursuant to the PBGC Settlement Agreement have been released.  Our expected minimum funding requirements are $0.0, $2.5 million, $2.7 million, $0.8 million and $0.0 for 2008, 2009, 2010, 2011 and 2012, respectively.  All minimum funding requirement calculations reflect the Pension Protection Act of 2006 as well as all other relevant rules.

•
On various dates in 2007 and 2008, H&H and certain of its subsidiaries amended the Wachovia Facilities and the Term B Loan.  These agreements were each amended to, among other things, (i) extend the maturity date to June 30, 2009, (ii) grant a waiver to the events of default arising as a result of the attachment and garnishment of $3.5 million in connection with certain litigation, (iii) permit additional loans by Steel Partners to H&H, (iv) permit loans or advances from H&H to WHX, subject to certain conditions, (v) allow for the acquisition of Omni Technologies Corporation, (vi) allow for the prepayment of the Term B Loan in the amount of and upon receipt by H&H of a capital or debt infusion from the Company from proceeds of the WHX rights offering, less $5 million to be used to pay down the revolving credit facility under the Wachovia Facilities, (vii) reset the levels of certain financial covenants, (viii) consent to the terms of the H&H Security Agreement and the H&H Guaranty which were granted in connection with amendments to Bairnco’s debt agreements, and (ix) amend applicable interest rates.  The Wachovia Facilities were also amended to permit an additional term loan to H&H of $4.0 million, funded by Ableco.

•
On October 18, 2007, WHX filed a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) for a proposed rights offering to its existing stockholders, and subsequently filed Amendments thereto dated November 30, 2007 and December 21, 2007.  The proposed rights offering will be made through the distribution of non-transferable subscription rights to purchase shares of WHX’s common stock, par value $0.01 per share, at a subscription price to be determined.  Assuming the proposed rights offering is fully subscribed, WHX could receive gross proceeds of approximately $200 million, less expenses of the rights offering.  The proposed rights offering includes an oversubscription privilege which permits each rights holder, that exercises its rights in full, to purchase additional shares of common stock that remain unsubscribed at the expiration of the offering.  This oversubscription privilege is subject to (i) the availability and allocation of shares among persons exercising this oversubscription privilege and (ii) a maximum number of shares for which stockholders can oversubscribe for without endangering the availability of the Company’s NOLs under Section 382 of the Internal Revenue Code, in each case as further described in the rights offering documents.  Steel Partners has indicated that it intends to exercise all of its rights and to oversubscribe for the maximum number of shares it can oversubscribe for without (i) endangering the availability of the Company’s NOLs or (ii) increasing its ownership to in excess of 75% of the outstanding shares of WHX’s common stock.  A registration statement relating to these securities has been filed with the SEC but has not yet become effective. The purpose of this proposed rights offering is to raise equity capital in a cost-effective manner that gives all WHX’s stockholders the opportunity to participate. The net proceeds will be used to (i) make partial payments to certain senior lenders to certain wholly-owned subsidiaries of WHX and/or to contribute to the working capital of such subsidiaries, (ii) redeem preferred stock which is held by Steel Partners, and was issued by a wholly-owned subsidiary of WHX, (iii) to purchase shares of common stock of CoSine Communications, Inc. from Steel Partners, (iv) to repay WHX indebtedness to Steel Partners, and (v) to repay indebtedness of  wholly-owned subsidiaries of WHX to Steel Partners.

•
The acquisition of Bairnco in April 2007 for approximately $101.5 million, which we believe will prove to be a valuable acquisition. On July 17, 2007, Bairnco completed the refinancing of: (i) all of its indebtedness under its existing credit facility and (ii) approximately $56.7 million of indebtedness under the Bridge Loan Agreement with Steel Partners. Availability under Bairnco’s revolving credit facility as of December 31, 2007 was $5.3 million, and as of February 29, 2008, was approximately $6.1 million.  On February 14, 2008, Bairnco and certain of its subsidiaries amended its First Lien Credit Agreement with Wells Fargo and its Second Lien Credit Agreement with Ableco to, among other things, reset the levels of certain financial covenants.  The Second Lien Credit Agreement was also amended to provide for, among other things, a limited guaranty by H&H of up to $10 million, secured by a second lien on all of the assets of H&H pursuant to the H&H Security Agreement and the H&H Guaranty”. In addition, each of the First Lien Credit Agreement and the Second Lien Credit Agreement was also amended to, among other things, provide for either (i) the Company to invest $10 million from the proceeds of the proposed rights offering by March 31, 2008 in Bairnco and for such  proceeds to be used to prepay at least $10 million under the First Lien Credit Agreement Term Loan, (ii) Steel Partners to issue a limited $10 million guaranty, or (iii) a capital or debt infusion of $10 million by either Steel Partners or WHX into Bairnco, or any combination of the foregoing.

•
The acquisition by a subsidiary of H&H of a mechanical roofing fastener business for approximately $26 million, on December 28, 2006, which we believe will prove to be a valuable acquisition which will solidify H&H’s position as a leading manufacturer and supplier of mechanical fasteners, accessories and components, and building products for the North American commercial and residential construction industry.  Also, in November 2007, H&H purchased all of the outstanding common stock of Omni Technologies Corporation of Dansville, a manufacturer of flux cored brazing wire and metal powders used for brazing and soldering pastes.

•	The sale in March 2007 of a non-core business which had generated operating losses in 2006.

•	The substantial completion of remediation of property relating to certain environmental liabilities.

In view of the matters described in the preceding paragraphs, management believes that the Company has the ability to meet its financing requirements on a continuing basis for at least the next twelve months.  However, if the Company’s 2008 planned cash flow projections are not met, management could consider the reduction of certain discretionary expenses and sale of certain assets.  In the event that these plans are not sufficient and the Company’s credit facilities are not available, the Company’s ability to operate could be materially adversely affected.

Note 2 - Investment in and Advances to Subsidiaries – Net

The following table details the investments in and advances to associated companies, accounted for under the equity method of accounting.

	December 31
	2007	2006
	(in thousands)
Investment in:

Handy & Harman	$(15,080)	$(8,436)
Bairnco	1,288	$-
WHX Aviation	(5)	(5)
WHX CS	(1,402)	(1,166)
Wheeling-Pittsburgh Capital Corporation	-	615
WHX Metals	-	(3)

Investment in and advances to subsidiaries - net	$(15,199)	$(8,995)

Note 3 – Equity in Earnings (Loss) of Subsidiaries

	Year ended December 31,
	2007	2006
	(in thousands)

Handy & Harman	$(4,070)	$(19,016)
Bairnco	(12,419)	-
WHX CS	(236)	(1,150)
Wheeling-Pittsburgh Capital Corporation	4	40
	$(16,721)	$(20,126)

Note 4 - Related Party Transactions

In April of 2007, in connection with the Bairnco Acquisition (see Note 2), Steel Partners extended to WHX a $15.0 million subordinated loan, which is unsecured at the WHX level, pursuant to a Subordinated Loan Agreement. Borrowings under the Subordinated Loan Agreement bear pay-in-kind interest at a rate per annum equal to the prime rate of JP Morgan Chase plus 7.75%, with a minimum interest rate of 16% per annum and a maximum interest rate of 19% per annum.  Obligations under the Subordinated Loan Agreement are guaranteed by Bairnco and certain of its subsidiaries and secured by a junior lien on the assets of Bairnco and certain of its subsidiaries and capital stock of certain of Bairnco’s subsidiaries. Principal and interest due under the Subordinated Loan Agreement matures April 2009.  The balance due to Steel Partners as of December 31, 2007 under the Subordinated Loan Agreement was $16.8 million, including pay-in-kind interest.

On various dates during 2007, H&H made unsecured loans totaling $22.0 million to WHX, as permitted under H&H’s loan and security agreements, to make payments to the WHX Pension Plan and for other general business purposes.  These notes payable accrue interest at 6%.  As of December 31, 2007 and 2006, the outstanding balance of these notes payable was $22.0 million and $0, respectively. Interest payable to H&H as of December 31, 2007 and 2006 was $0.6 million and $0 respectively.

WHX Corporation
Schedule II –Valuation and Qualifying Accounts and Reserves

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Additions/ (Deductions) Describe		Balance at End of of Period
Year ended December 31, 2007	( in thousands)

Valuation allowance on state and local NOL's	$5,198	$-	$-		$5,198	(1)
Valuation allowance on federal NOL's	56,711	16,142	(1,019	) (3)	71,834
Valuation allowance on other net deferred tax assets	34,764	(20,872)	(9,256	) (2)	4,636
	96,673	(4,730)	(10,275)		81,668
Allowance for Doubtful Accounts	1,090	536	1,150		2,776
Total	$97,763	$(4,194)	$(9,125)		$84,444

Year ended December 31, 2006

Valuation allowance on state and local NOL's	$4,120	$1,078	$-		$5,198
Valuation allowance on federal NOL's	42,105	17,800	(3,194	) (3)	56,711
Valuation allowance on other net deferred tax assets	52,435	(13,667)	(4,004	) (4)	34,764
	98,660	5,211	(7,198)		96,673
Allowance for Doubtful Accounts	1,087	653	(650)		1,090
Total	$99,747	$5,864	$(7,848)		$97,763

(1)	The increase in deferred tax assets for 2007 state and local NOLs was offset by write-offs of past NOLs related to operations closed or sold by the Company.

(2)
Decrease in valuation allowance relates principally to the change in deferred taxes associated with minimum pension liabilities recorded in other comprehensive income and acquisitions taking place during the year.

(3)	Reduction of NOLs (and related valuation allowance) due to expiration of carryforward period.

(4)
Increase (decrease) in valuation allowance relates principally to the change in deferred taxes associated with minimum pension liabilities recorded in other comprehensive income and the recognition of deferred tax assets for state and local taxes.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses Of Issuance And Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered.  All of the amounts shown are estimates except the Securities and Exchange Commission (the “Commission”) registration fee.

SEC Registration Fee	$6,140	(1)
Subscription Agent Fees and Expenses	25,000
Information Agent Fees and Expenses	7,500
Legal Fees and Expenses	430,000
Accounting Fees and Expenses	450,000
Costs of Printing	37,000
Miscellaneous Expenses	244,360

Total	$1,200,000
__________
(1)	Previously paid.

Item 14.  Indemnification of Directors and Officers

Reference is made to the provisions of Section 145 of the Delaware General Corporation Law (the “DGCL”), which provides for indemnification of officers and directors in certain transactions.  Section 5.1 of WHX’s Amended and Restated Bylaws (“Bylaws”) and Article Eleventh of WHX’s Amended and Restated Certificate of Incorporation provide for indemnification of directors and officers to the fullest extent permitted by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation.  If such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  Indemnity obligations will only be authorized (i) by a majority vote of directors who are not parties to such action, suit, or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.  In addition to our indemnification obligations contained in our Bylaws and Amended and Restated Certificate of Incorporation, we have entered into an employment agreement with each of our officers providing for indemnification to the fullest extent permitted by the DGCL.

Item 15.  Recent Sales of Unregistered Securities

None.

Item 16.  Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1	First Amended Chapter 11 Plan of Reorganization of the Company, dated June 8, 2005 (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed July 28, 2005).

2.2
Third Amended Joint Plan of Reorganization of Wheeling-Pittsburgh Steel Corporation, dated May 19, 2003 (incorporated by reference to Exhibit 2.1 to Wheeling-Pittsburgh Corporation’s Registration Statement on Form 10 filed May 30, 2003).

3.1	Amended and Restated Certificate of Incorporation of WHX (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K, filed December 27, 2006).

3.2	Amended and Restated By Laws of WHX (incorporated by reference to Exhibit 3.2 to the Company’s Form 10-K, filed December 27, 2006).

4.1
Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Congress Financial Corporation, dated March 31, 2004 (incorporated by reference to Exhibit 4.2 to the Company’s Form 10-K filed April 14, 2004).

4.2
Consent and Amendment No. 1 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Congress Financial Corporation, dated as of August 31, 2004 (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-Q filed November 15, 2004).

4.3
Amendment No. 2 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Congress Financial Corporation, dated as of October 29, 2004 (incorporated by reference to Exhibit 4.2 to the Company’s Form 10-Q filed November 15, 2004).

4.4
Amendment No. 3 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Congress Financial Corporation, dated as of December 29, 2004 (incorporated by reference to Exhibit 4.4 to the Company’s Form 10-K filed December 27, 2006).

4.5
Amendment No. 4 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of May 20, 2005 (incorporated by reference to Exhibit 4.5 to the Company’s Form 10-K filed December 27, 2006).

4.6
Amendment No. 5 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of September 8, 2005 (incorporated by reference to Exhibit 4.6 to the Company’s Form 10-K filed December 27, 2006).

4.7
Amendment No. 6 and Waiver to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of December 29, 2005 (incorporated by reference to Exhibit 4.7 to the Company’s Form 10-K filed December 27, 2006).

4.8
Consent and Amendment No. 7 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of January 24, 2006 (incorporated by reference to Exhibit 4.8 to the Company’s Form 10-K filed December 27, 2006).

4.9
Amendment No. 8 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of March 31, 2006 (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed April 6, 2006).

4.10
Amendment No. 9 to the Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of July 18, 2006 (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed July 24, 2006).

4.11
Amendment No. 10 to the Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of October 30, 2006 (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed November 03, 2006).

4.12
Amendment No. 11 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent,  dated December 28, 2006 (incorporated by reference to Exhibit 99.1.3 to the Company’s Form 8-K filed January 4, 2007).

4.13
Amendment No. 12 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated December 28, 2006 (incorporated by reference to Exhibit 99.1.4 to the Company’s Form 8-K filed January 4, 2007).

4.14
Amendment No. 13 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated March 29, 2007 (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed March 30, 2007).

****4.15	Amendment No. 14 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated July 20, 2007.

****4.16	Amendment No. 15 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated September 20, 2007.

4.17
Amendment No. 16 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated October 31, 2007 (incorporated by reference to Exhibit 4.17 to the Company’s Form 10-K filed March 31, 2008).

4.18
Amendment No. 17 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated January 11, 2008 (incorporated by reference to Exhibit 4.18 to the Company’s Form 10-K filed March 31, 2008).

4.19
Amendment No. 18 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated February 14, 2008 (incorporated by reference to Exhibit 4.19 to the Company’s Form 10-K filed March 31, 2008).

4.20
Amendment No. 19 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated February 14, 2008 (incorporated by reference to Exhibit 4.20 to the Company’s Form 10-K filed March 31, 2008).

4.21
Certificate of Designations, Preferences and Other Rights and Qualifications of Series A Preferred Stock of WHX CS Corp. (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed November 1, 2005).

4.22
Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Ableco Finance LLC, dated March 31, 2004 (incorporated by reference to Exhibit 4.3 to the Company’s Form 10-K filed April 14, 2004).

4.23
Loan and Security Agreement Amendment by and among Handy & Harman, certain of its affiliates and Canpartners Investments IV, LLC, dated as of October 29, 2004 (incorporated by reference to Exhibit 4.3 to the Company’s Form 10-Q filed November 15, 2004).

4.24
Amendment No. 2 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Canpartners Investments IV, LLC, dated as of December 29, 2004 (incorporated by reference to Exhibit 4.15 to the Company’s Form 10-K filed December 27, 2006).

4.25
Amendment No. 3 and Waiver to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Steel Partners II, L.P., successor by assignment from Canpartners Investments IV, LLC, dated as of December 29, 2005 (incorporated by reference to Exhibit 4.16 to the Company’s Form 10-K filed December 27, 2006).

4.26
Consent and Amendment No. 4 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Steel Partners II, L.P., successor by assignment from Canpartners Investments IV, LLC, dated as of January 24, 2006 (incorporated by reference to Exhibit 4.17 to the Company’s Form 10-K filed December 27, 2006).

4.27
Amendment No. 5 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Steel Partners II, L.P., successor by assignment from Canpartners Investments IV, LLC, dated as of March 31, 2006 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed April 6, 2006).

4.28
Amendment No. 6 to the Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Steel Partners II, L.P., successor by assignment from Canpartners Investments IV, LLC, dated as of July 18, 2006 (incorporated by reference to Exhibit 99.2 to the Company’s Form 8-K filed July 24, 2006).

4.29
Amendment No. 7 to the Loan and Security Agreement by and Among Handy & Harman, certain of its affiliates and Steel Partners II, L.P., successor by assignment from Carpenters Investments IV, LLC, dated as of October 30, 2006 (incorporated by reference to Exhibit 99.2 to the Company’s Form 8-K filed November 3, 2006).

4.30
Amendment No. 8 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P, dated December 28, 2006 (incorporated by reference to Exhibit 99.1.5 to the Company’s Form 8-K filed January 4, 2007).

4.31
Amendment No. 9 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P. dated December 28, 2006 (incorporated by reference to Exhibit 99.1.6 to the Company’s Form 8-K filed January 4, 2007).

4.32
Amendment No. 10 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P. dated March 29, 2007 (incorporated by reference to Exhibit 99.2 to the Company’s Form 8-K filed March 30, 2007).

****4.33	Amendment No. 11 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P. dated July 20, 2007.

****4.34	Amendment No. 12 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P. dated September 10, 2007.

4.35
Amendment No. 13 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P., dated November 5, 2007 (incorporated by reference to Exhibit 4.35 to the Company’s Form 10-K filed March 31, 2008).

4.36
Amendment No. 14 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P., dated February 14, 2008 (incorporated by reference to Exhibit 4.36 to the Company’s Form 10-K filed March 31, 2008).

4.37
Amendment No. 15 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P., dated February 14, 2008 (incorporated by reference to Exhibit 4.37 to the Company’s Form 10-K filed March 31, 2008).

4.38
Loan and Security Agreement by and among BZ Acquisition Corp., Bairnco Corporation and Steel Partners II, L.P., dated April 17, 2007 (incorporated by reference to Exhibit 99.3 to the Company’s Form 8-K filed April 12, 2007).

4.39
Subordinated Loan and Security Agreement between WHX Corporation and Steel Partners II, L.P., dated April 17, 2007 (incorporated by reference to Exhibit 99.4 to the Company’s Form 8-K filed April 12, 2007).

4.40
Loan and Security Agreement entered into by and among Bairnco Corporation, Arlon, Inc., Kasco Corporation, Bertram & Graf Gmbh, Atlantic Service Co. Ltd., Atlantic Service Co. (UK) Ltd. and Eurokasco S.A., as borrowers, and certain financial institutions, as lenders and Bank of America, N.A., as agent, dated November 9, 2006 (incorporated by reference to Exhibit 4.29 to the Company’s Form 10-K filed May 21, 2007).

4.41
Waiver and First Amendment to Loan and Security Agreement entered into by and between Bairnco Corporation and Bank of America, N.A., dated March 23, 2007 (incorporated by reference to Exhibit 4.30 to the Company’s Form 10-K filed May 21, 2007).

4.42
Waiver, Consent and Second Amendment to Loan and Security Agreement entered into by and between Bairnco Corporation and Bank of America, N.A., dated April 24, 2007 (incorporated by reference to Exhibit 4.31 to the Company’s Form 10-K filed May 21, 2007).

****4.43
Credit Agreement, dated as of July 17, 2007, by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Wells Fargo Foothill, Inc., as the arranger and administrative agent for the lenders thereunder.

4.44
Amendment No. 1 to the Credit Agreement by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Wells Fargo Foothill, Inc., as the arranger and administrative agent for the lenders thereunder, dated February 14, 2008 (incorporated by reference to Exhibit 4.44 to the Company’s Form 10-K filed March 31, 2008).

*4.45
Amendment No. 2 to the Credit Agreement by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Wells Fargo Foothill, Inc., as the arranger and administrative agent for the lenders thereunder, dated June 30, 2008.

****4.46
Credit Agreement, dated as of July 17, 2007, by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Ableco Finance LLC, as administrative agent for the lenders thereunder.

4.47
Amendment No. 1 to the Credit Agreement by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Ableco Finance LLC, as administrative agent for the lenders thereunder, dated February 14, 2008 (incorporated by reference to Exhibit 4.46 to the Company’s Form 10-K filed March 31, 2008).

*4.48
Amendment No. 2 to the Credit Agreement by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Ableco Finance LLC, as administrative agent for the lenders thereunder, dated June 30, 2008

****4.49
Amended and Restated Credit Agreement, dated as of July 17, 2007, by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Steel Partners II, L.P. as lender.

4.50
Limited General Continuing Guaranty, dated as of February 14, 2008, by and among H&H and certain of it subsidiaries, in favor of Ableco Finance LLC, as Agent (incorporated by reference to Exhibit 4.48 to the Company’s Form 10-K filed March 31, 2008).

4.51
Security Agreement, dated as of February 14, 2008, by and among H&H and certain of it subsidiaries and Ableco Finance LLC, as Agent (incorporated by reference to Exhibit 4.49 to the Company’s Form 10-K filed March 31, 2008).

***5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

10.1
Settlement and Release Agreement by and among Wheeling-Pittsburgh Steel Corporation (“WPSC”) and Wheeling-Pittsburgh Corporation (“WPC”), the Company and certain affiliates of WPSC, WPC and the Company (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed May 30, 2001).

10.2
Amended and Restated Employment Agreement by and among WHX, H&H and Robert K. Hynes, dated as of March 4, 2005 (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed March 8, 2005).

10.3	Employment Agreement by and between H&H and Daniel P. Murphy, Jr., effective February 11, 2004 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed November 15, 2004).

10.4
Amendment to Employment Agreement by and among WHX, Handy & Harman and Daniel P. Murphy, dated as of February 20, 2008 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-K filed March 31, 2008).

10.5
Warrant Agreement by and between the Company and Equiserve Trust Company, N.A., dated as of July 29, 2005 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-K filed December 27, 2006).

10.6	Acknowledgement and Release dated November 14, 2005, by and among WHX, H&H and Robert K. Hynes (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed April 6, 2006).

10.7	Acknowledgement and Release dated November 10, 2005, by and between H&H and Daniel P. Murphy, Jr. (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed April 6, 2006).

10.8	Stock Purchase Agreement by and between WHX CS Corp. and Steel Partners II, L.P., dated October 26, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed November 1, 2005).

10.9	Supplemental Executive Retirement Plan (as Amended and Restated as of January 1, 1998) (incorporated by reference to Exhibit 10.9 to the Company’s Form 10-K filed December 27, 2006).

10.10
Agreement by and among the Pension Benefit Guaranty Corporation, WHX Corporation, Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel Corporation and the United Steel Workers of America, AFL-CIO-CLC, dated as of July 31, 2003 (incorporated by reference to Exhibit 10.10 to the Company’s Form 10-K filed December 27, 2006).

10.11	2006 Bonus Plan of the Company (incorporated by reference to Exhibit 10.11 to the Company’s Form 10-K filed December 27, 2006).

10.12	2007 Incentive Stock Plan (incorporated by reference to Exhibit B to the Company’s Schedule 14A filed May 25, 2007).

10.13
Settlement Agreement by and among WHX Corporation, Handy & Harman, and Pension Benefit Guaranty Corporation dated December 28, 2006 (incorporated by reference to Exhibit 10.12 to the Company’s Form 8-K filed January 4, 2007).

10.14
Asset Purchase Agreement by and among Illinois Tool Works Inc., ITW Canada, OMG Roofing, Inc., and OMG, Inc., dated December 28, 2006 (incorporated by reference to Exhibit 10.12 of the Company’s Form 8-K filed March 9, 2007).

10.15
Employment Agreement by and among WHX Corporation, Handy & Harman, and James McCabe dated as of February 1, 2007 (incorporated by reference to exhibit 10.14 to the Company’s Form 10-K filed May 21, 2007).

10.16	Employment Agreement by and between Handy & Harman and Jeffrey A. Svoboda, effective January 28, 2008 (incorporated by reference to Exhibit 10.17 to the Company’s Form 10-K filed March 31, 2008).

10.17	Employment Agreement by and among WHX Corporation and Peter T. Gelfman, dated as of April 7, 2008 (incorporated by reference to Exhibit 10.18 to the Company’s Form 10-Q filed May 15, 2008).

14.1	Code of Ethics of WHX Corporation (incorporated by reference to Exhibit 14.1 to the Company’s Form 10-K filed December 27, 2006).

16	Letter from PricewaterhouseCoopers LLP, dated as of January 17, 2007 (incorporated by reference to Exhibit 16 to the Company’s Form 8-K filed January 23, 2007).

21.1	Subsidiaries of Registrant (incorporated by reference to Exhibit 21 to the Company’s Form 10-K filed March 31, 2008).

*23.1	Consent of Grant Thornton LLP.

*23.2	Consent of Grant Thornton LLP.

***23.3	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1).

*23.4	Consent of Houlihan Smith & Company, Inc.

†24.1	Power of Attorney (included in the signature page to this Registration Statement).

****99.1	Subscription Certificate.

****99.2	Instructions For Use of WHX Subscription Certificate.

****99.3	Notice of Guaranteed Delivery.

****99.4	Letter to Stockholders who are Record Holders.

****99.5	Letter to Stockholders who are Beneficial Holders.

****99.6	Letter to Clients of Stockholders who are Beneficial Holders.

****99.7	Nominee Holder Certification Form.

****99.8	Beneficial Owner Election Form.

††99.9	Fairness Opinion of Houlihan Smith & Company, Inc.

*	Filed herewith.
**	Previously filed with Amendment No. 4 to the Registration Statement on Form S-1 on May 28, 2008
***	Previously filed with Amendment No. 2 to the Registration Statement on Form S-1 on December 21, 2007.
****	Previously filed with Amendment No. 1 to the Registration Statement on Form S-1 on November 30, 2007.
†	Previously filed with the Registration Statement on Form S-1 on October 18, 2007.
††	Previously filed with Amendment No. 5 to the Registration Statement on Form S-1 on June 27, 2008

Financial Statement Schedules:
1.           Schedule I – Audited Financial Statements of WHX Corporation (Parent Only).
2.           Schedule II – Valuation and Qualifying Accounts and Reserves.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(2)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A)
Paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by such clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(B)
Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(C)
Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(3)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)
That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof.  If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of White Plains, State of New York, on July 9, 2008.

WHX CORPORATION

/s/ Glen M. Kassan
By:	Glen M. Kassan
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

*	Chairman of the Board	July 9, 2008
Warren G. Lichtenstein

/s/ Glen M. Kassan	Director and Chief Executive Officer	July 9, 2008
Glen M. Kassan	(Principal Executive Officer)

/s/ Robert K. Hynes	Chief Financial Officer	July 9, 2008
Robert K. Hynes	(Principal Accounting Officer)

*	Director	July 9, 2008
Jack L. Howard

*	Director	July 9, 2008
Louis Klein, Jr.

*	Director	July 9, 2008
Daniel P. Murphy, Jr.

*	Director	July 9, 2008
John J. Quicke

	Director	July 9, 2008
John H. McNamara Jr.

*	Director	July 9, 2008
Garen W. Smith

*By:	/s/ Glen M. Kassan
Glen M. Kassan
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	First Amended Chapter 11 Plan of Reorganization of the Company, dated June 8, 2005 (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed July 28, 2005).

2.2
Third Amended Joint Plan of Reorganization of Wheeling-Pittsburgh Steel Corporation, dated May 19, 2003 (incorporated by reference to Exhibit 2.1 to Wheeling-Pittsburgh Corporation’s Registration Statement on Form 10 filed May 30, 2003).

3.1	Amended and Restated Certificate of Incorporation of WHX (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K, filed December 27, 2006).

3.2	Amended and Restated By Laws of WHX (incorporated by reference to Exhibit 3.2 to the Company’s Form 10-K, filed December 27, 2006).

4.1
Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Congress Financial Corporation, dated March 31, 2004 (incorporated by reference to Exhibit 4.2 to the Company’s Form 10-K filed April 14, 2004).

4.2
Consent and Amendment No. 1 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Congress Financial Corporation, dated as of August 31, 2004 (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-Q filed November 15, 2004).

4.3
Amendment No. 2 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Congress Financial Corporation, dated as of October 29, 2004 (incorporated by reference to Exhibit 4.2 to the Company’s Form 10-Q filed November 15, 2004).

4.4
Amendment No. 3 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Congress Financial Corporation, dated as of December 29, 2004 (incorporated by reference to Exhibit 4.4 to the Company’s Form 10-K filed December 27, 2006).

4.5
Amendment No. 4 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of May 20, 2005 (incorporated by reference to Exhibit 4.5 to the Company’s Form 10-K filed December 27, 2006).

4.6
Amendment No. 5 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of September 8, 2005 (incorporated by reference to Exhibit 4.6 to the Company’s Form 10-K filed December 27, 2006).

4.7
Amendment No. 6 and Waiver to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of December 29, 2005 (incorporated by reference to Exhibit 4.7 to the Company’s Form 10-K filed December 27, 2006).

4.8
Consent and Amendment No. 7 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of January 24, 2006 (incorporated by reference to Exhibit 4.8 to the Company’s Form 10-K filed December 27, 2006).

4.9
Amendment No. 8 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of March 31, 2006 (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed April 6, 2006).

4.10
Amendment No. 9 to the Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of July 18, 2006 (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed July 24, 2006).

4.11
Amendment No. 10 to the Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, dated as of October 30, 2006 (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed November 03, 2006).

4.12
Amendment No. 11 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent,  dated December 28, 2006 (incorporated by reference to Exhibit 99.1.3 to the Company’s Form 8-K filed January 4, 2007).

4.13
Amendment No. 12 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated December 28, 2006 (incorporated by reference to Exhibit 99.1.4 to the Company’s Form 8-K filed January 4, 2007).

4.14
Amendment No. 13 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated March 29, 2007 (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed March 30, 2007).

****4.15	Amendment No. 14 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated July 20, 2007.

****4.16	Amendment No. 15 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated September 20, 2007.

4.17
Amendment No. 16 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated October 31, 2007 (incorporated by reference to Exhibit 4.17 to the Company’s Form 10-K filed March 31, 2008).

4.18
Amendment No. 17 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated January 11, 2008 (incorporated by reference to Exhibit 4.18 to the Company’s Form 10-K filed March 31, 2008).

4.19
Amendment No. 18 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated February 14, 2008 (incorporated by reference to Exhibit 4.19 to the Company’s Form 10-K filed March 31, 2008).

4.20
Amendment No. 19 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Wachovia Bank, National Association, as agent, dated February 14, 2008 (incorporated by reference to Exhibit 4.20 to the Company’s Form 10-K filed March 31, 2008).

4.21
Certificate of Designations, Preferences and Other Rights and Qualifications of Series A Preferred Stock of WHX CS Corp. (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed November 1, 2005).

4.22
Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Ableco Finance LLC, dated March 31, 2004 (incorporated by reference to Exhibit 4.3 to the Company’s Form 10-K filed April 14, 2004).

4.23
Loan and Security Agreement Amendment by and among Handy & Harman, certain of its affiliates and Canpartners Investments IV, LLC, dated as of October 29, 2004 (incorporated by reference to Exhibit 4.3 to the Company’s Form 10-Q filed November 15, 2004).

4.24
Amendment No. 2 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Canpartners Investments IV, LLC, dated as of December 29, 2004 (incorporated by reference to Exhibit 4.15 to the Company’s Form 10-K filed December 27, 2006).

4.25
Amendment No. 3 and Waiver to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Steel Partners II, L.P., successor by assignment from Canpartners Investments IV, LLC, dated as of December 29, 2005 (incorporated by reference to Exhibit 4.16 to the Company’s Form 10-K filed December 27, 2006).

4.26
Consent and Amendment No. 4 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Steel Partners II, L.P., successor by assignment from Canpartners Investments IV, LLC, dated as of January 24, 2006 (incorporated by reference to Exhibit 4.17 to the Company’s Form 10-K filed December 27, 2006).

4.27
Amendment No. 5 to Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Steel Partners II, L.P., successor by assignment from Canpartners Investments IV, LLC, dated as of March 31, 2006 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed April 6, 2006).

4.28
Amendment No. 6 to the Loan and Security Agreement by and among Handy & Harman, certain of its affiliates and Steel Partners II, L.P., successor by assignment from Canpartners Investments IV, LLC, dated as of July 18, 2006 (incorporated by reference to Exhibit 99.2 to the Company’s Form 8-K filed July 24, 2006).

4.29
Amendment No. 7 to the Loan and Security Agreement by and Among Handy & Harman, certain of its affiliates and Steel Partners II, L.P., successor by assignment from Carpenters Investments IV, LLC, dated as of October 30, 2006 (incorporated by reference to Exhibit 99.2 to the Company’s Form 8-K filed November 3, 2006).

4.30
Amendment No. 8 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P, dated December 28, 2006 (incorporated by reference to Exhibit 99.1.5 to the Company’s Form 8-K filed January 4, 2007).

4.31
Amendment No. 9 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P. dated December 28, 2006 (incorporated by reference to Exhibit 99.1.6 to the Company’s Form 8-K filed January 4, 2007).

4.32
Amendment No. 10 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P. dated March 29, 2007 (incorporated by reference to Exhibit 99.2 to the Company’s Form 8-K filed March 30, 2007).

****4.33	Amendment No. 11 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P. dated July 20, 2007.

****4.34	Amendment No. 12 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P. dated September 10, 2007.

4.35
Amendment No. 13 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P., dated November 5, 2007 (incorporated by reference to Exhibit 4.35 to the Company’s Form 10-K filed March 31, 2008).

4.36
Amendment No. 14 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P., dated February 14, 2008 (incorporated by reference to Exhibit 4.36 to the Company’s Form 10-K filed March 31, 2008).

4.37
Amendment No. 15 to the Loan and Security Agreement by and among Handy & Harman and its subsidiaries, and Steel Partners II, L.P., dated February 14, 2008 (incorporated by reference to Exhibit 4.37 to the Company’s Form 10-K filed March 31, 2008).

4.38
Loan and Security Agreement by and among BZ Acquisition Corp., Bairnco Corporation and Steel Partners II, L.P., dated April 17, 2007 (incorporated by reference to Exhibit 99.3 to the Company’s Form 8-K filed April 12, 2007).

4.39
Subordinated Loan and Security Agreement between WHX Corporation and Steel Partners II, L.P., dated April 17, 2007 (incorporated by reference to Exhibit 99.4 to the Company’s Form 8-K filed April 12, 2007).

4.40
Loan and Security Agreement entered into by and among Bairnco Corporation, Arlon, Inc., Kasco Corporation, Bertram & Graf Gmbh, Atlantic Service Co. Ltd., Atlantic Service Co. (UK) Ltd. and Eurokasco S.A., as borrowers, and certain financial institutions, as lenders and Bank of America, N.A., as agent, dated November 9, 2006 (incorporated by reference to Exhibit 4.29 to the Company’s Form 10-K filed May 21, 2007).

4.41
Waiver and First Amendment to Loan and Security Agreement entered into by and between Bairnco Corporation and Bank of America, N.A., dated March 23, 2007 (incorporated by reference to Exhibit 4.30 to the Company’s Form 10-K filed May 21, 2007).

4.42
Waiver, Consent and Second Amendment to Loan and Security Agreement entered into by and between Bairnco Corporation and Bank of America, N.A., dated April 24, 2007 (incorporated by reference to Exhibit 4.31 to the Company’s Form 10-K filed May 21, 2007).

****4.43
Credit Agreement, dated as of July 17, 2007, by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Wells Fargo Foothill, Inc., as the arranger and administrative agent for the lenders thereunder.

4.44
Amendment No. 1 to the Credit Agreement by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Wells Fargo Foothill, Inc., as the arranger and administrative agent for the lenders thereunder, dated February 14, 2008 (incorporated by reference to Exhibit 4.44 to the Company’s Form 10-K filed March 31, 2008).

*4.45
Amendment No. 2 to the Credit Agreement by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Wells Fargo Foothill, Inc., as the arranger and administrative agent for the lenders thereunder, dated June 30, 2008.

****4.46
Credit Agreement, dated as of July 17, 2007, by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Ableco Finance LLC, as administrative agent for the lenders thereunder.

4.47
Amendment No. 1 to the Credit Agreement by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Ableco Finance LLC, as administrative agent for the lenders thereunder, dated February 14, 2008 (incorporated by reference to Exhibit 4.46 to the Company’s Form 10-K filed March 31, 2008).

*4.48
Amendment No. 2 to the Credit Agreement by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Ableco Finance LLC, as administrative agent for the lenders thereunder, dated June 30, 2008

****4.49
Amended and Restated Credit Agreement, dated as of July 17, 2007, by and among Bairnco, Arlon, Inc., Arlon Viscor Ltd., Arlon Signtech, Ltd., Kasco Corporation, and Southern Saw Acquisition Corporation, as borrowers, and Steel Partners II, L.P. as lender.

4.50
Limited General Continuing Guaranty, dated as of February 14, 2008, by and among H&H and certain of it subsidiaries, in favor of Ableco Finance LLC, as Agent (incorporated by reference to Exhibit 4.48 to the Company’s Form 10-K filed March 31, 2008).

4.51
Security Agreement, dated as of February 14, 2008, by and among H&H and certain of it subsidiaries and Ableco Finance LLC, as Agent (incorporated by reference to Exhibit 4.49 to the Company’s Form 10-K filed March 31, 2008).

***5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

10.1
Settlement and Release Agreement by and among Wheeling-Pittsburgh Steel Corporation (“WPSC”) and Wheeling-Pittsburgh Corporation (“WPC”), the Company and certain affiliates of WPSC, WPC and the Company (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed May 30, 2001).

10.2
Amended and Restated Employment Agreement by and among WHX, H&H and Robert K. Hynes, dated as of March 4, 2005 (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed March 8, 2005).

10.3	Employment Agreement by and between H&H and Daniel P. Murphy, Jr., effective February 11, 2004 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed November 15, 2004).

10.4
Amendment to Employment Agreement by and among WHX, Handy & Harman and Daniel P. Murphy, dated as of February 20, 2008 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-K filed March 31, 2008).

10.5
Warrant Agreement by and between the Company and Equiserve Trust Company, N.A., dated as of July 29, 2005 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-K filed December 27, 2006).

10.6	Acknowledgement and Release dated November 14, 2005, by and among WHX, H&H and Robert K. Hynes (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed April 6, 2006).

10.7	Acknowledgement and Release dated November 10, 2005, by and between H&H and Daniel P. Murphy, Jr. (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed April 6, 2006).

10.8	Stock Purchase Agreement by and between WHX CS Corp. and Steel Partners II, L.P., dated October 26, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed November 1, 2005).

10.9	Supplemental Executive Retirement Plan (as Amended and Restated as of January 1, 1998) (incorporated by reference to Exhibit 10.9 to the Company’s Form 10-K filed December 27, 2006).

10.10
Agreement by and among the Pension Benefit Guaranty Corporation, WHX Corporation, Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel Corporation and the United Steel Workers of America, AFL-CIO-CLC, dated as of July 31, 2003 (incorporated by reference to Exhibit 10.10 to the Company’s Form 10-K filed December 27, 2006).

10.11	2006 Bonus Plan of the Company (incorporated by reference to Exhibit 10.11 to the Company’s Form 10-K filed December 27, 2006).

10.12	2007 Incentive Stock Plan (incorporated by reference to Exhibit B to the Company’s Schedule 14A filed May 25, 2007).

10.13
Settlement Agreement by and among WHX Corporation, Handy & Harman, and Pension Benefit Guaranty Corporation dated December 28, 2006 (incorporated by reference to Exhibit 10.12 to the Company’s Form 8-K filed January 4, 2007).

10.14
Asset Purchase Agreement by and among Illinois Tool Works Inc., ITW Canada, OMG Roofing, Inc., and OMG, Inc., dated December 28, 2006 (incorporated by reference to Exhibit 10.12 of the Company’s Form 8-K filed March 9, 2007).

10.15
Employment Agreement by and among WHX Corporation, Handy & Harman, and James McCabe dated as of February 1, 2007 (incorporated by reference to exhibit 10.14 to the Company’s Form 10-K filed May 21, 2007).

10.16	Employment Agreement by and between Handy & Harman and Jeffrey A. Svoboda, effective January 28, 2008 (incorporated by reference to Exhibit 10.17 to the Company’s Form 10-K filed March 31, 2008).

10.17	Employment Agreement by and among WHX Corporation and Peter T. Gelfman, dated as of April 7, 2008 (incorporated by reference to Exhibit 10.18 to the Company’s Form 10-Q filed May 15, 2008).

14.1	Code of Ethics of WHX Corporation (incorporated by reference to Exhibit 14.1 to the Company’s Form 10-K filed December 27, 2006).

16	Letter from PricewaterhouseCoopers LLP, dated as of January 17, 2007 (incorporated by reference to Exhibit 16 to the Company’s Form 8-K filed January 23, 2007).

21.1	Subsidiaries of Registrant (incorporated by reference to Exhibit 21 to the Company’s Form 10-K filed March 31, 2008).

*23.1	Consent of Grant Thornton LLP.

*23.2	Consent of Grant Thornton LLP.

***23.3	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1).

*23.4	Consent of Houlihan Smith & Company, Inc.

†24.1	Power of Attorney (included in the signature page to this Registration Statement).

****99.1	Subscription Certificate.

****99.2	Instructions For Use of WHX Subscription Certificate.

****99.3	Notice of Guaranteed Delivery.

****99.4	Letter to Stockholders who are Record Holders.

****99.5	Letter to Stockholders who are Beneficial Holders.

****99.6	Letter to Clients of Stockholders who are Beneficial Holders.

****99.7	Nominee Holder Certification Form.

****99.8	Beneficial Owner Election Form.

††99.9	Fairness Opinion of Houlihan Smith & Company, Inc.

*	Filed herewith.
**	Previously filed with Amendment No. 4 to the Registration Statement on Form S-1 on May 28, 2008
***	Previously filed with Amendment No. 2 to the Registration Statement on Form S-1 on December 21, 2007.
****	Previously filed with Amendment No. 1 to the Registration Statement on Form S-1 on November 30, 2007.
†	Previously filed with the Registration Statement on Form S-1 on October 18, 2007.
††	Previously filed with Amendment No. 5 to the Registration Statement on Form S-1 on June 27, 2008

Financial Statement Schedules:
1.           Schedule I – Audited Financial Statements of WHX Corporation (Parent Only).
2.           Schedule II – Valuation and Qualifying Accounts and Reserves.